PROSPECTUS


                                  $750,000,000


                       [GRAPHIC OMITTED]L3 COMMUNICATIONS
                         L-3 COMMUNICATIONS CORPORATION

Offer to Exchange All Outstanding 7 5/8% Senior Subordinated Notes due 2012 for an equal amount of 7 5/8% Series B Senior Subordinated Notes due 2012, which have been registered under the Securities Act of 1933

       THE EXCHANGE OFFER

        o We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.

        o You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

        o The exchange offer expires at 5:00 p.m., New York City time, on October 24, 2002, unless extended. We do not currently intend to extend the expiration date.

        o The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

        o We will not receive any proceeds from the exchange offer.

       THE EXCHANGE NOTES

         o The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the placement of the outstanding notes.

         o The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

       RESALES OF EXCHANGE NOTES

         o The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

If you are a broker-dealer and you receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. By making such acknowledgment, you will not be deemed to admit that you are an "underwriter" under the Securities Act of 1933. Broker-dealers may use this prospectus in connection with any resale of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer or until any broker-dealer has sold all registered notes held by it, we will make this prospectus available to such broker-dealer for use in connection with any such resale. A broker-dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See "Plan of Distribution."

If you are an affiliate of L-3 Communications Corporation or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 15 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is September 26, 2002

                               TABLE OF CONTENTS

                                                  PAGE                                                      PAGE
                                                 -----                                                     -----
Where You Can Find More Information ............    i     Certain Relationships and Related
Prospectus Summary .............................    1        Transactions ................................   92
Risk Factors ...................................   15     Management .....................................   94
Forward-Looking Statements .....................   24     Ownership of Capital Stock .....................  102
Use of Proceeds ................................   26     Description of Other Indebtedness ..............  105
Capitalization .................................   27     The Exchange Offer .............................  116
Unaudited Pro Forma Condensed                             Description of the Notes .......................  126
   Consolidated Financial Information ..........   28     Certain United States Federal Income Tax
Selected Financial Information .................   37        Considerations ..............................  166
Management's Discussion and Analysis of                   Plan of Distribution ...........................  167
   Results of Operations and Financial                    Legal Matters ..................................  167
   Condition ...................................   38     Experts ........................................  168
Business .......................................   67     Index to Financial Statements ..................  F-1

                               ----------------

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at a regional public reference facility maintained by the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

     So long as we are subject to the periodic reporting requirements of the Securities Exchange Act, we are required to furnish the information required to be filed with the SEC to the trustee and the holders of the exchange notes. We have agreed that, even if we are not required under the Securities Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us by Section 13 of the Securities Exchange Act to the trustee and the holders of the exchange notes as if we were subject to such periodic reporting requirements.

                               ----------------

                             ABOUT THIS PROSPECTUS

     As used in this prospectus, (1) "L-3 Holdings" refers to L-3 Communications Holdings, Inc., (2) "L-3 Communications" refers to L-3 Communications Corporation, a wholly-owned operating subsidiary of L-3 Holdings and the issuer of the outstanding notes and the exchange notes, and (3) "Guarantors" refers to our current and future domestic restricted subsidiaries, which are or will be guaranteeing the obligations of L-3 Communications under the outstanding notes and the exchange notes. The obligations of the guarantors are referred to herein as the "guarantees." "L-3," "we," "us" and "our" refer to L-3 Communications and its subsidiaries. "Senior credit facilities" refers to our 364-day revolving credit facility together with our five-year revolving credit facility. Unless the context otherwise requires, "notes" refers to the outstanding notes and the exchange notes.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you need to consider. You should read carefully this entire prospectus.

                                      L-3

     We are a leading merchant supplier of secure communications and intelligence, surveillance and reconnaissance (ISR) systems, training, simulation and support services, aviation products and aircraft modernization, as well as specialized products. Our businesses employ proprietary technologies and capabilities, and we believe our businesses have leading positions in their respective primary markets. Our customers include the U.S. Department of Defense and prime contractors thereof, certain U.S. Government intelligence agencies, major aerospace and defense contractors, foreign governments, commercial customers and certain other U.S. federal, state and local government agencies. For the year ended December 31, 2001, direct and indirect sales to the U.S. Department of Defense provided 64.7% of our sales, and sales to commercial customers, foreign governments and U.S. federal, state and local government agencies other than the U.S. Department of Defense provided 35.3% of our sales. For the year ended December 31, 2001, we had sales of $2,347.4 million, of which U.S. customers accounted for 82.1% and foreign customers accounted for 17.9% and operating income of $275.3 million. For the six months ended June 30, 2002, we had sales of $1,652.0 million and operating income of $169.0 million.

     For the twelve months ended June 30, 2002, we had sales of $2,975.9 million and operating income of $336.9 million. For the twelve months ended June 30, 2002, on a pro forma basis for our acquisitions, we would have had sales of $3,881.3 million and operating income of $403.4 million.

     At December 31, 2001, we had two reportable segments: Secure Communication Systems and Specialized Products. Effective as of January 1, 2002, primarily as a result of our recent acquisitions, including our acquisition of Aircraft Integration Systems business from Raytheon Company, we began to present our businesses with the following four reportable segments: (1) Secure Communications & ISR; (2) Training, Simulation & Support Services; (3) Aviation Products & Aircraft Modernization; and (4) Specialized Products.

     Secure Communications & ISR. This segment provides products and services for the global ISR market, specializing in signals intelligence and communications intelligence systems, which provide the unique ability to collect and analyze unknown electronic signals from command centers, communication nodes and air defense systems for real-time situation awareness and response in real-time to the warfighter. This segment also provides secure, high data rate communications systems for military and other U.S. Government and foreign government reconnaissance and surveillance applications. We believe our systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. Our systems and products are used to connect a variety of airborne, space, ground and sea-based communication systems and are used in the transmission, processing, recording, monitoring and dissemination functions of these communication systems. The major secure communication programs and systems include:

    o secure data links for airborne, satellite, ground and sea-based remote platforms for real time information collection and dissemination to users;

    o highly specialized fleet management and support, including procurement, systems integration, sensor development, modifications and maintenance for signals intelligence and ISR special mission aircraft and airborne surveillance systems;

    o strategic and tactical signal intelligence systems that detect, collect, identify, analyze and disseminate information;

    o secure telephone and network equipment and encryption management; and

    o communication systems for surface and undersea vessels and manned space flights.

     Training, Simulation & Support Services. This segment provides a full range of services, including:

    o services designed to meet customer training requirements for aircrews, navigators, mission operators, gunners and maintenance technicians for virtually any platform, including military fixed and rotary wing aircraft, air vehicles and various ground vehicles;

    o communication software support, information services and a wide range of engineering development services and integration support;

    o high-end engineering and information support services used for command, control, communications, computers and ISR architectures, as well as for air warfare modeling and simulation tools for applications used by the U.S. Department of Defense and U.S. Government intelligence agencies, including missile and space systems, Unmanned Aerial Vehicles and military aircraft;

    o developing and managing extensive programs in the United States and internationally, focusing on teaching, training and education, logistics, strategic planning, organizational design, democracy transition and leadership development; and

    o design, prototype development and production of ballistic missile targets for present and future threat scenarios.

     Aviation Products & Aircraft Modernization. This segment provides aviation products and aircraft modernization services, including:

    o airborne traffic and collision avoidance systems;

    o commercial, solid-state, crash-protected cockpit voice recorders and flight data recorders (known as "black boxes") and cruise ship hardened voyage recorders;

    o ruggedized displays for military and high-end commercial applications;

    o turnkey aviation life cycle management services that integrate custom developed and commercial off-the-shelf products for various military and commercial wide-body and rotary wing aircraft, including heavy maintenance and structural modifications and Head-of-State and commercial interior completions; and

    o engineering, modification, maintenance, logistics and upgrades for U.S. Special Operations Command aircraft, vehicles and personal equipment.

     Specialized Products. This segment supplies products to military and commercial customers in several niche markets. The products include:

    o ocean products, including acoustic undersea warfare products for mine hunting, dipping sonars and anti-submarine and naval power distribution, conditioning, switching and protection equipment for surface and undersea platforms;

    o telemetry, instrumentation, space and guidance products including tracking and flight termination;

    o premium fuzing products;

    o microwave components;

    o detection systems for aviation, port and border applications to detect explosives, concealed weapons, contraband and illegal narcotics, inspection of agricultural products and examination of cargo;

    o high performance antennas and ground based radomes; and

    o training devices and motion simulators which produce advanced virtual reality simulation and high-fidelity representations of cockpits and mission stations for aircraft and land vehicles.


     DEVELOPING COMMERCIAL OPPORTUNITIES

     Our growth strategy includes identifying and exploiting commercial applications from select products and technologies currently sold to defense customers. We have currently identified two vertical markets where we believe there are significant opportunities to expand our existing commercial sales:
Transportation Products and Broadband Wireless Communications Products. We believe that these vertical markets, together with our existing commercial products, provide us with the opportunity for substantial commercial growth in future years.

     Within the transportation market, we are offering (1) an explosive detection system for checked baggage at airports, displays and power propulsion systems for rail transportation and power switches for internet service providers, all of which are part of our Specialized Products segment, and (2) cruise ship voyage recorders and an enhanced aviation collision avoidance product that incorporates ground proximity warning, which are part of our Aviation Products & Aircraft Modernization segment.

     Within the communications product market, we are offering local fixed wireless access equipment for voice, DSL and internet access, transceivers for LMDS (Local Multipoint Distribution Service) and a broad range of commercial components and digital test equipment for broadband communications providers, which are part of our Secure Communications & ISR and Specialized Products segments.

     We have developed the majority of our commercial products employing technology used in our defense businesses. Sales generated from our developing commercial opportunities have not yet been material to us.


                              THE AIS ACQUISITION

     On March 8, 2002, we acquired the Aircraft Integration Systems business
(AIS) from Raytheon Company for $1,152.7 million in cash, subject to a purchase price adjustment. The acquisition was financed using cash on hand, borrowings under our senior credit facilities and a $500.0 million senior subordinated interim loan.

     AIS is a long-standing, sole-source provider of critical communications intelligence, signals intelligence and unique systems for special customers within the U.S. Government and has become an integral part of the U.S. Military's ISR infrastructure. These systems collect, decode and transmit data, providing the war fighter with real-time battlefield situational awareness. AIS' major customers are increasingly focusing on these methods of intelligence gathering and information distribution, suggesting excellent operating prospects for the foreseeable future. This acquisition provides us with platforms to capitalize on significant pull-through prospects related to the sale of our secure communications and aviation products, including communication links, signal processing, antennas, data recorders, displays and traffic control and collision avoidance systems. AIS has been included in our Secure Communications & ISR and our Aviation Products & Aircraft Modernization reportable segments.


                   THE DETECTION SYSTEMS BUSINESS ACQUISITION

     PerkinElmer's Detection Systems Business. On June 14, 2002, we acquired the detection systems business of PerkinElmer for $100.0 million in cash plus acquisition costs subject to adjustment based on closing date net working capital, as defined. PerkinElmer's detection systems business offers X-ray screening for three major security applications: aviation systems for checked and oversized baggage, break bulk cargo and air freight; port and border applications including pallets, break bulk and air freight; and facility protection, such as parcels, mail and cargo. PerkinElmer's detection systems have a broad range of systems and technologies, with an installed base of over 16,000 units. PerkinElmer's detection systems business customer base includes major airlines and airports, a number of domestic agencies, such as the U.S. Customs Service, U.S. Marshals Service, U.S. Department of Agriculture and U.S. Department of State, and international authorities throughout Europe, Asia and South America.


                                  OUR STRATEGY

     We intend to grow our sales, enhance our profitability and build on our position as a leading merchant supplier of communication systems and products to the major aerospace and defense contractors as well as the U.S. Government. We also intend to leverage our expertise and products into selected new commercial business areas where we can adapt our existing products and technologies. Our strategy to achieve our objectives includes:

     EXPAND MERCHANT SUPPLIER RELATIONSHIPS. As an independent merchant supplier, we intend to identify opportunities where we are able to use our strong relationships to increase our business presence and allow customers to reduce their costs.

     SUPPORT CUSTOMER REQUIREMENTS. We intend to continue to align our research and development, manufacturing and new business efforts to complement our customers' requirements and provide state-of-the-art products.

     ENHANCE OPERATING MARGINS. We intend to continue to enhance our operating performance by reducing overhead expenses, continuing consolidation and increasing productivity.

     LEVERAGE TECHNICAL AND MARKET LEADERSHIP POSITIONS. We are applying our technical expertise and capabilities to several closely aligned commercial business markets and applications such as transportation and broadband wireless communications and we expect to continue to explore other similar commercial opportunities.

     MAINTAIN DIVERSIFIED BUSINESS MIX. We have a diverse and broad business mix with limited reliance on any particular program, a balance of cost-reimbursable and fixed-price contracts, a significant follow-on business and an attractive customer profile.

     CAPITALIZE ON STRATEGIC ACQUISITION OPPORTUNITIES. We intend to enhance our existing product base through internal research and development efforts and selective acquisitions that will add new products in areas that complement our present technologies. Since January 1, 2001, we acquired 16 businesses for an aggregate adjusted purchase price of $1,771.1 million. We regularly evaluate opportunities for future acquisitions. See "Risk Factors -- Our acquisition strategy involves risks, and we may not successfully implement our strategy."


                        DEBT TENDER OFFER AND REDEMPTION

     On July 3, 2002, we completed a tender offer to purchase for cash any and all of our $225.0 million aggregate principal amount of 10 3/8% Senior Subordinated Notes due 2007. As of 5:00 p.m., New York City time, on Wednesday, July 3, 2002, the expiration date of the tender offer, we had accepted tender of notes from holders of $177,195,000 (or approximately 79%) of the $225,000,000 outstanding principal amount of the notes pursuant to the Offer to Purchase, dated June 6, 2002, and the related letter of transmittal.

     The tender offer provided that the 10 3/8% Senior Subordinated Notes due 2007 would be purchased at 103.35% of the aggregate principal amount of the notes, plus accrued interest up to the date of purchase. The tender offer also provided that holders of the 10 3/8% Senior Subordinated Notes due 2007 that tendered their notes on or before 5:00 p.m., New York City time, on June 24, 2002 would receive a premium of 2.0% of the aggregate principal amount of the notes. Payment for notes tendered prior to 5:00 p.m., New York City time, on June 24, 2002, was made on June 28, 2002. Payment for the notes tendered after 5:00 p.m., New York City time, on June 24, 2002 was made on July 5, 2002.

     We initiated full redemption of the remaining $47,805,000 of notes that were not tendered by 5:00 p.m., New York City time, on Wednesday, July 3, 2002. All such remaining notes were redeemed on July 25, 2002 at a redemption price of 105.188% of the principal amount thereof, plus accrued and unpaid interest to July 25, 2002.

     A portion of the net proceeds from the offering of the outstanding notes were used to finance the tender offer and the subsequent redemption.

                            ---------------------

     We are incorporated in Delaware, and the address of our principal executive offices is 600 Third Avenue, New York, New York 10016. Our telephone number is (212) 697-1111.

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

     On June 28, 2002, we completed the private offering of the outstanding notes. References to the "notes" in this prospectus are references to both the outstanding notes and the exchange notes. This prospectus is part of a registration statement covering the exchange of the outstanding notes for the exchange notes.

     We and the guarantors entered into a registration rights agreement with the initial purchasers in the private offering in which we and the guarantors agreed to deliver to you this prospectus as part of the exchange offer and we agreed to complete the exchange offer within 210 days after the date of original issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:

    o the exchange notes have been registered under the Securities Act;

    o the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the registration rights agreement; and

    o certain contingent interest rate provisions are no longer applicable.


The Exchange Offer..........   We are offering to exchange up to $750,000,000
                               aggregate principal amount of our 7 5/8% Series B
                               Senior Subordinated Notes due 2012, which we refer to in this prospectus as the exchange notes, for up to $750,000,000 million aggregate principal amount of our 7 5/8% Senior
                               Subordinated Notes due 2012, which we refer to in this prospectus as the outstanding notes.
                               Outstanding notes may be exchanged only in integral multiples of $1,000.


Resale......................   Based on an interpretation by the staff of the
                               SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of L-3 Communications
                               Corporation, within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

                               Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

                               Any holder of outstanding notes who:

                               o is an affiliate of L-3 Communications
                                 Corporation;

                               o does not acquire exchange notes in the ordinary
                                 course of its business; or

                               o tenders in the exchange offer with the
                                 intention to participate, or for the purpose of participating, in a distribution of exchange notes;

                               cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.


Expiration Date; Withdrawal
 of Tender..................   The exchange offer will expire at 5:00 p.m.,
                               New York City time, on October 24, 2002, or such later date and time to which we extend it (the
                               "expiration date"). We do not currently intend to extend the expiration date. A tender of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.


Certain Conditions to the
 Exchange Offer.............   The exchange offer is subject to customary
                               conditions, which we may waive. Please read the section captioned "The Exchange Offer -- Certain
                               Conditions to the Exchange Offer" of this prospectus for more information regarding the conditions to the exchange offer.


Procedures for Tendering
 Outstanding Notes..........   If you wish to accept the exchange offer, you
                               must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer
                               Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.
                               By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                               o any exchange notes that you receive will be
                                 acquired in the ordinary course of your
                                 business;

                               o you have no arrangement or understanding with
                                 any person or entity to participate in a distribution of the exchange notes;

                               o if you are a broker-dealer that will receive
                                 exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

                               o you are not an "affiliate," as defined in Rule
                                 405 of the Securities Act, of L-3 or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.


Special Procedures for
 Beneficial Owners..........   If you are a beneficial owner of outstanding
                               notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.


Guaranteed Delivery
 Procedures..................  If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer -- Guaranteed Delivery Procedures."


Effect on Holders of
 Outstanding Notes..........   As a result of the making of, and upon
                               acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold such outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

                               To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.


Consequences of Failure to
 Exchange...................   All untendered outstanding notes will continue
                               to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.


Certain Income
 Tax Considerations..........  The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See "Certain United States Federal Income Tax Considerations."


Use of Proceeds.............   We will not receive any cash proceeds from the
                               issuance of exchange notes pursuant to the exchange offer.


Exchange Agent..............   The Bank of New York is the exchange agent for
                               the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "The Exchange Offer -- Exchange
                               Agent" of this prospectus.

                    SUMMARY OF TERMS OF THE EXCHANGE NOTES


Issuer......................   L-3 Communications Corporation


Securities Offered..........   $750,000,000 in aggregate principal amount of
                               7 5/8% Series B Senior Subordinated Notes due
                               2012


Maturity....................   June 15, 2012


Interest Payment Dates......   June 15 and December 15, beginning December 15,
                               2002. The initial interest payment will include accrued interest from June 28, 2002.


Interest Rate...............   7 5/8% per year


Ranking.....................   The outstanding notes are, and the exchange
                               notes will be, unsecured senior subordinated obligations of L-3 Communications Corporation.
                               They rank behind all of our and the guarantors' current and future indebtedness (other than trade payables), except indebtedness that expressly provides that it is on parity with or subordinated in right of payment to these notes and the guarantees. As of June 30, 2002, on a pro forma basis giving effect to the (1) application of the net proceeds of the offering of the outstanding notes as intended, (2) application of the net proceeds of the concurrent offering by L-3 Communications Holdings of 14,000,000 shares of common stock as intended, and (3) exchange of the outstanding notes for the exchange notes, the exchange notes and the related guarantees would:

                               o not have been subordinated to any senior debt
                                 (excluding outstanding letters of credit); and

                               o have ranked equally with $1,100.0 million of
                                 other senior subordinated debt.

                               In addition, as of June 30, 2002, L-3
                               Communications Corporation had the ability to borrow up to $577.7 million (after reductions for outstanding letters of credit of $172.3 million) under its senior credit facilities, which if borrowed would be senior debt. See "Description of the Notes--Subordination."


Subsidiary Guarantees.......   The outstanding notes are, and the exchange
                               notes will be, jointly and severally guaranteed on a senior subordinated basis by our current and future domestic restricted subsidiaries as described under "Description of the
                               Notes--Subsidiary Guarantees."

                               The guarantees of the outstanding notes are, and the guarantees of the exchange notes will be, subordinated in right of payment to all existing and future senior debt of the guarantors. The guarantees of the outstanding notes are, and the guarantees of the exchange notes will be, pari passu with other senior subordinated indebtedness of the guarantors, including (1) the 8 1/2% Senior Subordinated Notes due 2008 and the 8% Senior Subordinated Notes due 2008, in each case issued by L-3 Communications Corporation and guaranteed by the guarantors and (2) the 5 1/4% Convertible Senior Subordinated Notes due 2009 and the 4% Senior Subordinated Convertible Contingent Debt Securities (CODES) due 2011, in each case issued by L-3 Communications Holdings and guaranteed by L-3 Communications Corporation and the other guarantors. Information regarding the guarantors is included in the notes to the financial statements included elsewhere herein.

                               As of June 30, 2002, we had $1,850.0 million of indebtedness outstanding (excluding $48.1 million of indebtedness relating to our 10 3/8% Senior Subordinated Notes due 2007, which was redeemed with a portion of the net proceeds from the offering of the outstanding notes). In addition, as of June 30, 2002, we had the ability to borrow up to $577.7 million (after reductions for outstanding letters of credit of $172.3 million) under our senior credit facilities, which if borrowed would be senior debt and would be guaranteed on a senior basis by the guarantors.

                               See "Description of the Notes--Subsidiary
                               Guarantees" and "--Subordination of Subsidiary Guarantees."


Sinking Fund................   None


Optional Redemption.........   On or after June 15, 2007, we may redeem some
                               or all of the notes at the redemption prices set forth under "Description of the Notes--Optional
                               Redemption."

                               Before June 15, 2005, we may redeem up to 35% of the outstanding notes and the exchange notes with the proceeds of certain equity offerings by L-3 Communications Corporation or L-3 Communications Holdings at the redemption prices set forth under "Description of the Notes--Optional Redemption."


Mandatory Offer
 to Repurchase...............  If we experience specific kinds of changes in control, we must offer to repurchase the outstanding notes and the exchange notes at the prices set forth under "Description of the Notes--Repurchase at Option of Holders."


Use of Proceeds.............   There will be no cash proceeds to us from the
                               exchange offer.


Basic Covenants
 of Indenture................  The indenture governing the outstanding notes and the exchange notes, among other things, restricts our ability and the ability of our restricted subsidiaries to:

                               o borrow money;

                               o pay dividends on or purchase our stock or our
                                 restricted subsidiaries' stock;

                               o make investments;

                               o use assets as security in other transactions;


                               o sell certain assets or merge with or into other
                                 companies; and

                               o enter into transactions with affiliates.

                               Certain of our subsidiaries are not subject to the covenants in the indenture. In the event that the notes are assigned a rating of Baa3 or better by Moody's and BBB- or better by S&P and no event of default has occurred and is continuing, certain convenants in the indenture will be suspended. If the ratings should subsequently decline to below Baa3 or BBB-, the suspended covenants will be reinstituted. For more details, see the section "Description of the Notes--Certain Covenants."


Absence of a Public Market
 for the Exchange Notes.....   The exchange notes generally will be freely
                               transferable but will also be new securities for which there will not initially be a market.
                               Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market. We do not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued without notice.

                             ---------------------

     Unless otherwise stated, all share and per share data with respect to L-3 Communications Holdings' common stock contained in this prospectus reflect a two-for-one stock split declared by L-3 Communications Holdings' board of directors on April 23, 2002.

                             SUMMARY FINANCIAL DATA

     We derived the summary financial data presented below from our financial statements. The financial statement data for the years ended December 31, 2001, 2000 and 1999 are derived from our audited consolidated financial statements included elsewhere in this prospectus. We derived the balance sheet data presented below at December 31, 2001 and 2000 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the balance sheet data at December 31, 1999 from our audited consolidated financial statements not included in this prospectus. We derived the financial statement data for the twelve months ended June 30, 2002 from our unaudited pro forma condensed consolidated financial information included elsewhere in this prospectus. We derived the balance sheet data at June 30, 2002 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our unaudited condensed consolidated financial statements for the six months and twelve months ended June 30, 2002 include, in our opinion, all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of the results for the period.

     The pro forma data for the twelve months ended June 30, 2002 were derived from our unaudited pro forma condensed consolidated financial information included elsewhere herein, and gives effect to our material acquisitions, the offering of the outstanding notes and the concurrent offering by L-3 Communications Holdings of 14,000,000 shares of common stock. The pro forma data are presented for illustrative purposes only, and are not indicative of the results or the financial position we would have had if these transactions had been completed on January 1, 2001, nor are such data indicative of results we may expect in the future.

                                                                                            HISTORICAL
                                                          PRO FORMA   -------------------------------------------------------
                                                          FOR TWELVE      TWELVE
                                                            MONTHS        MONTHS           YEARS ENDED DECEMBER 31,(2)
                                                            ENDED         ENDED     -----------------------------------------
                                                           JUNE 30,      JUNE 30,
                                                           2002(1)         2002          2001          2000          1999
                                                        ------------- ------------- ------------- ------------- -------------
                                                                                    (in millions)
STATEMENT OF OPERATIONS DATA:
Sales .................................................  $  3,881.3    $  2,975.9    $  2,347.4    $  1,910.1    $  1,405.5
Operating income ......................................       403.4         336.9         275.3         222.7         150.5
Interest expense, net .................................       130.6          96.4          84.5          88.6          55.1
Minority interest .....................................         5.6           5.6           4.5            --            --
Provision for income taxes ............................       108.1          86.1          70.8          51.4          36.7
Income from continuing operations .....................       159.1         148.8         115.5          82.7          58.7
Income from continuing operations, as adjusted(3) .....       177.2         166.9         149.4         112.3          76.2
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents .............................                $    466.1    $    361.0    $     32.7    $     42.8
Working capital .......................................                   1,224.3         717.8         360.9         255.5
Total assets ..........................................                   4,949.2       3,339.2       2,463.5       1,628.7
Total debt ............................................                   1,898.1       1,325.0       1,095.0         605.0
Shareholders' equity ..................................                   2,088.2       1,213.9         692.6         583.2
OTHER DATA:
Net cash from operating activities ....................                     253.1         173.0         113.8          99.0
Net cash (used in) investing activities ...............                  (1,599.5)       (424.9)       (608.2)       (284.8)
Net cash from financing activities ....................                   1,744.2         580.3         484.3         202.4
Depreciation expense ..................................                      50.5          40.4          36.2          29.5
Amortization expense ..................................                      28.3          46.6          38.1          24.2
Cash interest expense(4) ..............................                      91.3          80.0          87.3          56.7
Capital expenditures ..................................                      51.7          48.1          33.6          23.5

(1) The table below presents the calculation of certain pro forma financial data for the twelve months ended June 30, 2002, which was derived from our unaudited pro forma condensed consolidated financial information contained elsewhere herein.

                                                                         PRO FORMA DATA
                                               ------------------------------------------------------------------
                                                                         SIX             SIX           TWELVE
                                                    YEAR ENDED       MONTHS ENDED    MONTHS ENDED   MONTHS ENDED
                                                DECEMBER 31, 2001   JUNE 30, 2002   JUNE 30, 2001   JUNE 30, 2002
                                               ------------------- --------------- --------------- --------------
                                                                         (IN MILLIONS)
   Sales .....................................     $  3,643.4        $  1,928.6      $  1,690.7      $  3,881.3
   Operating income ..........................          365.8             177.7           140.1           403.4
   Interest expense, net .....................          149.7              59.7            78.8           130.6
   Minority interest .........................            4.5               2.7             1.6             5.6
   Provision for income taxes ................           87.3              43.5            22.7           108.1
   Income from continuing operations .........          124.3              71.8            37.0           159.1
   Income from continuing operations, as
    adjusted .................................          158.2              71.8            52.8           177.2

(2) Our results of operations are impacted significantly by our acquisitions, some of which are described elsewhere in this prospectus.

(3) Income from continuing operations, as adjusted excludes goodwill amortization expense, net of any income tax effects, recognized in those periods related to goodwill that is no longer being amortized.

(4) Cash interest expense is defined as total interest expense, less amortization of deferred debt issuance costs included in interest expense.


                      RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges and deficiency of earnings to cover fixed charges presented below should be read together with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Results of Operations and Financial Condition" contained elsewhere in this prospectus. In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest on indebtedness plus the amortization of deferred debt issuance costs and that portion of lease rental expense representative of the interest element.

                                                                                                                       PREDECESSOR
                                                                            L-3                                          COMPANY
                                       ------------------------------------------------------------------------------  -----------
                                                                                                            NINE          THREE
                                                                                                           MONTHS        MONTHS
                                           SIX MONTHS              YEAR ENDED DECEMBER 31,(2)               ENDED         ENDED
                                              ENDED        ------------------------------------------   DECEMBER 31,    MARCH 31,
                                        JUNE 30, 2002(2)      2001       2000       1999       1998      1997(2)(3)       1997
                                       ------------------  ---------  ---------  ---------  ---------  -------------- ------------
Ratio of Earnings to Fixed Charges:            2.6x            2.8x       2.3x       2.4x       2.0x         1.7x          --(4)

----------
(1) Predecessor company refers to the ten initial business units we purchased from Lockheed Martin Corporation in 1997.

(2) Our results of operations are impacted significantly by our acquisitions, some of which are described in this prospectus.

(3) Reflects the acquisition of our predecessor company and the commencement of our operations effective April 1, 1997.

(4) Earnings were insufficient to cover fixed charges by $0.5 million for the three months ended March 31, 1997.

                                  RISK FACTORS

     You should carefully consider the following factors and other information contained in this prospectus before deciding to tender outstanding notes in the exchange offer. The risk factors set forth below are generally applicable to the outstanding notes as well as the exchange notes. Any of these risks could materially adversely affect our business, financial condition and results of operations, which could in turn materially adversely affect the price of the notes.


RISKS RELATED TO THE EXCHANGE OFFER

     IF YOU CHOOSE NOT TO EXCHANGE YOUR OUTSTANDING NOTES, THE PRESENT TRANSFER RESTRICTIONS WILL REMAIN IN FORCE AND THE MARKET PRICE OF YOUR OUTSTANDING NOTES COULD DECLINE.

     If you do not exchange your outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Prospectus Summary -- Summary of Terms of the Exchange Offer" and "The Exchange Offer" for information about how to tender your outstanding notes.

     The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to reduction in liquidity.


RISKS RELATED TO L-3


OUR SIGNIFICANT LEVEL OF DEBT MAY ADVERSELY AFFECT OUR FINANCIAL AND OPERATING ACTIVITY.

     We have incurred substantial indebtedness to finance our acquisitions. As of June 30, 2002, we had $1,850.0 million of outstanding debt, excluding $48.1 million of indebtedness relating to our 103/8% Senior Subordinated Notes due 2007, which was repurchased and redeemed in the third quarter of 2002 and outstanding letters of credit (which aggregated approximately $172.3 million) under our 364-day and five-year revolving credit facilities. In addition, available borrowings under our senior credit facilities after reductions for outstanding letters of credit were $577.7 million as of June 30, 2002. For the six months ended June 30, 2002, our ratio of earnings to fixed charges, adjusted on a pro forma basis to give effect to our acquisitions, related financings, the offering of the outstanding notes and the concurrent offering by L-3 Communications Holdings of 14,000,000 shares of its common stock, would have been 2.7 to 1.0. In the future we may borrow more money, subject to limitations imposed on us by our debt agreements.

     Our ability to make scheduled payments of principal and interest on our indebtedness and to refinance our indebtedness depends on our future performance. We do not have complete control over our future performance because it is subject to economic, political, financial, competitive, regulatory and other factors affecting the aerospace and defense industry. It is possible that in the future our business may not generate sufficient cash flow from operations to allow us to service our debt and make necessary capital expenditures. If this situation occurs, we may have to sell assets, restructure debt or obtain additional equity capital. We may not be able to do so or do so without additional expense.

     Our level of indebtedness has important consequences to you and your investment in the notes. These consequences may include:

    o requiring a substantial portion of our cash flow from operations to be used to pay interest and principal on our debt and therefore be unavailable for other purposes including capital expenditures, research and development and other investments;

    o limiting our ability to obtain additional financing for acquisitions or working capital to make investments or other expenditures, which may limit our ability to carry out our acquisition strategy;

    o higher interest expenses due to increases in interest rates on our borrowings that have variable interest rates;

    o heightening our vulnerability to downturns in our business or in the general economy and restricting us from making acquisitions, introducing new technologies and products or exploiting business opportunities; and

    o covenants that limit our ability to borrow additional funds, dispose of assets or pay cash dividends. Failure to comply with such covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our outstanding indebtedness.

     Additionally, on December 31, 2001, we had contractual obligations, including outstanding indebtedness, of $1,680.2 million and contingent commitments, including outstanding letters of credit under our senior credit facilities, of $261.1 million. These contractual obligations and contingent commitments are described elsewhere herein.


OUR ACQUISITION STRATEGY INVOLVES RISKS, AND WE MAY NOT SUCCESSFULLY IMPLEMENT OUR STRATEGY.

     We seek to acquire companies that complement our business. We may not be able to continue to identify acquisition candidates on commercially reasonable terms or at all. If we make additional acquisitions, we may not realize the benefits anticipated from the acquisitions. Likewise, we may not be able to obtain additional financing for acquisitions. Such additional financing could be restricted by the terms of our debt agreements.

     The process of integrating acquired operations, including our recent acquisitions, into our existing operations may result in unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Possible future acquisitions could result in the incurrence of additional debt and related interest expense, contingent liabilities and amortization expenses related to certain purchased intangible assets, all of which could result in an increase to our already significant level of outstanding debt. We consider and execute strategic acquisitions on an ongoing basis and may be evaluating acquisitions or engaged in acquisition negotiations at any given time. We regularly evaluate potential acquisitions and joint venture transactions, and, except as disclosed herein, we have not entered into any agreements with respect to any material transactions.


WE RELY ON SALES TO U.S. GOVERNMENT ENTITIES, AND THE LOSS OF SUCH CONTRACTS WOULD RESULT IN A SIGNIFICANT DECREASE TO OUR REVENUE AND PROFITS.

     Our government sales are predominantly derived from contracts with agencies of, and prime contractors to, the U.S. Government. Approximately 64.7%, or $1,519 million, of our sales for the year ended December 31, 2001 were made directly or indirectly to the U.S. Department of Defense. At December 31, 2001, the number of contracts with a value exceeding $1.0 million was approximately 575. Our largest program is a long-term, fixed-priced contract for secure terminal equipment that we sell to the U.S. Armed Services, intelligence and securities agencies that provided approximately 3.9% of our sales for the year ended December 31, 2001. No other program provided more than 3.2% of our sales for the year ended December 31, 2001. The loss of all or a substantial portion of our sales to the U.S. Government would result in a significant decrease to our revenue and profits.


OUR GOVERNMENT CONTRACTS ENTAIL CERTAIN RISKS.

     o Government contracts are dependent upon the U.S. defense budget.

     The reduction in the U.S. defense budget in the early 1990s caused most defense-related government contractors to experience decreased sales, increased downward pressure on operating margins and, in certain cases, net losses. Our predecessor company experienced a substantial decline in sales during that period. A significant decline in U.S. military expenditures in the future could result in a material decrease to our sales, earnings and cash flow. The loss or significant reduction in government funding of a large program in which we participate could also result in a material decrease to our future sales, earnings and cash flows and thus limit our ability to satisfy our financial obligations, including those relating to the notes. U.S. Government contracts are also conditioned upon the continuing approval by Congress of the amount of necessary spending. Congress usually appropriates funds for a given program each fiscal year even though contract periods of performance may exceed one year. Consequently, at the beginning of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract only if appropriations are made by Congress for future fiscal years.

     o Government contracts contain unfavorable termination provisions and are subject to audit and modification.

     Companies engaged primarily in supplying defense-related equipment and services to U.S. Government agencies are subject to certain business risks peculiar to the defense industry. These risks include the ability of the U.S. Government to unilaterally:

     o suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations;

     o terminate existing contracts;

     o reduce the value of existing contracts;

     o audit our contract-related costs and fees, including allocated indirect costs; and

     o control and potentially prohibit the export of our products.

     All of our U.S. Government contracts can be terminated by the U.S. Government either for its convenience or if we default by failing to perform under the contract. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on the work completed prior to termination. Termination for default provisions provide for the contractor to be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source. Our contracts with foreign governments generally contain similar provisions relating to termination at the convenience of the customer.

     The U.S. Government may review our costs and performance on their contracts, as well as our accounting and general business practices. Based on the results of such audits, the U.S. Government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, under U.S. Government purchasing regulations, some of our costs, including most financing costs, amortization of goodwill, portions of research and development costs, and certain marketing expenses may not be reimbursable under U.S. Government contracts. Further, as a U.S. Government contractor, we are subject to investigation, legal action and/or liability that would not apply to a commercial company.

     o Government contracts are subject to competitive bidding and we are required to obtain licenses for non-U.S. sales.

     We obtain many of our U.S. Government contracts through a competitive bidding process. We may not be able to continue to win competitively awarded contracts. In addition, awarded contracts may not generate sales sufficient to result in our profitability. We are also subject to risks associated with the following:

     o the frequent need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and/or cost overruns;

     o the substantial time and effort including the relatively unproductive design and development required to prepare bids and proposals for competitively awarded contracts that may not be awarded to us;

     o design complexity and rapid technological obsolescence; and

     o the constant need for design improvement.

     In addition to these U.S. Government contract risks, we are required to obtain licenses from U.S. Government agencies to export many of our products and systems. Additionally, we are not permitted to export some of our products. Failure to receive required licenses would eliminate our ability to sell our products outside the United States.


OUR FIXED-PRICE AND COST-REIMBURSABLE CONTRACTS MAY COMMIT US TO UNFAVORABLE TERMS.

     We provide our products and services primarily through fixed-price or cost-reimbursable contracts. Fixed-price contracts provided 68.3% of our sales for the year ended December 31, 2001. Under a fixed-price contract we agree to perform the scope of work required by the contract for a predetermined contract price. Although a fixed-price contract generally permits us to retain profits if the total actual contract costs are less than the estimated contract costs, we bear the risk that increased or unexpected costs may reduce our profit or cause us to sustain losses on the contract. Therefore, we fully absorb cost overruns on fixed-price contracts and this reduces our profit margin on the contract. Those cost overruns may result in a loss. A further risk associated with fixed-price contracts is the difficulty of estimating sales and costs that are related to performance in accordance with contract specifications and the possibility of obsolescence in connection with long-term procurements. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce our profitability or cause a loss.

     Cost-reimbursable contracts provided 31.7% of our sales for the year ended December 31, 2001. On a cost-reimbursable contract we are paid up to predetermined funding levels determined by our customers, our allowable incurred costs and generally a fee representing a profit on those costs, which can be fixed or variable depending on the contract's pricing arrangement. Therefore, unless costs exceed specified funding limitations, on a cost-reimbursable contract we usually do not bear the risks of unexpected cost overruns. However, U.S. Government regulations require that we notify our customer of any cost overruns or underruns on a cost-reimbursable contract on a timely basis. If we incur costs in excess of the funding limitation specified in a cost-reimbusable contract, we may not be able to recover those cost overruns.

     We record sales and profits on substantially all of our contracts using percentage-of-completion methods of accounting. As a result, revisions made to our estimates of sales and profits are recorded in the period in which the conditions that require such revisions become known and can be estimated; accordingly, the revisions may have a material impact in any one period. Our provisions for losses for our fixed-price contracts are based on estimates. To the extent our actual contract losses exceed our estimates, our contract loss provisions will not be adequate to cover all actual future losses.


OUR OPERATIONS INVOLVE RAPIDLY EVOLVING PRODUCTS AND TECHNOLOGICAL CHANGE.

     The rapid change of technology is a key feature of all of the industries in which our businesses operate, including the commercial communication industry in particular. To succeed in the future, we will need to continue to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. Historically, our technology has been developed through both customer-funded and internally funded research and development. We may not be able to continue to maintain comparable levels of research and development. In the past we have allocated substantial funds to capital expenditures, programs and other investments. This practice will continue to be required in the future. Even so, we may not be able to successfully identify new opportunities and may not have the needed financial resources to develop new products in a timely or cost-effective manner. At the same time, products and technologies developed by others may render our products and systems obsolete or non-competitive.


WE MAY NOT SUCCESSFULLY IMPLEMENT OUR PLAN TO EXPAND INTO COMMERCIAL MARKETS.

     Our revenues have primarily come from business with the U.S. Department of Defense and other U.S. Government agencies. In addition to continuing to pursue these market areas, we will continue applying our technical capabilities and expertise to related commercial markets. Some of our commercial products, such as airport security equipment, voyage recorders and Prime Wave fixed wireless loop products, have only recently been introduced.

     These new commercial products are subject to certain risks and may require us to:

     o develop and maintain marketing, sales and customer support capabilities;

     o secure sales and customer support capabilities;

     o obtain customer and/or regulatory certification;

     o respond to rapidly changing technologies including those developed by others that may render our products and systems obsolete or non-competitive; and

     o obtain customer acceptance of these products and product performance.

     Our efforts to expand our presence in commercial markets require significant resources, including additional working capital and capital expenditures, as well as the use of our management's time. Our ability to sell certain commercial products, particularly our broadband wireless communications products, depends to a significant degree on the efforts of independent distributors or communications service providers and on the financial viability of our existing and target customers for the commercial products. Certain of our existing and target customers are agencies or affiliates of governments of emerging and under-developed countries or private business enterprises operating in those countries. In addition, we have made equity investments in entities that plan to commence operations as communications service providers using some of our commercial products. These distributors and service providers may not be able to market our products or their services successfully and we may not be able to realize a return of investment in them. We also may not be successful in addressing these risks or in developing these commercial business opportunities.


CONSOLIDATION AND INTENSE COMPETITION IN THE INDUSTRIES IN WHICH OUR BUSINESSES OPERATE COULD LIMIT OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS.

     The communications equipment industry and the other industries in which our businesses operate, and the market for defense applications, is highly competitive. The defense industry has experienced substantial consolidation due to declining defense budgets and increasing pressures for cost reductions. We expect that the U.S. Department of Defense's increased use of commercial off-the-shelf products and components in military equipment will continue to encourage new competitors to enter the market. We also expect that competition for original equipment manufacturing business will increase due to the continued emergence of merchant suppliers. Our ability to compete for defense contracts largely depends on the following factors:

     o the effectiveness and innovations of our research and development programs;

     o our ability to offer better performance than our competitors at a lower cost to the U.S. Government; and

     o the readiness of our facilities, equipment and personnel to undertake the programs for which we compete.

     In some instances, the U.S. Government directs all work for a particular project to a single supplier, commonly known as a sole-source project. In such cases, other suppliers who may otherwise be able to compete for the programs involved can only do so if the U.S. Government chooses to reopen the particular program to competition. Additionally, many of our competitors are larger than us and have substantially greater financial and other resources than we have.

OUR DEBT AGREEMENTS RESTRICT OUR ABILITY TO FINANCE OUR FUTURE OPERATIONS AND, IF WE ARE UNABLE TO MEET OUR FINANCIAL RATIOS, COULD CAUSE OUR EXISTING DEBT TO BE ACCELERATED.

     Our debt agreements contain a number of significant provisions that, among other things, restrict our ability to:

     o sell assets;

     o incur more indebtedness;

     o repay certain indebtedness;

     o pay dividends;

     o make certain investments or acquisitions;

     o repurchase or redeem capital stock;

     o engage in mergers or consolidations; and

     o engage in certain transactions with subsidiaries and affiliates.

     These restrictions could hurt our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. In addition, some of our debt agreements also require us to maintain compliance with certain financial ratios, including total consolidated earnings before interest, taxes, depreciation and amortization to total consolidated cash interest expense and total consolidated debt to total consolidated earnings before interest, taxes, depreciation and amortization, and to limit our capital expenditures. Our ability to comply with these ratios and limits may be affected by events beyond our control. A breach of any of these agreements or our inability to comply with the required financial ratios or limits could result in a default under those debt agreements. In the event of any such default, the lenders under those debt agreements could elect to:

     o declare all outstanding debt, accrued interest and fees to be due and immediately payable;

     o require us to apply all of our available cash to repay our outstanding senior debt; and

     o prevent us from making debt service payments on our other debt.

     If we were unable to repay any of these borrowings when due, the lenders under our senior credit facilities could proceed against their collateral, which consists of a first priority security interest in our outstanding shares of common stock and the capital stock of our material subsidiaries. If the indebtedness under the existing debt agreements were to be accelerated, our assets may not be sufficient to repay such indebtedness in full.


IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY MANAGEMENT AND PERSONNEL, WE MAY BECOME UNABLE TO OPERATE OUR BUSINESS EFFECTIVELY.

     Our future success depends to a significant degree upon the continued contributions of our management, including Messrs. Lanza and LaPenta, and our ability to attract and retain other highly qualified management and technical personnel. We do not maintain any key person life insurance policies for members of our management. As of September 1, 2002, Messrs. Lanza and LaPenta beneficially owned, in the aggregate, 10.2% of the outstanding common stock of L-3 Communications Holdings. We have an employment agreement with Mr. Lanza. We face competition for management and technical personnel from other companies and organizations. Failure to attract and retain such personnel would damage our prospects.


ENVIRONMENTAL LAWS AND REGULATION MAY SUBJECT US TO SIGNIFICANT LIABILITY.

     Our operations are subject to various U.S. federal, state and local as well as certain foreign environmental laws and regulations within the countries in which we operate relating to the discharge, storage, treatment, handling, disposal and remediation of certain materials, substances and wastes used in our operations.

     New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements may require us to incur a significant amount of additional costs in the future and could decrease the amount of free cash flow available to us for other purposes, including capital expenditures, research and development and other investments.

TERMINATION OF OUR BACKLOG OF ORDERS COULD NEGATIVELY IMPACT OUR SALES.

     We currently have a backlog of orders, primarily under contracts with the U.S. Government. The U.S. Government may unilaterally modify or terminate these contracts. Accordingly, most of our backlog could be modified or terminated by the U.S. Government. Therefore, existing backlog may not result in sales. Further, any margin we record on sales from any contract included in backlog may not be profitable.


OUR PENSION PLAN LIABILITIES MAY RESULT IN SIGNIFICANT EXPENSES.

     We have assumed certain liabilities relating to defined benefit pension plans for present and former employees and retirees of certain businesses which we acquired. Prior to our formation, Lockheed Martin received a letter from the Pension Benefit Guaranty Corporation (the "PBGC") which requested information regarding the transfer of these pension plans and indicated that the PBGC believed certain of these pension plans were underfunded using its actuarial assumptions. These assumptions resulted in a larger liability for accrued benefits than the assumptions used for financial reporting under Statement of Financial Accounting Standards No. 87.

     With respect to these plans, Lockheed Martin entered into an agreement with us and the PBGC dated as of April 30, 1997. Under that agreement, Lockheed Martin agreed, upon the occurrence of certain circumstances, either to:

     o assume sponsorship of the subject plans; or

     o provide another form of financial support.

     If Lockheed Martin did assume sponsorship of these plans, it would be primarily liable for the costs associated with funding these plans or any costs associated with the termination of them, but we would be required to reimburse Lockheed Martin for its obligations. Should Lockheed Martin assume sponsorship of the subject plans, or if these plans were terminated, the impact of any increased pension expenses or funding requirements could reduce the amount of free cash flow available to us.


RISKS RELATED TO THE NOTES


WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES, WHICH MAY REDUCE THEIR MARKET PRICE.

     We are offering the exchange notes to the holders of the outstanding notes. The outstanding notes were offered and sold in June 2002 to a small number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market.

     We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the exchange notes and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The initial purchasers have advised us that they currently intend to make a market with respect to the exchange notes. However, the initial purchasers are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof.

     The liquidity of, and trading market for, the exchange notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

THE NOTES ARE SUBORDINATED TO ALL OUR EXISTING AND FUTURE SENIOR INDEBTEDNESS, WHICH MAY INHIBIT OUR ABILITY TO REPAY YOU.

     The notes are contractually subordinated in right of payment to our existing and future senior indebtedness. As of June 30, 2002, we had no outstanding senior debt, and had the ability to borrow up to $577.7 million (after reductions for outstanding letters of credit of $172.3 million) under our senior credit facilities, which if borrowed would be senior debt.

     Any incurrence of additional indebtedness may materially adversely impact our ability to service our debt, including the notes. Due to the subordination provisions of our senior indebtedness, in the event of our insolvency, funds that would otherwise be used to pay the holders of the notes will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. As a result of these payments, general creditors may recover less, ratably, than the holders of senior indebtedness and the general creditors may recover more, ratably, than the holders of the notes or other subordinated indebtedness. In addition, the holders of senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the notes.


THE TERMS OF OUR INDEBTEDNESS COULD RESTRICT OUR FLEXIBILITY AND LIMIT OUR ABILITY TO SATISFY OBLIGATIONS UNDER THE NOTES.

     We are subject to operational and financial covenants and other restrictions contained in the bank loan documents evidencing our senior indebtedness and the indentures evidencing our senior subordinated notes. These covenants could limit our operational flexibility and restrict our ability to borrow additional funds, if necessary, to finance operations and to make principal and interest payments on the notes. Additionally, failure to comply with these operational and financial covenants could result in an event of default under the terms of this indebtedness which, if not cured or waived, could result in this indebtedness becoming due and payable. The effect of these covenants, or our failure to comply with them, could have a material adverse effect on our ability to operate our business, finance our operations and make principal and interest payments on our outstanding indebtedness, including the notes.


OUR ABILITY TO REPURCHASE NOTES WITH CASH UPON A CHANGE OF CONTROL MAY BE
LIMITED.

     In specific circumstances involving a change of control, you may require us to repurchase some or all of your notes. We cannot assure you that we will have sufficient financial resources at such time or would be able to arrange financing to pay the repurchase price of the notes in cash. Our ability to repurchase the notes in such event may be limited by law, by our indentures, by the terms of other agreements relating to our senior indebtedness and by such indebtedness and agreements as may be entered into, replaced, supplemented or amended from time to time. We may be required to refinance our senior indebtedness in order to make such payments. We may not have the financial ability to repurchase the notes in cash if payment for our senior indebtedness is accelerated.


THE GUARANTEES MAY BE UNENFORCEABLE DUE TO FRAUDULENT CONVEYANCE STATUTES, AND ACCORDINGLY, YOU COULD HAVE NO CLAIM AGAINST THE GUARANTORS.

     Although laws differ among various jurisdictions, a court could, under fraudulent conveyance laws, further subordinate or avoid the guarantees if it found that the guarantees were incurred with actual intent to hinder, delay or defraud creditors, or the guarantor did not receive fair consideration or reasonably equivalent value for the guarantees and that the guarantor was any of the following:

     o insolvent or rendered insolvent because of the guarantees;

     o engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

     o intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity.

     If a court voided a guaranty by one or more of our subsidiaries as the result of a fraudulent conveyance, or held it unenforceable for any other reason, holders of the notes would cease to have a claim against the subsidiary based on the guaranty and would solely be creditors of L-3 Communications Corporation and any guarantor whose guarantee was not similarly held unenforceable.


NOT ALL OF OUR SUBSIDIARIES ARE GUARANTORS, AND YOUR CLAIMS WILL BE SUBORDINATED TO ALL OF THE CREDITORS OF THE NON-GUARANTOR SUBSIDIARIES.

     Many, but not all, of our direct and indirect subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets of the non-guarantor subsidiaries are made available for distribution to us. As of June 30, 2002, assuming the exchange of the outstanding notes for the exchange notes was completed prior to such date, the exchange notes would have been effectively junior to $98.7 million of indebtedness and other liabilities (including trade payables) of these non-guarantor subsidiaries. The non-guarantor subsidiaries generated 8.0% of our sales, generated earnings of $14.4 million and cash from operating activities of $1.0 million for the six months ended June 30, 2002. The non-guarantor subsidiaries held 13.5% of our consolidated assets as of June 30, 2002.


THE GUARANTEES WILL BE SUBORDINATED TO THE SENIOR DEBT OF THE GUARANTORS.

     The guarantees are subordinated to all existing and future senior debt of the guarantors, which shall consist of all of the indebtedness and other liabilities of the guarantors designated as senior, including guarantees of borrowings under the senior credit facilities. The guarantees issued in connection with the offering of the outstanding notes and the exchange of the exchange notes will be pari passu with the guarantees of the senior subordinated notes sold by L-3 Communications Corporation in May 1998 and December 1998, and with the guarantees, including the guarantee by L-3 Communications Corporation, of the 5 1/4% Convertible Senior Subordinated Notes due 2009 sold by L-3 Communications Holdings in November 2000 and of the 4% Senior Subordinated Convertible Contingent Notes due 2011 sold by L-3 Communications Holdings in October 2001. As of June 30, 2002, we had no senior debt outstanding under our senior credit facilities, all of which has been guaranteed by our subsidiaries. As of June 30, 2002, L-3 Communications Corporation had the ability to borrow up to $577.7 million (after reduction for outstanding letters of credit of $172.3 million) under its senior credit facilities, which if borrowed would be senior debt. Any right of L-3 Communications Corporation to receive the assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be subject to the claims of that subsidiary's creditors, including trade creditors. To the extent that L-3 Communications Corporation is recognized as a creditor of that subsidiary, L-3 Communications Corporation may have such claim, but it would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness and other liabilities of that subsidiary senior to that held by L-3 Communications Corporation.


THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS, WHICH MAY NOT BE CORRECT.

     Certain of the matters discussed concerning our operations, economic performance and financial condition, including in particular, the likelihood of our success in developing and expanding our business and the realization of sales from backlog, include forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that their goals will be achieved.

                           FORWARD-LOOKING STATEMENTS

     Our disclosure and analysis in this prospectus contain some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, the likelihood of our success in developing and expanding our business and the realization of sales from backlog include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flows, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

     Our forward-looking statements will also be influenced by factors such as:

     o our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. Government defense budget;

     o our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform;

     o our ability to obtain future government contracts on a timely basis;

     o the availability of government funding and changes in customer requirements for our products and services;

     o our significant amount of debt and the restrictions contained in our debt agreements;

     o collective bargaining agreements and labor disputes;

     o economic conditions, competitive environment, international business and political conditions, timing of international awards and contracts;

     o our extensive use of fixed-price contracts as compared to cost-reimbursable contracts;

     o our ability to identify future acquisition candidates or to integrate acquired operations;

     o the rapid change of technology and high level of competition in the communications equipment industry;

     o our introduction of new products into commercial markets or our investments in commercial products or companies;

     o pension, environmental or legal matters or proceedings and various other market, competition and industry factors, many of which are beyond our control; and

     o the fair values of assets including goodwill and other intangibles of our business can be impaired or reduced by the other factors discussed above.

     You are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

     As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this prospectus to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.


     We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised however, to consult any additional disclosures we make in our Form 10-K, Form 10-Q and Form 8-K reports to the Securities and Exchange Commission. Also note that we provide a cautionary discussion of risk and uncertainties under the caption "Risk Factors" in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

     We received net proceeds of approximately $731.8 million from the offering of the outstanding notes, after deducting the discounts, commissions and estimated expenses payable by us. Concurrently with that offering, L-3 Communications Holdings consummated a common stock offering from which it received net proceeds of approximately $767.6 million, after deducting related discounts, commissions and estimated expenses.

     The net proceeds from the offering of the outstanding notes and the concurrent sale of common stock were used to (1) repay the $500.0 million of indebtedness outstanding under our senior subordinated interim loan agreement,
(2) repay $151.0 million of indebtedness outstanding under our 364-day revolving credit facility and $200.0 million of indebtedness outstanding under our five-year revolving credit facility, (3) repurchase and redeem the $225.0 million 10 3/8% Senior Subordinated Notes due 2007 for approximately $237.4 million and (4) increase our cash and cash equivalents, which will be used for general corporate purposes, including acquisitions. The 364-day revolving facility matures on February 25, 2003 and the five-year revolving credit facility matures on May 15, 2006. Amounts paid under each of our revolving credit facilities are available (subject to compliance with covenants) to be reborrowed by us from time to time for, among other reasons, general corporate purposes including potential acquisitions.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2002.

                                                                    AS OF JUNE 30, 2002
                                                                   --------------------
                                                                       (in millions)
Cash and cash equivalents ........................................      $   466.1
                                                                        =========
Long-term debt:
 Senior credit facilities(1) .....................................      $      --
 10 3/8% Senior Subordinated Notes due 2007(2) ...................           48.1
 8 1/2% Senior Subordinated Notes due 2008 .......................          180.0
 8% Senior Subordinated Notes due 2008 ...........................          200.0
 7 5/8% Senior Subordinated Notes due 2012 .......................          750.0
 5 1/4% Convertible Senior Subordinated Notes due 2009(3) ........          300.0
 4% Senior Subordinated Convertible Contingent Debt Securities
   due 2011(4) ...................................................          420.0
                                                                        ---------
   Total debt ....................................................      $ 1,898.1
Minority interest ................................................      $    71.8
Shareholders' equity:
 Common stock ....................................................      $ 1,755.1
 Retained earnings ...............................................          362.6
 Unearned compensation ...........................................           (4.5)
 Accumulated other comprehensive loss ............................          (25.0)
                                                                        ---------
   Total shareholders' equity ....................................      $ 2,088.2
                                                                        ---------
   Total capitalization ..........................................      $ 4,058.1
                                                                        =========

----------
(1) As of June 30, 2002, our availability under the senior credit facilities at any given time was $750.0 million (subject to compliance with covenants), less the amount of outstanding borrowings and outstanding letters of credit (which amounted to $172.3 million for outstanding letters of credit and no outstanding borrowings at June 30, 2002).

(2) In July of 2002, L-3 redeemed $48.1 million of 103/8% Senior Subordinated Notes due 2007 with a portion of the net proceeds from the offering of the outstanding notes, which were included in cash and cash equivalents at June 30, 2002.

(3) The 5 1/4% Convertible Senior Subordinated Notes due June 1, 2009 were issued by L-3 Communications Holdings in November 2000. The 5 1/4% Convertible Senior Subordinated Notes are, subject to adjustment, convertible into 7,361,964 shares of common stock of L-3 Communications Holdings and are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally by L-3 Communications Corporation and substantially all of L-3 Communications Corporation's domestic restricted subsidiaries.

(4) The 4% Senior Subordinated Convertible Contingent Debt Securities (CODES) due September 15, 2011 were issued by L-3 Communications Holdings in October 2001. The CODES are, subject to adjustment, convertible into 7,804,878 shares of common stock of L-3 Communications Holdings and are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally by L-3 Communications Corporation and substantially all of L-3 Communications Corporation's domestic restricted subsidiaries.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated statements of operations ("pro forma statement of operations") data gives effect to the following transactions as if they had occurred on January 1, 2001: (1) our acquisition of AIS, which was completed on March 8, 2002, our acquisition of the detection systems business of PerkinElmer, which was completed on June 14, 2002 and the acquisitions of KDI Precision Products, Inc., EER Systems, Inc., Spar Aerospace Limited, Emergent Government Services Group, Bulova Technologies, and SY Technology, Inc., which we completed during the year ended December 31, 2001, and their related financings (collectively, the "Acquisitions"), (2) the offering of the outstanding notes and the concurrent sale of common stock by L-3 Communications Holdings, Inc. (collectively, the "Offerings") and (3) the application of the net proceeds of those offerings to repay $500.0 million of indebtedness outstanding under our senior subordinated interim loan agreement incurred in connection with our acquisition of AIS, repay the $445.6 million of indebtedness outstanding under our senior credit facilities, to repurchase and redeem our 10 3/8% Senior Subordinated Notes due 2007 for approximately $237.4 million and increase our cash and cash equivalents, which will be used for general corporate purposes, including potential acquisitions. All of the Acquisitions described above are included in our consolidated balance sheet as of June 30, 2002, and therefore, an unaudited pro forma condensed consolidated balance sheet is not provided.

     The pro forma statements of operations do not include an extraordinary pre-tax charge of $16.2 million ($9.9 million after-tax) related to the repurchase and redemption of our $225.0 million 10 3/8% Senior Subordinated Notes due 2007. The extraordinary charge includes the call premium of 5.188% or approximately $11.7 million and fees and other expenses of approximately $4.5 million, including the write-off of unamortized deferred debt issue costs relating to the $225.0 million 10 3/8% Senior Subordinated Notes due 2007. The extraordinary charge is not included in the pro forma statements of operations because it is not a component of income (loss) from continuing operations.

     The pro forma adjustments related to our Acquisitions are based on preliminary purchase prices and purchase price allocations. Actual adjustments will be based on final purchase prices, audited historical net assets for the Acquisitions, and final appraisals and other analyses of fair values of contracts in process, inventories, estimated costs in excess of billings to complete contracts in process, identifiable intangibles, pension and postretirement benefit obligations and deferred tax assets and liabilities, which will be completed after we obtain and review all of the data required for the acquired assets and liabilities and complete our valuations of them. Differences between the preliminary and final purchase price allocations could have a material impact on our results of operations and financial position. The unaudited pro forma condensed consolidated statement of operations does not reflect any cost savings that we believe would have resulted had the Acquisitions occurred on January 1, 2001.

     The unaudited pro forma condensed consolidated financial information should be read in conjunction with (1) our unaudited condensed consolidated financial statements for the six months ended June 30, 2002 and 2001, and our audited consolidated financial statements for the year ended December 31, 2001 included elsewhere in this prospectus; and (2) the audited combined financial statements of AIS for the year ended December 31, 2001 included elsewhere in this prospectus. The other historical statement of operations data for the Acquisitions are based on unaudited financial statement data not included herein. The unaudited pro forma condensed consolidated financial information may not be indicative of the results of operations that actually would have occurred had the Acquisitions, the offering of the outstanding notes and the concurrent sale of common stock by L-3 Communications Holdings been completed on January 1, 2001 or the results of our operations that may be obtained in the future.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 2002
                                 (IN MILLIONS)

                                                                                                                    PRO FORMA
                                                                       PRO FORMA                                     FOR OUR
                                        L-3                           ADJUSTMENTS     PRO FORMA     ADJUSTMENTS    ACQUISITIONS
                                         AS          ACQUISITION        FOR OUR        FOR OUR        FOR THE        AND THE
                                      REPORTED    HISTORICAL(1)(2)   ACQUISITIONS   ACQUISITIONS     OFFERINGS      OFFERINGS
                                   ------------- ------------------ -------------- -------------- --------------- -------------
Sales ............................  $  1,652.0        $  276.6         $    --       $  1,928.6      $    --       $  1,928.6
Costs and expenses ...............     1,483.0           267.9              --          1,750.9           --          1,750.9
                                    ----------        --------         -------       ----------      -------       ----------
  Operating income ...............       169.0             8.7              --            177.7           --            177.7
Interest and other income
 (expense) .......................         0.8              --            (1.5)(3)         (0.7)          --         (    0.7)
Interest expense .................        57.7              --             8.1 (4)         65.8         (6.8)(5)         59.0
Minority interest ................         2.7              --              --              2.7           --              2.7
                                    ----------        --------         -------       ----------      -------       ----------
  Income (loss) before income
   taxes and extraordinary
   item ..........................       109.4             8.7            (9.6)           108.5          6.8            115.3
Provision (benefit) for income
 taxes(6) ........................        38.6             6.0            (3.8)            40.8          2.7             43.5
                                    ----------        --------         -------       ----------      -------       ----------
  Income (loss) from
   continuing operations .........  $     70.8        $    2.7         $  (5.8)      $     67.7      $   4.1       $     71.8
                                    ==========        ========         =======       ==========      =======       ==========








  See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                 (IN MILLIONS)

                                                                                                                         PRO FORMA
                                                                        PRO FORMA                                         FOR OUR
                                        L-3                            ADJUSTMENTS      PRO FORMA       ADJUSTMENTS     ACQUISITIONS
                                         AS         ACQUISITIONS         FOR OUR         FOR OUR          FOR THE         AND THE
                                      REPORTED    HISTORICAL(1)(7)    ACQUISITIONS    ACQUISITIONS       OFFERINGS       OFFERINGS
                                   ------------- ------------------ ---------------- -------------- ------------------ -------------
Sales ............................  $  1,023.5        $  667.2         $      --       $  1,690.7      $       --       $  1,690.7
Costs and expenses ...............       916.1           649.3             (14.8)(8)      1,550.6              --          1,550.6
                                    ----------        --------         ---------       ----------      ----------       ----------
  Operating income ...............       107.4            17.9              14.8            140.1              --            140.1
Interest and other income
 (expense) .......................         1.4            (5.9)             (1.4)(3)         (5.9)             --             (5.9)
Interest expense .................        46.4             0.4              46.1 (4)         92.9           (20.0) (5)        72.9
Minority interest ................         1.6              --                --              1.6              --              1.6
                                    ----------        --------         ---------       ----------      ----------       ----------
  Income (loss) before income
   taxes .........................        60.8            11.6             (32.7)            39.7            20.0             59.7
Provision (benefit) for income
 taxes(6) ........................        23.3             5.3             (13.9)            14.7             8.0             22.7
                                    ----------        --------         ---------       ----------      ----------       ----------
  Income (loss) from
   continuing operations .........        37.5             6.3             (18.8)            25.0            12.0             37.0
Goodwill amortization expense,
 net of tax ......................        15.8              --                --             15.8              --             15.8
                                    ----------        --------         ---------       ----------      ----------       ----------
  Income (loss) from
   continuing operations, as
   adjusted ......................  $     53.3        $    6.3         $   (18.8)      $     40.8      $     12.0(9)    $     52.8
                                    ==========        ========         =========       ==========      ============     ==========








  See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 2001
                                 (IN MILLIONS)

                                                                                                                         PRO FORMA
                                                                        PRO FORMA                                         FOR OUR
                                       L-3                             ADJUSTMENTS      PRO FORMA       ADJUSTMENTS     ACQUISITIONS
                                        AS          ACQUISITIONS         FOR OUR         FOR OUR          FOR THE         AND THE
                                     REPORTED    HISTORICAL(1)(10)    ACQUISITIONS    ACQUISITIONS       OFFERINGS       OFFERINGS
                                  ------------- ------------------- ---------------- -------------- ------------------ -------------
Sales ...........................  $  2,347.4       $  1,296.0        $      --       $  3,643.4      $       --       $  3,643.4
Costs and expenses ..............     2,072.1          1,235.5            (30.0)(8)      3,277.6              --          3,277.6
                                   ----------       ----------        ---------       ----------      ----------       ----------
  Operating income ..............       275.3             60.5             30.0            365.8              --            365.8
Interest and other income
 (expense) ......................         1.8            (11.3)            (3.8)(3)        (13.3)             --            (13.3)
Interest expense ................        86.3              0.5             82.0 (4)        168.8           (32.4)(5)        136.4
Minority interest ...............         4.5               --               --              4.5              --              4.5
                                   ----------       ----------        ---------       ----------      ----------       ----------
  Income (loss) before income
   taxes ........................       186.3             48.7            (55.8)           179.2            32.4            211.6
Provision (benefit) for income
 taxes(6) .......................        70.8             24.7            (21.2)            74.3            13.0             87.3
                                   ----------       ----------        ---------       ----------      ----------       ----------
  Income (loss) from
   continuing operations ........       115.5             24.0            (34.6)           104.9            19.4            124.3
Goodwill amortization expense,
 net of tax .....................        33.9               --               --             33.9              --             33.9
                                   ----------       ----------        ---------       ----------      ----------       ----------
  Income (loss) from
   continuing operations, as
   adjusted .....................  $    149.4       $     24.0        $   (34.6)      $    138.8      $     19.4(9)    $    158.2
                                   ==========       ==========        =========       ==========      ============     ==========









  See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

1. On March 8, 2002, we acquired AIS for $1,152.7 million in cash which includes $1,130.0 million for the original contract purchase price, $4.0 million for estimated acquisition costs and an increase to the contract purchase price of $18.7 million related to additional assets contributed by Raytheon to AIS. The purchase price is subject to adjustment based on the AIS closing date net tangible book value, as defined. The AIS acquisition was financed using cash on hand as well as available borrowings under our senior credit facilities and a $500.0 million senior subordinated interim loan. On June 14, 2002, we acquired the detection systems business of PerkinElmer ("PKI") for $100.0 million in cash plus acquisition costs, subject to adjustment based on closing date net working capital, as defined. During the year ended December 31, 2001, we also made the following acquisitions:

     o in May 2001, all the outstanding common stock of KDI Precision Products, Inc. ("KDI") for $79.4 million in cash including acquisition costs.

     o in May 2001, all the outstanding common stock of EER Systems, Inc. ("EER") for $119.5 million in cash including acquisition costs, and subject to an additional purchase price not to exceed $5.0 million which is contingent upon the financial performance of EER for the year ending December 31, 2002.

     o in November and December 2001, 70.3% of the outstanding common stock of Spar Aerospace Limited ("Spar") for $105.1 million in cash including acquisition costs. We acquired and paid for the remaining outstanding common stock of Spar in January 2002 for $43.6 million.

     o in November 2001, all the outstanding common stock of Emergent Government Services Group ("EMG") for $39.8 million, subject to adjustment based on closing date net working capital. Following the acquisition, we changed Emergent Government Services Group's name to L-3 Communications Analytics.

     o in December 2001, the net assets of Bulova Technologies for $49.5 million, subject to adjustment based on closing date net assets. Following the acquisition, we changed Bulova Technologies name to BT Fuze Products ("BT Fuze").

     o in December 2001, the net assets of SY Technology Inc. ("SY") for $49.8 million, subject to adjustment based on closing date net assets, and additional purchase price not to exceed $3.0 million, which is contingent upon the financial performance of SY for the years ending December 31, 2002 and 2003.

     The aggregate purchase price of these acquisitions, including acquisition costs, is $1,739.4 million.

2. The pro forma statement of operations for the six months ended June 30, 2002 includes the following unaudited historical financial data for our Acquisitions.

                                                   AIS(a)       PKI(b)      ACQUISITIONS
                                                -----------   ----------   -------------
                                                             (IN MILLIONS)
Sales .......................................    $  213.4      $  63.2       $  276.6
Costs and expenses ..........................       209.1         58.8          267.9
                                                 --------      -------       --------
 Operating income ...........................         4.3          4.4            8.7
Interest and other income ...................          --           --             --
Interest expense ............................          --           --             --
                                                 --------      -------       --------
 Income before income taxes and extraordinary
   item .....................................         4.3          4.4            8.7
Income tax provision ........................         2.4          3.6            6.0
                                                 --------      -------       --------
 Income from continuing operations ..........    $    1.9      $   0.8       $    2.7
                                                 ========      =======       ========

----------
(a) Represents historical results of operations for the two-month period ended February 28, 2002.

(b) Represents historical results of operations for the period from January 1, 2002 to June 14, 2002.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. Our historical interest income has been eliminated because the cash and cash equivalents which earned the interest income were obtained from the net proceeds from the CODES (as defined below) offering and the May 2001 Common Stock Offering (as defined below) that were assumed entirely to be used to finance the Acqusitions. Such eliminations amounted to $1.5 million for the six months ended June 30, 2002, $1.4 million for the six months ended June 30, 2001 and $3.8 million for the year ended December 31, 2001.

4. The aggregate purchase prices, including acquisition costs, for the Acquisitions of $1,739.4 million were assumed to be financed at January 1, 2001 using (1) borrowings under our senior credit facilities of $445.6 million, (2) borrowings of $500.0 million under the senior subordinated interim loan, (3) cash on hand of $32.7 million, (4) the net proceeds from the sale of $420.0 million of 4% Senior Subordinated Convertible Contingent Debt Securities due September 15, 2011 ("CODES") in October and November of 2001, which amounted to $407.5 million, and (5) the net proceeds from L-3 Holdings' public offering of 9,150,000 shares of its common stock in May 2001 (the "May 2001 Common Stock Offering") which amounted to $353.6 million. The borrowings under the senior credit facilities and the senior subordinated interim loan that we made to finance the AIS acquisition were included in our historical results of operations effective March 1, 2002.

     The adjustments to our historical interest expense for the six months ended June 30, 2002 and 2001 and the year ended December 31, 2001 to give effect to the financing of the Acquisitions are presented below.

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,         YEAR ENDED
                                                             --------------------  DECEMBER 31,
                                                                2002      2001         2001
                                                             --------- ---------- -------------
                                                                       (IN MILLIONS)
     Interest on borrowings under the senior credit
      facilities (on $445.6 million) for the periods prior
      to March 1, 2002(a) ..................................  $  3.6    $  15.8      $  29.3
     Interest on senior subordinated interim loan (on
      $500.0 million) for the periods prior to March 1,
      2002(a) ..............................................     4.5       21.6         38.0
     Interest on the CODES offering for the periods
      prior to October 31, 2001 (4% on $420.0 million
      for 10 months). ......................................      --        8.4         14.0
     Amortization of deferred debt issue costs incurred
      on the CODES for periods prior to October 31,
      2001 .................................................      --        0.7          1.2
     Eliminate historical interest expense for the KDI
      and SY Technology acquisitions .......................      --       (0.4)        (0.5)
                                                              ------    -------      -------
        Total pro forma adjustments to interest
         expense ...........................................  $  8.1    $  46.1      $  82.0
                                                              ======    =======      =======

----------
    (a) The adjustments to pro forma interest for the pro forma adjustments for borrowings under the senior credit facilities and senior subordinated interim loan are based on the average prevailing interest rates that we would have paid on those borrowings for the periods presented had such borrowings been outstanding at the beginning of each of the periods presented. The average prevailing interest rates on the senior credit facilities would have been 4.86% for the six months ended June 30, 2002, 7.11% for the six months ended June 30, 2001 and 6.57% for the year ended December 31, 2001. The average prevailing interest rates on the senior subordinated interim loan would have been 5.36% for the six months ended June 30, 2002, 8.65% for the six months ended June 30, 2001, and 7.59% for the year ended December 31, 2001.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. Assuming the offering of the outstanding notes and the concurrent sale of common stock by L-3 Communications Holdings of 14,000,000 million shares were completed on January 1, 2001, the net aggregate proceeds from the Offerings of $1,499.4 million, after deductions for underwriting commissions and discounts and other offering expenses totaling $43.0 million, would have been applied to repay all of the borrowings under the senior subordinated interim loan of $500.0 million, repurchase and redeem our 10 3/8% Senior Subordinated Notes due 2007, repay $445.6 million of borrowings outstanding under the senior credit facilities and $316.4 million would have been invested in cash and cash equivalents. Total interest expense after the pro forma adjustments for our Acquisitions but prior to the Offerings amounted to $65.8 million for the six months ended June 30, 2002, $92.9 million for the six months ended June 30, 2001, and $168.8 million for the year ended December 31, 2001. As a result of the Offerings, total pro forma interest expense would have decreased by $6.8 million for the six months ended June 30, 2002, $20.0 million for the six months ended June 30, 2001 and $32.4 million for the year ended December 31, 2001. The details of the changes to interest expense are described in the table below.

                                                      SIX MONTHS ENDED JUNE 30,
                                                     ---------------------------       YEAR ENDED
                                                        2002           2001         DECEMBER 31, 2001
                                                     ----------   --------------   ------------------
                                                                   (IN MILLIONS)
    Estimated interest on $750.0 million 7 5/8%
      Senior Subordinated Notes offered
      hereby .....................................    $  28.6        $  28.6            $  57.2
    Amortization of deferred debt issue costs
      incurred on $750.0 million Senior
      Subordinated Notes offered hereby ..........        0.9            0.9                1.8
    Eliminate interest on the senior
      subordinated interim loan(a) ...............      (13.4)         (21.6)             (38.0)
    Eliminate interest on $225.0 million 10 3/8%
      Senior Subordinated Notes due 2007 .........      (11.7)         (11.7)             (23.3)
    Eliminate amortization of deferred debt
      issue costs incurred on $225.0 million
      10 3/8% Senior Subordinated Notes due
      2007 .......................................       (0.4)          (0.4)              (0.8)
    Eliminate interest on borrowings under the
      senior credit facilities (on $445.6
      million)(a) ................................      (10.8)         (15.8)             (29.3)
                                                      -------        -------            -------
      Total adjustments to pro forma interest
       expense ...................................    $  (6.8)       $ (20.0)           $ (32.4)
                                                      =======        =======            =======

----------
    (a) The adjustments to pro forma interest expense for the pro forma adjustments for borrowings under the senior credit facilities and senior subordinated interim loan are based on the average prevailing interest rates that we would have paid on those borrowings for the periods presented had such borrowings been outstanding at the beginning of each of the periods presented. The average prevailing interest rates on the senior credit facilities would have been 4.86% for the six months ended June 30, 2002, 7.11% for the six months ended June 30, 2001 and 6.57% for the year ended December 31, 2001. The average prevailing interest rates on the senior subordinated interim loan would have been 5.36% for the six months ended June 30, 2002, 8.65% for the six months ended June 30, 2001, and 7.59% for the year ended December 31, 2001.

     The pro forma statements of operations do not reflect interest income on the $316.4 million pro forma cash balance at January 1, 2001 that we would have had after the Offerings.

6. The pro forma adjustments for our Acquisitions and Offerings were all tax-effected, as appropriate, using an estimated statutory (federal and state) tax rate of 40.0%. The pro forma adjustments also include an income tax (benefit) provision (($0.8) million for the six months ended June 30, 2001 and $1.1 million for the year ended December 31, 2001) to record the aggregate income tax expense for the historical results of operations of KDI, EER, BT Fuze and

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     SY to the statutory income tax rate of 40.0% that they would have incurred had we acquired them on January 1, 2001, but did not because they were not subject to income tax prior to their acquisition by us.

7. The pro forma statement of operations for the six months ended June 30, 2001 includes the following unaudited historical financial data for our Acquisitions.

                                                                                             BT          SY
                                        KDI(a)          EER(a)        SPAR        EMG       FUZE     TECHNOLOGY      AIS
                                   --------------- --------------- ---------- ---------- ---------- ------------ -----------
                                                                         (IN MILLIONS)
Sales ............................    $   16.2        $   49.3      $  48.1    $  33.0     $ 13.4     $  30.6     $  435.5
Costs and expenses ...............        16.6            47.4         41.5       30.4       13.7        27.9        428.2
                                      --------        --------      -------    -------     ------     -------     --------
 Operating income (loss) .........        (0.4)            1.9          6.6        2.6       (0.3)        2.7          7.3
Interest and other income
 (expense) .......................        (1.6)(b)        (4.0)(c)      0.5         --         --          --         (0.7)
Interest expense .................         0.3              --           --         --         --         0.1           --
                                      --------        --------      -------    -------     ------     -------     --------
 Income (loss) before
   income taxes ..................        (2.3)           (2.1)         7.1        2.6       (0.3)        2.6          6.6
Income tax provision
 (benefit) .......................          --              --          2.7         --         --          --          3.6
                                      --------        --------      -------    -------     ------     -------     --------
 Income (loss) from
   continuing operations .........    $   (2.3)       $   (2.1)     $   4.4    $   2.6    $  (0.3)    $   2.6     $    3.0
                                      ========        ========      =======    =======    =======     =======     ========

                                       PKI     ACQUISITIONS
                                   ---------- -------------
Sales ............................   $ 41.1     $  667.2
Costs and expenses ...............     43.6        649.3
                                     ------     --------
 Operating income (loss) .........     (2.5)        17.9
Interest and other income
 (expense) .......................     (0.1)        (5.9)
Interest expense .................       --          0.4
                                     ------     --------
 Income (loss) before
   income taxes ..................     (2.6)        11.6
Income tax provision
 (benefit) .......................     (1.0)         5.3
                                     ------     --------
 Income (loss) from
   continuing operations .........  $  (1.6)    $    6.3
                                    =======     ========

----------

     (a) Represents historical results of operations for the four-month period ended April 30, 2001.

     (b) Includes a charge to write-down excess inventory of $1.7 million.

     (c) Includes a charge of $4.2 million of investment banking fees and other non-recurring charges.


8. Adjustments to costs and expenses relating to the Acquisitions are presented in the table below:

                                                           SIX MONTHS
                                                             ENDED          YEAR ENDED
                                                         JUNE 30, 2001   DECEMBER 31, 2001
                                                        --------------- ------------------
                                                                  (IN MILLIONS)
     Eliminate historical goodwill amortization
       for AIS, EMG, Spar and PKI(a) ..................     $ (15.5)         $ (30.7)
     Increase to goodwill amortization for KDI and EER
       for higher goodwill recorded by L-3 than their
       historical amounts of goodwill(a) ..............         0.7              0.7
                                                            -------          -------
        Total pro forma adjustments to costs and
          expenses ....................................     $ (14.8)         $ (30.0)
                                                            =======          =======

----------

     (a) In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, no goodwill amortization expenses would have been recorded by us in 2001 for the acquisitions of EMG, Spar, BT Fuze, SY, AIS and PKI because these acquisitions were completed after June 30, 2001. Additionally, in accordance with SFAS No. 142, effective January 1, 2002 goodwill amortization is no longer being recorded for any of the Acquisitions.

     The assets and liabilities recorded in connection with the purchase price allocations for the Acquisitions are all based upon preliminary estimates of fair values for contracts in process, estimated costs in excess of billings to complete contracts in process, inventories, identifiable intangibles and deferred taxes. Actual adjustments will be based on the final purchase prices and final appraisals and other analyses of fair values which are in process. With the exception of the AIS acquisition, we do not expect the differences between the preliminary and final purchase

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     price allocations for the acquisitions to be material. Material differences between the preliminary and final purchase price allocations for the AIS acquisition could result from the valuation of contracts in process, estimated costs in excess of billings to complete contracts in process, identifiable intangibles, deferred income taxes and pension and postretirement benefits and other items. A review of the contracts in process and identifiable intangible assets included in the AIS acquisition is being performed. All of the data required to prepare this review and the related valuations is not currently available and at this time it is not practicable to reasonably estimate these valuations. In addition, no adjustment has been made to contracts in process which will be valued at their estimated contract prices less the estimated costs to complete and an allowance for a normal profit on the effort to complete such contracts. Although the final purchase price allocation for the contracts in process, estimated costs in excess of billings to complete contracts in process, deferred taxes and pension and postretirement benefits of AIS could materially affect the amount of goodwill recorded for AIS, such final purchase price allocations are not expected to have a material effect on our results of operations. Furthermore, any allocation of purchase price to identifiable intangible assets with finite lives will result in additional amortization expense and a reduction to the estimated goodwill for AIS. For example, an allocation of $50.0 million to identifiable intangible assets with a 10 year life would result in an increase of $5.0 million per annum to costs and expenses and a decrease of $3.0 million per annum to income from continuing operations.

9. The pro forma adjustments for the Offerings for the six months ended June 30, 2001 and the year ended December 31, 2001 do not include an extraordinary charge of $16.2 million ($9.9 million after-tax) related to the repurchase and redemption of our $225.0 million 10 3/8% Senior Subordinated Notes due 2007. The extraordinary charge includes the call premium of 5.188% or approximately $11.7 million and fees and other expenses of approximately $4.5 million, including the write-off of the unamortized deferred debt issue costs on the $225.0 million 10 3/8% Senior Subordinated Notes due 2007. The extraordinary charge is not included in the pro forma adjustments because it is not a component of income (loss) from continuing operations.

10. The pro forma statement of operations for the year ended December 31, 2001 includes the following unaudited historical financial data for our Acquisitions.

                                        KDI(a)          EER(a)         SPAR(b)
                                   --------------- --------------- ---------------
                                                    (IN MILLIONS)
Sales ............................    $   16.2        $   49.3        $   76.9
Costs and expenses ...............        16.6            47.4            67.8
                                      --------        --------        --------
 Operating income (loss) .........        (0.4)            1.9             9.1
Interest and other income
 (expense) .......................        (1.6)(d)        (4.0)(e)        (0.4)(f)
Interest expense .................         0.3              --              --
                                      --------        --------        --------
 Income (loss) before
   income taxes ..................        (2.3)           (2.1)            8.7
Income tax provision
 (benefit) .......................          --              --             3.3
                                      --------        --------        --------
 Income (loss) from
   continuing operations .........    $   (2.3)       $   (2.1)       $    5.4
                                      ========        ========        ========

                                                       BT           SY
                                        EMG(b)      FUZE(c)   TECHNOLOGY(c)      AIS         PKI     ACQUISITIONS
                                   --------------- --------- --------------- ----------- ---------- -------------
                                                       (IN MILLIONS)
Sales ............................    $   52.2      $  34.7      $  62.0      $  918.6     $ 86.1    $  1,296.0
Costs and expenses ...............        49.1         32.8         56.5         876.7       88.6       1,235.5
                                      --------      -------      -------      --------     ------    ----------
 Operating income (loss) .........         3.1          1.9          5.5          41.9       (2.5)         60.5
Interest and other income
 (expense) .......................        (3.8)(g)       --           --          (1.4)      (0.1)        (11.3)
Interest expense .................          --           --          0.2            --         --           0.5
                                      --------      -------      -------      --------     ------    ----------
 Income (loss) before
   income taxes ..................        (0.7)         1.9          5.3          40.5       (2.6)         48.7
Income tax provision
 (benefit) .......................         0.3           --           --          22.1       (1.0)         24.7
                                      --------      -------      -------      --------     ------    ----------
 Income (loss) from
   continuing operations .........    $   (1.0)     $   1.9      $   5.3      $   18.4    $  (1.6)   $     24.0
                                      ========      =======      =======      ========    =======    ==========

----------
     (a) Represents historical results of operations for the four-month period ended April 30, 2001.

     (b) Represents historical results of operations for the ten-month period ended October 31, 2001.

     (c) Represents historical results of operations for the eleven-month period ended November 30, 2001.

     (d) Includes a charge to write-down excess inventory of $1.7 million.

     (e) Includes a charge of $4.2 million for investment banking fees and other non-recurring charges.

     (f) Includes a $1.4 million restructuring charge.

     (g) Includes a $3.8 million restructuring charge.

   The historical results of operations for KDI, EER, BT Fuze and SY do not include a provision for income taxes because they each were either an S Corporation or a Limited Liability Company and the income taxes on their income were paid by their individual stockholders rather than the entities.

                         SELECTED FINANCIAL INFORMATION

     We derived the selected financial data presented below as of December 31, 2001 and 2000 and for each of the three years ended December 31, 2001 from our audited consolidated financial statements included elsewhere herein. We derived the selected financial data presented below as of June 30, 2002 and for the six months ended June 30, 2002 and June 30, 2001 from our unaudited consolidated financial statements included elsewhere herein. We derived the selected financial data presented below as of December 31, 1999, 1998 and 1997 and for the nine months ended December 31, 1997 from our audited consolidated financial statements not included herein. We derived the selected financial data presented below for the three months ended March 31, 1997 from the audited combined financial statements of our predecessor company not included herein. You should read the selected financial data together with our "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our audited consolidated financial statements.

                                                                    L-3
                            -----------------------------------------------------------------------------------
                                 SIX MONTHS ENDED                             YEAR ENDED
                                     JUNE 30,                                DECEMBER 31,
                            --------------------------- -------------------------------------------------------
                                 2002          2001        2001(1)       2000(1)       1999(1)       1998(1)
                            ------------- ------------- ------------- ------------- ------------- -------------
                                                   (in millions, except per share data)
STATEMENT OF
 OPERATIONS DATA:
Sales .....................  $  1,652.0    $  1,023.5    $  2,347.4    $  1,910.1    $  1,405.5    $  1,037.0
Operating income ..........       169.0         107.4         275.3         222.7         150.5         100.3
Interest expense, net .....        56.9          45.0          84.5          88.6          55.1          46.9
Minority interest .........         2.7           1.6           4.5            --            --            --
Provision (benefit) for
 income taxes .............        38.6          23.3          70.8          51.4          36.7          20.9
Income from continuing
 operations ...............        70.8          37.5         115.5          82.7          58.7          32.6
Income from continuing
 operations, as
 adjusted(5) ..............  $     70.8    $     53.3    $    149.4    $    112.3    $     76.2    $     43.7
BALANCE SHEET DATA (AT
 PERIOD END):
Working capital ...........  $  1,224.3    $    456.2    $    714.3    $    360.9    $    255.5    $    157.8
Total assets ..............     4,949.2       2,728.1       3,335.4       2,463.5       1,628.7       1,285.4
Total debt ................     1,898.1         905.0       1,315.3       1,095.0         605.0         605.0
Shareholders' equity ......     2,088.2       1,131.4       1,213.9         692.6         583.2         300.0

                                              PREDECESSOR
                                              COMPANY(3)
                                             ------------
                                                 THREE
                               NINE MONTHS      MONTHS
                                  ENDED          ENDED
                              DECEMBER 31,     MARCH 31,
                                 1997(2)         1997
                            ---------------- ------------
                            (in millions, except per share
                                        data)
STATEMENT OF
 OPERATIONS DATA:
Sales .....................    $   546.5       $  158.9
Operating income ..........         51.5 (4)        7.9
Interest expense, net .....         28.5            8.4
Minority interest .........           --             --
Provision (benefit) for
 income taxes .............         10.7           (0.2)
Income from continuing
 operations ...............         12.3 (4)       (0.3)
Income from continuing
 operations, as
 adjusted(5) ..............    $    16.7           (0.3)
BALANCE SHEET DATA (AT
 PERIOD END):
Working capital ...........    $   143.2             --
Total assets ..............        697.0             --
Total debt ................        392.0             --
Shareholders' equity ......        113.7             --

----------

(1) Our results of operations are impacted significantly by our acquisitions, some of which are described elsewhere herein.

(2) Reflects the acquisition of our predecessor company and the commencement of our operations effective April 1, 1997.

(3) The Predecessor Company refers to the ten initial business units we purchased from Lockheed Martin Corporation in 1997.

(4) Includes a nonrecurring, noncash compensation charge of $4.4 million ($0.22 per share) related to our initial capitalization, which we recorded effective April 1, 1997.

(5) Represents income from continuing operations, adjusted to exclude goodwill amortization expense, net of any income tax effects, recognized in those years related to goodwill that is no longer amortized.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION


OVERVIEW

     We are a leading merchant supplier of secure communications and intelligence, surveillance and reconnaissance (ISR) systems, training, simulation and support services, aviation products and aircraft modernization, as well as specialized products. Our customers include the DoD, prime contractors to the DoD, certain U.S. Government intelligence agencies, major aerospace and defense contractors, foreign governments, commercial customers and certain other U.S. federal, state and local government agencies. As a result of our recently completed acquisitions, including our acquisitions of Aircraft Integration Systems, a division of Raytheon Company, on March 8, 2002, and Spar, Analytics, BT Fuze and SY Technologies in November and December of 2001 and their effect on our operations, effective January 1, 2002, we began to present our businesses in the following four reportable segments: (1) Secure Communications & ISR; (2) Training, Simulation & Support Services; (3) Aviation Products & Aircraft Modernization; and (4) Specialized Products. Prior to December 31, 2001, we had two reportable segments: Secure Communications Systems and Specialized Products.

     Our Secure Communications & ISR segment provides products and services for the global ISR market as well as secure, high data rate communications systems for military and other U.S. Government reconnaissance and surveillance applications. We believe our systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. Our systems and products are used to connect a variety of airborne, space, ground and sea-based communication systems and are used in transmission, processing, recording, monitoring and dissemination functions of these communication systems. Our Training, Simulation & Support Services segment produces training systems, programs and related support services, and provides a wide range of engineering development and integration support, a full range of teaching, training, logistic and communication software support services and custom ballistic targets. Our Aviation Products & Aircraft Modernization segment provides TCAS products, cockpit voice, flight data and cruise ship hardened voyage recorders, displays and specialized aircraft modernization, upgrade and maintenance services. Our Specialized Products segment provides ocean products, telemetry, instrumentation, space and guidance products, premium fuzing products, detection systems, training devices and microwave components.

     In recent years, domestic and worldwide political and economic developments have significantly affected the markets for defense systems, products and services. Two events in 2001 had a dramatic impact on the domestic and international political and economic landscape. They impacted L-3 and the defense industry generally. First, the events of September 11 created uncertainty and exposed vulnerabilities in security and the overall defense of our homeland. Second, in the conclusions of the U.S. Quadrennial Defense Review
(QDR) that was completed in 2001, there was a fundamental and philosophical shift in focus from a "threat-based" model to one that emphasizes the capabilities needed to defeat a full spectrum of adversaries. Transforming the nation's defense posture to a capabilities-based approach involves creating the ability for a more flexible response, with greater force mobility, stronger space capabilities, missile defense, improved and network-centric communications, intelligence and information systems security and an increased emphasis on homeland defense.

     The current U.S. defense budget and the proposed U.S. defense budgets for fiscal years 2003 through 2006 have each been increased by approximately 20% over their previous budgets for those same years with increased focus on command, control, communications, intelligence, surveillance and reconnaissance (C3ISR), precision-guided weapons, unmanned aerial vehicles (UAVs), communications networks and missile defense. We believe we are well positioned to benefit from increased spending in those areas. In addition, increased emphasis on homeland defense may increase demand for our capabilities in areas such as airport security systems, information security, crisis management, preparedness and prevention services, and civilian security operations. While there is no assurance that the proposed increased DoD budget levels will be approved by Congress, after over a decade of downward trends, the current outlook is one of increased spending, which we believe should positively affect our future sales and could potentially favorably affect our future operating profits because of increased sale volumes.

     All of our domestic government contracts and subcontracts are subject to audit and various cost controls, and include standard provisions for termination for the convenience of the U.S. Government. Multiyear U.S. Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. Foreign government contracts generally include comparable provisions relating to termination for the convenience of the relevant foreign government.


ACQUISITIONS

     The table below summarizes the material acquisitions that we have completed during the year ended December 31, 2001 and the six-month period ended June 30, 2002.

                                                                     PURCHASE
ACQUIRED COMPANY                          DATE ACQUIRED              PRICE(1)
------------------------------------   -------------------   -----------------------
KDI Precision Products                       May 4, 2001            $   78.9
EER Systems                                 May 31, 2001            $  119.4(2)
Spar Aerospace Limited                 November 23, 2001            $  146.8(3)
Emergent Government Services Group     November 30, 2001            $   39.7(4)
BT Fuze Products                       December 19, 2001            $   49.5(5)
SY Technology                          December 31, 2001            $   58.5(6)
Aircraft Integration Systems               March 8, 2002            $1,148.7(5)(7)
Detection Systems                          June 14, 2002            $  100.0(5)

----------
(1) Purchase price represents the contractual consideration for the acquired business, excluding adjustments for net cash acquired and acquisition costs.

(2) Excludes additional purchase price, not to exceed $5.0 million, which is contingent upon the financial performance of EER for the year ending December 31, 2002.

(3) Includes $43.6 million for the remaining 29.7% of the outstanding common stock of Spar that we acquired and paid for in January 2002.

(4) Following the acquisition we changed Emergent Government Services Group's name to L-3 Communications Analytics.

(5) Purchase price is subject to adjustment based on actual closing date net assets or net working capital of the acquired business.

(6) Excludes additional purchase price, not to exceed $3.0 million, which is contingent upon the financial performance of SY for the years ending December 31, 2002 and 2003.

(7) Includes $18.7 million related to additional assets contributed by Raytheon Company to AIS. Following the acquisition, we changed AIS's name to L-3 Integrated Systems ("IS").

----------
     Additionally, we purchased other businesses during 2002 and 2001, which individually and in the aggregate were not material to our consolidated results of operations, financial position or cash flows in the year acquired.

     All of our acquisitions have been accounted for as purchase business combinations and are included in our consolidated results of operations from their respective effective dates.

     We regularly evaluate potential acquisitions and joint venture transactions, but except for an agreement with Wescam Inc. pursuant to which we will offer to purchase all of its outstanding common shares for Cdn $9.50 in cash, we have not entered into any agreements with respect to any material transactions at this time.


CRITICAL ACCOUNTING POLICIES

     Our significant accounting policies are described in Note 2 to the consolidated financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and costs and expenses during the reporting period. The most significant of these estimates and assumptions relate to contract estimates of sales and estimated costs to complete contracts in process, estimates of market values for inventories reported at lower of cost or market, estimates of pension and postretirement benefit obligations, recoverability of recorded amounts of fixed assets and goodwill, income taxes, including the valuations of deferred tax assets, litigation and environmental obligations. Actual results could differ from these estimates. We believe the following critical accounting policies contain the more significant judgements and estimates used in the preparation of our financial statements.

     Revenue Recognition on Contracts and Contract Estimates. The substantial majority of our direct and indirect sales to the U.S. Government and certain of our sales to foreign governments and commercial customers are made pursuant to written contractual arrangements or "contracts" to design, develop, manufacture and or modify complex products, and to the specifications of the buyers (customers) or to provide services related to the performance of such contracts. These contracts are within the scope of the American Institute of Certified Public Accountants Statement of Position 81-1 Accounting for Performance of Construction-Type and Certain Production-Type Contracts ("SOP 81-1"), and sales and profits on them are recognized using percentage-of-completion methods of accounting. Sales and profits on fixed-price production contracts whose units are produced and delivered in a continuous or sequential process are recorded as units are delivered based on their selling prices (the "units-of-delivery" method). Sales and profits on other fixed-price contracts are recorded based on the ratio of total actual incurred costs to date to the total estimated costs for each contract (the "cost-to-cost method"). Sales and fees on cost-reimbursable contracts are recognized as costs are incurred. Amounts representing contract change orders or claims are included in sales only when they can be reliably estimated and their realization is reasonably assured. Under the percentage-of-completion methods of accounting, a single estimated total profit margin is used to recognize profit for each contract over its entire period of performance which can exceed one year. The impact of revisions in profit estimates are recognized on a cumulative catch-up basis in the period in which the revisions are made. Provisions for anticipated losses on contracts are recorded in the period in which they become evident. The revisions in contract estimates, if significant, can materially affect our results of operations and cash flows, as well as our valuations of Contracts in Process.

     Accounting for the sales and profit on a contract requires estimates of
(1) the contract value or total contract revenue, (2) the total costs at completion, which is equal to the sum of the actual incurred costs to date on the contract and the estimated costs to complete the contract's scope of work and (3) the measurement of progress towards completion. The estimated profit or loss on a contract is equal to the difference between the total contract value and the estimated total cost at completion. Under the units-of-delivery percentage of completion method, sales on a contract are recorded as the units are delivered during the period at an amount equal to the contractual selling price of those units. Under the cost-to-cost percentage of completion method, sales on a contract are recorded at amounts equal to the ratio of cumulative costs incurred to date to total estimated costs at completion multiplied by the contract value, less the cumulative sales recognized in prior periods. The profit recorded on a contract under both the units-of-delivery method and cost-to-cost method is equal to the estimated total profit margin for the contract stated as a percentage of contract revenue multiplied by the sales recorded on the contract during the period. Adjustments to original estimates for a contract's revenues, estimated costs at completion and estimated total profit are often required as work progresses under a contract, as experience is gained and as more information is obtained, even though the scope of work required under the contract may not change, or if contract modifications occur. Sales on a cost-reimbursable contract are recorded as costs are incurred at an amount equal to the costs incurred plus the fee (profit) on the contract which is determined according to the contract's fee arrangement.

     For the year ended December 31, 2001: (1) sales recognized using the units-of-delivery percentage of completion method accounted for 17.9% of total sales, (2) sales recognized using the cost-to-cost percentage of completion method accounted for 36.8% of total sales, and (3) sales on cost-reimbursable contracts, which are recognized as costs are incurred, accounted for 26.4% of total sales. The remaining 18.9% of sales for the year ended December 31, 2001 pertain to sales on arrangements that are not within the scope of SOP 81-1, which are recorded when products are delivered and services are performed.

     Valuation of Deferred Tax Assets and Liabilities. At December 31, 2001, we had net deferred tax assets of $160.8 million, including $32.5 million for net operating loss carryforwards and $31.9 million for tax credit carryforwards which are subject to various limitations and will expire if unused within their respective carryforward periods. Deferred taxes are determined separately for each of our tax-paying entities in each tax jurisdiction. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback and carryforward periods available under the tax law. Based on our estimates of the amounts and timing of future taxable income, we believe that we will realize our recorded deferred tax assets. A change in the ability of our operations to continue to generate future taxable income could affect our ability to realize the future tax deductions underlying our net deferred tax assets, and require us to provide a valuation allowance against our net deferred tax assets. Such changes, if significant, could have a material impact in our effective tax rate, results of operations and financial position in any given period.


RESULTS OF OPERATIONS

     The following information should be read in conjunction with our unaudited condensed consolidated financial statements and our consolidated financial statements and the accompanying notes included herein. See Note 3 in both our unaudited condensed consolidated financial statements and our consolidated financial statements for a discussion of our acquisitions, including pro forma sales, net income and diluted earnings per share data.

THREE MONTHS ENDED JUNE 30, 2002 COMPARED WITH THREE MONTHS ENDED JUNE 30, 2001

     The tables below provide our selected statement of operations data for the three-month period ended June 30, 2002, which we refer to as the 2002 Second Quarter, and the three-month period ended June 30, 2001, which we refer to as the 2001 Second Quarter.

                                                          THREE MONTHS ENDED JUNE 30,
                                                        --------------------------------
                                                            2002             2001
                                                        -----------   ------------------
                                                                 (in millions)
Sales(1):
 Secure Communications & ISR ........................    $  278.2         $  88.9
 Training, Simulation & Support Services ............       197.2           151.7
 Aviation Products & Aircraft Modernization .........       203.5            70.8
 Specialized Products ...............................       276.3           250.2
                                                         --------         -------
   Total ............................................    $  955.2         $ 561.6
                                                         ========         =======
Operating income:
 Secure Communications & ISR ........................    $   29.7        $    4.8 (2)
 Training, Simulation & Support Services ............        22.3            19.4 (2)
 Aviation Products & Aircraft Modernization .........        32.2            24.9 (2)
 Specialized Products ...............................        13.5            11.4 (2)
                                                         --------       --------------
   Total ............................................    $   97.7        $   60.5 (2)
                                                         ========       ==============

----------
(1) Sales are after intersegment eliminations. See Note 10 to the Unaudited Condensed Consolidated Financial Statements.

(2) Operating income for the three months ended June 30, 2001, includes goodwill amortization expense of $0.9 million for Secure Communications and ISR, $1.7 million for Training, Simulation & Support Services, $2.0 million for Aviation Products & Aircraft Modernization, and $6.0 million for Specialized Products, which aggregated $10.6 million for all of L-3. In accordance with SFAS No. 142, after December 31, 2001, goodwill is not amortized to expense.
------------

     Consolidated sales increased $393.6 million to $955.2 million in the 2002 Second Quarter from sales of $561.6 million for the 2001 Second Quarter. Sales to the U.S. Government, foreign governments and other customers that are made pursuant to written contractual arrangements or "contracts" for products and/or services according to the specifications of the customer are within the scope of SOP 81-1, Accounting for Performance of Construction--type and certain Production-type contracts, and are presented on the statement of operations under the caption "Contracts, primarily long-term U.S. Government." Sales from "Contracts, primarily long-term U.S. Government", increased $408.3 million to $862.1 million in the 2002 Second Quarter from $453.8 million in the 2001 Second Quarter. The KDI, EER, Spar, Analytics, SY, BT Fuze, and IS acquisitions contributed $343.7 million of the increase in sales. The remaining increase was primarily attributable to volume increases of (1) $60.2 million for secure telephone equipment (STE) and secure data links, (2) $15.7 million for explosive detection systems, (3) $5.5 million for guidance products, and (4) $3.9 million for displays. These increases were partially offset by declines of
(1) $4.8 million on naval power equipment, (2) $9.1 million for acoustic undersea warfare products, and (3) $6.8 million principally for simulation and support services. Sales arrangements that are not within the scope of SOP 81-1 are recognized in accordance with the SEC's SAB No. 101, Revenue Recognition in Financial Statements, and are presented on the statement of operations under the caption "Commercial, primarily products." Sales from "Commercial, primarily products" decreased $14.7 million to $93.1 million in the 2002 Second Quarter from $107.8 million in the 2001 Second Quarter. The decline was principally caused by lower volume of $15.8 million on commercial aviation products and $6.8 million on telemetry, space, microwave and other communications products. These decreases were partially offset by sales from the Detection Systems acquired business of $7.9 million.

     Consolidated costs and expenses increased $356.4 million to $857.5 million in the 2002 Second Quarter from $501.1 million in the 2001 Second Quarter primarily as a result of the increase in sales. Costs and expenses for "Contracts, primarily long-term U.S. Government" increased $351.4 million to $759.7 million in the 2002 Second Quarter from $408.3 million in the 2001 Second Quarter primarily as a result of the increase in sales. Costs and expenses for "Commercial, primarily products" increased $5.0 million to $97.8 million in the 2002 Second Quarter from $92.8 million in the 2001 Second Quarter primarily due to higher expenses for the Prime Wave business.

     Consolidated operating income increased by $37.2 million to $97.7 million for the 2002 Second Quarter from $60.5 million for the 2001 Second Quarter primarily because of higher sales, which were partially offset by lower operating margins. Consolidated operating income as a percentage of sales ("operating margin") declined by 0.6 percentage points to 10.2% from 10.8% in the 2001 Second Quarter. The impact of not amortizing goodwill to expense beginning on January 1, 2002 in accordance with SFAS No. 142 increased operating margin by 1.1 percentage points. The remaining decline in consolidated operating margin of 1.7 percentage points was attributable to lower margins for the Training, Simulation & Support Services, Aviation Products & Aircraft Modernization and Specialized Products segments, which were partially offset by higher margins for the Secure Communications & ISR segment. The changes in the operating margins of the segments are discussed below. Additionally, in the 2002 Second Quarter a loss of $3.0 million was recorded for the settlement of certain litigations assumed as part of the acquisition of Aydin Corporation in April 1999, because the settlement amounts exceeded the original estimates of the acquired litigation liabilities. This loss was partially offset by a foreign currency related net gain of $1.9 million in the 2002 Second Quarter. Operating income for "Contracts, primarily long-term U.S. Government" increased $56.9 million to $102.4 million in the 2002 Second Quarter from $45.5 million in the 2001 Second Quarter. Operating margin for "Contracts, primarily long-term U.S. Government" increased 1.9 percentage points to 11.9% in the 2002 Second Quarter from 10.0% in the 2001 Second Quarter, and the increase was principally due to the impact of not amortizing goodwill to expense in accordance with SFAS No. 142. Operating income for "Commercial, primarily products" declined $19.7 million to a loss of $4.7 million in the 2002 Second Quarter from operating income of $15.0 million in the 2001 Second Quarter. Operating margin for "Commercial, primarily products" declined 18.9 percentage points to a negative 5.0% in the 2002 Second Quarter from 13.9% in the 2001 Second Quarter. The decline was principally attributable to lower margins on commercial aviation products, microwave, space and broadband communication products because of volume declines in sales, as well as continued marketing, selling and development expenses for the Prime Wave business, which were partially offset by not amortizing goodwill to expense in accordance with SFAS No. 142.

     Interest expense increased $9.6 million to $31.6 million for the 2002 Second Quarter from $22.0 million for the 2001 Second Quarter, because of the higher outstanding debt principally related to the borrowings incurred to finance the IS acquisition, which was partially offset by savings of $3.7 million from the interest rate swap agreements we entered into in July 2001 and November 2001, as well as lower interest rates on our variable rate borrowings.

     Interest and other income (expense) decreased $1.2 million to a $0.2 million expense from the 2001 Second Quarter to the 2002 Second Quarter. The 2001 Second Quarter included a net gain of $0.6 million related to a gain on the sale of a 30% interest in the ACSS business offset by the write-down of the carrying value of an investment in the common stock of a telecommunications company because the decline in value was determined to be other than temporary. Additionally, losses on an equity method investment increased.

     The income tax provision for the 2002 Second Quarter is based on the estimated effective income tax rate for 2002 of 35.3%, compared with the effective tax rate of 38.3% for the 2001 Second Quarter. The decrease in the effective income tax rate is primarily attributable to the exclusion of goodwill amortization expense that is non-deductible for income tax purposes from the annual estimated effective income tax rate calculation as a result of goodwill not being amortized beginning on January 1, 2002 in accordance with SFAS No. 142.

     Basic earnings per share ("EPS") of L-3 Communications Holdings before extraordinary items increased $0.21 to $0.52 for the 2002 Second Quarter from $0.31 for the 2001 Second Quarter, and diluted EPS before extraordinary items increased $0.19 to $0.49 from $0.30 for the 2001 Second Quarter. The impact of not amortizing goodwill to expense beginning on January 1, 2002 in accordance with SFAS No. 142 increased both basic EPS before extraordinary items and diluted EPS before extraordinary items each by $0.11. Excluding the impact of not amortizing goodwill to expense, basic EPS before extraordinary items grew 23.8% and diluted EPS before extraordinary items grew 19.5%. Basic EPS was $0.40 and diluted EPS was $0.38 after an extraordinary loss of $9.9 million, net of income taxes, on the early extinquishment of debt arising from the retirement of our $225.0 million of 103/8% senior subordinated notes. Diluted weighted-average common shares outstanding increased 16.3% principally reflecting the dilutive effect of the convertible notes.

     The 2002 Second Quarter diluted EPS computation did not include the effect of the 7.8 million shares of L-3 Communications Holdings common stock that are issuable upon conversion of the CODES (See Notes 5 and 7 to the unaudited condensed consolidated financial statements) because the conditions for their conversion were not satisfied. However, if the CODES had been convertible for the 2002 Second Quarter, reported diluted EPS would not have changed.


SECURE COMMUNICATIONS & ISR

     Sales for the Secure Communications & ISR segment increased $189.3 million or 212.9% to $278.2 million in the 2002 Second Quarter from $88.9 million for the 2001 Second Quarter. The increase was principally attributed to $126.6 million from the IS-Tactical Reconnaissance Systems (TRS) and Airborne Surveillance & Control (ASC) acquired businesses and $62.7 million of increased volume principally on STE, secure data links and military communications products, which was attributable to greater demand for secure communications from the DoD and U.S. Government intelligence agencies. Additionally, the increase in STE volume of $21.0 million was partially related to lower volume in the 2001 Second Quarter arising from software development enhancements on STE made in 2001 which caused production and delivery delays in 2001.

     Operating income increased by $24.9 million to $29.7 million in the 2002 Second Quarter because of higher sales and operating margin. Operating margin improved by 5.3 percentage points to 10.7% from 5.4%. The impact of not amortizing goodwill to expense beginning on January 1, 2002 in accordance with SFAS No. 142 increased operating margin by 0.4 percentage points. Increased volume and cost improvements on STE accounted for 1.9 percentage points of the increase. A provision to increase the allowance for doubtful accounts by $3.0 million for certain commercial receivables decreased operating margin by 1.1 percentage points. The remaining increase in operating margins was principally attributable to margins from the IS-TRS and ASC acquired businesses, which were higher then the Secure Communications & ISR segment operating margins for the 2001 Second Quarter. Additionally, the Prime Wave business continued to generate losses in the 2002 Second Quarter because of lower sales volume as well as continued marketing, selling and development expenses. We expect margins for the segment to improve in the second half of 2002 because of expected volume increases and additional cost improvements on DoD business, as well as lower losses for the Prime Wave business arising from anticipated increases in sales.


TRAINING, SIMULATION & SUPPORT SERVICES

     Sales for the Training, Simulation & Support Services segment increased $45.5 million or 30.0% to $197.2 million for the 2002 Second Quarter from $151.7 million for the 2001 Second Quarter. The EER, SY and Analytics acquired businesses contributed $50.7 million to sales. The remaining net decrease of $5.2 million was principally attributable to lower sales on a ballistic missile target services contract which is approaching its scheduled completion.

     Operating income increased by $2.9 million to $22.3 million in the 2002 Second Quarter because of higher sales, which were partially offset by lower operating margins. Operating margin declined by 1.5 percentage points to 11.3% for the 2002 Second Quarter from 12.8% for the 2001 Second Quarter. The impact of not amortizing goodwill to expense beginning on January 1, 2002 in accordance with SFAS No. 142 increased operating margin by 0.9 percentage points. This increase was offset by a decline in operating margin of 2.4 percentage points, which was principally attributable to the expected lower margins for the SY and Analytics acquired businesses, as well as lower margins on training services in the current period compared to the prior period as a result of profit improvements on certain contracts during 2001. We do not expect margins for the segment to change significantly during the second half of 2002.


AVIATION PRODUCTS & AIRCRAFT MODERNIZATION

     Sales for the Aviation Products & Aircraft Modernization segment increased $132.7 million or 187.4% to $203.5 million for the 2002 Second Quarter from $70.8 million for the 2001 First Quarter. The IS-Aircraft Modification & Maintenance (AMM) and Spar acquired businesses contributed $143.2 million to sales. The remaining decline in sales of $10.5 million was principally attributable to lower volume of $15.8 million on traffic collision and avoidance systems (TCAS) and aviation recorders used primarily for commercial applications, that were partially offset by an increase in volume for displays used in military applications. The decline in sales of commercial aviation products was caused by a decline in orders and customer-deferred delivery schedules stemming from the continued downturn in the commercial aircraft industry that began in 2001. We expect the sales volume for all of 2002 on commercial aviation products to be lower than 2001 volumes; however, the amount of the declines are expected to be smaller during the second half of 2002 than they were in the 2002 First Half when compared to the same periods in the prior year.

     Operating income increased by $7.3 million to $32.2 million for the 2002 Second Quarter from $24.9 million for the 2001 Second Quarter because of higher sales, which were partially offset by lower operating margins. Operating margin declined by 19.3 percentage points to 15.9% for the 2002 Second Quarter from 35.2% for the 2001 Second Quarter. The impact of not amortizing goodwill to expense beginning on January 1, 2002 in accordance with SFAS No. 142 increased operating margin by 1.0 percentage points. Lower volumes on TCAS and aviation recorders which generated lower gross margin contributions, as well as increased development expenses for a terrain awareness warning system and a commercial displays product-line which are planned to be introduced later this year reduced operating margin by 5.7 percentage points. The remaining decrease in operating margin of 14.6 percentage points was principally attributable to margins from the IS-AMM and Spar acquired businesses, which were lower than the Aviation Products & Aircraft Modernization segment operating margins for the 2001 Second Quarter. Operating margins benefited from a foreign currency gain recorded from the Spar acquisition. We expect the operating margins on commercial aviation products to increase during the second half of 2002 arising from expected increases in volumes.


SPECIALIZED PRODUCTS

     Sales for the Specialized Products segment increased $26.1 million or 10.4% to $276.3 million in the 2002 Second Quarter from $250.2 million for the 2001 Second Quarter. The increase was principally related to the acquisitions of KDI, BT Fuze and Detection Systems, which accounted for $31.1 million in sales, and higher volume of $5.5 million for guidance products and $15.7 million for explosive detection systems. The increase in volume for explosive detection systems was substantially all from a contract with the Transportation Security Administration (TSA) of the U.S. Department of Transportation that was awarded to us in April 2002. The initial contract value for the TSA award is $162 million and includes full-funding for 100 units of our examiner 3DX(TM) 6000 explosive detection systems and long-lead funding for an additional 200 systems plus production ramp-up funding. The contract value for this TSA award is expected to be about $250 million if all of these additional units are fully funded. This increase was partially offset by a decrease in sales that was principally attributable to lower volume of (1) $4.8 million on naval power equipment arising from lower shipments caused by production capacity diverted to fixing quality control problems and the related rework activities, (2) $9.1 million for acoustic undersea warfare products arising from the timing of shipments, and (3) $12.3 million principally on telemetry and space products and microwave components arising from continued softness and declining demand in the space, broadband and wireless commercial communications markets. We expect our sales of explosive detection systems to increase substantially in the second half of 2002 as we increase our production for the TSA contract. Additionally, we expect to return to normal production levels for naval power equipment in the second half of 2002, and anticipate an increase in volume for space, broadband and wireless communications products.

     Operating income increased by $2.1 million to $13.5 million for the 2002 Second Quarter from $11.4 million for the 2001 Second Quarter primarily because of higher sales. Operating margin increased by 0.3 percentage points to 4.9% for the 2002 Second Quarter from 4.6% for the 2001 Second Quarter. The impact of not amortizing goodwill to expense beginning on January 1, 2002 in accordance with SFAS No. 142 increased operating margin by 2.2 percentage points. Higher margins from the KDI and BT Fuze acquired businesses related to new contracts entering production caused an increase in operating margin of 1.5 percentage points. A loss of $3.0 million recorded in June 2002 for the settlement of certain litigations assumed as part of the acquisition of Aydin Corporation in April 1999 caused a decline in operating margin of 1.1 percentage points. The remaining decline was principally attributable to lower margins resulting from lower shipments and rework efforts for naval power equipment and lower volume on microwave components and acoustic undersea warfare products. We expect the operating margin for Specialized Products to improve in the second half of 2002 arising from expected volume increases for explosive detection systems, naval power equipment, telemetry and space products and microwave components.


SIX MONTHS ENDED JUNE 30, 2002 COMPARED WITH SIX MONTHS ENDED JUNE 30, 2001

     The tables below provide our selected statement of operations data for the six-month period ended June 30, 2002, which we refer to as the 2002 First Half, and the six-month period ended June 30, 2001, which we refer to as the 2001 First Half.

                                                             SIX MONTHS ENDED JUNE 30,
                                                        -----------------------------------
                                                            2002               2001
                                                        ------------   --------------------
                                                                   (in millions)
Sales(1):
 Secure Communications & ISR ........................    $   435.6        $    171.6
 Training, Simulation & Support Services ............        392.0             268.7
 Aviation Products & Aircraft Modernization .........        310.8             131.4
 Specialized Products ...............................        513.6             451.8
                                                         ---------        ------------
   Total ............................................    $ 1,652.0        $  1,023.5
                                                         =========        ============
Operating income:
 Secure Communications & ISR ........................    $    46.1        $      11.1 (2)
 Training, Simulation & Support Services ............         43.8               28.6 (2)
 Aviation Products & Aircraft Modernization .........         49.7               47.6 (2)
 Specialized Products ...............................         29.4               20.1 (2)
                                                         ---------       -------------
   Total ............................................    $   169.0        $     107.4 (2)
                                                         =========       =============

----------
(1) Sales are after intersegment eliminations. See Note 10 to the Unaudited Condensed Consolidated Financial Statements.

(2) Operating income for the six months ended June 30, 2001, includes goodwill amortization expense $1.9 million for Secure Communications and ISR, $3.0 million for Training, Simulation & Support Services, $3.9 million for Aviation Products & Aircraft Modernization, and $11.7 million for Specialized Products, which aggregated $20.5 million for all of L-3. In accordance with SFAS No. 142, after December 31, 2001, goodwill is not amortized to expense.

------------

     Consolidated sales increased $628.5 million to $1,652.0 million for the 2002 First Half from $1,023.5 million for the 2001 First Half. Sales from "Contracts, primarily long-term U.S. Government" increased $653.4 million to $1,478.5 million for the 2002 First Half from $825.1 million for the 2001 First Half. The KDI, EER, Spar, Analytics, SY, BT Fuze, and IS acquired businesses contributed $544.9 million of the increase in sales. The remaining increase was primarily attributable to volume increases of (1) $96.6 million on STE, secure data links and military communications products, (2) $15.5 million for explosive detection systems, (3) $14.8 million on guidance products, and (4) $5.2 million for displays. These sales increases were partially offset by declines of (1) $18.4 million on naval power equipment and (2) $5.2 million principally for acoustic undersea warfare products. Sales from "Commercial, primarily products" decreased $24.9 million to $173.5 million in the 2002 First Half from $198.4 million in the 2001 First Half. The decline was principally caused by lower volume of $28.7 million on commercial aviation products and $4.1 million on telemetry, space, microwave and other communications products. These decreases were partially offset by sales from the Detection Systems acquired business of $7.9 million.

     Consolidated costs and expenses increased $566.9 million to $1,483.0 million in the 2002 First Half from $916.1 million in the 2001 First Half, primarily as a result of the increase in sales. Costs and expenses for "Contracts, primarily long-term U.S. Government" increased $558.6 million to $1,304.7 million in the 2002 First Half from $746.1 million in the 2001 First Half primarily as a result of the increase in sales. Costs and expenses for "Commercial, primarily products" increased $8.3 million to $178.3 million in the 2002 First Half from $170.0 million in the 2001 First Half primarily due to higher expenses for the Prime Wave business.

     Consolidated operating income increased by $61.6 million to $169.0 million in the 2002 First Half from $107.4 for the 2001 First Half primarily because of higher sales. Consolidated operating margin declined by 0.3 percentage points to 10.2% from 10.5% in the 2001 First Half. The impact of not amortizing goodwill to expense beginning on January 1, 2002 in accordance with SFAS No. 142 increased operating margin by 1.2 percentage points. The remaining decline in operating margin of 1.5 percentage points was due to declines in the Training, Simulation & Support Services, Aviation Products & Aircraft Modernization and the Specialized Products segments, which were partially offset by increases in the Secure Communications & ISR segment. The changes in the operating margins of the segments are discussed below. Additionally, a loss of $3.0 million was recorded in June 2002 for the settlement of certain litigations assumed as part of a prior acquisition. This loss was partially offset by a foreign currency related net gain of $1.9 million. Operating income for "Contracts, primarily long-term U.S Government increased $94.8 million to $173.8 million in the 2002 First Half from $79.0 million in the 2001 First Half. Operating margin for "Contracts, primarily long-term U.S. Government increased 2.2 percentage points to 11.8% in the 2002 First Half from 9.6% in the 2001 First Half, and the increase was principally due to the impact of not amortizing goodwill to expense in accordance with SFAS No. 142. Operating income for "Commercial, primarily products" declined $33.2 million to a loss of $4.8 million in the 2002 First Half from operating income of $28.4 million in the 2001 First Half. Operating margin for "Commercial, primarily products" declined 17.1 percentage points to a negative 2.8% in the 2002 First Half from 14.3% in the 2001 First Half. The decline was principally attributable to lower margins on commercial aviation products, microwave, space and broadband communication products because of volume declines in sales, as well as continued marketing, selling and development expenses for the Prime Wave business, which were partially offset by not amortizing goodwill to expense in accordance with SFAS No. 142.

     Interest expense increased $11.3 million to $57.7 million in the 2002 First Half from $46.4 for the 2001 First Half, because of the higher outstanding debt, partially offset by savings of $6.6 million from the interest rate swap agreements we entered into in 2001 and lower interest rates on our variable rate borrowings.

     Interest and other income decreased $0.7 million to $0.8 million for the 2002 First Half from $1.5 million for the 2001 First Half, principally because the 2001 First Half included a net gain of $0.6 million. The net gain relates to a gain on the sale of a 30% interest in the ACSS business offset by the write-down of the carrying value of an investment in the common stock of a telecommunications company because the decline in value was determined to be other than temporary.

     The income tax provision for the 2002 First Half is based on our estimated effective income tax rate for 2002 of 35.3%, compared with the effective tax rate of 38.3% for the 2001 First Half, as discussed above in the 2002 Second Quarter discussion.

     Basic EPS of L-3 Communications Holdings before extraordinary items increased $0.37 to $0.89 in the 2002 First Half from $0.52 in the 2001 First Half, and diluted EPS increased $0.34 to $0.84 in the 2002 First Half from $0.50 in the 2001 First Half. The impact of not amortizing goodwill to expense beginning on January 1, 2002 in accordance with SFAS No. 142 increased basic EPS before extraordinary items by $0.23 and diluted EPS before extraordinary items by $0.21. Excluding the impact of not amortizing goodwill to expense, basic EPS before extraordinary items grew 18.7% and diluted EPS before extraordinary items grew 18.3%. Basic EPS was $0.77 and diluted EPS was $0.73 after an extraordinary loss of $9.9 million, net of taxes, on the early extinquishment of debt arising from the retirement of our $225.0 million of 10 3/8% senior subordinated notes. Diluted weighted-average common shares outstanding increased 20.5% principally reflecting the dilutive effect of the convertible notes and the sale of 9.2 million shares of our common stock in May 2001.

     The 2002 First Half diluted EPS computation did not include the effect of the 7.8 million shares of L-3 Communications Holdings common stock that are issuable upon conversion of the CODES (See Notes 5 and 7 to the unaudited condensed consolidated financial statements) because the conditions for their conversion were not satisfied. However, if the CODES had been convertible for the 2002 First Half, reported diluted EPS would have not changed.


SECURE COMMUNICATIONS & ISR

     Sales for the Secure Communications & ISR segment increased $264.0 million or 153.8% to $435.6 million for the 2002 First Half from $171.6 million for the 2001 First Half. The increase was principally attributed to $165.0 million from the IS-TRS and ASC acquired businesses and $99.0 million of increased volume principally on STE, secure data links and military communications products, which was attributable to greater demand for secure communications from the DoD and U.S. Government intelligence agencies. Additionally, the increase in STE volume of $41.6 million was partially related to lower volume in the 2001 First Half arising from software development enhancements on STE made in 2001 which caused production and delivery delays in 2001.

     Operating income increased by $35.0 million to $46.1 million in the 2002 First Half from $11.1 million for the 2001 First Half, because of higher sales and operating margin. Operating margin improved by 4.1 percentage points to 10.6% in the 2002 First Half compared to 6.5% in the 2001 First Half. The impact of not amortizing goodwill to expense beginning on January 1, 2002 in accordance with SFAS No. 142 increased operating margin by 0.4 percentage points. Increased volume and cost improvements on STE accounted for 3.1 percentage points of the increase. A provision to increase the allowance for doubtful accounts by $3.0 million for certain commercial customers decreased operating margin by 0.7 percentage points. The remaining increase in operating margins was principally attributable to margins from the ISTRS and ASC acquired businesses, which were higher than the Secure Communications & ISR segment operating margins for the 2001 First Half. Additionally, the Prime Wave business continued to generate losses in the 2002 Second Half because of low sales volume as well as higher marketing, selling and development expenses.


TRAINING, SIMULATION & SUPPORT SERVICES

     Sales for the Training, Simulation & Support Services segment increased $123.3 million or 45.9% to $392.0 million for the 2002 First Half from $268.7 million for the 2001 First Half. The EER, SY and Analytics acquired businesses contributed $115.8 million of the increase in sales. The remaining net increase of $7.5 million was principally attributable to volume increases at our training and simulation business attributable to new contracts competitively awarded during 2001, that were partially offset by lower sales on a ballistic missiles target services contract which is approaching its scheduled completion.

     Operating income increased by $15.2 million to $43.8 million in the 2002 First Half from $28.6 million for the 2001 First Half, principally because of higher sales and operating margin. Operating margin increased by 0.6 percentage points to 11.2% in the 2002 First Half compared to 10.6% in the 2001 First Half. The impact of not amortizing goodwill to expense beginning on January 1, 2002 in accordance with SFAS No. 142 increased operating margin by 0.8 percentage points. The remaining decrease in operating margin of 0.2 percentage points was principally attributable to slightly lower margins from the acquired businesses, as well as lower margins on training services in the current period compared to the prior period as a result of profit improvements on certain contracts during 2001.


AVIATION PRODUCTS & AIRCRAFT MODERNIZATION

     Sales for the Aviation Products & Aircraft Modernization segment increased $179.4 million or 136.5% to $310.8 million for the 2002 First Half from $131.4 million for the 2001 First Half. The IS-AMM and Spar acquired businesses contributed $201.7 million to sales. The remaining decline in sales of $22.3 million was principally attributable to lower volume of $28.7 million on TCAS and aviation recorders used primarily for commercial applications, that were partially offset by an increase in volume for displays used in military applications. The decline in sales of commercial aviation products was due to reduced demand and customer-deferred delivery schedules stemming from the continued downturn in the commercial aircraft industry that began in 2001.

     Operating income increased by $2.1 million to $49.7 million for the 2002 First Half from $47.6 million for the 2001 First Half, because of higher sales, which were largely offset by lower operating margins. Operating margin declined by 20.2 percentage points to 16.0% for the 2002 First Half from 36.2% for the 2001 First Half. The impact of not amortizing goodwill to expense beginning on January 1, 2002 in accordance with SFAS No. 142 increased operating margin by
1.3 percentage points. Lower volumes on TCAS and aviation recorders which generated lower gross margin contributions, as well as increased development expenses for a terrain awareness warning system and a commercial displays product-line which are planned to be introduced later this year reduced operating margin by 7.6 percentage points. The remaining decrease in operating margins of 13.9 percentage points was principally attributable to margins from the IS-AMM and Spar acquired businesses, which were lower than the Aviation Products & Aircraft Modernization segment operating margins for the 2001 First Half.


SPECIALIZED PRODUCTS

     Sales for the Specialized Products segment increased $61.8 million or 13.7% to $513.6 million for the 2002 First Half from $451.8 million for the 2001 First Half. The increase was principally related to the acquisitions of KDI, BT Fuze and Detection Systems, which accounted for $70.3 million in sales and higher volume of $14.8 million for guidance products and $15.5 million for explosive detection systems. This increase was partially offset by a decrease in sales that was principally attributable to lower volume of (1) $18.4 million on naval power equipment arising from lower shipments caused by production capacity diverted to fixing quality control problems, (2) $4.4 million for acoustic undersea warfare products arising from the timing of shipments, and
(3) $16.0 million on telemetry and space products and microwave components arising from continued softness and declining demand in the space, broadband and wireless commercial communications markets.

     Operating income increased by $9.3 million to $29.4 million in the 2002 First Half from $20.1 million for the 2001 First Half, because of higher sales and operating margin. Operating margin improved by 1.2 percentage points to 5.7% in the 2002 First Half compared to 4.5% in the 2001 First Half. The impact of not amortizing goodwill to expense beginning on January 1, 2002 in accordance with SFAS No. 142 increased operating margin by 2.3 percentage points. Higher margins from the KDI and BT Fuze acquired businesses related to new contracts entering production caused an increase in operating margin of 1.6 percentage points. A loss of $3.0 million recorded in June 2002 for the settlement of certain litigations assumed as part of the acquisition of Aydin caused a decline in operating margin of 0.6 percentage points. The remaining decline was principally attributable to lower shipments and rework efforts for naval power equipment.


YEAR ENDED DECEMBER 31, 2001 COMPARED WITH YEAR ENDED DECEMBER 31, 2000

     The tables below provide our selected statement of operations data for the years ended December 31, 2001 and 2000.


                             SEGMENT OPERATING DATA

                                                         YEAR ENDED DECEMBER 31,
                                                        --------------------------
                                                            2001           2000
                                                        ------------   -----------
                                                              (in millions)
Sales(1):
 Secure Communications & ISR ........................    $   450.5      $   393.0
 Training, Simulation & Support Services ............        596.8          283.4
 Aviation Products & Aircraft Modernization .........        263.3          209.1
 Specialized Products ...............................      1,036.8        1,024.6
                                                         ---------      ---------
    Total ...........................................    $ 2,347.4      $ 1,910.1
                                                         =========      =========
Operating income:
 Secure Communications & ISR ........................    $    32.0      $    54.1
 Training, Simulation & Support Services ............         65.7           23.5
 Aviation Products & Aircraft Modernization .........         85.6           66.9
 Specialized Products ...............................         92.0           78.2
                                                         ---------      ---------
    Total ...........................................    $   275.3      $   222.7
                                                         =========      =========

----------
(1) Sales are after intersegment eliminations. See Note 16 to the consolidated financial statements.

     Sales increased $437.3 million to $2,347.4 million in 2001 compared with 2000. Sales to the U.S. Government, foreign governments and other customers that are made pursuant to written contractual arrangements or "contracts" for products and or services according to the specifications of the customer are within the scope of SOP 81-1 and are presented on the statement of operations under the caption "Contracts, primarily long-term U.S. Government." Sales from "Contracts, primarily long-term U.S. Government", increased $367.2 million to $1,903.7 million in 2001 from $1,536.5 million in 2000. The MPRI, Coleman, KDI, and EER acquisitions contributed $335.6 million of the sales increase in 2001. The remaining sales increase in 2001 was primarily attributable to volume increases of (1) $66.0 million on secure telephone equipment and secure data links, (2) $21.2 million on training devices and services, (3) $16.2 million on acoustic undersea warfare products and (4) $4.4 million on airport security systems. These sales increases were partially offset by declines of $56.7 million on naval power equipment arising from lower shipments caused by production quality control problems and customer-directed reductions in delivery requirements, and volume declines of $19.5 million primarily on telemetry and space products related to the continued decline in the telemetry, space and broadband markets. Sales arrangements that are not within the scope of SOP 81-1 are recognized in accordance with the SEC's SAB No. 101 and are presented on the statement of operations under the caption "Commercial, primarily products." Sales from "Commercial, primarily products", increased $70.1 million to $443.7 million in 2001 from $373.6 million in 2000. The increase in 2001 was primarily attributable to volume increases of (1) $53.1 million on aviation products, (2) $20.8 million in microwave components and (3) $13.5 million from fixed wireless access products. These sales increases were partially offset by declines $17.3 million primarily on telemetry and space products related to the continued decline in the commercial telemetry, space and broadband communications markets.

     The total increase in costs and expenses of $384.7 million to $2,072.1 million in 2001 from $1,687.4 million in 2000 is consistent with the increases in sales. In 2001, costs and expenses were $1,674.4 million for "Contracts, primarily long-term U.S. Government" and $397.7 million for "Commercial, primarily products."

     The liabilities and expenses for our pension plans are based on several actuarial assumptions including discount rates and expected returns on plan assets. Current market conditions including changes in interest rates and actual returns on plan assets are considered when selecting these assumptions. During 2001, these assumptions were not realized, which when combined with previous experience resulted in an aggregate unrecognized actuarial loss of $69.7 million at December 31, 2001. This actuarial loss combined with the reduction in the discount rate and the decline in the pension assets (before transfers of assets from acquisitions) is expected to increase our pension expense, which is included in our cost and expenses, by about $14.0 million for 2002 before the impact from the acquisition of AIS. Future actuarial gains would reduce or eliminate this unrecognized actuarial loss and future actuarial losses would increase it.

     Operating income increased because of higher sales by $52.6 million to $275.3 million in 2001 compared with 2000. Operating income as a percentage of sales ("operating margin") remained unchanged at 11.7%. Operating margins improved at our Training, Simulation & Support Services segment, our Aviation Products & Aircraft Modernization segment and our Specialized Products segment. These margin improvements were offset by a margin decline at our Secure Communications & ISR segment. The change in operating margin for each of our segments is discussed below.

     Interest expense decreased $6.6 million to $86.4 million in 2001 because of lower interest rates, changes in the components and levels of our debt, and savings of $4.1 million from the interest rate swap agreements we entered into in July 2001 and November 2001. The interest rate swap agreements exchange the fixed interest rate of 8% on our $200.0 million Senior Subordinated Notes due 2008 and the fixed interest rate of 81/2% on our $180.0 million Senior Subordinated Notes due 2008 to variable interest rates determined using the six month LIBOR rate. See "--Liquidity and Capital Resources."

     Interest and other income decreased $2.6 million to $1.8 million. Interest and other income for 2001 includes a net pre-tax gain of $0.6 million ($0.01 per diluted share), consisting of an after-tax gain of $4.3 million from the sale of a 30% interest in ACSS to Thales Avionics and an after-tax charge of $3.9 million to write-down the carrying amount of an investment in common stock of a telecommunications company because the decline of its value was determined to be other than temporary. Also included in interest and other income for 2001 is a pre-tax charge of $0.5 million to account for the increase, in accordance with the Financial Accounting Standards Board's ("FASB") SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in the fair value assigned to the embedded derivatives in the $420.0 million 4% Senior Subordinated Convertible Contingent Debt Securities due 2011 ("CODES"), L-3 Communications Holdings sold in the fourth quarter of 2001 (See "--Liquidity and Capital Resources"), and a pre-tax loss of $0.8 million from an equity method investment. Interest and other income for 2000 includes a net pre-tax gain of $2.5 million ($0.02 per diluted share), consisting of an after-tax gain of $9.2 million from the sale of our interests in certain businesses and an after-tax charge of $7.6 million on the write-down in the carrying amount of an investment in a telecommunications venture that is no longer a going concern, the carrying amount of an investment in a telecommunications equipment provider that was determined to be permanently impaired and a related intangible asset. Excluding these net gains from both 2001 and 2000, diluted EPS increased 25.9% to $1.46 in 2001 from $1.16 in 2000.

     The income tax provision for 2001 is based on an effective income tax rate for 2001 of 38.0% which declined slightly from the effective tax rate of 38.3% for 2000.

     L-3 Communications Holdings' EPS grew 24.2% to $1.54 in 2001 and diluted EPS grew 24.6% to $1.47 in 2001. Diluted weighted-average common shares outstanding increased 22.2% in 2001, primarily because of the sale of common stock in May 2001, and the dilutive effect of the Convertible Notes (as defined below) sold by L-3 Communications Holdings in the fourth quarter of 2000. See "--Liquidity and Capital Resources."


SECURE COMMUNICATIONS & ISR

     Sales within our Secure Communications & ISR segment increased $57.5 million or 14.6% to $450.5 million in 2001 compared with 2000. The increase in sales was attributed to increased sales of $46.4 million from secure telephone equipment arising from an increase in demand for secure communications, and $13.6 million from Prime Wave fixed wireless access products related to a contract for a customer in Argentina. The remaining net decrease in sales was principally attributable to a decline in communication subsystems for the International Space Station partially offset by higher volume for secure data links.

     Operating income decreased by $22.1 million to $32.0 million in 2001 from $54.1 million in 2000 because of lower operating margins that were partially offset by higher operating income from higher sales. Operating margin declined
6.7 percentage points from 13.8% in 2000 to 7.1% in 2001. Negative contract margins and increased SG&A and development expenditures and bad debt provisions associated with our Prime Wave business reduced operating margin by 3.7 percentage points. Volume declines and cost overruns related to design and manufacturing problems on certain signal collection and processing equipment reduced operating margin by 1.7 percentage points. The remaining decline in operating margin was principally attributable to lower volumes on certain military communication systems programs caused by contract deliveries that were completed or approaching completion in 2001. The declines were partially offset by higher operating margins on secure telephone equipment attributable to increased volumes and cost improvements.


TRAINING, SIMULATION & SUPPORT SERVICES

     Sales within our Training, Simulation & Support Services segment increased $313.4 million or 110.6% to $596.8 million in 2001 compared with 2000. The Coleman, MPRI, and EER acquisitions contributed $277.0 million of the increase in sales. The remaining increase in sales was attributable to various training, simulation and communications software support services.

     Operating income increased by $42.2 million to $65.7 million in 2001 because of higher sales and operating margins. Operating margin increased 2.7 percentage points from 8.3% in 2000 to 11.0% in

2001. Volume increases and cost improvements from the Link Training Services business increased operating margin by 1.6 percentage points. The remaining increase was principally attributable to higher margins from acquired businesses.


AVIATION PRODUCTS & AIRCRAFT MODERNIZATION

     Sales within our Aviation Products & Aircraft Modernization segment increased $54.2 million or 25.9% to $263.3 million in 2001 compared with 2000. Volume increased $44.9 million on TCAS products and was attributable to increased customer demand and the timing of the TCAS acquisition completed in April 2000. Volume also increased by $8.2 million for aviation recorders because of commercial customer retrofit deliveries. The remaining increase was primarily attributable to the Spar Aerospace business acquired in November 2001 offset by volume declines of $8.7 million for displays sold to military customers related to the timing of contractual shipments. We expect sales of aviation products to decline by approximately 20% in 2002 from 2001 because of the downturn in the commercial aircraft industry that began this year.

     Operating income increased by $18.7 million to $85.6 million in 2001 from $66.9 million in 2000 primarily because of higher sales. Operating margin increased 0.5 percentage points from 32.0% in 2000 to 32.5% in 2001. Operating margin increased by 5.2 percentage points because of higher volume of TCAS products with higher gross margin contributions. Lower margins on display products related to volume declines reduced operating margin by 3.3 percentage points. Lower margins from the Spar Aerospace acquired business, which we expected, caused the remaining change in the operating margin.


SPECIALIZED PRODUCTS

     Sales within our Specialized Products segment increased $12.2 million or 1.2% to $1,036.8 million in 2001 compared with 2000. The increase in sales was principally attributable to the KDI acquired business and increases in volume for microwave components and acoustic undersea warfare products, partially offset by decreases in sales of telemetry and space products and naval power equipment. We expect sales of our telemetry and space products for 2002 to remain essentially unchanged as compared to 2001, due to continued softness in the space and broadband commercial communications markets.

     Operating income increased by $13.8 million in 2001 to $92.0 million because of higher operating margin. Operating margin increased 1.3 percentage points to 8.9% in 2001 from 7.6% in 2000. Reductions in contract costs related to favorable performance on the AVCATT contract, arising from engineering design changes, material sourcing changes and unit price reductions on several parts in the contract bill of materials that occurred during 2001 increased operating margin by 1.3 percentage points. Cost improvements from increased volume and product sales mix on microwave components resulted in an increase of
1.0 percentage points. Higher margins from fuzing products resulted in an increase of 0.7 percentage points. The remaining increase in operating margin was primarily attributable to overhead cost reductions and other cost improvements for training devices, volume increases for explosive detection systems and reduced losses on voice and data communication products. These improvements in operating margin were partially offset by continued unfavorable performance on certain contracts and lower production levels for naval power equipment which caused a decrease of 3.2 percentage points in operating margin.


 YEAR ENDED DECEMBER 31, 2000 COMPARED WITH YEAR ENDED DECEMBER 31, 1999

     The tables below provide our selected statement of operations data for the years ended December 31, 2000 and 1999.

                             SEGMENT OPERATING DATA

                                                         YEAR ENDED DECEMBER 31,
                                                        --------------------------
                                                            2000           1999
                                                        ------------   -----------
                                                              (in millions)
Sales(1):
 Secure Communications & ISR ........................    $   393.0      $   435.3
 Training, Simulation & Support Services ............        283.4           91.7
 Aviation Products & Aircraft Modernization .........        209.1          119.4
 Specialized Products ...............................      1,024.6          759.1
                                                         ---------      ---------
    Total ...........................................    $ 1,910.1      $ 1,405.5
                                                         =========      =========
Operating income:
 Secure Communications & ISR ........................    $    54.1      $    37.7
 Training, Simulation & Support Services ............         23.5            6.8
 Aviation Products & Aircraft Modernization .........         66.9           27.8
 Specialized Products ...............................         78.2           78.2
                                                         ---------      ---------
    Total ...........................................    $   222.7      $   150.5
                                                         =========      =========

----------
(1) Sales are after intersegment eliminations. See Note 16 to the consolidated financial statements.

     Sales increased $504.6 million to $1,910.1 million in 2000 compared with 1999. Our sales from "Contracts, primarily long-term U.S. Government", increased $403.8 million to $1,536.5 million in 2000 from $1,132.7 million in 1999. The TDTS, MPRI and Space and Navigation Systems acquisitions contributed $367.8 million of the increase in sales. The remaining increase in sales during 2000 was principally attributable to volume increases of (1) $25.1 million on display products, (2) $17.7 million on communications software support services, (3) $15.2 million on acoustic undersea warfare products, (4) $6.6 million on airport security systems, and (5) $9.4 million on secure telephone equipment. These sales increases were partially offset by declines on certain secure date links programs and $17.1 million in sales on naval power equipment. Sales from "Commercial, primarily products", increased $100.8 million to $373.6 million in 2000 from $272.8 million in 1999. The TCAS acquired business contributed $61.3 million of the increase in sales. The remaining increase in sales during 2000 was principally attributable to volume increases on microwave components, aviation recorders and fixed wireless access products.

     The total increase in costs and expenses of $432.4 million to $1,687.4 million in 2000 from $1,255.0 million in 1999 is consistent with the increases in sales. In 2000, costs and expenses were $1,343.4 million for "Contracts, primarily long-term U.S. Government" and $344.0 million for "Commercial, primarily products."

     Operating income increased $72.2 million to $222.7 million in 2000. Operating margin improved to 11.7% from 10.7%, which was attributable to improvements in our Secure Communications & ISR segment, our Training, Simulation & Support Services segment and our Aviation Products & Aircraft Modernization segment, which was partially offset by a decline in our Specialized Products segment, the details of which are described below.

     Interest expense increased $32.4 million to $93.0 million in 2000 principally because of the higher average outstanding debt during 2000. Interest and other income decreased $1.1 million to $4.4 million. Interest and other income for 2000 includes a net pre-tax gain of $2.5 million ($0.02 per diluted share), consisting of an after-tax gain of $9.2 million from the sale of our interests in certain businesses and an after-tax charge of $7.6 million on the write-down in the carrying amount of an investment in a telecommunications venture that is no longer a going concern, the carrying amount of an investment in a telecommunications equipment provider that was determined to be permanently impaired and a related intangible asset. Excluding the net gain, L-3 Communications Holdings' diluted EPS was $1.16, an increase of 31.8% in 2000 compared with 1999.

     The income tax provision for 2000 is based on an effective income tax rate for 2000 of 38.3% which declined slightly from the effective tax rate of 38.5% for 1999.

     L-3 Communications Holdings' basic EPS grew 36.3% to $1.24 in 2000 and diluted EPS grew 34.1% to $1.18 in 2000. Basic weighted-average common shares outstanding increased 3.9% in 2000, and diluted weighted-average common shares outstanding increased 4.3% in 2000, primarily because of common stock issued by L-3 Communications Holdings for exercises of employee stock options.


SECURE COMMUNICATIONS & ISR

     Sales within our Secure Communications & ISR segment decreased $42.3 million to $393.0 million in 2000 compared with 1999. We attribute the decrease in sales principally to less support required on the U-2 and Guardrail programs, as well as completion of the primary development contract on the communications subsystems for the International Space Station. These declines in sales were partially offset by increased sales of secure telephone equipment, secure data links and Prime Wave fixed access wireless products.

     Operating income increased by $16.4 million to $54.1 million because of higher operating margin. Operating margin improved 5.1 percentage points from 8.7% in 1999 to 13.8% in 2000. Cost improvements on secure data links and military communication systems accounted for 4.3 percentage points of the increase. Our divestiture in March 2000 of the Network Security Systems business accounted for another 1.9 percentage points of the increase in operating margin. Operating margin decreased by 1.5 percentage points because of higher marketing and development costs for our Prime Wave business. The remaining net operating margin increase was attributable to our other products.


TRAINING, SIMULATION & SUPPORT SERVICES

     Sales within our Training, Simulation & Support Services segment increased $191.7 million or 209.1% to $283.4 million in 2000 compared with 1999. The Training Services and MPRI acquisitions contributed $159.6 million of the increase in sales. The remaining increase of $32.1 million in sales during 2000 was principally attributable to increased sales of communication software support services.

     Operating income increased by $16.7 million to $23.5 million in 2000 because of higher sales and operating margin. Operating margin increased 0.9 percentage points from 7.4% in 1999 to 8.3% in 2000. The increase in operating margin was principally attributable to higher margins from the acquired businesses.


AVIATION PRODUCTS & AIRCRAFT MODERNIZATION

     Sales within our Aviation Products & Aircraft Modernization segment increased $89.7 million or 75.1% to $209.1 million in 2000 compared with 1999. The TCAS acquisition contributed $61.3 million of the increase in sales. The remaining net increase of $28.4 million in sales during 2000 was principally attributable to increased sales of aviation recorders and display products.

     Operating income increased by $39.1 million to $66.9 million in 2001 because of higher sales and operating margin. Operating margin increased 8.7 percentage points from 23.3% in 1999 to 32.0% in 2000. Higher operating margin from the TCAS acquired business accounted for 3.7 percentage points of the increase and the remaining increase of 5.0 percentage points was principally attributable to increased volume and cost improvements in aviation recorders and display products.


SPECIALIZED PRODUCTS

     Sales within our Specialized Products segment increased $265.5 million or 35.0% to $1,024.6 million in 2000 compared with 1999. The Training Devices and Space & Navigation Systems acquisitions contributed $208.2 million of the increase in sales. The remaining net increase of $57.3 million in sales during 2000 was principally attributable to volume increases on acoustic undersea warfare products and microwave components. These increases in sales were partially offset by decreased shipments of naval power equipment in 2000 compared with 1999 principally due to the slippage of certain sales into 2001 which were previously anticipated to occur in 2000. Sales of our telemetry products were essentially unchanged in 2000 compared with 1999 due to continued softness in the space and broadband commercial communications markets.

     Operating income remained unchanged at $78.2 million, despite higher sales due to lower operating margin. Operating margin declined 2.7 percentage points to 7.6% in 2000 from 10.3% in 1999. Lower shipments on our naval power equipment resulted in a 2.7 percentage point decrease in operating margin. Reduced volumes and a change in the sales mix to lower margin products in telemetry and space products and microwave components resulted in a 2.2 percentage point decrease. These decreases were partially offset by higher margins at our acquired businesses, which resulted in a 2.0 percentage point increase, and by increased volume and cost improvements in acoustic undersea warfare products, which resulted in a 1.1 percentage point increase. The remaining net operating margin decrease was attributable to our other businesses.


LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 2001, the senior credit facilities were comprised of a $400.0 million five-year revolving credit facility maturing on May 15, 2006 and a $200.0 million 364-day revolving facility maturing on May 15, 2002 under which at the maturity date we may (1) at our request and subject to approval of the lenders, extend the maturity date, in whole or in part, for an additional 364-day period, or (2) at our election, convert the outstanding principal amount thereunder into a term loan which would be repayable in a single payment two years from the conversion date or, if earlier, May 15, 2006. On February 26, 2002, the lenders approved a $150.0 million increase in the amount of our senior credit facilities. The five-year revolving credit facility increased by $100.0 million to $500.0 million. The 364-day revolving credit facility increased by $50.0 million to $250.0 million. Additionally, the maturity date of the 364-day revolving credit facility was extended to February 25, 2003.

     At June 30, 2002, available borrowings under our senior credit facilities were $577.7 million after reductions for outstanding letters of credit of $172.3 million. There were no outstanding borrowings at June 30, 2002.

     The senior credit facilities, Senior Subordinated Notes (as defined below), Convertible Notes and CODES agreements contain financial covenants and other restrictive covenants which remain in effect so long as any amount is owed or any commitment to lend exists thereunder. We and L-3 Holdings, as applicable, are in compliance with those covenants in all material respects. The borrowings under the senior credit facilities are unconditionally guaranteed by L-3 Holdings and by substantially all of the material domestic subsidiaries of L-3 Communications on a senior basis. The payments of principal and premium, if any, and interest on the Senior Subordinated Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by all of L-3 Communications' direct and indirect restricted subsidiaries other than its foreign subsidiaries. The guarantees of the Senior Subordinated Notes are junior to the guarantees of the senior credit facilities and rank pari passu with the guarantees of the Convertible Notes and the CODES. The Convertible Notes and CODES are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by L-3 Communications and all of its direct and indirect restricted subsidiaries other than its foreign subsidiaries. These guarantees rank junior to the guarantees of the senior credit facilities and rank pari passu with each other and the guarantees of the Senior Subordinated Notes. See "Description of Other Indebtedness."

     Based upon our current level of operations, we believe that our cash from operating activities, together with available borrowings under the senior credit facilities, will be adequate to meet our anticipated requirements for working capital, capital expenditures, commitments, research and development expenditures, contingent purchase prices, program and other discretionary investments, and interest payments for the foreseeable future. There can be no assurance, however, that our business will continue to generate cash flow at current levels, or that currently anticipated improvements will be achieved. If we are unable to generate sufficient cash flow from operations to service our debt, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt or obtain additional financing. Our ability to make scheduled principal payments or to pay interest on or to refinance our indebtedness depends on our future performance and financial results, which, to a certain extent, are subject to general conditions in or affecting the defense industry and to general economic, political, financial, competitive, legislative and regulatory factors beyond our control. There can be no assurance that sufficient funds will be available to enable us to service our indebtedness, or make necessary capital expenditures and to make discretionary investments. See "Risk Factors."


BALANCE SHEET

     Contracts in process increased $502.4 million from December 31, 2001 to June 30, 2002. The increase included $398.4 million related to acquired businesses and $104.0 million principally from:

     o increases of $54.9 million in billed receivables due to higher sales from aircraft modifications, secure data links, displays, explosive detection systems and ocean products;


     o increases of $24.9 million in inventoried contract costs, primarily for explosive detection systems for the TSA contract, secure data links, ocean products, and telemetry products;


     o increases of $22.9 million in unbilled contract receivables, net of unliquidated progress payments, due to increases on training devices and motion simulators, fuzing products and secure communications products partially offset by higher billings for aircraft modifications, display systems and training, simulation and support services; and


     o increases of $1.3 million in inventories at lower of cost or market primarily for aviation products.


     Included in contracts in process at June 30, 2002, are net billed receivables of $12.8 million and net inventories of $28.1 million related to our Prime Wave business. At December 31, 2001, we had $15.8 million of net billed receivables and $30.2 million of net inventories related to our Prime Wave business.

     The increase in property, plant and equipment (PP&E) during the 2002 First Half was principally related to the acquisition of IS. The percentage of depreciation expense to average gross PP&E declined to 6.5% for the 2002 First Half from 7.8% for the 2001 First Half. The decline was attributable to (1) the impact from current acquisitions, for which the balance sheet reflects all of the PP&E of the acquired businesses, but the statement of operations only includes depreciation expense from the date of acquisition rather than for the entire period, and (2) fully depreciated PP&E in certain of our operations which are still being used despite having carrying values of zero (after accumulated depreciation) and which are not derecognized from the balance sheet until they are retired or otherwise disposed.

     Goodwill increased $766.5 million to $2,474.2 million at June 30, 2002 from $1,707.7 million at December 31, 2001. The increase was principally due to the IS and Detection Systems acquisitions as well as net purchase price increases based on the closing date balance sheets for acquisitions completed prior to January 1, 2002.

     The increases in accounts payable, accrued employment costs, accrued expenses and pension and postretirement liabilities were primarily due to the timing of payments as well as the acquisitions of IS and Detection Systems. The decrease in other current liabilities is primarily attributable to the payment in January 2002 of $43.6 million for the remaining outstanding common stock of Spar that was not tendered to L-3 as of December 31, 2001.

STATEMENT OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2002 COMPARED WITH SIX MONTHS ENDED JUNE 30, 2001

     The following table provides cash flow data:

                                                  SIX MONTHS ENDED JUNE 30,
                                                  --------------------------
                                                       2002          2001
                                                  -------------   ----------
                                                        (in millions)
Net cash from operating activities ............    $    112.8      $   32.7
Net cash used in investing activities .........      (1,338.8)       (164.2)
Net cash from financing activities ............       1,331.1         167.2
                                                   ----------      --------
Net increase in cash ..........................    $    105.1      $   35.7
                                                   ==========      ========


OPERATING ACTIVITIES

     During the 2002 First Half, we generated $112.8 million of cash from our operating activities, an increase of $80.1 million over the $32.7 million generated during the 2001 First Half. Earnings adjusted for non-cash items and deferred income taxes increased $40.0 million to $150.1 million in the 2002 First Half from $110.1 million in the 2001 First Half. Deferred income taxes for the 2002 First Half compared with the 2001 First Half increased primarily because of larger estimated tax deductions arising from our recently completed acquisitions, including our acquisition of IS. We expect our deferred income taxes to be higher in 2002 than they were in 2001. During the 2002 First Half, our working capital and operating assets and liabilities increased $37.3 million compared with an increase of $77.4 million in the 2001 First Half. Our cash flows from operating activities during the 2002 First Half reflect increases in inventories, billed receivables and unbilled contract receivables as described above.

     The use of cash arising from the decrease in customer advances was a result of deliveries on contracts for acoustic undersea warfare products. Customer advances are generally used to finance contracts with foreign customers, and the timing of their receipts and liquidations, which are based on the timing of contract awards specific contract terms, has no effect on reported revenues and profits.

     The change in other current liabilities was due to uses of cash relating to performance on certain contracts in process, for which estimated costs exceed the estimated billings. The uses of cash declined in the 2002 First Half compared to the 2001 First Half.

     The timing of payments to vendors, as well as the timing of payments to employees for salaries and wages, was a source of cash reflected in the change in accounts payable and accrued expenses.

     The source of cash from the change in pension and postretirement benefits was due to pension and postretirement expenses for the 2002 First Half exceeding related cash contributions and funding. We expect to contribute $8.0 million to our pension plan for the remainder of 2002.

     The source of cash generated from the change in other liabilities was primarily attributable to the long-term portion of the deferred gain recorded in connection with unwinding the interest rate swap agreements on $200.0 million of 8% Senior Subordinated Notes due 2008. See Financing Activities below.


INVESTING ACTIVITIES

     During the 2002 First Half, we invested $1,316.1 million to acquire businesses, including (1) our acquisitions of IS and Detection Systems, (2) the payment of $43.6 million for the remaining outstanding common stock of Spar which were not tendered to L-3 at December 31, 2001 and (3) acquisition costs and net purchase price increases based on the closing date balance sheets for certain acquisitions completed prior to January 1, 2002. During the 2001 First Half we invested $211.0 million to acquire businesses. The IS acquisition was financed using approximately $229.0 million of cash on hand, borrowings under our senior credit facilities of $420.0 million and a $500.0 million senior subordinated bridge loan. We used a portion of the proceeds from the sale in

June 2002 of $750.0 million of senior subordinated notes and 14.0 million shares of common stock to repay borrowings under the senior credit facilities and the senior subordinated interim loan as discussed below in Financing Activities.

     We make capital expenditures for the improvement of manufacturing facilities and equipment. We expect that capital expenditures for the full year of 2002 will be between $75.0 million and $80.0 million.


FINANCING ACTIVITIES

     In June 2002, L-3 Communications sold $750.0 million of 7 5/8% Senior Subordinated Notes due June 15, 2012 (the "June 2002 Notes") with interest payable semi-annually on June 15 and December 15 of each year commencing December 15, 2002. The net proceeds from that offering amounted to $732.8 million.

     On June 28, 2002, L-3 Communications Holdings sold 14.0 million shares of its common stock in a public offering for $56.60 per share. Upon closing, L-3 Communications Holdings received net proceeds of $768.4 million after deducting discounts, commissions and estimated expenses.

     The net proceeds from these offerings were used to (1) repay $500.0 million borrowed on March 8, 2002, under our senior subordinated interim loan facility, (2) repay the indebtedness outstanding under our senior credit facilities, (3) repurchase and redeem the 10 3/8% Senior Subordinated Notes due 2007 and (4) increase cash and cash equivalents.

     On June 6, 2002 we commenced a tender offer to purchase any and all of our $225.0 million aggregate principal amount of 10 3/8% Senior Subordinated Notes due 2007. The tender offer expired on July 3, 2002. On June 25, 2002 we sent a notice of redemption for all of our $225.0 million aggregate principal amount of 10 3/8% Senior Subordinated Notes due 2007 that remained outstanding after the expiration of the tender offer. Upon sending the notice, the remaining notes became due and payable at the redemption price as of July 25, 2002. At June 30, 2002, we had purchased for cash $176.9 million of these notes plus premiums, fees and other transaction costs of $9.5 million and accrued interest. The remaining principal amount of these notes of $48.1 million was purchased and redeemed in July 2002 plus premiums, fees and other transaction costs of $3.0 million and accrued interest. In connection with the extinguishment of these notes, we recorded a pre-tax extraordinary loss of $16.2 million ($9.9 million after-tax), including premiums, fees and other transaction costs of $12.5 million and $3.7 million to write-off the remaining balance of debt issue costs relating to these notes.

     In June 2002, we unwound the interest rate swap agreements on $200.0 million of our 8% Senior Subordinated Notes due 2008 and received cash of $8.7 million. We recorded a reduction in interest expense for the six months ended June 30, 2002 of $3.4 million, which represented the value of the interest savings that was earned prior to the unwinding of these swap agreements. The remaining $5.2 million was recorded as a deferred gain and will be amortized as a reduction of interest expense over the remaining life of the $200.0 million of 8% Senior Subordinated Notes due 2008 at an amount of $0.2 million per quarter, or $0.9 million annually.

     In June 2002, we entered into interest rate swap agreements on $200.0 million of our 7 5/8% Senior Subordinated Notes due 2012. These swap agreements exchange the fixed interest rate for a variable interest rate on $200.0 million of the $750.0 million principal amount outstanding. Under these swap agreements, we will pay or receive the difference between the fixed interest rate of 7 5/8% on the senior subordinated notes and a variable interest rate determined two business days prior to the beginning of the interest period equal to (1) the six month LIBOR rate, plus (2) an average of 215.25 basis points. The difference to be paid or received on these swap agreements as interest rates change is recorded as an adjustment to interest expense. The swap agreements are accounted for as fair value hedges.

     For every basis point (0.01%) that the six month LIBOR interest rate is greater than 5.47%, we will incur an additional $20,000 of interest expense above the fixed coupon rate on $200.0 million of our 75/8% Senior Subordinated Notes due 2012 calculated on a per annum basis until maturity.

Conversely, for every basis point that the six month LIBOR interest rate is less than 5.47%, we will recognize $20,000 of interest income on $200.0 million of our 7 5/8% Senior Subordinated Notes due 2012 calculated on a per annum basis until maturity.

     On April 23, 2002, L-3 Communications Holdings announced that its Board of Directors had authorized a two-for-one stock split on all shares of our common stock. The stock split entitled all shareholders of record at the close of business on May 6, 2002 to receive one additional share of our common stock for every share held on that date. The additional shares were distributed to shareholders in the form of a stock dividend on May 20, 2002. Upon completion of the stock spilt, we had approximately 80 million shares of common stock outstanding. Additionally, all of our historical as reported EPS data has been restated to give effect to the stock split.


 YEAR ENDED DECEMBER 31, 2001 COMPARED WITH YEARS ENDED DECEMBER 31, 2000 AND
1999

     The following table provides cash flow statement data:

                                                            YEARS ENDED DECEMBER 31,
                                                     --------------------------------------
                                                         2001          2000         1999
                                                     -----------   -----------   ----------
                                                                 (in millions)
   Net cash from operating activities ............    $  173.0      $  113.8      $   99.0
   Net cash used in investing activities .........      (424.9)       (608.2)       (284.8)
   Net cash from financing activities ............       580.3         484.3         202.4

 OPERATING ACTIVITIES

     During 2001, we generated $173.0 million of cash from our operating activities, an increase of $59.2 million from the $113.8 million generated during 2000. Earnings adjusted for non-cash items and deferred income taxes increased $83.2 million to $283.5 million in 2001 from $200.3 million in 2000. During 2001, our working capital and operating assets and liabilities increased $110.5 million compared with an increase of $86.5 million in 2000.

     In 2001, we used cash for increases in inventories, receivables and negative operating margins related to our Prime Wave business and naval power equipment products, as well as for incurred contract costs in excess of billings for the continued effort on the AVCATT contract. These uses of cash were partially offset by a settlement of certain items related to a services agreement and lower income tax payments related to an increase in tax deductions for temporary differences between the tax basis and financial reporting amounts for inventoried costs, income recognition on contracts in process, and long-lived assets including goodwill and other intangibles. We expect the amount of our deferred income tax provision for 2002, excluding any additional income tax benefits arising from the acquisition of AIS, to be consistent with that for 2001.

     During 2000, we generated $113.8 million of cash from our operating activities, an increase of $14.8 million from the $99.0 million generated during 1999. Earnings adjusted for non-cash items and deferred taxes increased $48.5 million to $200.3 million in 2000 from $151.8 million in 1999. During 2000, our working capital and operating assets and liabilities increased $86.5 million compared with an increase of $52.8 million in 1999. Our cash flows from operating activities during 2000 include uses of cash relating to performance on certain contracts in process including the AVCATT contract that were assumed in the TDTS acquisition for which the estimated costs exceed the estimated billings to complete these contracts.


 INVESTING ACTIVITIES

     In 2001, we invested $446.9 million to acquire businesses, compared with $599.6 million in 2000 and $272.2 million in 1999.

     We make capital expenditures for the improvement of manufacturing facilities and equipment. We expect that our capital expenditures for the year ending December 31, 2002 will be between $75 million and $80 million, including Aircraft Integration Systems, compared with $48.1 million for the year ended December 31, 2001. The anticipated increase is principally due to capital expenditures for our acquired businesses. Dispositions of property, plant and equipment for 2000 includes net proceeds of $13.3 million related to a facility located in Hauppauge, NY which we sold and leased back in December 2000.

     On May 31, 2001, we sold a 30% interest in ACSS to Thales Avionics for $75.2 million in cash. In 2000, we sold our interests in two businesses for net cash proceeds of $19.6 million, which are included in other investing activities.

     On January 14, 2002, we agreed to acquire AIS for $1.13 billion in cash plus acquisition costs. The acquisition was completed on March 8, 2002. The acquisition was financed using cash on hand, borrowings under our senior credit facilities and a $500 million senior subordinated interim loan.


 FINANCING ACTIVITIES

     DEBT. In the fourth quarter of 2001, L-3 Holdings sold $420.0 million of 4% Senior Subordinated Convertible Contingent Debt Securities due 2011 ("CODES"). The net proceeds from that offering amounted to approximately $407.5 million after underwriting discounts and commissions and other offering expenses. Interest is payable semi-annually on March 15 and September 15 of each year commencing March 15, 2002. The CODES are convertible into L-3 Holdings' common stock at a conversion price of $53.81 per share (7,804,878 shares) under any of the following circumstances: (1) during any Conversion Period (defined below) if the closing sales price of the common stock of L-3 Holdings is more than 120% of the conversion price ($64.58) for at least 20 trading days in the 30 consecutive trading-day period ending on the first day of the respective Conversion Period, (2) during the five business day period following any 10 consecutive trading-day period in which the average of the trading prices for the CODES was less than 105% of the conversion value, (3) if the credit ratings assigned to the CODES by either Moody's or Standard & Poor's are below certain specified ratings, (4) if they have been called for redemption by L-3 Holdings, or (5) upon the occurrence of certain specified corporate transactions. A Conversion Period is the period from and including the thirtieth trading day in a fiscal quarter to, but not including, the thirtieth trading day of the immediately following fiscal quarter. There are four Conversion Periods in each fiscal year. Additionally, holders of the CODES have a right to receive contingent interest payments, not to exceed a per annum rate of 0.5% of the outstanding principal amount of the CODES, which will be paid on the CODES during any six-month period following a six-month period in which the average trading price of the CODES is above 120% of the principal amount of the CODES. The contingent interest payment provision as well as the ability of the holders of the CODES to exercise the conversion features as a result of changes in the credit ratings assigned to the CODES have been accounted for as embedded derivatives.

     In the fourth quarter of 2000, L-3 Holdings sold $300.0 million of 5 1/4% Convertible Senior Subordinated Notes due 2009 (the "Convertible Notes"). The net proceeds from that offering amounted to $290.5 million after underwriting discounts and commissions and other offering expenses, and were used to repay revolver borrowings outstanding under our senior credit facilities. The Convertible Notes may be converted at any time into L-3 Holdings' common stock at a conversion price of $40.75 per share (7,361,964 shares).

     In April 1997, May 1998 and December 1998, L-3 Communications sold $225.0 million of 10 3/8% Senior Subordinated Notes due 2007, $180.0 million of 8 1/2% Senior Subordinated Notes due 2008, and $200.0 million of 8% Senior Subordinated Notes due 2008 (collectively, the "Senior Subordinated Notes"), whose aggregate net proceeds amounted to $576.0 million after underwriting discounts and commissions and other offering expenses. We used the net proceeds of the offering of the outstanding notes to repurchase and redeem all of the outstanding 10 3/8% Senior Subordinated Notes due 2007. See "Use of Proceeds."

     In November 2001, we entered into interest rate swap agreements on our $180.0 million of 8 1/2% Senior Subordinated Notes due 2008. These swap agreements exchange our fixed interest rate for a variable interest rate on the entire principal amount. Under these swap agreements, we will pay or receive the difference between the fixed interest rate of 8 1/2% on the senior subordinated notes and a variable interest rate, set in arrears, determined two business days prior to the interest payment date of the related senior subordinated notes equal to (1) the six month LIBOR rate plus (2) an average of
350.8 basis points. In July 2001, we entered into interest rate swap agreements on our $200.0 million of 8% Senior Subordinated Notes due 2008. These swap agreements exchange our fixed interest rate for a variable interest rate on the entire principal amount. Under these swap agreements, we will pay or receive the difference between the fixed interest rate of 8% on the senior subordinated notes and a variable interest rate, set in arrears, determined two business days prior to the interest payment date of the related senior subordinated notes equal to (1) the six month LIBOR rate plus (2) an average of 192 basis points. The difference to be paid or received on these swap agreements is recorded as an adjustment to interest expense. The swap agreements are accounted for as fair value hedges.


 EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)

     Our EBITDA was $362.3 million for 2001, $297.0 million for 2000 and $204.2 million for 1999. We define EBITDA as operating income plus depreciation expense and amortization expense. Other than our amount of debt and interest expense, EBITDA is the major component in the calculation of the debt ratio and interest coverage ratio which are part of the financial covenants for our debt. The debt ratio is defined as the ratio of consolidated total debt to consolidated EBITDA. The interest coverage ratio is equal to the ratio of consolidated EBITDA to consolidated cash interest expense. The higher our EBITDA is on a relative basis to our outstanding debt, the lower our debt ratio will be. A lower debt ratio indicates a higher borrowing capacity. Similarly, an increase in our EBITDA on a relative basis to consolidated cash interest expense, results in a higher interest coverage ratio, which indicates a greater capacity to service debt.

     EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net income or cash flows from operating activities as determined in accordance with generally accepted accounting principles in the United States of America. EBITDA is not a complete net cash flow measure because EBITDA is a financial performance measurement that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA as we defined it may differ from similarly named measures used by other entities and, consequently could be misleading unless all entities calculate and define EBITDA in the same manner. EBITDA is also not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and income taxes.


 CONTRACTUAL OBLIGATIONS AND CONTINGENT COMMITMENTS

     The tables below present our contractual obligations and contingent commitments as of December 31, 2001.

                                                                           YEARS ENDING DECEMBER 31,
                                                               -------------------------------------------------
                                                                                                      2005 AND
CONTRACTUAL OBLIGATIONS:                           TOTAL          2002        2003        2004       THEREAFTER
--------------------------------------------   -------------   ---------   ---------   ---------   -------------
                                                                         (in millions)
Principal amount of long-term debt .........    $  1,325.0       $  --       $  --       $  --      $  1,325.0
Non-cancelable operating leases ............         350.5        61.9        49.3        33.1           206.2
Capital leases .............................           4.7         1.7         1.4         0.9             0.7
                                                ----------       -----       -----       -----      ----------
 Total .....................................    $  1,680.2      $ 63.6      $ 50.7      $ 34.0      $  1,531.9
                                                ==========      ======      ======      ======      ==========

                                                                                  YEARS ENDING DECEMBER 31,
                                                                      -------------------------------------------------
                                                                                                              2005 AND
CONTINGENT COMMITMENTS:                                    TOTAL         2002         2003         2004      THEREAFTER
-----------------------------------------------------   -----------   ----------   ----------   ---------   -----------
                                                                                 (in millions)
Outstanding letters of credit under our senior credit
 facilities .........................................    $  102.4      $  86.5      $  10.6      $  3.6       $  1.7
Other outstanding letters of credit .................        20.0         12.5          7.3          --          0.2
Construction agency agreement .......................        43.5         43.5           --          --           --
Simulator systems operating leases ..................        89.2           --          4.2         5.2         79.8
Guarantees of affiliate debt ........................         1.0          1.0           --          --           --
Capital contributions for limited partnership
 investments ........................................         5.0          5.0           --          --           --
                                                         --------      -------      -------      ------       ------
 Total ..............................................    $  261.1      $ 148.5      $  22.1      $  8.8       $ 81.7
                                                         ========      =======      =======      ======       ======

     EQUITY. On May 2, 2001, L-3 Communications Holdings sold 9.2 million shares of its common stock in a public offering for $40.00 per share. In addition, as part of the transaction, other selling stockholders including affiliates of Lehman Brothers Inc. sold 4.7 million secondary shares. Upon closing, we received net proceeds of $353.6 million, which we used to repay borrowings outstanding under our senior credit facilities, pay for the KDI and EER acquisitions and to increase cash and cash equivalents.

     On February 4, 1999, L-3 Communications Holdings sold 10.0 million shares of its common stock in a public offering for $21.00 per share which generated net proceeds of $201.6 million. In addition, as part of the same transaction,
13.0 million shares of L-3 Holdings common stock were sold by Lehman Brothers Capital Partners III, L.P. and its affiliates ("the Lehman Partnership") and Lockheed Martin in a secondary public offering. In October 1999, Lockheed Martin sold its remaining L-3 Holdings common stock. In December 1999, the Lehman Partnership distributed approximately 7.6 million shares of its shares of common stock of L-3 Holdings to its partners. On December 31, 2001, the Lehman Partnership owned approximately 4.4% of the outstanding common stock of L-3 Holdings.

DERIVATIVE FINANCIAL INSTRUMENTS

     Included in our derivative financial instruments are interest rate swap agreements, caps, floors, foreign currency forward contracts and the embedded derivatives related to the issuance of the CODES. All of our derivative financial instruments that are sensitive to market risk are entered into for purposes other than trading.

     EMBEDDED DERIVATIVES. The contingent interest payment and contingent conversion features of the CODES are embedded derivatives which were bifurcated from the CODES, and a portion of the net proceeds received from the CODES equal to their aggregate fair value of $2.5 million was ascribed to the embedded derivatives as required by SFAS No. 133. The subsequent changes in the fair values of the embedded derivatives are recorded in the statement of operations. Their fair values at June 30, 2002 were $3.2 million.

     INTEREST RATE RISK. Our financial instruments that are sensitive to changes in interest rates include borrowings under the senior credit facilities and interest rate swap agreements, all of which are denominated in U.S. dollars. The interest rates on the Senior Subordinated Notes, Convertible Notes and CODES are fixed-rate and are not affected by changes in interest rates.

     In 2001, we entered into interest rate swap agreements on $380.0 million of our senior subordinated notes to convert their fixed interest rates to variable rates and to take advantage of the current low interest rate environment. In 2002, we unwound $200.0 million of these interest rate swap agreements and entered into new swap agreements on $200.0 million of our senior subordinated notes. These swap agreements are described above. For every basis point (0.01%) that the six month LIBOR interest rate is greater than 4.99%, we will incur an additional $18,000 of interest expense above the fixed interest rate on $180.0 million of senior subordinated notes calculated on a per annum basis until maturity. For every basis point that the six month LIBOR interest rate is greater than 5.47%, we will incur an additional $20,000 of interest expense above the fixed interest rate on $200.0 million of senior subordinated notes calculated on a per annum basis until maturity. Conversely, for every basis point that the six month LIBOR interest rate is less than 4.99%, we will recognize $18,000 of interest income on $180.0 million of senior subordinated notes calculated on a per annum basis until maturity. For every basis point that the six month LIBOR interest rate is less than 5.47%, we will recognize $20,000 of interest income on $200.0 million of senior subordinated notes calculated on a per annum basis until maturity. The six month LIBOR rate at June 30, 2002 was 1.96%.

     We attempt to manage exposure to counterparty credit risk by entering into interest rate agreements only with major financial institutions that are expected to perform fully under the terms of such agreements. Cash payments between us and the counterparties are made at the end of each quarter on the caps and floors and on the interest payment dates of the senior subordinated notes on the interest rate swap agreements. Such payments are recorded as adjustments to interest expense. Additional data on our debt obligations, our applicable borrowing spreads included in the interest rates we pay on borrowings under the senior credit facilities and interest rate agreements are provided in "Description of Other Indebtedness" and Notes 7 and 8 to our consolidated financial statements.

     The table below presents significant contract terms and fair values as of June 30, 2002 for our interest rate agreements.

                                    INTEREST RATE SWAP AGREEMENTS
                                -------------------------------------
                                            (in millions)
Notional amount .............   $   200.0           $   180.0
Interest rate ...............       7 5/8%              8 1/2%
Reference rate ..............   6 month LIBOR       6 month LIBOR
Designated maturity .........    Semi-Annual         Semi-Annual
Expiration date .............   June 15, 2012        May 15, 2008
Fair value ..................      $(--)                $(3.3)

     FOREIGN CURRENCY EXCHANGE RISK. We conduct some of our operations outside the U.S. in functional currencies other than the U.S. dollar. Additionally, some of our U.S. operations have contracts with foreign customers denominated in foreign currencies. To mitigate the risk associated with certain of these contracts denominated in foreign currency we have entered into foreign currency forward contracts. At June 30, 2002, the notional value of foreign currency forward contracts was $7.3 million and the fair value of these contracts was $(0.3) million. We account for these contracts as cash flow hedges.

     EQUITY PRICE RISK. Our investments in common equities are subject to equity price risk. The fair values of our investments are based on quoted market prices, as available, and on historical cost for investments which it is not practicable to estimate fair value. Both the carrying values and estimated fair values of such instruments amounted to $16.5 million at the end of 2001.


BACKLOG AND ORDERS

     We define funded backlog as the value of contract awards received from the U.S. Government, which the U.S. Government has appropriated funds, plus the value of contract awards and orders received from customers other than the U.S. Government which have yet to be recognized as sales. Our funded backlog as of December 31, 2001 was $1,719.3 million and as of December 31, 2000 was $1,354.0 million. We expect to record as sales approximately 69.7% of our December 31, 2001 funded backlog during 2002. However, there can be no assurance that our funded backlog will become sales in any particular period, if at all. Our funded orders were $2,456.1 million for 2001, $2,013.7 million for 2000 and $1,423.1 million for 1999.

     Our funded backlog does not include the full value of our contract awards including those pertaining to multi-year, cost-plus reimbursable contracts, which are generally funded on an annual basis. Funded backlog also excludes the sales value of unexercised contract options that may be exercised by customers under existing contracts and the sales value of purchase orders that may be issued under indefinite quantity contracts or basic ordering agreements.

RESEARCH AND DEVELOPMENT

     Company-sponsored research and development costs including bid and proposal costs were $107.5 million for 2001, $101.9 million for 2000 and $76.1 million for 1999. Customer-funded research and development costs were $319.4 million for 2001, $299.3 million for 2000 and $226.3 million for 1999.

CONTINGENCIES

     We are engaged in providing products and services under contracts with the U.S. Government and to a lesser degree, under foreign government contracts, some of which are funded by the U.S. Government. All such contracts are subject to extensive legal and regulatory requirements, and, periodically, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. Under government procurement regulations, an indictment by a federal grand jury could result in the suspension for a period of time from eligibility for awards of new government contracts. A conviction could result in debarment from contracting with the federal government for a specified term. Additionally, in the event that U.S. Government expenditures for products and services of the type we manufacture and provide are reduced, and not offset by greater commercial sales or other new programs or products, or acquisitions, there may be a reduction in the volume of contracts or subcontracts awarded to us.

     We continually assess our obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred in order to comply with these laws, based upon available internal and external assessments, with respect to those environmental loss contingencies of which we are aware, we believe that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that, individually or in the aggregate, would be material to our consolidated financial position, results of operations or cash flows. Also, we have been periodically subject to litigation, claims or assessments and various contingent liabilities incidental to our business. We accrue for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

     With respect to those investigative actions, items of litigation, claims or assessments of which we are aware, we are of the opinion that the probability is remote that, after taking into account certain provisions that have been made with respect to these matters, the ultimate resolution of any such investigative actions, items of litigation, claims or assessments will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

     On August 6, 2002, Aviation Communication & Surveillance Systems, LLC
(ACSS), a subsidiary of L-3 Communications Corporation, was sued by Honeywell International, Inc. and Honeywell Intellectual Properties, Inc. for alleged infringement of patents that relate to terrain awareness avionics. The lawsuit was filed in the Unites States District Court for the District of Delaware. We had previously investigated the Honeywell patents and believe that it has valid defenses to Honeywell's claim. In addition, ACSS has been indemnified to a certain extent by Thales Avionics, which has provided to ACSS the alleged infringing technology. In the opinion of management, the ultimate disposition of Honeywell's pending claim will not result in a material liability to us.

RECENTLY ISSUED AND PROPOSED ACCOUNTING STANDARDS

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, which supersedes Accounting Principles Board ("APB") Opinion No. 17, Intangible Assets. SFAS No. 142 revised the standards for accounting for goodwill and other intangible assets. SFAS No. 142 requires that goodwill and indefinite lived identifiable intangible assets no longer be amortized, but be tested for impairment at least annually based on their estimated fair values. The provisions of SFAS No. 142 became effective on January 1, 2002, and require full implementation of the impairment measurement provisions by December 31, 2002. Effective January 1, 2002, we are not recording goodwill amortization expense. Based on the estimated fair values of our reporting units using a discounted cash flows valuation, the goodwill for certain space and broadband commercial communications businesses included in the Specialized Products segment may be impaired. The aggregate amount of goodwill recorded for these businesses is approximately $21.0 million, net of related income taxes. We expect to complete the valuation of the assets and liabilities for these businesses and to determine the amount of the goodwill impairment in the second half of 2002. Any resulting impairment would be a non-cash charge, recorded effective January 1, 2002, as a cumulative effect of a change in accounting principle in accordance with the adoption provisions of SFAS No. 142.

     In August of 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 applies to legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development or normal operation of a long-lived asset, except for certain obligations of lessees. This statement does not apply to obligations that arise solely from a plan to dispose of a long-lived asset. SFAS No. 143 requires that estimated asset retirement costs be measured at their fair values and recognized as assets and depreciated over the useful life of the related asset. Similarly, liabilities for the present value of asset retirement obligations are to be recognized and accreted as interest expense each year to their estimated future value until the asset is retired. These provisions will be applied to existing asset retirement obligations as of the adoption date as a cumulative effect of a change in accounting principle. SFAS No. 143 is effective for our fiscal years beginning January 1, 2003. SFAS No. 143 is not expected to have a material effect on our consolidated results of operations and financial position.

     In October of 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB No. 30), for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 expands the scope of accounting for disposals to include all components of an entity, including reportable segments and operating segments, reporting units, subsidiaries and certain asset groups. It requires the gain or loss on disposal to be measured as the difference between (1) the fair value less the costs to sell and (2) the carrying value of the component, and such gain or loss cannot include the estimated future operating losses of the component, which were included in the gain or loss determination under APB No. 30. SFAS No. 144 also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidate a subsidiary for which control is likely to be temporary. The provisions of SFAS No. 144 became effective on January 1, 2002, SFAS No. 144 did not have a material effect on our consolidated results of operations and financial position.

     In May 2002, the FASB issued SFAS No. 145, Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections as of April 2002. SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. Under the provisions of SFAS No. 145, gains and losses from extinguishment of debt can only be classified as extraordinary items if they meet the criteria in APB Opinion No. 30. The provisions of this Statement related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. Earlier application is permitted. This statement also amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar and is effective for transactions occurring after May 15, 2002. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions and are effective for financial statements issued on or after May 15, 2002. SFAS No. 145 is not expected to have a material effect on our consolidated results of operations, financial position or cash flows.

     In July of 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 replaces EITF No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan as was required by EITF No. 94-3. Examples of costs covered by SFAS No. 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied to exit or disposal activities initiated after December 31, 2002. SFAS No. 146 is not expected to have a material effect on our consolidated results of operations and financial position.

INFLATION

     The effect of inflation on our sales and earnings has not been significant. Although a majority of our sales are made under long-term contracts, the selling prices of such contracts, established for deliveries in the future, generally reflect estimated costs to be incurred in these future periods. In addition, some contracts provide for price adjustments through escalation clauses.

                                    BUSINESS


OVERVIEW

     We are a leading merchant supplier of secure communications and intelligence, surveillance and reconnaissance (ISR) systems, training, simulation and support services, aviation products and aircraft modernization, as well as specialized products. Our businesses employ proprietary technologies and capabilities, and we believe our businesses have leading positions in their respective primary markets. Our customers include the U.S. Department of Defense ("DoD") and prime contractors thereof, certain U.S. Government intelligence agencies, major aerospace and defense contractors, foreign governments, commercial customers and certain other U.S. federal, state and local government agencies. For the year ended December 31, 2001, direct and indirect sales to the DoD provided 64.7% of our sales, and sales to commercial customers, foreign governments and U.S. federal, state and local government agencies other than the DoD provided 35.3% of our sales. For the year ended December 31, 2001, we had sales of $2,347.4 million, of which U.S. customers accounted for 82.1% and foreign customers accounted for 17.9%, and operating income of $275.3 million. At December 31, 2001, we had two reportable segments:
Secure Communication Systems and Specialized Products. Effective as of January 1, 2002, primarily as a result of our recent acquisitions, including our acquisition of Aircraft Integration Systems business from Raytheon Company on March 8, 2002, we began to present our businesses with the following four reportable segments: (1) Secure Communications & ISR; (2) Training, Simulation & Support Services; (3) Aviation Products & Aircraft Modernization; and (4) Specialized Products. The descriptions of our reportable segments below include the products and services provided by our Aircraft Integration Systems business. Financial information on our reportable segments is included in Management's Discussion and Analysis of Result of Operations and Financial Condition and in Note 16 of our consolidated financial statements, each included elsewhere herein.


 Secure Communications & ISR

     This segment provides products and services for the global ISR market, specializing in signals intelligence and communications intelligence systems, which provide the unique ability to collect and analyze unknown electronic signals from command centers, communication nodes and air defense systems for real-time situation awareness and response in real-time to the warfighter. This segment also provides secure, high data rate communications systems for military and other U.S. Government and foreign government reconnaissance and surveillance applications. We believe our systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. Our systems and products are used to connect a variety of airborne, space, ground and sea-based communication systems and are used in the transmission, processing, recording, monitoring and dissemination functions of these communication systems. The major secure communication programs and systems include:

     o secure data links for airborne, satellite, ground and sea-based remote platforms for real time information collection and dissemination to users;

     o highly specialized fleet management and support including procurement, systems integration, sensor development, modifications and maintenance for signals intelligence and ISR special mission aircraft and airborne surveillance systems;

     o strategic and tactical signal intelligence systems that detect, collect, identify, analyze and disseminate information;

     o secure telephone and network equipment and encryption management; and

     o communication systems for surface and undersea vessels and manned space flights.

     Training, Simulation & Support Services. This segment provides a full range of services, including:

     o services designed to meet customer training requirements for aircrews, navigators, mission operators, gunners and maintenance technicians for virtually any platform, including military fixed and rotary wing aircraft, air vehicles and various ground vehicles;

     o communication software support, information services and a wide range of engineering development services and integration support;

     o high-end engineering and information support services used for command, control, communications and ISR architectures, as well as for air warfare modeling and simulation tools for applications used by the DoD and U.S. Government intelligence agencies, including missile and space systems, Unmanned Aerial Vehicles (UAVs) and military aircraft;

     o developing and managing extensive programs in the United States and internationally, focusing on teaching, training and education, logistics, strategic planning, organizational design, democracy transition and leadership development; and

     o design, prototype development and production of ballistic missile targets for present and future threat scenarios.

     Aviation Products & Aircraft Modernization. This segment provides aviation products and aircraft modernization services including:

     o airborne traffic and collision avoidance systems (TCAS);

     o commercial, solid-state, crash-protected cockpit voice recorders and flight data recorders (known as "black boxes") and cruise ship hardened voyage recorders;

     o ruggedized displays for military and high-end commercial applications;

     o turnkey aviation life cycle management services that integrate custom developed and commercial off-the-shelf products for various military and commercial wide-body and rotary wing aircraft, including heavy maintenance and structural modifications and Head-of-State and commercial interior completions; and

     o engineering, modification, maintenance, logistics and upgrade for U.S. Special Operations Command aircraft, vehicles and personal equipment.

     Specialized Products. This segment supplies products to military and commercial customers in several niche markets. The products include:

     o ocean products, including acoustic undersea warfare products for mine hunting, dipping sonars and anti-submarine and naval power distribution, conditioning, switching and protection equipment for surface and undersea platforms;

     o telemetry, instrumentation, space and guidance products including tracking and flight termination;

     o premium fuzing products;

     o microwave components;

     o explosive detection systems for checked baggage at airports;

     o high performance antennas and ground based radomes; and

     o training devices and motion simulators which produce advanced virtual reality simulation and high-fidelity representations of cockpits and mission stations for aircraft and land vehicles.

 DEVELOPING COMMERCIAL OPPORTUNITIES

     Our growth strategy includes identifying and exploiting commercial applications from select products and technologies currently sold to defense customers. We have currently identified two vertical markets where we believe there are significant opportunities to expand our existing commercial sales: Transportation Products and Broadband Wireless Communications Products. We believe that these vertical markets, together with our existing commercial products, provide us with the opportunity for substantial commercial growth in future years.

     Within the transportation market, we are offering (1) an explosives detection system for checked baggage at airports, displays and power propulsion systems for rail transporation and power switches for internet service providers, all of which are part of our Specialized Products segment, and (2) cruise ship voyage recorders and an enhanced aviation collision avoidance product that incorporates ground proximity warning which are part of our Aviation Products & Aircraft Modernization segment.

     Within the communications product market, we are offering local fixed wireless access equipment for voice, DSL and internet access, transceivers for LMDS (Local Multipoint Distribution Service) and a broad range of commercial components and digital test equipment for broadband communications providers, which are part of our Secure Communications & ISR and Specialized Products segments.

     We have developed the majority of our commercial products employing technology used in our defense businesses. Sales generated from our developing commercial opportunities have not yet been material to us.


INDUSTRY OVERVIEW

     The U.S. defense industry has undergone significant changes precipitated by ongoing U.S. federal budget pressures and adjustments in political roles and missions to reflect changing strategic and tactical threats. From the mid-1980s to the late 1990s, the U.S. defense budget experienced a decline in real dollars. This trend was reversed by an increase in defense spending in 1999, followed by current dollar increases in fiscal 2000, 2001 and 2002 with an anticipated increase in fiscal 2003 to $379.0 billion. In addition, the DoD philosophy has focused on its transformation strategy that balances modernization and recapitalization (or upgrading existing platforms) while enhancing readiness and joint operations which include digital command and control communications capabilities by incorporating advanced electronics to improve performance, reduce operating costs, and extend the life expectancy of its existing and future platforms. As a result, defense budget program allocations continue to favor advanced information technologies related to command, control and communications, (C(3)), intelligence, surveillance and reconnaissance (ISR). In addition, the DoD's emphasis on system interoperability, force multipliers and providing battlefield commanders with real-time data is increasing the electronic content of nearly all major military procurement and research programs. As a result, it is expected that the DoD's budget for communications and defense electronics will continue to grow.

     The U.S. defense industry has also undergone dramatic consolidation resulting in the emergence of five dominant prime system contractors: The Boeing Company, Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company and General Dynamics Corporation. We believe that one outcome of this consolidation is that the DoD wants to ensure that continued vertical integration does not further diminish the fragmented, yet critical DoD vendor base. Additionally, we believe it has become uneconomical for the prime contractors to design, develop and manufacture numerous essential products, components and subsystems for their own use. We believe this situation has and will continue to create opportunities for merchant suppliers such as L-3. As the prime contractors continue to evaluate their core competencies and competitive positions, focusing their resources on larger programs and platforms, we expect the prime contractors to continue to exit non-strategic business areas and procure these needed elements on more favorable terms from independent, commercially oriented merchant suppliers. Examples of this trend include recent divestitures of certain non-core defense-related businesses by several of the prime contractors.

     The focus on cost reduction by the prime contractors and DoD is also driving increased use of commercial off-the-shelf products for upgrades of existing systems and in new systems. We believe the prime contractors will continue to be under pressure to reduce their costs and will increasingly seek to focus their resources and capabilities on major platforms and systems, turning to commercially oriented "best of breed" merchant suppliers to produce subsystems, components and products. We believe successful merchant suppliers will continue to use their resources to complement and support, rather than compete with, the prime contractors. We anticipate that the relationships between the major prime contractors and their primary suppliers will continue to evolve in a fashion similar to those employed in the automotive and commercial aircraft industries. We expect that these relationships will be defined by critical partnerships encompassing increasingly greater outsourcing of non-core products and systems by the prime contractors to their key merchant suppliers and increasing supplier participation in the development of future programs. We believe early involvement in the upgrading of existing systems and the design and engineering of new systems incorporating these outsourced products will provide merchant suppliers, including us, with a competitive advantage in securing new business and provide the prime contractors with significant cost reduction opportunities through coordination of the design, development and manufacturing processes.


BUSINESS STRATEGY

     We intend to grow our sales, enhance our profitability and build on our position as a leading merchant supplier of communication systems and products to the major contractors in the aerospace and defense industry as well as the U.S. Government. We also intend to leverage our expertise and products into selected new commercial business areas where we can adapt our existing products and technologies. Our strategy to achieve our objectives includes:

     EXPAND MERCHANT SUPPLIER RELATIONSHIPS. We have developed strong relationships with the DoD, several other U.S. Government agencies and all of the major U.S. defense prime contractors, enabling us to identify new business opportunities and anticipate customer needs. As an independent merchant supplier, we anticipate that our growth will be driven by expanding our share of existing programs and by participating in new programs. We identify opportunities where we are able to use our strong relationships to increase our business presence and allow customers to reduce their costs. We also expect to benefit from increased outsourcing by prime contractors who in the past may have limited their purchases to captive suppliers and who are now expected to view our capabilities on a more favorable basis due to our status as an independent company, which positions us to be a merchant supplier to multiple bidders on prime contract bids.

     SUPPORT CUSTOMER REQUIREMENTS. A significant portion of our sales is derived from strategic, long-term programs and from programs for which we have been the incumbent supplier, and in many cases acted as the sole provider over many years. Our customer satisfaction and excellent performance record are evidenced by our performance-based award fees exceeding an average of 90% of the available award fees since our inception in April 1997. We believe that prime contractors will increasingly award long-term, outsourcing contracts to the best-of-breed merchant suppliers they believe to be most capable on the basis of quality, responsiveness, design, engineering and program management support as well as cost. We intend to continue to align our research and development, manufacturing and new business efforts to complement our customers' requirements and provide state-of-the-art products.

     ENHANCE OPERATING MARGINS. We have a history of improving the operating performance of the businesses we acquire through the reduction of corporate administrative expenses and facilities costs, increasing sales, improving contract bidding and proposals controls and practices and increasing competitive contract award win rates. We have a tradition of enhancing operating margins, primarily due to efficient management and elimination of significant corporate expense allocations. We intend to continue to enhance our operating performance by reducing overhead expenses, continuing consolidation and increasing productivity.

     LEVERAGE TECHNICAL AND MARKET LEADERSHIP POSITIONS. We have developed strong, proprietary technical capabilities that have enabled us to capture the number one or number two market position in most of our key business areas, including secure, high data rate communications systems, solid state aviation recorders, telemetry, instrumentation and space products, advanced antenna products and high performance microwave components. We continue to invest in company-sponsored independent research and development, including bid and proposal costs, in addition to making substantial investments in our technical and manufacturing resources. Further, we have a highly skilled workforce, including approximately 7,600 engineers. We are applying our technical expertise and capabilities to several closely aligned commercial business markets and applications such as transportation and broadband wireless communications and we expect to continue to explore other similar commercial opportunities.

     MAINTAIN DIVERSIFIED BUSINESS MIX. We have a diverse and broad business mix with limited reliance on any particular program, a balance of cost-reimbursable and fixed-price contracts, a significant follow-on business and an attractive customer profile. Our largest program represented 3.9% of our sales for the year ended December 31, 2001 and is a long term, firm-fixed price contract for intelligence agencies and the DoD. No other program represented more than 3.2% of sales for the year ended December 31, 2001. Furthermore, 31.7% of our sales for the same period were from cost-reimbursable contracts, and 68.3% were from fixed-price contracts, providing us with a mix of predictable profitability (cost-reimbursable) and higher margin (fixed-price) business. We also enjoy a mix of defense and non-defense business, with direct and indirect sales to the DoD accounting for 64.7%, and sales to commercial customers, foreign governments and U.S. federal, state and local government agencies other than the DoD accounting for 35.3% of our sales for the year ended December 31, 2001. We intend to leverage this business profile to expand our merchant supplier business base.

     CAPITALIZE ON STRATEGIC ACQUISITION OPPORTUNITIES. Recent U.S. defense industry consolidation has dramatically reduced the number of traditional middle-tier aerospace and defense companies, which are smaller than the five dominant prime system contractors and larger than the many smaller publicly and privately owned companies, as well as non-core aerospace and defense businesses of the prime contractors. We intend to enhance our existing product base through internal research and development efforts and selective acquisitions that will add new products in areas that complement our present technologies. We intend to continue acquiring potential targets with the following criteria:

     o significant market position(s) in their business area(s);

     o product offerings which complement and/or extend our product offerings;
       and

     o positive future growth and earnings prospects.

     Since January 1, 2001, we acquired sixteen businesses for an aggregate adjusted purchase price of $1,771.1 million, twelve of which were acquired for an aggregate adjusted purchase price of $516.4 million during 2001. For certain of these acquisitions, the purchase price may be subject to further adjustment based on actual closing date net assets or net working capital of the acquired business and the post-acquisition financial performance of the acquired business. The table below summarizes our primary acquisitions completed since January 1, 2001.

                         SELECTED RECENT ACQUISITIONS

                                                                     PRICE
     BUSINESS NAME         DATE ACQUIRED        ACQUIRED FROM        ($ MN)          BUSINESS DESCRIPTION
----------------------- ------------------- --------------------- ----------- ----------------------------------
 Detection Systems      June 14, 2002       PerkinElmer            $  100.0   Manufactures a range of
                                                                              detection and imaging products
                                                                              used to detect explosives,
                                                                              concealed weapons, contraband
                                                                              and illegal narcotics, inspection
                                                                              of agricultural products and
                                                                              examination of cargo.
 Aircraft Integration   March 8, 2002       Raytheon Company        1,148.7   Provides products and services
 Systems                                                                      for the global Intelligence,
                                                                              Surveillance and Reconnaissance
                                                                              (ISR) market, specializing in
                                                                              signals intelligence (SIGINT)
                                                                              and communications intelligence
                                                                              (COMINT) systems, which
                                                                              provide the unique ability to
                                                                              collect, decode and analyze
                                                                              electronic signals from command
                                                                              centers, communication nodes
                                                                              and air defense for real-time
                                                                              communication and response to
                                                                              the warfighter. Also provides
                                                                              complete aircraft and mission
                                                                              system engineering integration,
                                                                              test and support capability.
 SY Technology          December 31, 2001   SY Technology, Inc.        58.5   Specializes in air warfare
                                                                              simulation; command, control,
                                                                              communications, computers and
                                                                              intelligence architectures; and
                                                                              missile defense and space
                                                                              systems technologies.
 BT Fuze Products       December 19, 2001   Bulova Technologies        49.5   Produces military fuzes that
                                                                              prevent the inadvertent firing
                                                                              and detonation of weapons
                                                                              during handling.
 Government Services    November 30, 2001   Emergent                   39.7   Provides high-end engineering
 Group (renamed L-3                         Technologies                      and information services to the
 Communications                                                               U.S. Air Force, Army, Navy and
 Analytics)                                                                   intelligence agencies.
 Spar Aerospace         November 23, 2001   Spar Stockholders         146.8   Provides turnkey aviation life
 Limited                                                                      cycle management services for
                                                                              wide body and rotary wing
                                                                              aircraft. Also providing
                                                                              value-added engineering and
                                                                              modernization for selected
                                                                              military and commercial aviation
                                                                              programs.
 EER Systems            May 31, 2001        EER Systems               119.4   Provides a wide range of
                                            Stockholders                      engineering development and
                                                                              integration support to the DoD,
                                                                              Federal civilian agencies, state
                                                                              and local governments and
                                                                              commercial customers.
 KDI Precision          May 4, 2001         KDI Precision              78.9   Produces military fuzes that
 Products                                   Stockholders                      prevent the inadvertent firing
                                                                              and detonation of weapons
                                                                              during handling.

PRODUCTS AND SERVICES


                          SECURE COMMUNICATIONS & ISR

     The systems and products, selected applications and selected platforms or end users of our Secure Communications & ISR segment at December 31, 2001 are summarized in the table below.

            SYSTEMS/PRODUCTS                     SELECTED APPLICATIONS              SELECTED PLATFORMS/END USERS
---------------------------------------- ------------------------------------- --------------------------------------
 High Data Rate Communications
  o  Wideband data links and ground    o  High performance, wideband         o  Manned and unmanned aircraft,
     terminals                            secure communication links for        naval ships, terminals and
                                          relaying of intelligence and          satellites
                                          reconnaissance information

 Satellite Communication Terminals
  o  Ground-based satellite            o  Interoperable, transportable       o  Remote personnel provided with
     communication terminals and           ground terminals                     communication links to distant
     payloads                                                                   forces

 Space Communication and Satellite Control
  o  Satellite communication and       o  On-board satellite external        o  International Space Station,
     tracking system                      communications, video systems,        Space Shuttle and various
                                          solid state recorders and ground      satellites
                                          support equipment

  o  Satellite command and control     o  Software integration, test and     o  U.S. Air Force Satellite Control
     sustainment and support              maintenance support satellite         Network and rocket launch
                                          control network and engineering       system
                                          support for satellite launch
                                          system

 Military Communications
  o  Shipboard communications          o  Internal and external              o  Naval vessels
     systems                              communications (radio room)

 Information Security Systems
  o  STE (Secure Terminal              o  Secure and non-secure voice,       o  U.S. Armed services, intelligence
     Equipment)                           data and video communication          and security agencies
                                          for office and battlefield utilizing
                                          ISDN and ATM commercial
                                          network technologies

     We are an established leader in the development, construction and installation of communication systems for high performance intelligence collection, imagery processing and ground, air, sea and satellite communications for the DoD and other U.S. Government agencies. We provide secure, high data rate, real-time communication systems for surveillance, reconnaissance and other intelligence collection systems. We also design, develop, produce and integrate communication systems and support equipment for space, ground and naval applications, as well as provide communication software support services to military and related government intelligence markets. Product lines of the Secure Communications & ISR business include high data rate communications links, satellite communications terminals, naval vessel communication systems, space communications and satellite control systems, signal intelligence information processing systems, information security systems, tactical battlefield sensor systems and commercial communication systems.


 High Data Rate Communications

     We are a technology leader in high data rate, covert, jam-resistant microwave communications used in military and other national agency reconnaissance and surveillance applications. Our product line covers a full range of tactical and strategic secure point-to-point and relay data transmission systems, products and support services that conform to military and intelligence specifications. Our systems and products are capable of providing battlefield commanders with real-time, secure surveillance and targeting information and were used extensively by U.S. armed forces in the Persian Gulf War and during operations in Bosnia, Kosovo and Afghanistan.

     Our current family of strategic and tactical data links or CDL (Common Data Link) systems are considered DoD standards for data link hardware. Our primary focus is spread spectrum secure communication links technology, which involves transmitting a data signal with a high-rate noise signal making it difficult to detect by others, and then re-capturing the signal and removing the noise. Our data links are capable of providing information at over 300 megabytes per second and use point-to-point and point-to-multipoint architectures.

     We provide these secure high bandwidth products to the U.S. Air Force, the U.S. Navy, the U.S. Army and various U.S. Government agencies, many through long-term programs. The scope of these programs include air-to-ground, air-to-air, ground-to-air and satellite communications such as the U-2 Support Program, GUARDRAIL, ASTOR and major UAV (unmanned aerial vehicle) programs, such as Predator, Global Hawk and Fire Scout.

     We remain the industry leader in the mobile airborne satellite terminal product market, delivering mobile satellite communication services to many airborne platforms. These services provide real time connectivity between the battlefield and non-local exploiters of ISR data.


 Satellite Communication Terminals

     We provide ground-to-satellite, high availability, real-time global communications capability through a family of transportable field terminals used to communicate with commercial, military and international satellites. These terminals provide remote personnel with constant and effective communication capability and provide communications links to distant forces. Our TSS (TriBand SATCOM Subsystem) employs a 6.25 meter tactical dish with a single point feed that provides C, Ku and X band communication to support the U.S. Army. We also offer an 11.3 meter antenna satellite terminal which is transportable on two C-130 aircraft. The SHF PTS (Portable Terminal System) is a lightweight (28 pounds), portable terminal, which communicates through DSCS, NATO or SKYNET satellites and brings connectivity to small military tactical units and mobile command posts.

     We provide System Engineering and Software/Life-cycle support to the Air Force Satellite control network as well as the Eastern and Western Test Rangers. These contracts were recently won and last well beyond 2010.


 Space Communications and Satellite Control

     We produced and are delivering three communication subsystems for the ISS (International Space Station). These systems will control all ISS radio frequency communications and external video activities. We also provide solid-state recorders and memory units for data capture, storage, transfer and retrieval for space applications. Our standard NASA tape recorder has completed over five million hours of service without a mission failure. Our recorders are on National Oceanic & Atmospheric Administration weather satellites, the Earth Observing Satellite, AM spacecraft and Landsat-7 Earth-monitoring spacecraft. We have extended this technology to our Strategic Tactical Airborne Recorder (S/TAR (Trade Mark) ) which was selected for the New Shared Reconnaissance Port (SHARD) Program. We also provide space and satellite system simulation, satellite operations and computer system training, depot support, network engineering, resource scheduling, launch system engineering, support, software integration and test through cost-plus contracts with the U.S. Air Force.


 Military Communications

     We provide integrated, computer controlled switching systems for the interior and exterior voice and data needs of naval vessels. Our products include the MarCom Integrated Voice Communication Systems for Aegis class destroyers and for the LPD amphibious ship class. We produced the MarCom Baseband Switch for Los Angeles class submarines. Our MarCom secure digital switching system provides an integrated approach to the specialized voice and data communications needs of shipboard environment for internal and external communications, command and control and air traffic control. Along with the Keyswitch Integrated Terminals, MarCom provides automated switching of radio/cryptocircuits, which results in significant timesavings. We also offer on-board, high data rate communications systems, which provide a data link for carrier battle groups, which are interoperable with the U.S. Air Force's Surveillance/reconnaissance terminals. We supply the "communications on the move" capability needed for the digital battlefield by packaging advanced communications into the U.S. Army's Interim Brigade Combat Team Commander's Vehicle.


 Information Security Systems

     We believe we are a leader in the development of secure communications equipment for both military and commercial applications. We are producing the next generation digital, ISDN-compatible STE (secure telephone equipment). STE provides clearer voice and thirteen-times faster data/fax transmission capabilities than the previous generation secure telecommunications equipment. STE also supports secure conference calls and secure video teleconferencing. STE uses a CryptoCard security system which consists of a small, portable, cryptographic module holding the algorithms, keys and personalized credentials to identify its user for secure communications access. We also provide the workstation component of the U.S. Government's EKMS (Electronic Key Management System), the next generation of information security systems. EKMS is the government's system to replace current "paper" encryption keys used to secure government communications with "electronic" encryption keys. The component we provide produces and distributes the electronic keys. We also develop specialized strategic and tactical signal intelligence systems to detect, acquire, collect, and process information derived from electronic sources. These systems are used by classified customers for intelligence gathering and require high-speed digital signal processing and high-density custom hardware designs.

                    TRAINING, SIMULATION & SUPPORT SERVICES

     The products and services, selected applications and selected platforms or end users of our Training, Simulation & Support Services segment at December 31, 2001 are summarized in the table below.

         PRODUCTS/SERVICES                  SELECTED APPLICATIONS              SELECTED PLATFORMS/END USERS
---------------------------------- -------------------------------------- --------------------------------------
 Training and Simulation
  o  Battlefield and Weapon      o  Missile system modeling and         o  U.S. Army Missile Command
     Simulation                     simulation
                                 o  Design and manufacture custom       o  U.S. Army Missile Command
                                    ballistic missile targets that are
                                    ground launched and air
                                    launched for threat replication
                                    targets
  o  Training                    o  Training for soldiers on complex    o  DoD
                                    command and control systems
                                 o  Training and logistics services     o  DoD and foreign governments
                                    and training device support
  o  Human Patient Simulators    o  Medical training                    o  Medical schools, nursing schools,
                                                                           and DoD

 Engineering Development and
  Integration Support
  o  System Support              o  C(3)ISR (Command, Control,          o  U.S. Armed services, intelligence
                                    Communications, Intelligence,          and security agencies, Ballistic
                                    Surveillance and                       Missile Defense Organization,
                                    Reconnaissance), modeling and          NASA and other U.S.
                                    simulation                             Government agencies
  o  Communication software      o  Value-added, critical software      o  DoD, FAA and NASA
     support services               support for C(3)I (Command,
                                    Control, Communication and
                                    Intelligence) systems and other
                                    engineering and technical
                                    services

 Training and Simulation

     We believe we are a leading provider of training, simulation and support services to the U.S. and foreign military agencies.

     Our products and services are designed to meet customer training requirements for aircrews, navigators, mission operators, gunners and maintenance technicians for virtually any platform, including military fixed and rotary wing aircraft, air vehicles and various ground vehicles. As one of the leading suppliers of training services, we believe we are able to leverage our unique full-service capabilities to develop fully-integrated, innovative solutions for training systems, propose and provide program upgrades and modifications, as well as provide hands-on, best-in-class training operations in accordance with virtually any customer requirement in a timely manner. In addition, we are developing, demonstrating, evaluating and transitioning training technologies and methods for use by warfighters at the US Air Force's Fighter Training Research Division.

     We also design and develop prototypes of ballistic missile targets for present and future threat scenarios. We provide high-fidelity custom targets to the DoD that are complementary to the U.S. Government's growing focus and priority on national missile defense and space programs. We are the only provider of Ballistic Missile targets that have successfully launched a Ballistic Missile Target from an Air Force Cargo Aircraft.

     We also develop and manage extensive programs in the United States and internationally focusing on training and education, strategic planning, organizational design, democracy transition and leadership development. To provide these services, we utilize a pool of experienced former armed service, law enforcement and other national security professionals. In the United States, our personnel are instructors in the U.S. Army's Force Management School and other schools and courses and are also involved in recruiting for the U.S. Army. In addition, we own a one-third interest in Medical Education Technologies, Inc., which has developed and is producing human patient simulators for sale to medical teaching and training institutions and the DoD.


 Engineering Development and Integration Support

     We are a premier provider of numerous air campaign modeling and simulation tools for applications, such as Thunder, Storm and Brawler, for the U.S. Air Force Studies and Analysis Agency and of space science research for NASA. We also provide high-end systems support for the HAWK and PATRIOT missile systems, Unmanned Aerial Vehicles (UAVs), the Cooperative Engagement Capacity (CEC) Program, and the F/A-18.

     Our products and services specialize in communication systems, training and simulation equipment and a broad range of hardware and software for the U.S. Army, Air Force and Navy, the Federal Aviation Administration and the Ballistic Missile Defense Organization (BMDO). As one of the leading suppliers of high-end engineering and information support, we believe we are able to provide value-added C4ISR engineering support, wargames simulation and modeling of battlefield communications.

     Our Ilex Systems business provides systems and software engineering products and services for military applications. We specialize in the innovative application of state-of-the-art software technology and software development methodologies to produce comprehensive real-time solutions satisfying our customers' systems and software needs. We specialize in providing engineering services to the U.S. Army military intelligence community including the Communications-Electronics Command (CECOM) Software Engineering Center, for the development and maintenance of Intelligence, Electronic Warfare, Fusion and Sensor systems and software.

                  AVIATION PRODUCTS & AIRCRAFT MODERNIZATION

     The systems and products, selected applications and selected platforms or end users of our Aviation Products & Aircraft Modernization segment at December 31, 2001, are summarized in the table below.

            SYSTEM/PRODUCTS                    SELECTED APPLICATIONS              SELECTED PLATFORMS/END USERS
-------------------------------------- ------------------------------------- -------------------------------------
 Aviation Products
  o  Solid state crash protected     o  Voice recorders continuously       o  Business and commercial aircraft
     cockpit voice and flight data      record most recent 30-120             and certain military transport
     recorders                          minutes of voice and sounds           aircraft; sold to both aircraft
                                        from cockpit and aircraft             manufacturers and airlines under
                                        intercommunications. Flight data      the Fairchild brand name
                                        recorders record the last 25
                                        hours of flight parameters
  o  TCAS (Traffic Alert and         o  Reduce the potential for midair    o  Commercial, business, regional
     Collision Avoidance System)        aircraft collisions by providing      and military transport aircraft
                                        visual and audible warnings and
                                        maneuvering instructions to
                                        pilots

 Display Products
  o  Cockpit and mission displays    o  High performance, ruggedized       o  Military aircraft including
     and controls                       flat panel and cathode ray tube       surveillance, fighters and
                                        displays and processors               bombers, attack helicopters,
                                                                              transport aircraft and land
                                                                              vehicles

 Aircraft Modernization
  o  High end aviation product       o  Turnkey aviation life cycle        o  Various military and commercial
     modernization services             management services                   wide body and rotary wing
                                                                              aircraft

 Aviation and Maritime Recorders

     We manufacture commercial, solid-state, crash-protected recorders, commonly known as black boxes, under the Fairchild brand name for the aviation and maritime industries, and have delivered nearly 55,000 flight recorders to aircraft manufacturers and airlines around the world. We believe we are the leading manufacturer of commercial cockpit voice recorders and flight data recorders. The hardened voyage recorder, launched from our state-of-the-art aviation technology, and expanded to include cutting edge internet communication protocols, has taken an early leadership position within the maritime industry. We offer three types of recorders:

     o the cockpit voice recorder, which records the last 30 to 120 minutes of crew conversation and ambient sounds from the cockpit;

     o the flight data recorder, which records the last 25 hours of aircraft flight parameters such as speed, altitude, acceleration and thrust from each engine and direction of the flight in its final moments; and

     o the hardened voyage recorder, which stores and protects 12 hours of voice, radar, radio and shipboard performance data on solid state memory.


     Recorders are highly ruggedized instruments, designed to absorb the shock equivalent to that of an object traveling at 268 knots stopping in 18 inches, fire resistant to 1,100 degrees centigrade and pressure resistant to 20,000 feet undersea for 30 days. Our recorders are mandated and regulated by various worldwide agencies for use in commercial airlines and a large portion of business aviation aircraft. In addition, our aviation recorders are certified and approved for installation at the world's leading aircraft original equipment manufacturers ("OEM's"), while our maritime recorders are an integral component to a mandated recording system for numerous vessels that travel on international waters. The U.S. military has recently required the installation of black boxes in military transport aircraft. We believe this development will provide us with new opportunities for expansion into the military market.

     We have completed development of a combined voice and data recorder and are developing an enhanced recorder that monitors engine and other aircraft parameters for use in maintenance and safety applications.


 Traffic Alert and Collision Avoidance Systems (TCAS)

     TCAS is an avionics safety system that was developed to reduce the potential for mid-air collisions. The system is designed to operate independently from the air traffic control ("ATC") system to provide a complementary supplement to the existing ATC system. TCAS operates by transmitting interrogations that elicit replies from transponders in nearby aircraft. The system tracks aircraft within certain range and altitude bands to determine whether they have the potential to become a collision threat.

     There are two levels of TCAS protection currently in operation: TCAS I and TCAS II. In the United States, passenger aircraft with 10 to 30 seats must be equipped with a TCAS I system. The TCAS II system is required for passenger aircraft with more than 30 seats. These aircraft, as well as aircraft used in all-cargo operations, must also be equipped with transponders, either Mode S or Mode C. The transponder provides altitude and airplane identification to TCAS-equipped aircraft as well as to the ATC system.

     If the TCAS I system calculates that an aircraft may be a threat, it provides the pilot with a visual and audible traffic advisory. The advisory information provides the intruder aircraft's range and relative altitude/bearing. In addition to traffic advisories, a TCAS II system will provide the pilot a resolution advisory ("RA"). This resolution advisory recommends a vertical maneuver to provide separation from the intruder aircraft.

     TCAS systems have proven to be very effective, with many documented successful RA's. TCAS II has been in worldwide operation in many aircraft types since 1990. Today, over 16,000 airline, corporate and military aircraft are equipped with TCAS II-type systems, logging over 100 million hours of operation. The number of reported near mid-air collisions in the U.S. has decreased significantly since 1989, a period during which both passenger and cargo air traffic has increased substantially.


 Display Products

     We design, develop and manufacture ruggedized displays for military and high-end commercial applications. Our current product line includes a family of high performance display processing systems, which use either a cathode ray tube or active matrix liquid crystal display. Our displays are used in numerous airborne, ship-board and ground based platforms and are designed to survive in military and harsh environments.


 Aircraft Modernization

     We are a leading global provider of turnkey aviation life cycle management services, providing value-added engineering and upgrades for selected military and commercial aviation programs, component repair and overhaul and support services. Our major programs include high-end aviation product modernization and services on the C-130 for a number of military organizations around the world, including the Canadian Department of National Defense, U.S. Coast Guard, Mexican Air Force, Royal Malaysian Air Force and Royal Australian Air Force. We also provide avionics maintenance, repair and overhaul for the Sikorsky S-61/H-3 Sea King helicopter for a number of military organizations including the Canadian military, the U.S. Navy and the Brazilian Air Force. We are also a full service provider for the Boeing 727 and 737 to a number of airlines, including Canada's WestJet.

                             SPECIALIZED PRODUCTS

     The products, selected applications and selected platforms or end users of our Specialized Products segment at December 31, 2001 are summarized in the table below.

                 PRODUCTS                          SELECTED APPLICATIONS              SELECTED PLATFORMS/END USERS
----------------------------------------- -------------------------------------- --------------------------------------
 Ocean Products
  o  Airborne dipping sonars            o  Submarine detection and             o  Various military helicopters
                                           localization
  o  Submarine and surface ship         o  Submarine and surface ship          o  U.S. Navy and foreign navies
     towed arrays                          detection and localization
  o  Naval and commercial power         o  Switching, distribution and         o  All naval combatants:
     delivery and switching products       protection, as well as frequency       submarines, surface ships and
                                           and voltage conversion                 aircraft carriers
  o  Commercial transfer switches,      o  Production and maintenance of       o  Federal Aviation
     uninterruptible power supplies        systems and high-speed switches        Administration, internet service
     and power products                    for power interruption                 providers, financial institutions
                                           prevention                             and rail transportation

 Telemetry, Instrumentation and Space Products
  o  Aircraft, missile and satellite    o  Real-time data acquisition,         o  Aircraft, missiles and satellites
     telemetry and instrumentation         measurement, processing,
     systems                               simulation, distribution, display
                                           and storage for flight testing
  o  Global satellite communications    o  Satellite transmission of voice,    o  Rural telephony or private
     systems                               video and data                         networks, direct to home
                                                                                  uplinks, satellite news gathering
                                                                                  and wideband applications

 Guidance Products
  o  GPS (Global Positioning            o  Location tracking                   o  Guided projectiles and precision
     Systems) receivers                                                            munitions
  o  Navigation systems and             o  Space navigation                    o  Hubble Space Telescope,
     subsystems, gyroscopes, reaction                                              Delta IV launch vehicle and
     wheels, star sensor                                                           satellites

 Premium Fuzing Products
  o  Fuzing products                    o  Munitions and electronic and        o  Various DoD and foreign
                                           electro-mechanical safety and          military customers
                                           arming devices (ESADs)
 Microwave Components
  o  Passive components, switches       o  Radio transmission, switching       o  DoD, telephony service
     and wireless assemblies               and conditioning, antenna and          providers and original
                                           base station testing and               equipment manufacturers
                                           monitoring, broad-band and
                                           narrow-band applications (PCS,
                                           cellular, SMR and paging
                                           infrastructure)
  o  Safety products                    o  Radio frequency monitoring and      o  Monitor cellular base station and
                                           measurement for safety                 industrial radio frequency
                                                                                  emissions
  o  Satellite and wireless             o  Satellite transponder control,      o  Communications satellites and
     components (channel amplifiers,       channel and frequency                  wireless communications
     transceivers, converters, filters     separation                             equipment
     and multiplexers)

                 PRODUCTS                           SELECTED APPLICATIONS              SELECTED PLATFORMS/END USERS
------------------------------------------ -------------------------------------- -------------------------------------
  o  Amplifiers and amplifier based      o  Automated test equipment,           o  DoD and commercial satellite
     components (amplifiers, up/down        military electronic warfare,           operators
     converters and Ka assemblies)          ground and space
                                            communications
 Antenna Products
  o  Ultra-wide frequency and            o  Surveillance and radar detection    o  Military aircraft including
     advanced radar antennas and                                                   surveillance, fighters and
     rotary joints                                                                 bombers, attack helicopters and
                                                                                   transport
  o  Precision antennas serving major    o  Antennas for high frequency,        o  Various military and commercial
     military and commercial                 millimeter satellite                   customers including scientific
     frequencies, including Ka band          communications                         astronomers

 Training Devices and Motion
  Simulators
  o  Military Aircraft Flight            o  Training for pilots, navigators,    o  Military fixed and rotary winged
     Simulators                             flight engineers, gunners and          aircraft and ground vehicles
                                            operators
 Security Systems
  o  Explosives detection systems        o  Rapid scanning of passenger         o  Airports
                                            checked baggage

 Ocean Products

     We are one of the world's leading suppliers of acoustic undersea warfare systems. Our experience spans a wide range of platforms, including helicopters, submarines and surface ships. Our products include towed array sonar, hull mounted sonar, airborne dipping sonar and ocean mapping sonar for navies around the world.

     We are also a leading provider of state-of-the-art power electronics systems and electrical power delivery systems and subsystems. We provide communications and control systems for the military and commercial customers. We offer the following:

     o military power propulsion, distribution and conversion equipment and components which focus on motor drives switching, distribution and protection, providing engineering design and development, manufacturing and overhaul and repair services; and

     o ship control and interior communications equipment.

     We have been able to apply our static transfer switch technology, which we developed for the U.S. military, to commercial applications. Our commercial customers for static transfer switches are primarily financial institutions and internet service providers, including American Express, AOL-Time Warner, AT&T, Charles Schwab and the Federal Aviation Administration. In addition, we provide electrical products for rail transportation and utilities businesses.


 Telemetry, Instrumentation and Space Products

     We are a leader in the development and marketing of component products and systems used in telemetry and instrumentation for airborne applications such as satellites, aircraft, UAVs, launch vehicles, guided missiles, projectiles and targets. Telemetry involves the collection of data for various equipment performance parameters and is required when the object under test is moving too quickly or is of too great a distance to use a direct connection. Telemetry products measure, process, receive and collect thousands of parameters of a platform's operation including heat, vibration, stress and operational performance and transmits this data to the ground.

     Additionally, our satellite telemetry equipment transmits data necessary for ground processing. These applications demand high reliability of components because of the high cost of satellite repair and the need for uninterrupted service. Telemetry products also provide the data used to terminate the flight of missiles and rockets under errant conditions and/or at the end of a mission. These telemetry and command/control products are currently used for a variety of missile and satellite programs.

     We offer value-added solutions that provide our customers with complex product integration and comprehensive support. We focus on the following niches within the satellite ground segment equipment market: telephony, video broadcasting and multimedia. Our customers include foreign communications companies, domestic and international prime communications infrastructure contractors, telecommunications or satellite service providers, broadcasters and media-related companies. We also provide space products for advanced guidance and control systems including gyroscopes, controlled momentum devices and star sensors. These products are used on satellites, launch vehicles, the Hubble Telescope, the Space Shuttle and the International Space Station.


 Guidance Products

     We provide airborne equipment and data link systems that gather critical information and then process, format and transmit the data to the ground from communications satellites, spacecraft, aircraft and missiles. These products are available in both commercial off-the-shelf and custom configurations and include software and software engineering services. Primary customers include many of the major defense contractors who manufacture aircraft, missiles, warheads, launch vehicles and munitions. Our ground station instrumentation receives, encrypts and/or decrypts the serial stream of combined data in real-time as it is received from the airborne platform. We are a leader in digital GPS (Global Positioning System) receiver technology for high performance military applications. These GPS receivers are currently in use on aircraft, cruise missiles and precision guided bombs and provide highly accurate positioning and navigational information. Additionally, we provide navigation systems for high performance weapon pointing and positioning systems for programs such as MLRS (Multiple Launch Rocket System) and MFCS (Mortar Fire Control System).


 Premium Fuzing Products

     We are a leading provider of premium fuzing products, including proximity fuzes, electronic and electro-mechanical safety and arming devices (ESADs) and self-destruct/sub-munition grenade fuzes. ESADs prevent the inadvertent firing and detonation of guided missiles during handling, flight operations and the initial phases of launch. Our proximity fuzes are used in smart munitions. All are considered to be critical safety and arming products. Additionally, during missile flight the ESAD independently analyzes flight conditions and determines safe separation distance after a missile launch.


 Microwave Components

     We are premier worldwide supplier of commercial off-the-shelf and custom, high performance RF (radio frequency) microwave components, assemblies and instruments supplying the wireless communications, industrial and military markets. We are also a leading provider of state-of-the-art space-qualified commercial satellite and strategic military RF products and millimeter amplifier based products. We sell many of these components under the well-recognized Narda brand name through a comprehensive catalog of standard, stocked hardware. We also sell our products through a direct sales force and an extensive network of market representatives. Specific catalog offerings include wireless products, Electro-mechanical switches, power dividers and hybrids, couplers/detectors, attenuators, terminations and phase shifters, isolators and circulators, adapters, control products, sources, mixers, waveguide components, RF safety products, power meters/monitors and custom passive products. Passive components are generally purchased in both narrow and broadband frequency configurations by wireless equipment manufacturers, wireless service providers and military equipment suppliers. Commercial applications include cellular and PCS base station automated test equipment, and equipment for the paging industry. Military applications include electronic surveillance and countermeasure systems.

     Our space-qualified and wireless components separate various signals and direct them to sections of the satellites' payload. Our main satellite products are channel amplifiers and linearizers, payload products, transponders and antennas. Channel amplifiers amplify the weak signals received from earth stations, and then drive the power amplifier tubes that broadcast the signal back to earth. Linearizers, used either in conjunction with a channel amplifier or by themselves, pre-distort a signal to be transmitted back to earth before it enters a traveling wave tube for amplification. This pre-distortion is exactly the opposite of the distortion created at peak power by the traveling wave tube and, consequently, has a cancellation effect that keeps the signal linear over a much larger power band of the tube. The traveling wave tube and area covered by the satellite is significantly increased.

     Narda is the world's largest supplier of non-ionizing radiation safety detection equipment. These devices are used to quantify and alarm of exposure to excessive RF radiation. This equipment is used by wireless tower operators and the military to protect personnel, and insure compliance to various published standards. We design and manufacture both broad and narrow band amplifiers and amplifier-based products in the microwave and millimeter wave frequencies. We use these amplifiers in defense and communications applications. These devices can be narrow band for communication needs or broadband for electronic warfare.

     We offer standard packaged amplifiers for use in various test equipment and system applications. We design and manufacture millimeter range (at least 20 to 38GHz) amplifier products for use in emerging communication applications such as back haul radios, LMDS (Local Multipoint Distribution Service) and ground terminals for LEO satellites. Narda filters are sold to some of the world's leading service providers and base station OEM's. Robust demand continues for Narda filters due to ongoing system upgrades by service providers for 2.5G and 3.0G applications geared toward providing higher data rate capabilities for the commercial cellular and PCS marketplace.

     We also design, manufacture and market solid state, broadband wireless communications infrastructure equipment, subsystems and modules used to provide point-to-Multipoint ("PMP") and point-to-point ("PTP") terrestrial and satellite-based distribution services in frequency bands from 24 to 38 Gigahertz. Our products include solid-state power amplifiers, hub transmitters, active repeaters, cell-to-cell relays, Internet access systems and other millimeter wave-based modules and subsystems. These products are used in various applications, such as broadband communications, local loop services and Ka-band satellite communications.

 Antenna Products

     We produce high performance antennas under the Randtron brand name which are designed for:

     o surveillance of high-resolution, ultra-wide frequency bands;

     o detection of low radar cross-section targets and low radar cross-section installations;

     o severe environmental applications; and

     o polarization diversity.

     Our primary product is a sophisticated 24-foot diameter antenna used on all E-2C surveillance aircraft. This airborne antenna is a rotating aerodynamic radome containing a UHF surveillance radar antenna, an IFF antenna, and forward and aft auxiliary antennas. Production is planned beyond 2001 for the E-2C, P-3 and C-130 AEW aircraft. We have been funded to begin the development of the next generation for this antenna. We also produce broadband antennas for a variety of tactical aircraft, as well as rotary joints for the AWAC antenna. We have delivered over 2,000 sets of antennas for aircraft and have a backlog of orders through 2004.

     We are a leading supplier of ground based radomes used for air traffic control, weather radar, defense and scientific purposes. These radomes enclose an antenna system as a protective shield against the environment and are intended to enhance the performance of an antenna system.

 Training Devices and Motion Simulators

     Our training devices and motion simulators business designs, develops and manufacturers advanced virtual reality simulation and high-fidelity representations of cockpits and mission stations for aircraft and land vehicles. We have developed flight simulators for most of the U.S. military aircraft in active operation. We have numerous proprietary technologies and fully-developed systems integration capabilities that provide competitive advantages. Our proprietary software is used for visual display systems, high-fidelity system models, database production, digital radar land mass image simulation and creation of synthetic environments. We are also a leader in developing training systems which allow multiple trainees at multiple sites to engage in networked group, unit and task force training and combat simulations.


DEVELOPING COMMERCIAL OPPORTUNITIES

     Part of our growth strategy is to identify commercial applications for select products and technologies currently sold to defense customers. We have initially identified two vertical markets where we believe there are significant opportunities to expand our products: transportation and broadband wireless communications.

     Transportation. Our products, designed to meet strict government quality and reliability standards, are easily adapted to the commercial transportation marketplace. Our aircraft voice recorders, designed to meet FAA requirements, have been successfully marketed to the cruise ship, marine shipping and railroad industries. Similarly, our state-of-the-art power propulsion products, originally designed for the U.S. Navy, meet the needs of commuter railroads, including Philadelphia's regional rail system and New York City's Metropolitan Transportation Authority. Our explosives detection system, the eXaminer 3DX(TM) 6000, enables the rapid scanning of passenger checked baggage at airports using state-of-the-art technology. The new Transportation Security Administration
(TSA), of the Department of Transportation, created as a result of the Aviation and Transportation Security Act enacted by Congress on January 3, 2002, has expressed requirements for as many as 500 examiner units. In April 2002, we received an order from the TSA that included funding for 100 examiner units and long-lead material funding for an additional 200 examiner units.

     Communications. The wireless communications technology we developed for our military customers also meets the needs of a growing commercial marketplace for technologically advanced communications products. Some of the products we have developed or are developing to exploit this market include wireless loop products, transceivers, LMDS, compression products, remote sensing internet networks, microwave links and products for microwave base stations. Our Prime Wave fixed wireless loop products are an example of our expanding involvement in the commercial communications industry. Using synchronous CDMA technology that supports terrestrial, space, fixed and mobile communications, we produce wireless loop equipment for use in areas that do not have an adequate telecommunications infrastructure, including emerging market countries and customers in rural areas.

     In the expanding broadband wireless commercial communications market, we also have developed a broad assortment of other products including transponders, payloads, uplinks- downlinks, fly-away SATCOM terminals, telemetry tracking and control and test equipment and waveform generators.

     These new commercial products are subject to certain risks and may require us to:

     o develop and maintain marketing, sales and customer support capabilities;


     o secure sales and customer support capabilities;

     o obtain customer and/or regulatory certification;

     o respond to rapidly changing technologies including those developed by others that may render our products and systems obsolete or non-competitive; and

     o obtain customer acceptance of these products and product performance.

     Our efforts to expand our presence in commercial markets require significant resources, including additional working capital and capital expenditures, as well as the use of our management's time. Our ability to sell certain commercial products, particularly our broadband wireless communications products, depends to a significant degree on the efforts of independent distributors or communications service providers and on the financial viability of our existing and target customers for the commercial products. Certain of our existing and target customers are agencies or affiliates of governments of emerging and under-developed countries or private business enterprises operating in those countries. In addition, we have made equity investments in entities that plan to commence operations as communications service providers using some of our commercial products. We can give no assurance that these distributors or service providers will be able to market our products or their services successfully or that we will be able to realize a return of investment in them. We also cannot assure you that we will be successful in addressing these risks or in developing these commercial business opportunities.


MAJOR CUSTOMERS

     For the year ended December 31, 2001, direct and indirect sales to the DoD provided 64.7% of our sales, and sales to commercial, foreign governments and U.S. federal, state and local government agencies other than the DoD provided 35.3% of our sales.

     Our U.S. Government sales are predominantly derived from contracts with agencies of, and prime contractors to, the U.S. Government. Various U.S. Government agencies and contracting entities exercise independent and individual purchasing decisions, subject to annual appropriations by the U.S. Congress. As of December 31, 2001, we had approximately 575 contracts each with a value exceeding $1.0 million. For the year ended December 31, 2001, sales of our five largest programs amounted to $249.7 million or 10.6% of our sales.


RESEARCH AND DEVELOPMENT

     We conduct research and development activities that consist of projects involving basic research, applied research, development, and systems and other concept studies. We employ scientific, engineering and other personnel to improve our existing product lines and develop new products and technologies. As of December 31, 2001, we employed approximately 7,600 engineers, a substantial portion of whom hold advanced degrees. For the year ended December 31, 2001, we incurred $319.4 million on research and development costs for customer-funded contracts and spent $107.5 million on company-sponsored research and development projects, including bid and proposal costs.


COMPETITION

     We encounter intense competition in all of our businesses. We believe that we are a significant supplier of many of the products that we manufacture and services we provide in our defense and government businesses, as well as in our commercial businesses.


 Defense and Government Business

     Our ability to compete for defense contracts depends on a variety of factors, including:

     o the effectiveness and innovation of our research and development programs;

     o our ability to offer better program performance than our competitors at a lower cost; and

     o the availability of our facilities, equipment and personnel to undertake the programs for which we compete.

     In some instances, we are the incumbent supplier or have been the sole provider for many years for certain programs. We refer to such contracts as "sole-source" contracts. In such cases, there may be other suppliers who have the capability to compete for the programs involved, but they can only enter or reenter the market if the customer chooses to reopen the particular program to competition. Sole-source contracts accounted for approximately 62.4% and competitive contracts accounted for approximately 37.6% of our total sales for the year ended December 31, 2001. The majority of our sales are derived from contracts with the U.S. Government and its prime contractors, which are principally awarded on the basis of negotiations or competitive bids.

     We believe that the U.S. defense industry structure contains three tiers of defense contractors. The first tier is dominated by five prime system contractors: The Boeing Company, Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company and General Dynamics Corporation, all of whom compete for major platform programs. The second tier defense contractors are smaller products and niche subsystems contractors and are comprised of traditional aerospace and defense companies, as well as, the non-core aerospace and defense sectors of certain industrial conglomerates and include L-3, Honeywell Inc., Rockwell Collins Inc., Harris Corporation, TRW Inc., ITT Industries, Inc., Alliant Techsystems Inc., United Technologies Corporation, and United Defense Industries Inc. The third tier, which represents the vendor base and supply chain for niche products, is comprised of numerous smaller publicly and privately owned aerospace and defense contractors.

     We believe we are the aerospace and defense "merchant supplier" with the broadest and most diverse product portfolio. We supply our products to all of the five prime system contractors and in some cases directly to the end customer. We primarily compete with third tier contractors and certain of the second tier contractors and to a lesser extent with the prime system contractors in certain niche areas. Some of the second tier contractors are larger than we are and have greater resources than we have available to us. We are larger than all of the third tier contractors and believe we have greater resources than all of them. We believe that most of our businesses enjoy the number one or number two competitive position in their respective market niches. We believe that the primary competitive factors for our businesses are: technology, quality, cost, market position and past performance. In addition, our ability to compete for non "sole source" contracts often requires us to "team" with one or more of the prime system contractors that bids and competes for major platform programs. Furthermore, our ability to "team" with a prime system contractor is often dependent upon the outcome of a competitive process.

     We believe that we will continue to be a successful participant in the business areas in which we compete, based upon the quality and cost competitiveness of our products and services.


 Commercial Activities

     Our commercial activities have become an increasingly significant portion of our business mix, and comprised 22.6% of our total sales for the year ended December 31, 2001. Our ability to compete for commercial business depends on a variety of factors, including:

     o Pricing;

     o Product features and performance;

     o Reliability, scalability and compatibility;

     o Customer relationships, service and support; and

     o Brand recognition.

     In these markets, we compete with various companies, several of which are listed below.

     o Agilent Technologies, Inc.;

     o ViaSat, Inc.;

     o Honeywell Inc.;

     o Globecomm Systems, Inc.;

     o Smiths Industries; and

     o Airspan Networks, Inc.

     We believe that our sales in these business areas will continue to grow as a percentage of our total sales, even though several of our competitors may have greater resources and technologies than we have available to us.

PATENTS AND LICENSES

     We do not believe that our patents, trademarks and licenses are material to our operations. Furthermore, our U.S. Government contracts generally permit us to use patents owned by others. Similar provisions in U.S. Government contracts awarded to other companies make it impossible for us to prevent the use of our patents in most domestic work performed by other companies for the U.S. Government.


RAW MATERIALS

     In manufacturing our products, we use our own production capabilities as well as a diverse base of third party suppliers and sub-contractors. Although aspects of certain of our businesses require relatively scarce raw materials, we have not experienced difficulty in our ability to procure raw materials, components, sub-assemblies and other supplies required in our manufacturing processes.


CONTRACTS

     A significant portion of our sales are derived from strategic, long-term programs and from sole-source contracts. Approximately 62.4% of our sales for the year ended December 31, 2001 were generated from sole-source contracts. Our customer satisfaction and performance record are evidenced by our receipt of performance-based award fees exceeding 91% of the available award fees on average during the year ended December 31, 2001. We believe that our customers will award long-term, sole-source, outsourcing contracts to the most capable merchant supplier in terms of quality, responsiveness, design, engineering and program management support as well as cost. As a consequence of our strong competitive position, for the year ended December 31, 2001, we won contract awards in excess of 50% on new competitive contracts that we bid on, and in excess of 90% on the contracts we rebid for which we were the incumbent supplier.

     We have a diverse business mix with limited reliance on any single program, a balance of cost-plus and fixed price contracts, a significant sole-source follow-on business and an attractive customer profile. For the year ended December 31, 2001, 31.7% of our sales were generated from cost-reimbursable contracts and 68.3% from fixed-price contracts, providing us with a sales mix of predictable profitability (cost-reimbursable) and higher profit margin (fixed-price) business.

     Generally, contracts are either fixed-price or cost-reimbursable. Under a fixed-price contract we agree to perform the scope of work required by the contract for a predetermined contract price. Although a fixed-price contract generally permits us to retain profits if the total actual contract costs are less than the estimated contract costs, we bear the risk that increased or unexpected costs may reduce our profit or cause us to sustain losses on the contract. Conversely, on a cost-reimbursable contract we are paid up to predetermined funding levels determined by our customers, our allowable incurred costs and generally a fee representing a profit on those costs, which can be fixed or variable depending on the contract's pricing arrangement. Therefore, on a cost-reimbursable contract we do not bear the risks of unexpected cost overruns. Generally, a fixed-price contract offers higher profit margins than a cost-reimbursable contract which is commensurate with the greater levels of risk assumed on a fixed-price contract.

     Most of our U.S. Government business is subject to unique procurement and administrative rules based on both laws and regulations, including various profit and cost controls, allocations of costs to contracts and non-reimbursement of unallowable costs such as lobbying expenses and interest expenses. Our contract administration and cost accounting policies and practices are subject to oversight by government inspectors, technical specialists and auditors.

     Certain of our sales are under foreign military sales agreements directly between the U.S. Government and foreign governments. In such cases, because we serve only as the supplier, we do not have unilateral control over the terms of the agreements. These contracts are subject to extensive legal and regulatory requirements and, from time to time, agencies of the U.S. Government investigate whether our operations are being conducted in accordance with these laws and regulations.

Investigations could result in administrative, civil, or criminal liabilities, including repayments, disallowance of certain costs, or fines and penalties.

     Certain of our sales are direct commercial sales to foreign governments. These sales are subject to U.S. Government approval and licensing under the Arms Export Control Act. Legal restrictions on sales of sensitive U.S. technology also limit the extent to which we can sell our products to foreign governments or private parties.

     U.S. Government contracts are, by their terms, subject to termination by the U.S. Government either for its convenience or default by the contractor if the contractor fails to perform the contracts' scope of work. Upon termination other than for a contractor's default, the contractor will normally be entitled to reimbursement for allowable costs and an allowance for profit. Foreign defense contracts generally contain comparable provisions permitting termination at the convenience of the government. To date, none of our significant fixed price contracts have been terminated.

     Companies supplying defense-related equipment to the U.S Government are subject to certain additional business risks peculiar to the U.S. defense industry. Among these risks are the ability of the U.S. Government to unilaterally suspend a company from new contracts pending resolution of alleged violations of procurement laws or regulations. In addition, U.S. Government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a September 30 fiscal year basis, even though contract performance may take years. Consequently, at the outset of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress for future fiscal years.

     As is common in the U.S. defense industry, we are subject to business risks, including changes in the U.S. Government's procurement policies (such as greater emphasis on competitive procurement), governmental appropriations, national defense policies or regulations, service modernization plans, and availability of funds. A reduction in expenditures by the U.S. Government for products and services of the type we manufacture and provide, lower margins resulting from increasingly competitive procurement policies, a reduction in the volume of contracts or subcontracts awarded to us or if we incur substantial contract cost overruns could materially adversely affect our business.

PROPERTIES

     The table below sets forth information with respect to our significant facilities and properties as of December 31, 2001.

LOCATION                                               OWNED       LEASED
--------------------------------------------------   ---------   ---------
                                                     (THOUSANDS OF SQUARE
                                                             FEET)
L-3 Corporate Offices, New York, NY ..............        --         35.4
L-3 Washington Operations, Arlington, VA .........        --          6.3
SECURE COMMUNICATION SYSTEMS:
 Camden, NJ ......................................        --        575.0
 Binghamton, NY ..................................        --        428.0
 Arlington, TX ...................................       82.0       182.6
 Grand Prairie, TX ...............................        --        125.0
 Salt Lake City, UT ..............................        --        487.5
 Orlando, FL .....................................        --        193.6
SPECIALIZED PRODUCTS:
 Phoenix, AZ .....................................        --         90.0
 Anaheim, CA .....................................        --        474.2
 Folsom, CA ......................................        --         59.4
 Menlo Park, CA ..................................        --         97.5
 San Diego, CA ...................................      196.0        87.1
 Sylmar, CA ......................................        --        253.0
 Ocala, FL .......................................      111.7         --
 Sarasota, FL ....................................        --        143.7
 Alpharetta, GA ..................................       93.0         --
 Concord, MA .....................................        --         60.0
 Newburyport, MA .................................        --         82.5
 Teterboro, NJ ...................................        --        250.0
 Hauppauge, NY ...................................       90.0       150.0
 Cincinnati, OH ..................................      222.6         --
 Lancaster, PA ...................................        --        146.8
 Newton, PA ......................................       80.0         --
 Philadelphia, PA ................................        --        231.9
 Alberta, Canada .................................      163.0       107.9
 Ontario, Canada .................................        --         73.8
 Quebec, Canada ..................................      165.2        54.9
 Kiel, Germany ...................................        --         67.2
 Leer, Germany ...................................       32.2        33.2

     In total, at December 31, 2001, we owned approximately 1.4 million square feet and leased approximately 5.7 million square feet of manufacturing facilities and properties.


LEGAL PROCEEDINGS

     From time to time we are involved in legal proceedings arising in the ordinary course of our business. We believe that we are adequately reserved for these liabilities and that there is no litigation pending that could have a material adverse effect on our consolidated results of operations, financial condition or cash flows.

     On August 6, 2002, Aviation Communication & Surveillance Systems, LLC
(ACSS), a subsidiary of L-3 Communications Corporation, was sued by Honeywell International, Inc. and Honeywell Intellectual Properties, Inc. for alleged infringement of patents that relate to terrain awareness avionics. The lawsuit was filed in the Unites States District Court for the District of Delaware. We had previously investigated the Honeywell patents and believe that it has valid defenses to

Honeywell's claim. In addition, ACSS has been indemnified to a certain extent by Thales Avionics, which has provided to ACSS the alleged infringing technology. In the opinion of management, the ultimate disposition of Honeywell's pending claim will not result in a material liability to us.

ENVIRONMENTAL MATTERS

     Our operations are subject to various federal, state and local environmental laws and regulations relating to the discharge, storage, treatment, handling, disposal and remediation of certain materials, substances and wastes used in our operations. We continually assess our obligations and compliance with respect to these requirements. We have also assessed the risk of environmental contamination on various manufacturing facilities of our acquired businesses and, where appropriate, have obtained indemnification, either from the sellers of those acquired businesses or through pollution liability insurance. We believe that our current operations are in substantial compliance with all existing applicable environmental laws and permits. We believe our current expenditures will allow us to continue to be in compliance with applicable environmental laws and regulations. While it is difficult to determine the timing and ultimate cost to be incurred in order to comply with these laws, based upon available internal and external assessments, with respect to those environmental loss contingencies of which we are aware, we believe that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that, individually or in the aggregate, would be material to our consolidated results of operations.

     Despite our current level of compliance, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements may require us to incur costs in the future that could have a negative effect on our financial condition or results of operations.


PENSION PLANS

     In connection with our acquisition of the predecessor company, we assumed certain liabilities relating to defined benefit pension plans for present and former employees and retirees of certain businesses which were transferred from Lockheed Martin to us. Prior to the consummation of our acquisition of the predecessor company, Lockheed Martin received a letter from the Pension Benefit Guaranty Corporation (the "PBGC") which requested information regarding the transfer of such pension plans and indicated that the PBGC believed certain of such pension plans were underfunded using the PBGC's actuarial assumptions. The PBGC assumptions result in a larger liability for accrued benefits than the assumptions used for financial reporting under Statement of Financial Accounting Standards No. 87. The PBGC underfunding is related to the Communication Systems -- West and Aviation Recorders pension plans (the "Subject Plans").

     With respect to the Subject Plans, Lockheed Martin entered into an agreement (the "Lockheed Martin Commitment") among Lockheed Martin, L-3 Communications and the PBGC dated as of April 30, 1997. The material terms and conditions of the Lockheed Martin Commitment include a commitment by Lockheed Martin to the PBGC to, under certain circumstances, assume sponsorship of the Subject Plans or provide another form of financial support for the Subject Plans. The Lockheed Martin Commitment will continue with respect to any Subject Plan until such time as such Subject Plan is no longer underfunded on a PBGC basis for two consecutive years or, at any time after May 31, 2002, if we achieve investment grade credit ratings. Pursuant to the Lockheed Martin Commitment, the PBGC agreed that it would take no further action in connection with our acquisition of the predecessor company.

     Upon the occurrence of certain events, Lockheed Martin, at its option, has the right to decide whether to cause us to transfer sponsorship of any or all of the Subject Plans to Lockheed Martin, even if the PBGC has not sought to terminate the Subject Plans. Such a triggering event occurred in 1998, but reversed in 1999, relating to a decrease in the PBGC-mandated discount rate in 1998 that had resulted in an increase in the underlying liability. We notified Lockheed Martin of the 1998 triggering event, and in February 1999, Lockheed Martin informed us that it had no present intention to exercise its right to cause us to transfer sponsorship of the Subject Plans. If Lockheed Martin did assume sponsorship of these plans, it would be primarily liable for the costs associated with funding the Subject Plans or any costs associated with the termination of the Subject Plans, but we would be required to reimburse Lockheed Martin for these costs. To date, there has been no impact on pension expense and funding requirements resulting from this arrangement. In the event Lockheed Martin assumes sponsorship of the Subject Plans we would be required to reimburse Lockheed Martin for all amounts that it contributes to, or costs it incurs with respect to, the Subject Plans. For the year ended December 31, 2001, no pension contributions were required to be made by us to the Subject Plans. For subsequent years, our funding requirements will depend upon prevailing interest rates, return on plan assets and underlying actuarial assumptions.

     We have performed our obligations under the letter agreement with Lockheed Martin and the Lockheed Martin Commitment and have not received any communications from the PBGC concerning actions which the PBGC contemplates taking in respect of the Subject Plans.


EMPLOYEES

     As of December 31, 2001, we employed approximately 18,000 full-time and part-time employees, the majority of whom are located in the United States. Of these employees, approximately 11.1% are covered by 35 separate collective bargaining agreements with various labor unions. We have a continuing need for skilled and professional personnel to meet contract schedules and obtain new and ongoing orders for our products. We believe that relations with our employees are good.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of September 13, 2002 the Lehman Partnership owned 2.4% of our common stock; and prior to their sale of our common stock pursuant to Rule 144 on September 17, 2001, the Lehman Partnership beneficially owned more than five percent of our common stock.


STOCKHOLDERS AGREEMENT

     In connection with L-3 Holdings' incorporation, L-3 Holdings, Lehman Bothers Capital Partners III, L.P. and certain of its affiliates, Messrs. Lanza and LaPenta and Lockheed Martin entered into a Stockholders Agreement, which terminated upon the completion of L-3 Holdings' initial public offering and upon the sale of L-3 Holdings' common stock to less than 10% of L-3 Holdings outstanding common stock, except for the term relating to:

     o registration rights; and

     o the standstill agreement by Lockheed Martin.

     Pursuant to the Stockholders Agreement, at this time Messrs. Lanza and LaPenta and the Lehman Partnership have the right, subject to certain conditions, to require L-3 Holdings to register their shares of L-3 Holdings' common stock under the Securities Act of 1933. The Lehman Partnership has four demand rights and each of Messrs. Lanza and LaPenta has one demand registration right. Lockheed Martin sold all of its shares of L-3 Holdings' common stock in 1999. In addition, the Stockholders Agreement also provides some existing stockholders with piggyback registration rights. The Stockholders Agreement provides, among other things, that L-3 Holdings will pay expenses incurred in connection with:

     o up to three demand registrations requested by the Lehman Partnership and the two demand registration requested by each of Messrs. Lanza and LaPenta; and

     o any registration in which those parties participate through piggyback registration rights granted under the agreement.

     The Lehman Partnership sold 4.0 million of their shares of L-3 Holdings' common stock through the exercise of their piggyback registration rights in L-3 Holdings' February 1999 common stock offering.


TRANSACTION WITH AFFILIATES

     One provision of the Stockholders Agreement which expired after the Lehman Partnership no longer owned 10% of L-3 Holdings' common stock, gave Lehman Brothers Inc. the exclusive right to provide investment banking services to L-3 Holdings, other than in connection with cash acquisitions undertaken, through April 2002.

     Over the past three years, Lehman Brothers Inc. has entered into various transactions with L-3 Holdings and its subsidiaries. As required by the Stockholders Agreement, all fees paid in connection with such transactions and services were mutually agreed upon and, in our opinion, based on similar transactions and practices in the investment banking industry. We believe that all of these transactions were entered into on terms and conditions at least as favorable to us as they would have been had we entered into these transactions with other investment banks.


CAPITAL MARKET SERVICE

     In May 1998, Lehman Brothers Inc. acted as one of several initial purchasers and placement agents of $180.0 million of 8 1/2% Senior Subordinated Notes due 2008 issued by us. In May 1998, Lehman Brothers Inc. acted as lead underwriter of L-3 Holdings' common stock sold in L-3 Holdings' initial public offering. Lehman Brothers Inc. also acted as one of several initial purchasers and placement agents of $200.0 million of 8% Senior Subordinated Notes due 2008 issued by us in December 1998. In February 1999, Lehman Brothers Inc. acted as lead underwriter of the 10.0 million shares L-3 Holdings sold in a follow-on public offering. Additionally, as part of that transaction, the Lehman Partnership sold 13.0 million shares of their shares of L-3 Holdings' common stock in a secondary public offering. In November and December 2000, Lehman Brothers Inc. was the sole initial purchaser of $300.0 million of our 5.25% Convertible Senior Subordinated Notes due 2009. In May 2001, Lehman Brothers Inc. acted as lead underwriter in L-3 Holdings' sale of 9.15 million shares of L-3 Holdings' common stock. In addition, the Lehman partnership sold 4.35 million shares of their shares of L-3 Holdings' common stock as part of that transaction. In October 2001, Lehman Brothers Inc. acted as one of several initial purchasers of $420.0 million of our 4% Senior Subordinated Convertible Contingent Debt Securities due 2011. In each of these financing transactions, Lehman Brothers Inc. received customary fees, underwriting discounts and commissions.

     In addition, Lehman Brothers Inc. acted as joint book running manager and joint book running initial purchaser of our offering of the outstanding notes and sole book-running manager and sole lead underwriter of the concurrent offering by L-3 Holdings of 14,000,000 shares of its common stock.


MERGERS AND ACQUISITIONS ADVISORY SERVICES

     In January 1999, Lehman Brothers Inc. acted as our advisor in connection with the acquisition of Microdyne Corporation. In April 1999, Lehman Brothers Inc. acted as our advisor in connection with the acquisition of Aydin Corporation. In 2002, Lehman Brothers Inc. acted as our advisor in connection with the acquisition of all of the assets of Aircraft Integration Systems, a division of Raytheon Company. For these services, Lehman Brothers Inc. received customary fees.


SENIOR CREDIT FACILITIES

     In May 1998, Lehman Brothers Inc. acted as joint lead arranger and joint book manager and Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., acted as documentation agent, syndicate agent and lender in connection with two of L-3 Communications' senior credit facilities. In connection with those transactions both Lehman Brothers Inc. and Lehman Commercial Paper Inc. received customary fees and interest. In connection with L-3 Communications' $250 million 364-day revolving senior credit facility entered into in April 2000, Lehman Brothers Inc. acted as joint lead arranger and joint book manager and Lehman Commercial Paper Inc. acted as documentation agent, syndicate agent and lender. L-3 Communications entered into its senior credit facilities after arms-length negotiations and on the same terms with all of the other parties thereunder. During the twelve-month period ended December 31, 2001 Lehman Brothers Inc. and Lehman Commercial Paper Inc. received interest payments and fees under these senior credit facilities totaling approximately $0.8 million.

     In connection with the acquisition of AIS, Lehman Brothers Inc. acted as joint book running manager and joint lead arranger and Lehman Commercial Paper Inc. acted as administrative agent with respect to our senior subordinated interim loan facility entered into in March 2002. In connection with those transactions both Lehman Brothers Inc. and Lehman Commercial Paper Inc. received customary fees and interest.

                                  MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

     The following table provides information concerning the directors and executive officers of L-3 Communications as of September 1, 2002:

NAME                                   AGE                           POSITION
-----------------------------------   -----   -----------------------------------------------------
Frank C. Lanza ....................    70      Chairman, Chief Executive Officer and Director
Robert V. LaPenta .................    57      President, Chief Financial Officer and Director
Michael T. Strianese ..............    47      Senior Vice President, Finance
Christopher C. Cambria ............    44      Senior Vice President, General Counsel and Secretary
Jimmie V. Adams ...................    66      Vice President -- Washington D.C. Operations
David T. Butler III ...............    46      Vice President -- Planning
Ralph G. D'Ambrosio ...............    34      Vice President -- Controller
Joseph S. Paresi ..................    47      Vice President -- Product Development
Robert W. RisCassi ................    66      Vice President -- Washington D.C. Operations
Charles J. Schafer ................    55      Vice President -- Business Operations
Stephen M. Souza ..................    49      Vice President -- Treasurer
Dr. Jill J. Wittels ...............    53      Vice President -- Business Development
Thomas A. Corcoran(1) .............    58      Director
Robert B. Millard(2) ..............    51      Director
John E. Montague(2) ...............    47      Director
John M. Shalikashvili(1) ..........    66      Director
Arthur L. Simon(1) ................    70      Director
Alan H. Washkowitz(2) .............    62      Director

----------
(1)   Member of the Audit Committee.

(2)   Member of the Compensation Committee.

     Frank C. Lanza, Chairman and Chief Executive Officer and Director since April 1997. From April 1996, when Loral Corporation was acquired by Lockheed Martin Corporation, until April 1997, Mr. Lanza was Executive Vice President of Lockheed Martin, a member of Lockheed Martin's Executive Council and Board of Directors and President and Chief Operating Officer of Lockheed Martin's command, control, communications and intelligence ("C3I") and Systems Integration Sector, which comprised many of the businesses Lockheed Martin acquired from Loral. Prior to the April 1996 acquisition of Loral, Mr. Lanza was President and Chief Operating Officer of Loral, a position he held since 1981. He joined Loral in 1972 as President of its largest division, Electronic Systems. His earlier experience was with Dalmo Victor and Philco Western Development Laboratory.

     Robert V. LaPenta, President and Chief Financial Officer and Director since April 1997. From April 1996, when Loral was acquired by Lockheed Martin, until April 1997, Mr. LaPenta was a Vice President of Lockheed Martin and was Vice President and Chief Financial Officer of Lockheed Martin's C3I and Systems Integration Sector. Prior to the April 1996 acquisition of Loral, he was Loral's Senior Vice President and Controller, a position he held since 1981. He joined Loral in 1972 and was named Vice President and Controller of its largest division in 1974. He became Corporate Controller in 1978 and was named Vice President in 1979. Mr. LaPenta is on the Board of Trustees of Iona College, the Board of Trustees of The American College of Greece and the Board of Directors of Core Software Technologies.

     Michael T. Strianese, Senior Vice President--Finance. Mr. Strianese became a Senior Vice President in March 2001. He joined us in April 1997 as Vice President--Finance and Controller and was our Controller until July 2000. From April 1996, when Loral was acquired by Lockheed Martin, until April 1997, Mr. Strianese was Vice President and Controller of Lockheed Martin's C3I and

Systems Integration Sector. From 1991 to the April 1996 acquisition of Loral, he was Director of Special Projects at Loral. Mr. Strianese is a Certified Public Accountant.

     Christopher C. Cambria, Senior Vice President--Secretary and General Counsel. Mr. Cambria became a Senior Vice President in March 2001. He joined us in June 1997 as Vice President--General Counsel and Secretary. From 1994 until joining us, Mr. Cambria was an associate with Fried, Frank, Harris, Shriver & Jacobson. From 1986 until 1993, he was an associate with Cravath, Swaine & Moore.

     Jimmie V. Adams, Vice President--Washington, D.C. Operations. General Jimmie V. Adams (U.S.A.F.-ret.) joined us in May 1997. From April 1996 until April 1997, he was Vice President of Lockheed Martin's Washington Operations for the C3I and Systems Integration Sector. Prior to the April 1996 acquisition of Loral, he had held the same position at Loral since 1993. Before joining Loral in 1993, he was Commander in Chief, Pacific Air Forces, Hickam Air Force Base, Hawaii, capping a 35-year career with the U.S. Air Force. He was also Deputy Chief of Staff for plans and operation for U.S. Air Force headquarters and Vice Commander of Headquarters Tactical Air Command and Vice Commander in Chief of the U.S. Air Forces Atlantic at Langley Air Force Base. He is a command pilot with more than 141 combat missions.

     David T. Butler III, Vice President--Planning. Mr. Butler became a Vice President in December 2000. He joined us in 1997 as our corporate Director of Planning and Strategic Development. Prior to joining us, he was the Controller for Lockheed Martin Fairchild Systems from 1996 to 1997. Prior to the acquisition of Loral, Mr. Butler was Controller of Loral Fairchild Systems from 1992 to 1996. From 1981 to 1992 Mr. Butler held a number of financial positions with Loral Electronic Systems.

     Ralph G. D'Ambrosio, Vice President and Controller. Mr. D'Ambrosio became Vice President in 2001 and Controller in August 2000. He joined us in August 1997, and until July 2000 was our Assistant Controller. Prior to joining us, he was a senior manager at Coopers & Lybrand L.L.P., where he held a number of positions since 1989. Mr. D'Ambrosio is a Certified Public Accountant.

     Joseph S. Paresi, Vice President--Product Development and President of the Security Systems Division. Mr. Paresi joined us in April 1997. From April 1996 until April 1997, Mr. Paresi was Corporate Director of Technology for Lockheed Martin's C3I and System Integration Sector. Prior to the April 1996 acquisition of Loral, Mr. Paresi was Corporate Director of Technology for Loral, a position he held since 1993. From 1978 to 1993, Mr. Paresi was a Systems Engineer, Director of Marketing and Director of International Programs at Loral Electronic Systems.

     Robert W. Riscassi, Vice President--Washington, D.C. Operations. General Robert W. RisCassi (U.S. Army-ret.) joined us in April 1997. From April 1996 until April 1997, he was Vice President of Land Systems for Lockheed Martin's C(3) I and Systems Integration Sector. Prior to the April 1996 acquisition of Loral, he had held the same position for Loral since 1993. He joined Loral in 1993 after retiring as U.S. Army Commander in Chief, United Nations Command/Korea. His 35-year military career included posts as Army Vice Chief of Staff; Director, Joint Staff, Joint Chiefs of Staff; Deputy Chief of Staff for Operations and Plans; and Commander of the Combined Arms Center. General RisCassi is currently a director of Alliant Techsystems Inc.

     Charles J. Schafer, Vice President--Business Operations and President of the Products Group. Mr. Schafer was appointed President of the Products Group in September 1999. He joined us in August 1998 as Vice President--Business Operations. Prior to August 1998, he was President of Lockheed Martin's Tactical Defense Systems Division, a position he also held at Loral since September 1994. Prior to the April 1996 acquisition of Loral, Mr. Schafer held various executive positions with Loral, which he joined in 1984.

     Stephen M. Souza, Vice President and Treasurer. Mr. Souza joined us in August 2001. Prior to joining us he was the Treasurer of ASARCO Inc. from 1999 to August 2001 and assistant treasurer from 1992 to 1999.

     Jill H. Wittels, Vice President--Business Development. Ms. Wittels joined us in March 2001. From July 1998 to February 2001 she was president and general manager of BAE Systems' Information and Electronic Warfare Systems/Infrared and Imaging Systems division and its predecessor company. From January 1997 to July 1998, Ms. Wittels was Vice President -- Business Development and Operations for IR Focalplane Products at Lockheed Martin. Ms. Wittels is on the Board of Overseers for the Department of Energy's Fermi National Accelerator Lab.

     Thomas A. Corcoran, Director since July 1997. Member of the audit committee. Since March 2001, Mr. Corcoran has been the President and Chief Executive Officer of Gemini Air Cargo. Mr. Corcoran is also president of Corcoran Enterprises, a private management consulting firm. Mr. Corcoran was the President and Chief Executive Officer of Allegheny Teledyne Incorporated from October 1999 to December 2000. From October 1998 to September 1999, he was President and Chief Operating Officer of the Space & Strategic Missiles Sector of Lockheed Martin Corporation. From March 1995 to September 1998 he was the President and Chief Operating Officer of the Electronic Systems Sector of Lockheed Martin Corporation. From 1993 to 1995, Mr. Corcoran was President of the Electronics Group of Martin Marietta Corporation. Prior to that he worked for General Electric for 26 years and from 1983 to 1993 he held various management positions with GE Aerospace and was a company officer from 1990 to 1993. Mr. Corcoran is a member of the Board of Trustees of Worcester Polytechnic Institute, the Board of Trustees of Stevens Institute of Technology and the Board of Directors of REMEC Corporation.

     Robert B. Millard, Director since April 1997. Chairman of the compensation committee. Mr. Millard is a Managing Director of Lehman Brothers Inc., head of Lehman Brothers' Principal Trading & Investments Group and principal of the Merchant Banking Group. Mr. Millard joined Kuhn Loeb & Co. in 1976 and became a Managing Director of Lehman Brothers Inc. in 1983. Mr. Millard is a director of GulfMark International, Kirch Media GmbH and Weatherford International, Inc.

     John E. Montague, Director since April 1997. Member of the compensation committee. Mr. Montague has been Vice President, Financial Strategies of Lockhead Martin Corporation since August 2001. From September 1998 to August 2001, he was Vice President and Chief Financial Officer of Lockheed Martin Global Telecommunications, Inc., a wholly owned subsidiary of Lockheed Martin. He served as Vice President, Financial Strategies at Lockheed Martin responsible for mergers, acquisitions and divestiture activities and shareholder value strategies from March 1995 until September 1998. Previously, he was Vice President, Corporate Development and Investor Relations at Martin Marietta Corporation from 1991 to 1995. From 1988 to 1991, he was Director of Corporate Development at Martin Marietta Corporation, which he joined in 1977 as a member of the engineering staff. Mr. Montague is a director of Rational Software Corporation.

     John M. Shalikashvili, Director since August 1998. Chairman of the audit committee. General Shalikashvili (U.S. Army-ret.) is an independent consultant and a Visiting Professor at Stanford University. General Shalikashvili was the senior officer of the United States military and principal military advisor to the President of the United States, the Secretary of Defense and National Security Council by serving as the thirteenth Chairman of the Joint Chiefs of Staff, Department of Defense, for two terms from 1993 to 1997. Prior to his tenure as Chairman of the Joint Chiefs of Staff, he served as the Commander in Chief of all United States forces in Europe and as NATO's tenth Supreme Allied Commander, Europe (SACEUR). He has also served in a variety of command and staff positions in the continental United States, Alaska, Belgium, Germany, Italy, Korea, Turkey and Vietnam. General Shalikashvili is a director of The Boeing Company, United Defense Industries Inc., and Frank Russell Trust Company.

     Arthur L. Simon, Director since April 2000. Member of the audit committee. Mr. Simon is an independent consultant. Before his retirement, Mr. Simon was a partner at Coopers & Lybrand L.L.P., Certified Public Accountants, from 1968 to 1994. He is a director of Loral Space & Communications, Inc.

     Alan H. Washkowitz, Director since April 1997. Member of the compensation committee. Mr. Washkowitz is a Managing Director of Lehman Brothers Inc. and head of the Merchant Banking Group, and is responsible for the oversight of Lehman Brothers Inc. Merchant Banking Portfolio Partnership L.P. Mr. Washkowitz joined Lehman Brothers Inc. in 1978 when Kuhn Loeb & Co. was acquired by Lehman Brothers. Mr. Washkowitz is a director of Peabody Energy Corporation.

     L-3 Holdings' certificate of incorporation provides for a classified board of directors divided into three classes. Class I will expire at the annual meeting of the stockholders to be held in 2005; Class II will expire at the annual meeting of the stockholders to be held in 2004; and Class III will expire at the annual meeting of the stockholders to be held in 2003. At each annual meeting, L-3 Holdings' stockholders will elect the successors to directors whose terms will then expire to serve from the time of election and qualification until the third annual meeting following election and until their successors have been elected and qualified, or until their resignation or removal, if any. Increases or decreases in the number of directorships will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

     Our executive officers and key employees serve at the discretion of our board of directors.


THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and two standing committees: the audit and compensation committees. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues. We have no nominating committee; however, the audit committee has agreed to perform the functions of the nominating committee. Each executive officer serves at the discretion of the board of directors. During the fiscal year ended December 31, 2001, the board of directors held four regularly scheduled meetings and one special meeting. All of our directors attended at least 75% of the combined number of board of directors meetings and committee meetings during the past fiscal year.

     The audit committee currently consists of Messrs. Corcoran, Shalikashvili (Chairman) and Simon. This committee, which met five times during 2001, is responsible generally for (1) recommending to the board of directors the independent accountants to be nominated to audit our financial statements; (2) approving the compensation of the independent accountants; (3) meeting with our independent accountants to review the proposed scope of the annual audit of our financial statements; (4) reviewing the findings of the independent accountants with respect to the annual audit; and (5) reviewing with management and the independent accountants our periodic financial reports prior to our filing them with the SEC and reporting annually to the board of directors with respect thereto. In addition, the audit committee, acting as the nominating committee, nominated the Class I members for reelection to the board of directors.

     The compensation committee consists of Messrs. Millard (Chairman), Montague and Washkowitz. This committee, which met one time and acted by written consent three times during 2001, is responsible for administering our 1997 Stock Option Plan for Key Employees (the "1997 Plan") and our 1999 Long Term Performances Plan (the "1999 Plan") and has limited authority to adopt amendments to those plans. This committee is also responsible for recommending to the board of directors the salaries to be paid to our Chief Executive Officer and the President, and reviewing and approving the Chief Executive Officer's and the President's other annual cash compensation and long-term incentives and the total compensation to be paid to certain of our other executive officers.


COMPENSATION OF DIRECTORS

     The directors who are also our employees or employees of our subsidiaries or affiliates do not receive compensation for their services as directors. The non-affiliated directors receive annual compensation of $30,000 for service on the board of directors, of which $25,000 is paid in cash, and $5,000 is paid in shares of L-3 Holdings' common stock. In addition, non-affiliated directors receive an annual stock option grant of 3,000 shares of L-3 Holdings' common stock, which will vest in three equal annual installments. The non-affiliated directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof. In addition, the non-affiliated directors will be compensated $1,000 per meeting attended, including committee meetings, up to a maximum of $2,000 per day.

     Non-affiliated directors may defer up to 100 percent of the cash portion of their annual cash compensation (including meeting fees) otherwise payable to the director. Subject to certain limitations, a participating director's deferred compensation will be distributed in a lump sum on, or distribution in annual installments commencing on, the 30th day following the date he or she ceases to be a director. Deferral elections are irrevocable during any calendar year and must be made before the beginning the calendar year in which his/her compensation is earned. Interest is accrued on deferred amounts. Depending on a director's investment election, deferred amounts earn interest at a rate based on the 90-day U.S. Government Treasury Bill or the performance of L-3 Holdings' common stock.


EXECUTIVE COMPENSATION


                           SUMMARY COMPENSATION TABLE

     The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our Chief Executive Officer and each of our four other most highly compensated executive officers who served in such capacities as of December 31, 2001, collectively referred to herein as the named executive officers, for services rendered to us during each of the last three years.

                                                                         LONG TERM
                                                                        COMPENSATION
                                                                           AWARD
                                                                       -------------
                                                    ANNUAL               SECURITIES
                                                 COMPENSATION            UNDERLYING      ALL OTHER
                                          --------------------------       STOCK        COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR     SALARY ($)     BONUS ($)     OPTIONS (#)        ($)(1)
------------------------------   ------   ------------   -----------   -------------   -------------
Frank C. Lanza                    2001       $750,000       $750,000           --         $ 11,125
 (Chairman and Chief              2000        750,000        500,000           --            6,858
 Executive Officer) .........     1999        750,000        200,000           --            9,536
Robert V. LaPenta                 2001        545,577        650,000           --           34,306
 (President and Chief             2000        500,000        400,000           --           32,907
 Financial Officer) .........     1999        500,000        200,000           --           27,900
Michael T. Strianese              2001        255,000        300,000       54,000           13,790
 (Senior Vice President,          2000        209,673        225,000           --           73,515
 Finance) ...................     1999        180,000        175,000       95,000           69,969
Christopher C. Cambria
 (Senior Vice President,          2001        235,000        300,000       54,000           10,838
 Secretary and General            2000        228,025        225,000           --           10,827
 Counsel) ...................     1999        207,000        190,000       95,000            7,317
Charles J. Schafer
 (Vice President, Business        2001        248,230        250,000       36,000          118,438
 Operations and President of      2000        230,000        175,000           --          118,368
 the Products Group) ........     1999        212,608         85,000       45,000          215,873

----------
(1) Amounts for the year ended December 31, 2001 include: (a) our matching contributions of $6,800 under our savings plan for Messrs. LaPenta, Strianese, Cambria and Schafer; (b) the value of supplemental life insurance programs in the amounts of $11,125 for Mr. Lanza, $27,506 for Mr. LaPenta, $6,990 for Mr. Strianese, $4,038 for Mr. Cambria and $8,638 for Mr. Schafer; and (c) an employment signing bonus of $103,000 for Mr. Schafer.

                       OPTION GRANTS IN FISCAL YEAR 2001

     The following table shows the options to purchase L-3 Holdings' common stock granted in fiscal year 2001 to the named executive officers.

                                                    % TOTAL                                     GRANT
                                      OPTIONS       OPTIONS       SHARE       EXPIRATION         DATE
NAME                                GRANTED (#)     GRANTED     PRICE ($)        DATE         VALUE ($)
--------------------------------   -------------   ---------   -----------   ------------   -------------
Frank C. Lanza .................           --      0.00%              --                             --
Robert V. LaPenta ..............           --      0.00%              --                             --
Michael T. Strianese ...........       54,000      2.44%        $  39.70     11/15/11        $  877,410
Christopher C. Cambria .........       54,000      2.44%           39.70     11/15/11           877,410
Charles J. Schafer .............       36,000      1.63%           39.70     11/15/11           584,940
                                       ------                                                ----------
                                      144,000                                                $2,339,760
                                      =======                                                ==========

                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides information on options to purchase L-3 Holdings' common stock that were exercised during fiscal year 2001 by our named executive officers; the total numbers of exercisable and non-exercisable options to purchase L-3 Holdings' common stock owned by our named executive officers at December 31, 2001, and the aggregate dollar value of such options that were in-the-money at December 31, 2001.

                                                                                                        VALUE OF
                                                                      NUMBER OF                       UNEXERCISED
                                                                SECURITIES UNDERLYING                 IN-THE-MONEY
                                  SHARES                         UNEXERCISED OPTIONS                   OPTIONS AT
                                 ACQUIRED       VALUE          AT FISCAL YEAR-END (#)           FISCAL YEAR-END ($) (1)
                                    ON         REALIZED   --------------------------------- --------------------------------
NAME AND PRINCIPAL POSITION    EXERCISE(#)       ($)       EXERCISABLE   UNEXERCISABLE (2)   EXERCISABLE   UNEXERCISABLE (2)
----------------------------- ------------- ------------- ------------- ------------------- ------------- ------------------
Frank C. Lanza
 (Chairman and Chief
 Executive Officer) .........         --             --     1,600,000         228,572        $66,824,000      $9,546,310

Robert V. LaPenta
 (President and Chief
 Financial Officer) .........         --             --     1,400,000         228,572         58,471,000       9,546,310

Michael T. Strianese
 (Senior Vice President,
 Finance) ...................     34,000     $1,192,295        75,332          85,668          2,045,467       1,105,255

Christopher C. Cambria
 (Senior Vice President,
 Secretary and General
 Counsel) ...................     50,000      1,552,136        40,132          85,668          1,028,467       1,105,255

Charles J. Schafer
 (Vice President,
 Business Operations and
 President of the
 Products Group) ............     35,000        124,750        27,000          51,000            801,750         584,730

----------
(1) In accordance with SEC rules, the values of the in-the-money options were calculated by subtracting the exercise prices of the options from the December 31, 2001 closing stock price of L-3 Holdings' common stock of $45.00.

(2) These options are unexercisable because they have not yet vested under their terms.

PENSION PLAN

     The following table shows the estimated annual pension benefits payable under the L-3 Communications Corporation Pension Plan and Supplemental Executive Retirement Plan to a covered participant upon retirement at normal retirement age (65), based on the career average compensation (salary and bonus) and years of credited service with us.

          AVERAGE                                     YEAR OF CREDITED SERVICE
        COMPENSATION        -----------------------------------------------------------------------------
       AT RETIREMENT             5         10         15         20         25         30          35
--------------------------- ---------- ---------- ---------- ---------- ---------- ---------- -----------
  $  300,000...............  $19,000    $ 34,244   $ 46,461   $ 60,403   $ 71,670   $ 80,793  $88,154
     400,000 ..............   25,652      46,235     62,735     81,492     96,621    108,844   118,693
     500,000 ..............   32,305      58,225     79,009    102,577    121,568    136,890   149,226
     600,000 ..............   38,954      70,212     95,278    123,664    146,519    164,944   179,765
     700,000 ..............   45,607      82,203    111,553    144,749    171,467    192,988   210,297
     800,000 ..............   52,259      94,193    127,827    165,838    196,418    221,038   240,837
     900,000 ..............   58,911     106,182    144,099    186,923    221,365    249,086   271,370
   1,000,000 ..............   65,564     118,174    160,374    208,011    246,313    277,135   301,907
   1,100,000 ..............   72,214     130,162    176,646    229,097    271,263    305,183   332,442
   1,200,000 ..............   78,867     142,153    192,920    250,184    296,212    333,232   362,979
   1,300,000 ..............   85,519     154,143    209,194    271,270    321,161    361,280   393,513
   1,400,000 ..............   92,171     166,132    225,466    292,357    346,112    389,331   424,053
   1,500,000 ..............   98,823     178,123    241,741    313,445    371,062    417,380   454,587


     As of December 31, 2001, the current annual compensation and current years of credited service (including for Messrs. LaPenta and Strianese, years of credited service as an employee of Loral and Lockheed Martin) for each of the following persons were: Mr. Lanza, $1,250,000 and five years; Mr. LaPenta, $945,577 and 30 years; Mr. Strianese, $480,000 and 12 years; Mr. Cambria, $460,000 and five years; and Mr. Schafer, $423,320 and three years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the 2001 fiscal year, Messrs. Robert Millard, John Montague and Alan Washkowitz served as members of the compensation committee of the board of directors. None of these individuals has served us or any of our subsidiaries as an officer or employee. Messrs. Millard and Washkowitz are limited partners of Lehman Brothers Capital Partners III, L.P., which, together with Lehman Brothers Holdings, Inc. and certain of their affiliates, owned 15.9 % of L-3 Holdings' outstanding common stock as of March 12, 2001 and, as of March 15, 2002 owned less than five percent of L-3 Holdings' outstanding common stock.

     Pursuant to a Stockholders Agreement entered into in connection with L-3 Holdings' incorporation, Lehman Brothers Capital Partners III, L.P. and its affiliates that directly own L-3 Holdings' common stock, have the right from time to time subject to certain conditions, to require L-3 Holdings to register under the Securities Act shares of L-3 Holdings' common stock that the Lehman Partnership holds. The Lehman Partnership has the right to request up to four demand registrations and also has piggyback registration rights. L-3 Holdings has agreed in the Stockholders Agreement to pay expenses in connection with, among other things, (i) up to three demand registrations requested by the Lehman Partnership and (ii) any registration in which the existing stockholders participate through piggyback registration rights granted under such agreement.

     None of our executive officers serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board of directors or compensation committee.

EMPLOYMENT AGREEMENTS

     L-3 Holdings has entered into employment agreements (the "Employment Agreements") effective on April 30, 1997 with each of Mr. Lanza, our Chairman and Chief Executive Officer, who will receive a base salary of $750,000 per annum and appropriate executive level benefits, and Mr. LaPenta, our President and Chief Financial Officer, who will receive a base salary of $500,000 per annum and appropriate executive level benefits. The Employment Agreements provide for an initial term of five years, which will automatically renew for one-year periods thereafter, unless a party thereto gives notice of its intent to terminate at least 90 days prior to the expiration of the term. Mr. LaPenta gave the requisite notice to terminate his respective Employment Agreement effective May 1, 2002. Mr. LaPenta has continued as an employee of L-3 Holdings with the same compensation and benefits as were provided in his Employment Agreement, but is no longer party to an employment agreement with L-3 Holdings, except with respect to those provisions of his Employment Agreement that survive termination. Mr. Lanza did not give such notice to terminate his respective Employment Agreement, which was automatically renewed for a one-year period beginning on April 30, 2002 in accordance with its terms.

     Upon a termination of Mr. Lanza without cause or his resignation for good reason, L-3 Holdings will be obligated, through the end of the term, to (i) continue to pay the base salary and (ii) continue to provide life insurance and medical and hospitalization benefits comparable to those provided to other senior executives; provided, however, that any such coverage shall terminate to the extent that Mr. Lanza is offered or obtains comparable benefits coverage from any other employer. The Employment Agreements provide for confidentiality during employment and at all times thereafter. There is also a noncompetition and non-solicitation covenant which is effective during the employment term and for one year thereafter; provided, however, that if the employment terminates following the expiration of the initial term, the noncompetition covenant will only be effective during the period, if any, that L-3 Holdings pays the severance described above.

     L-3 Holdings has granted each of Messrs. Lanza and LaPenta nonqualified options to purchase, at $3.24 per share, 2,285,714 shares of L-3 Holdings' common stock. In each case, half of the options were structured as "time options" and half were structured initially as "performance options," collectively referred to herein as the options. The time options became exercisable with respect to 20% of the shares subject to the time options on each of March 2, 1998, April 30, 1999 and April 30, 2000 and will become exercisable with respect to an additional 20% of the shares subject to the time options on each of April 30, 2001 and 2002 if employment continues through and including these dates. The performance options were initially structured to become exercisable nine years after the grant date, but became exercisable earlier if certain targets for our earnings before interest, income taxes, depreciation and amortization were achieved. On April 5, 1999, L-3 Holdings amended the performance options to eliminate the performance target acceleration provisions and to provide that the unvested portion of the performance options vest and become exercisable as of April 30, 2000. The option term is ten years through April 30, 2007; except that if (i) the option-holder is fired for cause or resigns without good reason, the options will expire upon termination of employment or (ii) the option-holder is fired without cause, resigns for good reason, dies, becomes disabled or retires, the options will expire one year after termination of employment. Unexercisable options will terminate upon termination of employment, unless acceleration is expressly provided for. Upon a change of control, L-3 Holdings may terminate the options, so long as the option-holders are cashed out or permitted to exercise their options prior to this change of control.

     L-3 Holdings also has entered into a split-dollar life insurance agreement with Mr. LaPenta. Under the split-dollar agreement, L-3 Holdings owns and pays the premiums on the life insurance policy, and Mr. LaPenta has the right to designate a beneficiary to receive a fixed portion of the policy death benefit. The balance of the death benefit will be payable to us as a recovery of our investment.

                           OWNERSHIP OF CAPITAL STOCK


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     All outstanding capital stock of L-3 Communications is owned by L-3 Holdings. As of September 1, 2002, there were 94,270,004 shares of L-3 Holdings' common stock outstanding. We know of no person who, as of September 1, 2002, beneficially owned more than five percent of the common stock, except as set forth below.

                                          AMOUNT AND NATURE
                                            OF BENEFICIAL        PERCENT
NAME OF BENEFICIAL OWNER                      OWNERSHIP        OF CLASS (1)
--------------------------------------   ------------------   -------------
Citigroup Inc.(2)
 153 East 53rd Street
 New York, New York 10043. ...........       10,852,048            11.5%

Frank C. Lanza(3)
 c/o L-3 Communications Holdings, Inc.
 600 Third Avenue, 34th Floor
 New York, New York 10016. ...........        4,779,914             5.0%

Robert V. LaPenta(4)
 c/o L-3 Communications Holdings, Inc.
 600 Third Avenue, 34th Floor
 New York, New York 10016. ...........        5,135,274             5.4%

----------
(1) Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding at September 1, 2002.

(2) Based on a Schedule 13G/A filed with the S.E.C., dated January 24, 2002, in which Citigroup Inc. reported that it had shared voting and dispositive power over 10,852,048 shares of common stock.

(3) The shares of common stock beneficially owned includes 1,828,572 shares issuable under employee stock options and exercisable within 60 days of September 1, 2002.

(4) The shares of common stock beneficially owned includes 1,528,572 shares issuable under employee stock options and exercisable within 60 days of September 1, 2002 and 760 shares allocated to the account of Mr. LaPenta under our savings plans.


SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the amount of L-3 Holdings' common stock beneficially owned (unless otherwise indicated) by L-3 Holdings' executive officers, L-3 Holdings' directors, and by all of L-3 Holdings' current executive officers and directors as a group. Except as otherwise indicated, all information listed below is as of September 1, 2002.

                                                                           SHARES OF       PERCENTAGE OF
                                                                            COMMON           SHARES OF
                                                                             STOCK            COMMON
                                                                         BENEFICIALLY          STOCK
                       NAME OF BENEFICIAL OWNER                          OWNED (1)(2)     OUTSTANDING (3)
---------------------------------------------------------------------   --------------   ----------------
Directors and Executive Officers
 Frank C. Lanza .....................................................      4,779,914            5.0%
 Robert V. LaPenta ..................................................      5,135,274            5.4%
 Michael T. Strianese ...............................................         57,630             --
 Christopher C. Cambria .............................................         72,440             --
 Charles J. Schafer .................................................         27,688             --
 Thomas A. Corcoran(5) ..............................................          6,667             --
 Robert B. Millard(4)(6) ............................................        139,845             --
 John E. Montague(5) ................................................          6,667             --
 John M. Shalikashvili(5) ...........................................          7,243             --
 Arthur L. Simon(5) .................................................          9,819             --
 Alan M. Washkowitz(4)(7) ...........................................        271,389             --
Directors and Executive Officers as a Group (18 persons)(8) .........     10,678,263           10.9%

----------
(1) The shares of our common stock beneficially owned include the number of shares (i) issuable under employee stock options and exercisable within 60 days of September 1, 2002 and (ii) allocated to the accounts of executive officers under savings plans. Of the number of shares shown above, (i) the following represent shares that may be acquired upon exercise of employee stock options for the accounts of: Mr. Lanza, 1,828,572 shares; Mr. LaPenta, 1,528,572 shares; Mr. Strianese, 57,000 shares, Mr. Cambria, 71,800 shares and Mr. Schafer, 27,000 shares; and
      (ii) the following represent shares allocated under saving plans to the accounts of: Mr. LaPenta, 760 shares; Mr. Strianese, 630 shares; Mr. Cambria, 640 shares; and Mr. Schafer, 688 shares.

(2) The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

(3) Share ownership does not exceed one percent of the class unless otherwise indicated. Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding at September 1, 2002.

(4) Robert B. Millard and Alan H. Washkowitz, each of whom is a member of our board of directors, are each a Managing Director of Lehman Brothers Inc. As limited partners of Lehman Brothers Capital Partners III, L.P., Messrs. Millard and Washkowitz may be deemed to share beneficial ownership of shares of L-3 Holdings' common stock held by Lehman Brothers Capital Partners III, L.P. Such individuals disclaim any such beneficial ownership.

(5) Includes 6,667 shares issuable and exercisable under director stock options within 60 days of September 1, 2002 in the case of Messrs. Corcoran, Montague, and Shalikashvili, 3,667 shares in the case of Mr. Simon and 1,667 shares in the case of Messrs. Millard and Washkowitz.

(6) Includes 105,278 shares owned by a charitable foundation of which Mr. Millard and his wife are the sole trustees, and as to which Mr. Millard disclaims beneficial ownership.

(7) Includes 111,330 shares in trust, for the benefit of Mr. Washkowitz's children, for which Mr. Washkowitz and his wife are co-trustees and as to which Mr. Washkowitz disclaims beneficial ownership.

(8) Includes 3,688,279 shares issuable under employee stock options and exercisable under employee stock options within 60 days of September 1, 2002, and 12,376 shares allocated to the accounts of executive officers under savings plans.

                       DESCRIPTION OF OTHER INDEBTEDNESS


SENIOR CREDIT FACILITIES OF L-3 COMMUNICATIONS CORPORATION

     The senior credit facilities of L-3 Communications Corporation have been provided by a syndicate of banks led by Bank of America, N.A., as administrative agent. The senior credit facilities provide for:

     (A) $500 million in revolving credit loans which must be repaid by May 15, 2006 (the "Revolving Credit Facility"); and

     (B) $250 million in revolving credit loans which must be repaid by February 25, 2003 (the "Revolving 364 Day Facility" and, together with (A) above, the "senior credit facilities").

However, all or a portion of the Revolving 364 Day Facility may be extended annually on the maturity date of the Revolving 364 Day Facility for a period of 364 days with the consent of lenders holding at least 50% of the commitments to make 364-day loans (February 25, 2003, as extended in accordance with the foregoing, the "364 Day Termination Date"). L-3 Communications Corporation may also convert the outstanding principal amount of any or all of the loans outstanding under the Revolving 364 Day Facility to term loans on the 364 Day Termination Date if it meets certain conditions. The senior credit facilities include availability for letters of credit, and the Revolving Credit Facility allows borrowings up to a specified amount on same-day notice (the "Swingline Loans").

     All borrowings under the senior credit facilities bear interest, at L-3 Communications Corporation's option, at either:

     (A) a "base rate" equal to, for any day, the higher of:

     o 0.50% per annum above the latest federal funds effective rate; and

     o the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its "reference rate,"

     plus a spread ranging from 2.00% to 0.50% per annum, and adjusted periodically, depending on L-3 Communications Corporation's Debt Ratio (as defined below) at the time of determination or

     (B) "LIBOR" equal to, for any interest period (as defined in the senior credit facilities), the London interbank offered rate for such interest period as determined in accordance with the senior credit facilities and as adjusted to reflect any reserve requirements, plus a spread ranging from 3.00% to 1.50% per annum, and adjusted periodically, depending on the Debt Ratio at the time of determination, provided that Swingline Loans can only bear interest at the "base rate" plus the applicable spread.

     The Debt Ratio is defined in the senior credit facilities as the ratio of Consolidated Total Debt to Consolidated EBITDA. Consolidated Total Debt is equal to outstanding indebtedness for borrowed money or the deferred purchase price of property, including capitalized lease obligations, plus permitted convertible securities guaranteed by L-3 Communications Corporation or its subsidiaries minus the lesser of actual unrestricted cash or $50 million. Consolidated EBITDA is equal to consolidated net income (excluding extraordinary gains and losses and gains and losses in connection with asset dispositions and discontinued operations) for the most recent four quarters, plus consolidated interest expense (including consolidated interest expense of L-3 Holdings for permitted convertible securities guaranteed by L-3 Communications Corporation or its subsidiaries), income taxes, depreciation and amortization minus depreciation and amortization related to minority interest.

     L-3 Communications Corporation will pay commitment fees calculated at a rate ranging from 0.50% to 0.35% per annum for the Revolving Credit Facility and 0.45% to 0.30% per annum for the Revolving 364 Day Facility, depending on the Debt Ratio in effect at the time of determination, on the daily amount of the available unused commitment under the senior credit facilities. These commitment fees are payable quarterly in arrears and upon termination of the senior credit facilities.

     L-3 Communications Corporation will pay a letter of credit fee calculated at a rate ranging from (A) 1.50% to 0.75% per annum in the case of performance letters of credit and (B) 3.00% to 1.50% per annum in the case of all other letters of credit, in each case depending on the Debt Ratio at the time of determination. L-3 Communications Corporation will also pay a fronting fee equal to 0.125% per annum on the aggregate face amount of all outstanding letters of credit. Such fees will be payable quarterly in arrears and upon the termination of the senior credit facilities. In addition, L-3 Communications Corporation will pay customary transaction charges in connection with any letters of credit. The senior credit facilities provide for the issuance of letters of credit in currencies other than United States dollars.

     The above interest rates are adjusted for changes in the Debt Ratio and reach their maximum if the Debt Ratio is greater than 4.25 to 1.0 and reach their minimum if that ratio is less than 2.75 to 1.0.

     In the event that we convert any or all of the outstanding principal amount under the Revolving 364 Day Facility into term loans (the "Applicable Converted Commitment") on any 364 Termination Date, we would have to repay the principal amount of the resulting term loans by May 16, 2006 or, if earlier, the second anniversary of the effective date of such conversion into term loans.

     Borrowings under the senior credit facilities are subject to mandatory prepayment (i) with the net proceeds of any incurrence of indebtedness that is not permitted under the senior credit facilities and (ii) with the proceeds of asset sales, in both cases subject to certain exceptions.

     L-3 Communications Corporation's obligations under the senior credit facilities are secured by:

     o a pledge by L-3 Communications Holdings of the stock of L-3 Communications Corporation; and

     o a pledge by L-3 Communications Corporation and its material direct and indirect subsidiaries of all of the stock of their respective material domestic subsidiaries and 65% of the stock of their material first-tier foreign subsidiaries.

     In addition, indebtedness under the senior credit facilities is guaranteed by L-3 Communications Holdings and by all of L-3 Communications Corporation's direct and indirect material domestic subsidiaries.

     The senior credit facilities contain customary covenants and restrictions on L-3 Communications Corporation's ability to engage in certain activities. In addition, the senior credit facilities provide that L-3 Communications Corporation must meet or exceed an interest coverage ratio and must not exceed the Debt Ratio. The senior credit facilities also include customary events of default.

     Under the senior credit facilities, each of the following items constitutes an event of default:

     o L-3 Communications Corporation fails to pay principal or amounts drawn under letters of credit when due;

     o L-3 Communications Corporation fails to pay interest within five days after that amount becomes due;

     o any representation or warranty made is incorrect in any material respect;

     o L-3 Communications Corporation does not comply with its financial and other covenants (and, for some of other covenants, the default continues for 30 days);

     o L-3 Communications Corporation or any of its subsidiaries defaults under any indebtedness, guarantee obligation or interest rate hedging agreement in the aggregate amount of at least $15.0 million for more than 10 days and that default would enable the holder of the obligation to accelerate the obligation;

     o certain events of bankruptcy, insolvency or reorganization occur with respect to L-3 Communications Corporation or any of its subsidiaries;

     o certain events occur with respect to any employee benefit plan of L-3 Communications Corporation or its affiliates covered by ERISA that would have a material adverse effect;

     o L-3 Communications Holdings, L-3 Communications Corporation or any of the subsidiaries of L-3 Communications Corporation fails to pay judgments aggregating in excess of $15.0 million, which judgments are not paid, covered by insurance, discharged or stayed for a period of 60 days;

     o any of the pledge agreements ceases to be in full force and effect or L-3 Communications Corporation or any party to any pledge agreement so asserts, or the lien under any of the pledge agreements ceases to be an enforceable first priority lien (subject to a grace period in certain cases);

     o the guarantees of the senior credit facilities are held to be enforceable or invalid or cease to be in full force and effect, or any guarantor denies its obligations under its guarantee; and

     o a change of control.

     If an event of default occurs involving certain events of bankruptcy, insolvency or reorganization of L-3 Communications Corporation, the commitments under the senior credit facilities will automatically terminate and the loans, including accrued interest, and all other amounts owed under the agreements will become immediately due and payable. If any other event of default occurs, then lenders holding the majority in aggregate principal amount of the loans under any senior credit facility may declare the commitments under that facility to be terminated and the loans, including accrued interest, and all other amounts owed under that facility to be immediately due and payable. Upon any acceleration, L-3 Communications Corporation must cash collateralize any undrawn letters of credit under the senior credit facilities.


8 1/2% SENIOR SUBORDINATED NOTES DUE 2008

     L-3 Communications Corporation has outstanding $180.0 million in aggregate principal amount of 8 1/2% Senior Subordinated Notes due 2008 (the "May 1998 Notes"). The May 1998 Notes are subject to the terms and conditions of an Indenture (the "May 1998 Indenture") dated as of May 22, 1998, among L-3 Communications Corporation, the guarantors named in supplements thereto and The Bank of New York as trustee. The following summary of the material provisions of the May 1998 Indenture does not purport to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the May 1998 Indenture and those terms made a part of the May 1998 Indenture by the Trust Indenture Act of 1939, as amended. All terms defined in the May 1998 Indenture and not otherwise defined herein are used below with the meanings set forth in the May 1998 Indenture.


 General

     The May 1998 Notes will mature on May 15, 2008 and bear interest at 8 1/2% per annum, payable semi-annually on May 15 and November 15 of each year. The May 1998 Notes are general unsecured obligations of L-3 Communications Corporation and are subordinated in right of payment to all existing and future senior debt of L-3 Communications Corporation and rank pari passu with the December 1998 Notes. The May 1998 Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally by all of L-3 Communications Corporation's restricted subsidiaries other than its foreign subsidiaries.


 Optional Redemption

     The May 1998 Notes are subject to redemption at any time, at the option of L-3 Communications Corporation, in whole or in part, on or after May 15, 2003 at redemption prices (plus accrued and unpaid interest) starting at 104.250% of principal (plus accrued and unpaid interest) during the 12-month period beginning May 15, 2003 and declining annually to 100% of principal (plus accrued and unpaid interest) on May 15, 2006 and thereafter.

 Change of Control

     Upon the occurrence of a change of control, each holder of the May 1998 Notes may require L-3 Communications Corporation to repurchase all or a portion of the holder's May 1998 Notes at a purchase price equal to 101% of the principal amount (plus accrued and unpaid interest). Generally, a change of control means the occurrence of any of the following:

     o the disposition of all or substantially all of L-3 Communications Corporation's assets to any person;

     o the adoption of a plan relating to the liquidation or dissolution of L-3 Communications Corporation;

     o the consummation of any transaction in which a person other than the principals and their related parties becomes the beneficial owner of more than 50% of the voting stock of L-3 Communications Corporation; or

     o the first day on which a majority of the members of the Board of Directors of L-3 Communications Corporation are not continuing directors.



 Subordination

     The May 1998 Notes are general unsecured obligations of L-3 Communications Corporation and are subordinate to all existing and future senior debt of L-3 Communications Corporation. The May 1998 Notes rank senior in right of payment to all subordinated indebtedness of L-3 Communications Corporation. The guarantees of L-3 Communications Corporation subsidiaries under the May 1998 Notes are general unsecured obligations of the guarantors and are subordinated to the senior debt and to the guarantees of senior debt of those guarantors. These guarantees under the May 1998 Notes rank senior in right of payment to all subordinated indebtedness of those guarantors.


 Certain Covenants

     The May 1998 Indenture contains a number of covenants restricting the operations of L-3 Communications Corporation. They limit the ability of L-3 Communications Corporation to incur additional indebtedness, pay dividends or make distributions, sell assets, issue subsidiary stock, restrict distributions from Subsidiaries, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.


 Events of Default

     Events of Default under the May 1998 Indenture include the following:

     o a default for 30 days in the payment when due of interest on the May 1998 Notes;

     o default in payment when due of the principal of or premium, if any, on the May 1998 Notes;

     o failure by L-3 Communications Corporation to comply with certain provision of the May 1998 Indenture (subject, in some but not all cases, to notice and cure periods);

     o default under indebtedness for money borrowed by L-3 Communications Corporation or any of its Restricted Subsidiaries in excess of $10.0 million, which default results in the acceleration of such indebtedness prior to its express maturity;

     o failure by L-3 Communications Corporation or any Restricted Subsidiary that would be a Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

     o except as permitted by the May 1998 Indenture, any guarantee under the May 1998 Notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor under the May 1998 Notes, shall deny or disaffirm its obligations under its guarantee; or

     o certain events of bankruptcy or insolvency with respect to L-3 Communications Corporation or any of its restricted subsidiaries.

     Upon the occurrence of an Event of Default, with certain exceptions, the Trustee or the holders of at least 25% in principal amount of the then outstanding May 1998 Notes may accelerate the maturity of all the May 1998 Notes as provided in the May 1998 Indenture.


8% SENIOR SUBORDINATED NOTES DUE 2008

     L-3 Communications Corporation has outstanding $200.0 million in aggregate principal amount of 8% Senior Subordinated Notes due 2008 (the "December 1998 Notes"). The December 1998 Notes are subject to the terms and conditions of an Indenture dated as of December 11, 1998, among L-3 Communications Corporation, the guarantors named therein and in supplements thereto and The Bank of New York as trustee (the "December 1998 Indenture"). The following summary of the material provisions of the December 1998 Indenture does not purport to be complete, and is subject to and qualified in its entirety by reference to, all of the provisions of the December 1998 Indenture and those terms made a part of the December 1998 Indenture by the Trust Indenture Act of 1939, as amended. All terms defined in the December 1998 Indenture and not otherwise defined herein are used below with the meanings set forth in the December 1998 Indenture.


 General

     The December 1998 Notes will mature on August 1, 2008 and bear interest at 8% per annum, payable semi-annually on February 1 and August 1 of each year. The December 1998 Notes are general unsecured obligations of L-3 Communications Corporation and are subordinated in right of payment to all existing and future senior debt of L-3 Communications Corporation and rank pari passu with the May 1998 Notes. The December 1998 Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally by all of L-3 Communications Corporation's restricted subsidiaries other than its foreign subsidiaries.


 Optional Redemption

     The December 1998 Notes are subject to redemption at any time, at the option of L-3 Communications Corporation, in whole or in part, on or after August 1, 2003 at redemption prices (plus accrued and unpaid interest) starting at 104% of principal (plus accrued and unpaid interest) during the 12-month period beginning August 1, 2003 and declining annually to 100% of principal (plus accrued and unpaid interest) on August 1, 2006 and thereafter.


 Change of Control

     Upon the occurrence of a change of control, each holder of the December 1998 Notes may require L-3 Communications Corporation to repurchase all or a portion of such holder's December 1998 Notes at a purchase price equal to 101% of the principal amount (plus accrued and unpaid interest and liquidated damages, if any). Generally, a change of control means the occurrence of any of the following:

     o the disposition of all or substantially all of L-3 Communications Corporation's assets to any person;

     o the adoption of a plan relating to the liquidation or dissolution of L-3 Communications Corporation;

     o the consummation of any transaction in which a person other than the principals and their related parties becomes the beneficial owner of more than 50% of the voting stock of L-3 Communications Corporation; or

     o the first day on which a majority of the members of the Board of Directors of L-3 Communications Corporation are not continuing directors.



 Subordination

     The December 1998 Notes are general unsecured obligations of L-3 Communications Corporation and are subordinate to all existing and future senior debt of L-3 Communications Corporation. The December 1998 Notes rank senior in right of payment to all subordinated indebtedness of L-3 Communications Corporation. The guarantees of L-3 Communications Corporation's subsidiaries under the December 1998 Notes are general unsecured obligations of the guarantors and are subordinated to the senior debt and to the guarantees of senior debt of those guarantors. These guarantees under the December 1998 Notes rank senior in right of payment to all subordinated Indebtedness of those guarantors.

 Certain Covenants

     The December 1998 Indenture contains a number of covenants restricting the operations of L-3 Communications Corporation, limiting the ability of L-3 Communications Corporation to incur additional Indebtedness, pay dividends or make distributions, sell assets, issue subsidiary stock, restrict distributions from subsidiaries, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.


 Events of Default

     Events of Default under the December 1998 Indenture include the following:


     o a default for 30 days in the payment when due of interest on, or liquidated damages with respect to the December 1998 Notes;

     o default in payment when due of the principal of or premium, if any, on the December 1998 Notes;

     o failure by L-3 Communications Corporation to comply with certain provision of the December 1998 Indenture (subject, in some but not all cases, to notice and cure periods);

     o default under indebtedness for money borrowed by L-3 Communications Corporation or any of its restricted subsidiaries in excess of $10.0 million, which default results in the acceleration of such indebtedness prior to its express maturity;

     o failure by L-3 Communications Corporation or any restricted subsidiary that would be a significant subsidiary to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

     o except as permitted by the December 1998 Indenture, any guarantee under the December 1998 Notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor under the December 1998 Notes, shall deny or disaffirm its obligations under its guarantee; or

     o certain events of bankruptcy or insolvency with respect to L-3 Communications Corporation or any of its restricted subsidiaries.

     Upon the occurrence of an Event of Default, with certain exceptions, the Trustee or the holders of at least 25% in principal amount of the then outstanding December 1998 Notes may accelerate the maturity of all the December 1998 Notes as provided in the December 1998 Indenture.


5 1/4% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2009

     L-3 Communications Holdings has outstanding $300.0 million in aggregate principal amount of 5 1/4% Convertible Senior Subordinated Notes due 2009 (the "2000 Convertible Notes"). The 2000

Convertible Notes are subject to the terms and conditions of an Indenture dated as of November 21, 2000, among L-3 Communications Holdings, L-3 Communications Corporation, as a guarantor, the other guarantors named therein and in supplements thereto and The Bank of New York as trustee (the "2000 Indenture"). The following summary of the material provisions of the 2000 Indenture does not purport to be complete, and is subject to and qualified in its entirety by reference to, all of the provisions of the 2000 Indenture and those terms made a part of the 2000 Indenture by the Trust Indenture Act of 1939, as amended. All terms defined in the 2000 Indenture and not otherwise defined herein are used below with the meanings set forth in the 2000 Indenture.


 General

     The 2000 Convertible Notes will mature on June 1, 2009 and bear interest at 5 1/4% per annum, subject to certain adjustments, payable semi-annually on June 1 and December 1 of each year. The 2000 Convertible Notes are unsecured senior subordinated obligations of L-3 Communications Holdings and are subordinated in right of payment to all existing and future senior debt of L-3 Communications Holdings. The 2000 Convertible Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally by all of L-3 Communications Holdings' restricted subsidiaries, including L-3 Communications Corporation, other than its foreign subsidiaries. These guarantees are pari passu with the guarantees of the May 1998 Notes, the December 1998 Notes and the CODES. Holders of the 2000 Convertible Notes may convert the 2000 Convertible Notes into shares of L-3 Communications Holdings' common stock at a conversion rate of $40.75 per share (equal to a conversion rate of 24.5398 shares per $1,000 principal amount of 2000 Convertible Notes), subject to adjustment under certain circumstances.


 Optional Redemption

     The 2000 Convertible Notes are subject to redemption at any time, at the option of L-3 Communications Holdings, in whole or in part, on or after December 1, 2003 at redemption prices (plus accrued and unpaid interest) starting at 102.625% of principal (plus accrued and unpaid interest) during the 12-month period beginning December 1, 2003 and declining annually to 100% of principal (plus accrued and unpaid interest) on December 1, 2005 and thereafter. No interest will be paid on the 2000 Convertible Notes that are converted into common stock of L-3 Communications Holdings, except the 2000 Convertible Notes that are called for redemption on a date that is after a record date but prior to the corresponding interest payment date if the 2000 Convertible Notes are converted into common stock after the record date.


 Change of Control

     Upon the occurrence of a change of control, each holder of the 2000 Convertible Notes may require L-3 Communications Holdings to repurchase all or a portion of such holder's 2000 Convertible Notes at a purchase price equal to 100% of the principal amount (plus accrued and unpaid interest and liquidated damages, if any). Generally, a change of control means the occurrence of any of the following:

     o the disposition of all or substantially all of the assets of L-3 Communications Holdings and certain of its subsidiaries to any person;

     o the consummation of any transaction in which a person other than the principals and their related parties becomes the beneficial owner of more than 50% of the voting stock of L-3 Communications Holdings;

     o the first day on which a majority of the members of the Board of Directors of L-3 Communications Holdings are not continuing directors; or

     o the consolidation or merger of L-3 Communications Holdings with or into any other person, the merger of another person into L-3 Communications Holdings or any conveyance, transfer, sale, lease, or other disposition of all or substantially all of the properties and assets of L-3 Communications Holdings to another person, subject to certain exceptions.

 Subordination

     The 2000 Convertible Notes are unsecured senior subordinated obligations of L-3 Communications Holdings and are subordinate to all existing and future senior debt of L-3 Communications Holdings. The guarantees of L-3 Communications Holdings' subsidiaries under the 2000 Convertible Notes, including the guarantee by L-3 Communications Corporation, are general unsecured obligations of the guarantors and are subordinated to the senior debt and to the guarantees of senior debt of those guarantors. These guarantees under the 2000 Convertible Notes rank pari passu with all senior subordinated indebtedness of those guarantors.

 Antilayering Provision

     The 2000 Indenture provides that (i) L-3 Communications Holdings will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any senior debt and senior in any respect in right of payment to the 2000 Convertible Notes, and (ii) no guarantor of the 2000 Convertible Notes will incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any senior debt of a guarantor and senior in any respect in right of payment to any of the subsidiary guarantees of the 2000 Convertible Notes.


 Events of Default

     Events of Default under the 2000 Indenture include the following:

     o a default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the 2000 Convertible Notes;

     o default in payment when due of the principal of or premium, if any, on the 2000 Convertible Notes;

     o failure by L-3 Communications Holdings for 60 days after notice to comply with certain provisions of the 2000 Convertible Indenture (subject, in some but not all cases, to notice and cure periods);

     o default under indebtedness for money borrowed by L-3 Communications Holdings or any of its restricted subsidiaries that would be a significant subsidiary in excess of $10.0 million, which default results in the acceleration of such indebtedness prior to its express maturity;

     o failure by L-3 Communications Holdings or any restricted subsidiary that would be a significant subsidiary to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

     o except as permitted by the 2000 Indenture, any guarantee under the 2000 Convertible Notes shall be held in any judicial proceeding to be unenforceable or invalid; and

     o certain events of bankruptcy, insolvency or reorganization with respect to L-3 Communications Holdings.

     Upon the occurrence of an Event of Default, with certain exceptions, the Trustee or the holders of at least 25% in principal amount of the then outstanding 2000 Convertible Notes may accelerate the maturity of all the 2000 Convertible Notes as provided in the 2000 Indenture.


4.00% SENIOR SUBORDINATED CONVERTIBLE CONTINGENT DEBT SECURITIES (CODES) DUE
2011

     L-3 Communications Holdings has outstanding $420.0 million in aggregate principal amount of 4.00% Senior Subordinated Convertible Contingent Debt SecuritiesSM (CODESSM) due 2011 (the "CODES"). The CODES are subject to the terms and conditions of an Indenture dated as of October 24, 2001, among L-3 Communications Holdings, L-3 Communications Corporation, as a guarantor, the other guarantors named therein and in supplements thereto and The Bank of New York as trustee (the "2001 Indenture"). The following summary of the material provisions of the 2001

Indenture does not purport to be complete, and is subject to and qualified in its entirety by reference to, all of the provisions of the 2001 Indenture and those terms made a part of the 2001 Indenture by the Trust Indenture Act of 1939, as amended. All terms defined in the 2001 Indenture and not otherwise defined herein are used below with the meanings set forth in the 2001 Indenture.


 General

     The CODES will mature on September 15, 2011 and bear interest at 4.00% per annum, subject to certain adjustments, payable semi-annually on March 15 and September 15 of each year. Holders of CODES are entitled to contingent interest not to exceed a per annum rate of 0.50% during any six months period from March 15 to September 14 and from September 15 to March 14 if the average trading price of the CODES for the five trading days ending on the second trading day immediately preceding the relevant six month period equals 120% or more of the principal amount of the CODES. The CODES are unsecured senior subordinated obligations of L-3 Communications Holdings and are subordinated in right of payment to all existing and future senior debt of L-3 Communications Holdings. The CODES are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally by all of L-3 Communications Holdings' restricted subsidiaries, including L-3 Communications Corporation, other than its foreign subsidiaries. These guarantees are pari passu with the guarantees of the May 1998 Notes, the December 1998 Notes and the 2000 Convertible Notes. Holders of the CODES may convert the CODES into shares of L-3 Communications Holdings' common stock at a conversion rate of $53.8125 per share (equal to a conversion rate of 18.583 shares per $1,000 principal amount of CODES), subject to adjustment under any of the following circumstances:

     o during any quarterly conversion period, if the closing sale price of our common stock for a period of at least 20 trading days in the period of 30 consecutive days ending on the first day of such conversion period is more than 120% of the conversion price on that thirtieth day;

     o during the five business day period following any 10 consecutive trading-day period in which the average of the trading prices (as defined) for the CODES was less than 105% of the average sale prices (as defined) of our common stock multiplied by the number of shares into which such CODES are then convertible;

     o during any period in which the credit rating assigned to the CODES by either Moody's Investors Service, Inc., or Moody's, or Standard & Poor's Rating Services, or Standard & Poor's, is below B3 and B-, respectively, or in which the credit rating assigned to the CODES is suspended or withdrawn by either rating agency or in which neither rating agency continues to rate the CODES or provide ratings services or coverage to us;

     o if the CODES have been called for redemption; or

     o upon the occurrence of specified corporate transactions described.


 Optional Redemption

     The CODES are subject to redemption at any time, at the option of L-3 Communications Holdings, in whole or in part, on or after October 24, 2004 at redemption prices (plus accrued and unpaid interest, including contingent interest, if any) starting at 102.0% of principal (plus accrued and unpaid interest, including contingent interest, if any) and declining annually to 100% of principal (plus accrued and unpaid interest, including contingent interest, if any) on September 15, 2006 and thereafter. No interest, including contingent interest, will be paid on the CODES that are converted into common stock of L-3 Communications Holdings, except the CODES that are called for redemption on a date that is after a record date but prior to the corresponding interest payment date if the CODES are converted into common stock after the record date, provided, however, the holders of CODES are entitled to interest, including contingent interest, if any, accrued for a period beginning September 15, 2004 through October 23, 2004 if such holders convert subsequent to October 23, 2004.

 Change of Control

     Upon the occurrence of a change of control, each holder of the CODES may require L-3 Communications Holdings to repurchase all or a portion of such holder's CODES at a purchase price equal to 100% of the principal amount (plus accrued and unpaid interest, including contingent interest, if any and additional amounts, if any). Generally, a change of control means the occurrence of any of the following:

     o the disposition of all or substantially all of the assets of L-3 Communications Holdings and certain of its subsidiaries to any person;

     o the consummation of any transaction in which a person other than the principals and their related parties becomes the beneficial owner of more than 50% of the voting stock of L-3 Communications Holdings;

     o the first day on which a majority of the members of the Board of Directors of L-3 Communications Holdings are not continuing directors; or

     o the consolidation or merger of L-3 Communications Holdings with or into any other person, the merger of another person into L-3 Communications Holdings or any conveyance, transfer, sale, lease, or other disposition of all or substantially all of the properties and assets of L-3 Communications Holdings to another person, subject to certain exceptions.


 Subordination

     The CODES are unsecured senior subordinated obligations of L-3 Communications Holdings and are subordinate to all existing and future senior debt of L-3 Communications Holdings. The guarantees of L-3 Communications Holdings' subsidiaries under the CODES, including the guarantee by L-3 Communications Corporation, are general unsecured obligations of the guarantors and are subordinated to the senior debt and to the guarantees of senior debt of those guarantors. These guarantees under the CODES rank pari passu with all senior subordinated indebtedness of those guarantors.


 Antilayering Provision

     The 2001 Indenture provides that (i) L-3 Communications Holdings will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any senior debt and senior in any respect in right of payment to the CODES, and (ii) no guarantor of the CODES will incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any senior debt of a guarantor and senior in any respect in right of payment to any of the subsidiary guarantees of the CODES.


 Events of Default

     Events of Default under the 2001 Indenture include the following:

     o a default for 30 days in the payment when due of interest (including contingent interest, if any) on, or additional amounts with respect to, the CODES;

     o default in payment when due of the principal of or premium, if any, on the CODES;

     o failure by L-3 Communications Holdings for 60 days after notice to comply with certain provisions of the 2001 Indenture (subject, in some but not all cases, to notice and cure periods);

     o default under indebtedness for money borrowed by L-3 Communications Holdings or any of its restricted subsidiaries that would be a significant subsidiary in excess of $10.0 million, which default results in the acceleration of such indebtedness prior to express maturity;

     o failure by L-3 Communications Holdings or any restricted subsidiary that would be a significant subsidiary to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

     o except as permitted by the 2001 Indenture, any guarantee under the CODES shall be held in any judicial proceeding to be unenforceable or invalid; and

     o certain events of bankruptcy, insolvency or reorganization with respect to L-3 Communications Holdings or any of its restricted subsidiaries that would be significant subsidiaries.

     Upon the occurrence of an Event of Default, with certain exceptions, the Trustee or the holders of at least 25% in principal amount of the then outstanding CODES may accelerate the maturity of all the CODES as provided in the 2001 Indenture.

                               THE EXCHANGE OFFER


GENERAL

     L-3 hereby offers, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to $750.0 million aggregate principal amount of our 7 5/8% Senior Subordinated Notes due 2012, which we refer to in this prospectus as the outstanding notes, for a like aggregate principal amount of our 7 5/8% Series B Senior Subordinated Notes due 2012, which we refer to in this prospectus as the exchange notes, properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to all of the outstanding notes.

     As of the date of this prospectus, $750.0 million aggregate principal amount of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about September 27, 2002, to all holders of outstanding notes known to L-3. L-3's obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under "Certain Conditions to the Exchange Offer" below. L-3 currently expects that each of the conditions will be satisfied and that no waivers will be necessary.


PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We have entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, under some circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use all commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act as promptly as practicable, but in no event later than 180 days after the closing date and keep the exchange offer registration statement effective for not less than 20 business days. The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were issued on June 28, 2002.

     Under certain circumstances set forth in the registration rights agreement, we will use all commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the statement, effective for up to two years after the closing date.

     If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding notes.

     Each holder of outstanding notes that wishes to exchange outstanding notes for transferable exchange notes in the exchange offer will be required to make the following representations:

     o any exchange notes will be acquired in the ordinary course of its business;

     o the holder will have no arrangements or understanding with any person to participate in the distribution of the outstanding notes or the exchange notes within the meaning of the Securities Act;

     o the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of L-3 or if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act to the extent applicable;

     o if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes; and

     o if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."


RESALE OF EXCHANGE NOTES

     Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     o the holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

     o the exchange notes are acquired in the ordinary course of the holder's business; and

     o the holder does not intend to participate in the distribution of the exchange notes.

     Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

     o cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation or similar interpretive letters; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.


TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional amounts upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

     As of the date of this prospectus, $750.0 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the exchange offer and registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding notes, except for any rights under the exchange offer and registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

     We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to the holders. Under the terms of the exchange offer and registration rights agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "--Certain Conditions to the Exchange Offer."

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "--Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time on October 24, 2002, unless in our sole discretion we extend it.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion:

     o to delay accepting for exchange any outstanding notes;

     o to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "--Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

     o under the terms of the exchange offer and registration rights agreement, to amend the terms of the exchange offer in any manner.

     Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding notes of the amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

     o the exchange notes to be received will not be tradable by the holder. without restriction under the Securities Act, the Securities Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;


     o the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC: or


     o any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

     In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

     o the representations described under "--Purpose and Effect of the Exchange Offer," "--Procedures for Tendering" and "Plan of Distribution"; and

     o such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of the extension to their holders. During any such extensions, all notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance, or termination to the holders of the outstanding notes as promptly as practicable.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.


PROCEDURES FOR TENDERING

     Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

     o complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

     o comply with DTC's Automated Tender Offer Program procedures described below.

     In addition, either:

     o the exchange agent must receive the outstanding notes along with the accompanying letter of transmittal; or

     o the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

     o the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under "-- Exchange Agent" prior to the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

     The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding notes either:

     o make appropriate arrangements to register ownership of the outstanding notes in such owner's name; or

     o obtain a properly completed bond power from the registered holder of outstanding notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

     o by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the accompanying letter of transmittal; or

     o for the account of an eligible institution.

     If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

     If the accompanying letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may. instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     o DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

     o the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     o the agreement may be enforced against that participant.

     We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     o outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent's account at DTC; and

     o a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     By signing the accompanying letter of transmittal or authorizing the transmission of the agent's message, each tendering holder of outstanding notes will represent or be deemed to have represented to us that, among other things:

     o any exchange notes that the holder receives will be acquired in the ordinary course of its business;

     o the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

     o if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

     o if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities. that it will deliver a prospectus, as required by law, in connection with any resale of any exchange notes. See "Plan of Distribution"; and

     o the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.


BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.


GUARANTEED DELIVERY PROCEDURES

     Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the accompanying letter of transmittal or any other available required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

     o the tender is made through an eligible institution;

     o prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

       o setting forth the name and address of the holder, the registered number(s) of the outstanding notes and the principal amount of outstanding notes tendered:

       o stating that the tender is being made thereby; and

       o guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     o the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation. and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.


WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

     For a withdrawal to be effective:

     o the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under "-- Exchange Agent", or

     o holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

     Any notice of withdrawal must:

     o specify the name of the person who tendered the outstanding notes to be withdrawn;

     o identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

     o where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

     o the serial numbers of the particular certificates to be withdrawn; and

     o a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

     If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, outstanding notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the expiration date.


EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

BY MAIL OR OVERNIGHT DELIVERY:            BY FACSIMILE:                    BY HAND DELIVERY:
      The Bank of New York             The Bank of New York              The Bank of New York
        Reorganization Unit            Reorganization Unit                Reorganization Unit
   101 Barclay Street - 7 East     101 Barclay Street - 7 East            101 Barclay Street
        New York, NY 10286              New York, NY 10286         Lobby Level - Corp. Trust Window
        Attention: Kin Lau              Attention: Kin Lau                  New York 10286
                                          (212) 815-5707                  Attention: Kin Lau
                                        CONFIRM RECEIPT OF
                                      FACSIMILE BY TELEPHONE
                                          (212) 815-3750

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.


FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $400,000. They include:

     o SEC registration fees;

     o fees and expenses of the exchange agent and trustee;

     o accounting and legal fees and printing costs; and

     o related fees and expenses.


TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     o certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

     o tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

     o a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

     If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

     Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding notes:

     o as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     o otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

     In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

     o cannot rely on the applicable interpretations of the SEC; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.


ACCOUNTING TREATMENT

     We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.


OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

                           DESCRIPTION OF THE NOTES

     The outstanding notes were issued and the exchange notes offered hereby will be issued under an indenture (the "Indenture") among the Company, as issuer, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

     The following summary of the material provisions of the Indenture describes the material terms of the Indenture but does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions."

     For purposes of this summary, the term "Company" refers only to L-3 Communications Corporation and not to any of its Subsidiaries.


BRIEF DESCRIPTION OF THE NOTES AND THE SUBSIDIARY GUARANTEES

     The Notes:

     o are general unsecured obligations of the Company;

     o rank pari passu in right of payment with the 1997 Notes, the May 1998 Notes and the December 1998 Notes;

     o rank pari passu in right of payment with the obligations of the Company under Holdings' outstanding 2000 Convertible Notes and 2001 CODES;

     o are subordinated in right of payment to all current and future Senior Debt; and

     o are senior in right of payment to any future Indebtedness of the Company that expressly provides that it is not senior to the Notes.

     The Subsidiary Guarantees:

     o are general unsecured obligations of the Guarantors;

     o rank pari passu in right of payment with the guarantees of the 1997 Notes, the May 1998 Notes and the December 1998 Notes;

     o rank pari passu in right of payment with the obligations of the Guarantors under Holdings' outstanding 2000 Convertible Notes and 2001 CODES;

     o are subordinated in right of payment to all current and future Senior Debt of the Guarantors; and

     o are senior in right of payment to any future Indebtedness of the Guarantors that expressly provides that it is not senior to the Subsidiary Guarantees.

     At June 30, 2002, the Company did not have any Senior Debt outstanding (excluding letters of credit). The Indenture permits the incurrence of additional Senior Debt in the future. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."


THE SUBSIDIARY GUARANTEES

     The Indenture provides that the Company's payment obligations under the Notes are jointly and severally guaranteed (the "Subsidiary Guarantees") by all of the Company's present and future Restricted Subsidiaries, other than Foreign Subsidiaries. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- The guarantees may be unenforceable due to fraudulent conveyance statutes, and accordingly, you could have no claim against the guarantors." The Subsidiary Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor, which would include the guarantees of amounts borrowed under the Senior Credit Facilities.

     Upon the release of a Guarantee by a Restricted Subsidiary under all then outstanding Credit Facilities, at any time after the suspension of certain covenants as provided below under the caption "-- Certain Covenants -- Changes in Covenants when Notes Rated Investment Grade," the Subsidiary Guarantee of such Restricted Subsidiary under the Indenture will be released and discharged at such time. In the event that any such Restricted Subsidiary thereafter Guarantees any Indebtedness of the Company under any Credit Facility (or if any released Guarantee under any Credit Facility is reinstated or renewed), or if at any time certain covenants are reinstituted as provided below under the caption "-- Certain Covenants -- Changes in Covenants when Notes Rated Investment Grade," then such Restricted Subsidiary will Guarantee the Notes on the terms and conditions set forth in the Indenture.

     As of the date of this prospectus, not all of the Company's subsidiaries are "Restricted Subsidiaries." Aviation Communications & Surveillance Systems, LLC, Digital Technics, L.L.C., Digital Technics, L.P., L-3 Communications Secure Information Technology, Inc., Logimetrics, Inc. and mmTech, INC. are currently Unrestricted Subsidiaries. In addition, under the circumstances described below under the subheading "-- Certain Covenants -- Restricted Payments", the Company is permitted to designate certain of the Company's subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries do not guarantee these Notes.


PRINCIPAL, MATURITY AND INTEREST

     The exchange notes will be limited in aggregate principal amount to $750.0 million. The Company may issue additional Notes from time to time after the offering of exchange notes. Any offering of additional Notes is subject to the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

     The Notes will mature on June 15, 2012. Interest on the Notes will accrue at the rate of 7 5/8% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2002, to Holders of record on the immediately preceding June 1 and December 1.

     Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.


METHODS OF RECEIVING PAYMENTS ON THE NOTES

     Principal, premium and Additional Amounts, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, interest and Additional Amounts with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof if such Holders shall be registered Holders of at least $250,000 in principal amount of Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The exchange notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The Notes will not be redeemable at the Company's option prior to June 15, 2007. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Amounts, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

YEAR                        PERCENTAGE
-----------------------   -------------
  2007                        103.813%
  2008                        102.542%
  2009                        101.271%
  2010 and thereafter         100.000%

     Notwithstanding the foregoing, before June 15, 2005, the Company may on any one or more occasions redeem up to an aggregate of 35% of the Notes originally issued at a redemption price of 107.625% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company or the net cash proceeds of one or more Equity Offerings by Holdings that are contributed to the Company as common equity capital; provided that at least 65% of the Notes originally issued remain outstanding immediately after the occurrence of each such redemption; and provided, further, that any such redemption must occur within 120 days of the date of the closing of such Equity Offering.


SUBORDINATION

     The payment of principal of, premium and Additional Amounts, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Senior Debt, whether outstanding on the Issue Date or thereafter incurred.

     Upon any distribution to creditors of the Company:

     (1) in a liquidation or dissolution of the Company;

     (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

     (3) in an assignment for the benefit of creditors; or

     (4) in any marshalling of the Company's assets and liabilities,

the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not an allowable claim in any such proceeding) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full in cash, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except, in each case, that Holders of Notes may receive Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance").

     The Company also may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if:

     (1) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing; or

     (2) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity (or that would permit such holders to accelerate with the giving of notice or the passage of time or both) and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt.

     Payments on the Notes may and shall be resumed:

     (1) in the case of a payment default, upon the date on which such default is cured or waived; and

     (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

     No new period of payment blockage may be commenced unless and until:

     (1) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

     (2) all scheduled payments of principal, premium and Additional Amounts, if any, and interest on the Notes that have come due have been paid in full in cash.

     No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

     The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. At June 30, 2002, the Company did not have any Senior Debt outstanding.


MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders", the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.


REPURCHASE AT THE OPTION OF HOLDERS


 CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful:

     (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

     The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

     The Indenture provides that, prior to mailing a Change of Control Offer, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or offer to repay all Senior Debt and terminate all commitments thereunder of each lender who has accepted such offer or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Senior Credit Facilities prohibits the Company from purchasing any Notes, and also provides that certain change of control events with respect to the Company constitutes a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture and under the documentation governing certain of our other Indebtedness which would, in turn, constitute a default under the Senior Credit Facilities. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. See "Risk Factors -- Our ability to repurchase notes with cash upon a change of control may be limited."

     Finally, the Company's ability to pay cash to the holders of Notes upon a purchase may be limited by the Company's then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. Even if sufficient funds were otherwise available, the terms of the Senior Credit Facilities will prohibit, subject to certain exceptions, the Company's prepayment of Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay indebtedness outstanding under the Senior Credit Facilities and any other Senior Debt containing similar restrictions or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their purchase rights following a Change of Control, thereby resulting in a default under the Indenture and under the documentation governing certain of our other Indebtedness, which would, in turn, constitute a default under our Senior Credit Facilities. Furthermore, the Change of Control provisions of the Indenture and under the documentation governing certain of our other Indebtedness may in certain circumstances make more difficult or discourage a takeover of the Company.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control contains, with respect to the disposition of assets, the phrase "all or substantially all," which varies according to the facts and circumstances of the subject transaction and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders have the right to require the Company to purchase the Notes. In the event that the Company were to determine that a Change of Control did not occur because not "all or substantially all" of the assets of the Company and its Restricted Subsidiaries had been sold and the holders of the Notes disagreed with such determination, the holders and/or the Trustee would need to seek a judicial determination of the issue.


 ASSET SALES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by an Officers' Certificate delivered to the Trustee which will include a resolution of the Board of Directors with respect to such fair market value in the event such Asset Sale involves aggregate consideration in excess of $10.0 million) of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (2) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, consists of cash, Cash Equivalents and/or Marketable Securities;

         provided, however, that:

         (a) the amount of any Senior Debt of the Company or such Restricted Subsidiary that is assumed by the transferee in any such transaction; and

         (b) any consideration received by the Company or such Restricted Subsidiary, as the case may be, that consists of (1) all or substantially all of the assets of one or more Similar Businesses,
             (2) other long-term assets that are used or useful in one or more Similar Businesses and (3) Permitted Securities shall be deemed to be cash for purposes of this provision.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option:

     (1) to repay Indebtedness under a Credit Facility;

     (2) to the acquisition of Permitted Securities;

     (3) to the acquisition of all or substantially all of the assets of one or more Similar Businesses;

     (4) to the making of a capital expenditure; or

     (5) to the acquisition of other long-term assets in a Similar Business.

     Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under a Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the 1997 Indenture provides that the Company will be required to make an offer to all holders of 1997 Notes (an "Asset Sale Offer") to purchase the maximum principal amount of 1997 Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the 1997 Indenture.

     To the extent that (1) there are no outstanding 1997 Notes at the time an Asset Sale Offer is required to be made or (2) the aggregate amount of 1997 Notes tendered pursuant to an Asset Sale Offer is less than the remaining Excess Proceeds ("Remaining Excess Proceeds") and the sum of:

     (a) such amount of Remaining Excess Proceeds; and

     (b) the Remaining Excess Proceeds from any subsequent Asset Sale Offers exceeds $10.0 million,

the Company will be required to make an offer to all Holders of Notes and any other Indebtedness that ranks pari passu with the Notes (including, without limitation, the December 1998 Notes and May 1998 Notes) that, by its terms, requires the Company to offer to repurchase such Indebtedness with such Excess Proceeds or Remaining Excess Proceeds, as the case may be, (a "Secondary Asset Sale Offer") to purchase the maximum principal amount of Notes and pari passu Indebtedness that may be purchased out of such Excess Proceeds or Remaining Excess Proceeds, as the case may be, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes or pari passu Indebtedness tendered pursuant to a Secondary Asset Sale Offer is less than the Excess Proceeds or Remaining Excess Proceeds, as the case may be, the Company may use any Excess Proceeds or Remaining Excess Proceeds, as the case may be, for general corporate purposes. If the aggregate principal amount of Notes or pari passu Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds or Remaining Excess Proceeds, as the case may be, in a Secondary Asset Sale Offer, the Company shall repurchase such Indebtedness on a pro rata basis and the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     The Senior Credit Facilities will substantially limit the Company's ability to purchase subordinated Indebtedness, including the Notes. Any future credit agreements relating to Senior Debt may contain similar restrictions. See "Description of Other Indebtedness -- Senior Credit Facilities of L-3 Communications Corporation."


SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee as follows:

     (1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

     (2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

     No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

CERTAIN COVENANTS


 CHANGES IN COVENANTS WHEN NOTES RATED INVESTMENT GRADE

     If on any date following the date of the Indenture:

     (1) the Notes are rated Baa3 or better by Moody's and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Company as a replacement agency); and

     (2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the provisions and covenants specifically listed under the following captions in this prospectus will be suspended:

         (a) "-- Repurchase at the Option of Holders-Asset Sales;"

         (b) "-- Restricted Payments;"

         (c) "-- Incurrence of Indebtedness and Issuance of Preferred Stock;"

         (d) "-- Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;"

         (e) "-- Transactions with Affiliates;"

         (f) clauses (4)(a) and (b) of the covenant listed under "-- Merger, Consolidation or Sale of Assets;"

         (g) "-- Payments for Consent;" and

         (h) clauses (3)(a) and (b) of the covenant listed under "-- Future Subsidiary Guarantees."

     In addition, following the achievement of such investment grade ratings,
(1) the Subsidiary Guarantees of the Company's Restricted Subsidiaries will be released at the time of the release of Guarantees under all outstanding Credit Facilities as described above under the caption "-- The Subsidiary Guarantees" and, (2) as described below under the caption "-- Future Subsidiary Guarantees," no Restricted Subsidiary thereafter acquired or created will be required to execute a Subsidiary Guarantee unless such Subsidiary Guarantees Indebtedness of the Company under a Credit Facility.

     Notwithstanding the foregoing, if the rating assigned by any such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants shall be reinstituted as of and from the date of such rating decline. For purposes of determining whether a Restricted Payment exceeds the allowable amount under the calculation described in paragraphs 3(a) through (d) of "--Restricted Payments" below, the covenant described under the caption "--Restricted Payments" will be interpreted as if it had been in effect since the date of the Indenture. However, no default will be deemed to have occurred as a result of the provisions and covenants listed in 2(a) through (h) above while those provisions and covenants were suspended. There can be no assurance that the Notes will ever achieve an investment grade rating or that any such rating will be maintained.


 RESTRICTED PAYMENTS

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted

         Subsidiaries' Equity Interests in their capacity as such (other than (A) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

     (2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes except a payment of interest or principal at Stated Maturity; or

     (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

     (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since April 30, 1997 (excluding Restricted Payments permitted by clauses (2) through (8) of the next succeeding paragraph or of the kind contemplated by such clauses that were made prior to the date of the Indenture), is less than the sum of:

         (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from July 1, 1997 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

         (b) 100% of the aggregate net cash proceeds received by the Company since April 30, 1997 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

         (c) to the extent that any Restricted Investment that was made after April 30, 1997 is sold for cash or otherwise liquidated or repaid for cash, the amount of cash received in connection therewith (or from the sale of Marketable Securities received in connection therewith); plus

         (d) to the extent not already included in such Consolidated Net Income of the Company for such period and without duplication;

              (A) 100% of the aggregate amount of cash received as a dividend from an Unrestricted Subsidiary;

              (B) 100% of the cash received upon the sale of Marketable
                  Securities received as a dividend from an Unrestricted Subsidiary; and

              (C) 100% of the net assets of any Unrestricted Subsidiary on the date that it becomes a Restricted Subsidiary.

As of June 30, 2002, the amount that would have been available to the Company for Restricted Payments pursuant to this paragraph (3) would have been $1,322 million.

     The foregoing provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3) (b) of the preceding paragraph;

     (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness (other than intercompany Indebtedness) in exchange for, or with the net cash proceeds from an incurrence of, Permitted Refinancing Indebtedness;

     (4) the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Company or Holdings held by any future, present or former employee, director or consultant of the Company or any Subsidiary or Holdings issued pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed $1.5 million in any calendar year and provided further that cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

     (5) repurchases of Equity Interests deemed to occur upon exercise of stock options upon surrender of Equity Interests to pay the exercise price of such options;

     (6) payments to Holdings (A) in amounts equal to the amounts required for Holdings to pay franchise taxes and other fees required to maintain its legal existence and provide for other operating costs of up to $500,000 per fiscal year and (B) in amounts equal to amounts required for Holdings to pay federal, state and local income taxes to the extent such income taxes are actually due and owing; provided that the aggregate amount paid under this clause (B) does not exceed the amount that the Company would be required to pay in respect of the income of the Company and its Subsidiaries if the Company were a stand alone entity that was not owned by Holdings;

     (7) dividends paid to Holdings in amounts equal to amounts required for Holdings to pay interest and/or principal on Indebtedness that has been guaranteed by, or is otherwise considered Indebtedness of, the Company; and

     (8) other Restricted Payments in an aggregate amount since May 22, 1998 not to exceed $20.0 million.

     The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.


 INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue shares of preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The foregoing limitation will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (1) the incurrence by the Company of additional Indebtedness under Credit Facilities (and the guarantee thereof by the Guarantors) in an aggregate principal amount outstanding pursuant to this clause (1) at any one time (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder), including all Permitted Refinancing Indebtedness then outstanding incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (1), not to exceed $750.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied to repay any such Indebtedness pursuant to the covenant described above under the caption "-- Asset Sales";

     (2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

     (3) the incurrence by the Company and the Guarantors of $750.0 million in aggregate principal amount of each of the outstanding notes and the Exchange Notes and the Subsidiary Guarantees thereof;

     (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness then outstanding incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (4), not to exceed $100.0 million at any time outstanding;

     (5) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Restricted Subsidiaries; and provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (5) does not exceed $50.0 million;

     (6) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness that was permitted by the Indenture to be incurred (other than intercompany Indebtedness or Indebtedness incurred pursuant to clause (1) above);

     (7) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

     (8) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

         (a) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)); and

         (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

     (9) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

         (a) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes; and

         (b) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or one of its Restricted Subsidiaries and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or one of its Restricted Subsidiaries shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

     (10) the incurrence by the Company or any of the Guarantors of Hedging Obligations that are incurred for the purpose of:

          (a) fixing, hedging or capping interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; or

          (b) protecting the Company and its Restricted Subsidiaries against changes in currency exchange rates;

     (11) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

     (12) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (12), and the issuance of preferred stock by Unrestricted Subsidiaries;

     (13) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiaries in the ordinary course of business; and

     (14) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness then outstanding incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (14), not to exceed $100.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify, or later reclassify, such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.


 LIENS

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) securing Indebtedness on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien.


 ANTILAYERING PROVISION

     The Indenture provides that (A) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes, and (B) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of a Guarantor and senior in any respect in right of payment to any of the Subsidiary Guarantees.


 DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) (A) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (B) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

     (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) the provisions of security agreements that restrict the transfer of assets that are subject to a Lien created by such security agreements;


     (2) the provisions of agreements governing Indebtedness incurred pursuant to clause (5) of the second paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

     (3) the Senior Credit Facilities, the Indenture, the Notes, the Exchange Notes, the December 1998 Indenture, the December 1998 Notes, the May 1998 Indenture, the May 1998 Notes, the 1997 Indenture and the 1997 Notes;

     (4)  applicable law;

     (5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

     (6) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

     (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) of the preceding paragraph;

     (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (9) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

     (10) agreements relating to secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock" and "Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

     (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; or

     (12) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

 MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

     (1) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreement, the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

     (3) immediately after such transaction no Default or Event of Default exists; and

     (4) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such transaction either:

          (a) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; or

          (b) would have a pro forma Fixed Charge Coverage Ratio that is greater than the actual Fixed Charge Coverage Ratio for the same four-quarter period without giving pro forma effect to such transaction.

     Notwithstanding the foregoing clause (4):

     (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company; and

     (2) the Company may merge with an Affiliate that has no significant assets or liabilities and was incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.


 TRANSACTIONS WITH AFFILIATES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

     (2)  the Company delivers to the Trustee:

          (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

           (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The foregoing provisions will not prohibit:

     (1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

     (2)  any transaction with a Lehman Investor;

     (3) any transaction between or among the Company and/or its Restricted Subsidiaries;

     (4) transactions between the Company or any of its Restricted Subsidiaries, on the one hand, and a Permitted Joint Venture, on the other hand, on terms that are not materially less favorable to the Company or the applicable Restricted Subsidiary of the Company than those that could have been obtained from an unaffiliated third party; provided that:

          (a) in the case of any such transaction or series of related transactions pursuant to this clause (4) involving aggregate consideration in excess of $5.0 million but less than $25.0 million, such transaction or series of transactions (or the agreement pursuant to which the transactions were executed) was approved by the Company's Chief Executive Officer or Chief Financial Officer; and

          (b) in the case of any such transaction or series of related transactions pursuant to this clause (4) involving aggregate consideration equal to or in excess of $25.0 million, such transaction or series of related transactions (or the agreement pursuant to which the transactions were executed) was approved by a majority of the disinterested members of the Board of Directors;

     (5) any transaction pursuant to and in accordance with the provisions of the Transaction Documents as the same are in effect on the Issue Date; and

     (6) any Restricted Payment that is permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments."


 PAYMENTS FOR CONSENT

     The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.


 REPORTS

     Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Company to file with the Commission (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days after it files them with the Commission):

     (1) within 90 days after the end of each fiscal year, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

     (2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q (or any successor or comparable form);

     (3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K (or any successor or comparable form); and

     (4) any other information, documents and other reports which the Company would be required to file with the Commission if it were subject to
          Section 13 or 15(d) of the Exchange Act;

provided, however, the Company shall not be so obligated to file such reports with the Commission if the Commission does not permit such filing, in which event the Company will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders, in each case within 15 days after the time the Company would be required to file such information with the Commission, if it were subject to Sections 13 or 15(d) of the Exchange Act.


 FUTURE SUBSIDIARY GUARANTEES

     The Company's payment obligations under the Notes are jointly and severally guaranteed by all of the Company's existing and future Restricted Subsidiaries, other than Foreign Subsidiaries. The Indenture provides that if the Company or any of its Subsidiaries shall acquire or create a Subsidiary (other than a Foreign Subsidiary or an Unrestricted Subsidiary) after the Issue Date, then such Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture. The Subsidiary Guarantee of each Guarantor ranks pari passu with the guarantees of the 2001 CODES, the 2000 Convertible Notes, the December 1998 Notes, the May 1998 Notes and the 1997 Notes and is subordinated to the prior payment in full of all Senior Debt of such Guarantor, which would include the guarantees of amounts borrowed under the Senior Credit Facilities. The obligations of each Guarantor under its Subsidiary Guarantee are limited so as not to constitute a fraudulent conveyance under applicable law.

     The Indenture also provides that, notwithstanding the foregoing, for so long as certain covenants are suspended as provided above under the caption "-- Certain Covenants -- Changes in Covenants when Notes Rated Investment Grade," no newly acquired or created Subsidiary will be required to execute a Subsidiary Guarantee unless such Subsidiary Guarantees Indebtedness of the Company under a Credit Facility. However, any Subsidiary (other than a Foreign Subsidiary or an Unrestricted Subsidiary) that Guarantees any Indebtedness of the Company under a Credit Facility will become a Subsidiary Guarantor and, if at any time certain covenants are reinstituted as provided above under the caption "-- Certain Covenants -- Changes in Covenants when Notes Rated Investment Grade," any newly acquired or created Subsidiary (other than a Foreign Subsidiary or an Unrestricted Subsidiary) will Guarantee the Notes on the terms and conditions set forth in the Indenture.

     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (except the Company or another Guarantor) unless:

     (1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture;

     (2) immediately after giving effect to such transaction, no Default or Event of Default exists; and

     (3)  the Company:

          (a) would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; or

          (b) would have a pro forma Fixed Charge Coverage Ratio that is greater than the actual Fixed Charge Coverage Ratio for the same four-quarter period without giving pro forma effect to such transaction.

     Notwithstanding the foregoing clause (3):

     (1) any Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to another Guarantor; and

     (2) any Guarantor may merge with an Affiliate that has no significant assets or liabilities and was incorporated solely for the purpose of reincorporating such Guarantor in another State of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "-- Repurchase at the Option of Holders -- Asset Sales."


EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default:

     (1) default for 30 days in the payment when due of interest or Additional Amounts, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture);

     (2) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture);

     (3) failure by the Company to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control", "-- Repurchase at the Option of Holders -- Asset Sales" or "-- Merger, Consolidation or Sale of Assets";

     (4) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $25.0 million or more;

     (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

     (7) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; and

     (8) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, however, that so long as any Designated Senior Debt is outstanding, such declaration shall not become effective until the earlier of:

     (1) the day which is five Business Days after receipt by the Representatives of Designated Senior Debt of such notice of acceleration; or

     (2)  the date of acceleration of any Designated Senior Debt.

Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to June 15, 2007 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to June 15, 2007, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.


LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for:

     (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium and Additional Amounts, if any, and interest on such Notes when such payments are due from the trust referred to below;

     (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

     (4)  the Legal Defeasance provisions of the Indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and Additional Amounts, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

          (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

          (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

     (6) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

     (8) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.


TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.


AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

     (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

     (3) reduce the rate of or change the time for payment of interest on any Note;

     (4) waive a Default or Event of Default in the payment of principal of or premium and Additional Amounts, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

     (5)  make any Note payable in money other than that stated in the Notes;

     (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium and Additional Amounts, if any, or interest on the Notes;

     (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"); or

     (8)  make any change in the foregoing amendment and waiver provisions.

     In addition, any amendment to the provisions of Article 10 of the Indenture (which relates to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes:


     (1)  to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

     (3) to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation;

     (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

     (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.


CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.


ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to L-3 Communications Corporation, 600 Third Avenue, New York, New York 10016, Attention: Vice President -- Finance.


BOOK-ENTRY, DELIVERY AND FORM

     The Exchange Notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the "Global Exchange Note"). The Global Exchange Note initially will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

     Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for Exchange Notes in certificated form except in the limited circumstances described below. See "-- Exchange of Book-Entry Notes for Certificated

Notes." In addition, transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

     The Notes may be presented for registration of transfer and exchange at the offices of the registrar.


DEPOSITORY PROCEDURES

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that pursuant to procedures established by it:

     (1) upon deposit of the Global Exchange Note, DTC will credit the accounts of Participants with portions of the principal amount of Global Exchange Note; and

     (2) ownership of such interests in the Global Exchange Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Exchange Note).

     Investors in the Global Exchange Note may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. All interests in a Global Exchange Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held by Euroclear or Clearstream may also be subject to the procedures and requirements of such system.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Exchange Note to such persons may be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Exchange Note to pledge such interest to persons or entities that do not participate in DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes see, "-- Exchange of Book-Entry Notes for Certificated Notes."

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL EXCHANGE NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal and premium and Additional Amounts, if any, and interest on a Global Exchange Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the

Exchange Notes, including the Global Exchange Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

     (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Exchange Notes; or

     (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised the Company that its current practices, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Exchange Notes as shown on the records of DTC. Payments by Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or its Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Exchange Notes for all purposes.

     Except for trades involving only Euroclear and Clearstream participants, interests in the Global Exchange Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Exchange Notes described herein, crossmarket transfers between Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Exchange Note in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the Depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities accounts of a Euroclear or Clearstream participant purchasing an interest in a Global Exchange Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Exchange Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder of Exchange Notes only at the direction of one or more Participants to whose account DTC interests in the Global Exchange Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Exchange Notes for legended Exchange Notes in certificated form, and to distribute such Exchange Notes to its Participants.

     The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Note among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time, None of the Company, the initial purchasers or the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     A Global Exchange Note is exchangeable for definitive Exchange Notes in registered certificated form if:

     (1) DTC (A) notifies the Company that it is unwilling or unable to continue as depository for the Global Exchange Note and the Company thereupon fails to appoint a successor depository or (B) has ceased to be a clearing agency registered under the Exchange Act; or

     (2) the Company, at its option, notifies the Trustee in writing that it elects to cause issuance of the Exchange Notes in certificated form.

     In addition, beneficial interests in a Global Exchange Note may be exchanged for certificated Exchange Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated Exchange Notes delivered in exchange for any Global Exchange Note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).


CERTIFICATED NOTES

     Subject to certain conditions, any person having a beneficial interest in the Global Exchange Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of certificated Exchange Notes. Upon any such issuance, the Trustee is required to register such certificated Exchange Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in the form of certificated Exchange Notes under the Indenture, then, upon surrender by the Global Exchange Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Exchange Note Holder and DTC identify as being the beneficial owner of the related Exchange Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Exchange Note Holder or DTC in identifying the beneficial owners of Exchange Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Exchange Note Holder or DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the Exchange Notes represented by the Global Exchange Note (including principal, premium, if any, interest and Additional Amounts, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note Holder. With respect to certificated Exchange Notes, the Company will make all payments of principal, premium, if any, interest and Additional Amounts, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the certificated Exchange Notes will also be settled in immediately available funds.


REGISTRATION RIGHTS; ADDITIONAL AMOUNTS

     The Company, the Guarantors and the initial purchasers entered into the Registration Rights Agreement on June 28, 2002. Pursuant to the Registration Rights Agreement, the Company and the Guarantors agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If:

     (1) the Company and the Guarantors are not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

     (2) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that:

          (a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

          (b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

          (c) it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company,

the Company and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company and the Guarantors will use their reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

     For purposes of the foregoing, "Transfer Restricted Securities" means each outstanding note until:

     (1) the date on which such outstanding note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer;

     (2) following the exchange by a broker-dealer in the Exchange Offer of an outstanding note for an Exchange Note, the date on which such Exchange
          Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

     (3) the date on which such outstanding note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

     (4) the date on which such outstanding note is distributed to the public pursuant to Rule 144 under the Act.

   The Registration Rights Agreement provides that:

     (1) the Company and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the Issue Date;

     (2) the Company and the Guarantors will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the Issue Date;

     (3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and the Guarantors will commence the Exchange Offer and use all commercially reasonable efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer; and

     (4) if obligated to file the Shelf Registration Statement, the Company and the Guarantors will use their best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to use all commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such obligation arises.

       If:

          (a) the Company and the Guarantors fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified above for such filing;

          (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date");

          (c) the Company and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

          (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases, subject to certain exceptions, to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company and the Guarantors will pay Additional Amounts to each Holder of outstanding notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of outstanding notes held by such Holder.

     The amount of the Additional Amounts will increase by an additional $.05 per week per $1,000 principal amount of outstanding notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Amounts of $.50 per week per $1,000 principal amount of outstanding notes.

     All accrued Additional Amounts will be paid by the Company and the Guarantors on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of certificated outstanding notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

     Following the cure of all Registration Defaults, the accrual of Additional Amounts will cease.

     Holders of outstanding notes will be required to make certain representations to the Company and the Guarantors (as described in the Registration Rights Agreement) in order to participate in the

Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their outstanding notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Amounts set forth above.


CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "1997 Indenture" means the indenture, dated as of April 30, 1997, among The Bank of New York, as trustee, and the Company, with respect to the 1997 Notes.

     "1997 Notes" means the $225,000,000 in aggregate principal amount of the Company's 10 3/8% Senior Subordinated Notes due 2007, issued pursuant to the 1997 Indenture on April 30, 1997.

     "2000 Convertible Notes" means the $300,000,000 in aggregate principal amount of Holdings' 5.25% Convertible Senior Subordinated Notes due 2009, issued pursuant to the 2000 Convertible Note Indenture in November and December of 2000 and guaranteed by the Company and the other guarantors thereof.

     "2000 Convertible Note Indenture" means the indenture, dated as of November 21, 2000, among The Bank of New York, as trustee, Holdings, the Company, as a guarantor, and the other guarantors named therein, with respect to the 2000 Convertible Notes.

     "2001 CODES" means the $420,000,000 in aggregate principal amount of Holdings' 4.00% Senior Subordinated Convertible Contingent Debt Securities (CODES) due 2011, issued pursuant to the 2001 CODES Indenture in October and November 2001 and guaranteed by the Company and the other guarantors thereof.

     "2001 CODES Indenture" means the indenture, dated as of October 24, 2001, among The Bank of New York, as trustee, Holdings, the Company, as a guarantor, and the other guarantors named therein, with respect to the 2001 CODES.

     "Acquired Debt" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Additional Amounts" means all additional amounts then owing pursuant to
Section 5 of the Registration Rights Agreement.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Change of Control" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant); and

     (2) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries,


in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions (A) that have a fair market value in excess of $5.0 million or (B) for net proceeds in excess of $5.0 million.

     Notwithstanding the foregoing:

     (1) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

     (2) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

     (3) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments"; and

     (4) a disposition of Cash Equivalents in the ordinary course of business will not be deemed to be an Asset Sale.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

     (1)  in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

     (1)  United States dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic financial institution to the Senior Credit Facilities or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition;

     (6) investment funds investing 95% of their assets in securities of the types described in clauses (1)-(5) above; and

     (7) readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having maturities of not more than one year from the date of acquisition and having one of the two highest rating categories obtainable from either Moody's or S&P.

     "Change of Control" means the occurrence of any of the following:

     (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties (as defined below);

     (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

     (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); or

     (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

     (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income); plus

     (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

     (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (4) depreciation, amortization (including amortization of goodwill, debt issuance costs and other intangibles but excluding amortization of other prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

     (5) non-cash items (excluding any items that were accrued in the ordinary course of business) increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

     (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

     (4) the cumulative effect of a change in accounting principles shall be excluded;

     (5) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries; and

     (6) the Net Income of any Restricted Subsidiary shall be calculated after deducting preferred stock dividends payable by such Restricted Subsidiary to Persons other than the Company and its other Restricted Subsidiaries.

     "Consolidated Tangible Assets" means, with respect to the Company, the total consolidated assets of the Company and its Restricted Subsidiaries, less the total intangible assets of the Company and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of the Company and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

     (1)  was a member of such Board of Directors on the date of the Indenture;
          or

     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Facilities" means, with respect to the Company, one or more debt facilities (including, without limitation, the Senior Credit Facilities) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "December 1998 Indenture" means the indenture, dated as of December 11, 1998, between The Bank of New York, as trustee, the Company and the guarantors party thereto, with respect to the December 1998 Notes.

     "December 1998 Notes" means the $200,000,000 in aggregate principal amount of the Company's 8% Senior Subordinated Notes due 2008, issued pursuant to the December 1998 Indenture on December 11, 1998.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Debt" means:

     (1)  any Indebtedness outstanding under the Senior Credit Facilities; and

     (2) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments"; and provided further, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means any public or private sale of equity securities (excluding Disqualified Stock) of the Company or Holdings, other than any private sales to an Affiliate of the Company or Holdings.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Indebtedness" means any Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Senior Credit Facilities and the Notes) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of debt issuance costs);

     (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period;

     (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); and

     (4)  the product of:

          (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times

          (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above:

     (1) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Foreign Subsidiary" means a Restricted Subsidiary of the Company that was not organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof or has not guaranteed or otherwise provided credit support for any Indebtedness of the Company.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on April 30, 1997.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantors" means each Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

     (1) currency exchange or interest rate swap agreements, interest rate cap agreements and currency exchange or interest rate collar agreements; and

     (2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or interest rates.

     "Holdings" means L-3 Communications Holdings, Inc., a Delaware corporation.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be:

     (1) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest; and

     (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel, moving and similar loans or advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the last paragraph of the covenant described above under the caption "-- Restricted Payments."

     "Issue Date" means June 28, 2002.

     "Lehman Investor" means Lehman Brothers Holdings Inc. and any of its Affiliates.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Marketable Securities" means, with respect to any Asset Sale, any readily marketable equity securities that are:

     (1) traded on The New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and

     (2) issued by a corporation having a total equity market capitalization of not less than $250.0 million;

     provided that the excess of:

          (a) the aggregate amount of securities of any one such corporation held by the Company and any Restricted Subsidiary; over

          (b) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities; as determined on the date of the contract relating to such Asset Sale.

     "May 1998 Indenture" means the indenture, dated as of May 22, 1998, between the Bank of New York, as trustee, and the Company, with respect to the May 1998 Notes.

     "May 1998 Notes" means the $180,000,000 in aggregate principal amount of the Company's 8 1/2% Senior Subordinated notes due 2008, issued pursuant to the May 1998 Indenture on May 22, 1998.

     "Moody's" means Moody's Investors Services, Inc.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain or loss, together with any related provision for taxes thereon, realized in connection with:

          (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions); or

          (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

     (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss; and

     (3)  the cumulative effect of a change in accounting principles.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

     (1)  as to which neither the Company nor any of its Restricted
          Subsidiaries:

          (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

          (b) is directly or indirectly liable (as a guarantor or otherwise); or

          (c) constitutes the lender;

     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than Indebtedness incurred under Credit Facilities) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, premium (if any), Additional Amounts (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

     "Permitted Investment" means:

     (1) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor;

     (2)  any Investment in cash or Cash Equivalents;

     (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

          (a) such Person becomes a Restricted Subsidiary of the Company and a Guarantor; or

          (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor;

     (4) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales" or any disposition of assets not constituting an Asset sale;

     (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

     (6) advances to employees not to exceed $2.5 million at any one time outstanding;

     (7) any Investment acquired in connection with or as a result of a workout or bankruptcy of a customer or supplier;

     (8) Hedging Obligations permitted to be incurred under the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

     (9) any Investment in a Similar Business that is not a Restricted Subsidiary; provided that the aggregate fair market value of all Investments outstanding pursuant to this clause (9) (valued on the date each such Investment was made and without giving effect to subsequent changes in value) may not at any one time exceed 10% of the Consolidated Tangible Assets of the Company; and

     (10) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed $30.0 million.

     "Permitted Joint Venture" means any joint venture, partnership or other Person designated by the Board of Directors (until designation by the Board of Directors to the contrary); provided that:

     (1) at least 25% of the Capital Stock thereof with voting power under ordinary circumstances to elect directors (or Persons having similar or corresponding powers and responsibilities) is at the time owned (beneficially or directly) by the Company and/or by one or more Restricted Subsidiaries of the Company; and

     (2) such joint venture, partnership or other Person is engaged in a Similar Business. Any such designation or designation to the contrary shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Permitted Junior Securities" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes and the Subsidiary Guarantees are subordinated to Senior Debt under the Indenture.

     "Permitted Liens" means:

     (1) Liens securing Senior Debt of the Company or any Guarantor that was permitted by the terms of the Indenture to be incurred;

     (2)  Liens in favor of the Company or any Guarantor;

     (3) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;

     (4) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets of the Company or any of its Restricted Subsidiaries;

     (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

     (7)  Liens existing on the Issue Date;

     (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

     (9) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $50.0 million at any one time outstanding;

     (10) Liens on assets of Guarantors to secure Senior Debt of such Guarantors that was permitted by the Indenture to be incurred;

     (11) Liens securing Permitted Refinancing Indebtedness, provided that any such Lien does not extend to or cover any property, shares or debt other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

     (12) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature, in each case incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

     (13) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

     (14) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under Hedging Obligations; and

     (15) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory or regulatory, contractual or warranty requirements of the Company or its Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that:

     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses and prepayment premiums incurred in connection therewith);

     (2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Permitted Securities" means, with respect to any Asset Sale, Voting Stock of a Person primarily engaged in one or more Similar Businesses; provided that after giving effect to the Asset Sale such Person shall become a Restricted Subsidiary and, unless the Asset Sale relates to a Foreign Subsidiary, a Guarantor.

     "Principals" means any Lehman Investor, Frank C. Lanza and Robert V.
LaPenta.

     "Related Party" with respect to any Principal means:

     (1) any controlling stockholder, 50% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal; or

     (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a more than 50% controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

     "Representative" means the indenture trustee or other trustee, agent or representative for any Senior Debt.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means, with respect to any Person, each Subsidiary of such Person that is not an Unrestricted Subsidiary.

     "Senior Credit Facilities" means the Second Amended and Restated 364 Day Credit Agreement, dated as of May 16, 2001, as in effect on the date of the Indenture among the Company, the lenders party thereto, Banc of America, N.A., as administrative agent, and Lehman Commercial Paper Inc., as syndication agent and documentation agent, and the Third Amended and Restated Credit Agreement, dated as of May 16, 2001, as in effect on the date of the Indenture among the Company, the lenders party thereto, Banc of America, N.A., as administrative agent, and Lehman Commercial Paper Inc., as syndication agent and documentation agent, and any related notes, collateral documents, letters of credit and guarantees, including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), in each case, as such agreements may be amended, modified, supplemented or restated from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise).

     "Senior Debt" means:

     (1) all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

     (2) any other Indebtedness permitted to be incurred by the Company or any of its Restricted Subsidiaries under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes; and

     (3)  all Obligations with respect to the foregoing.

     Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

     (1) any liability for federal, state, local or other taxes owed or owing by the Company;

     (2) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates;

     (3)  any trade payables; or

     (4) any Indebtedness that is incurred in violation of the Indenture. The 1997 Notes, the May 1998 Notes, the December 1998 Notes, the 2000 Convertible Notes and the 2001 CODES will be pari passu with the Notes and will not constitute Senior Debt.

     "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" within the meaning of Rule 405 under the Securities Act.

     "Similar Business" means a business, a majority of whose revenues in the most recently ended calendar year were derived from:

     (1) the sale of defense products, electronics, communications systems, aerospace products, avionics products and/or communications products;

     (2)  any services related thereto;

     (3) any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto; and

     (4)  any combination of any of the foregoing.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "S&P" means Standard and Poor's Corporation.

     "Transaction Documents" means the Indenture, the Notes, the Purchase Agreement and the Registration Rights Agreement.

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

     (1)  has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

     (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

          (a) to subscribe for additional Equity Interests; or

          (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

     (5) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

     Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock", the Company shall be in default of such covenant).

     The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

     (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

     (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

     (2)  the then outstanding principal amount of such Indebtedness.

     "Wholly Owned" means, when used with respect to any Subsidiary or Restricted Subsidiary of a Person, a Subsidiary (or Restricted Subsidiary, as appropriate) of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries (or Wholly Owned Restricted Subsidiaries, as appropriate) of such Person and one or more Wholly Owned Subsidiaries (or Wholly Owned Restricted Subsidiaries, as appropriate) of such Person.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


EXCHANGE OF NOTES

     The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

     IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer and so notifies L-3, or causes L-3 to be so notified in writing, L-3 has agreed that for a period of 180 days after the date of this prospectus, it will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

     By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer hereby agrees to notify L-3 prior to using the prospectus in connection with the sale or transfer of exchange notes, and acknowledges and agrees that, upon receipt of notice from L-3 of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements therein not misleading or which may impose upon L-3 disclosure obligations that may have a material adverse effect on L-3 (which notice L-3 agrees to deliver promptly to such broker-dealer) such broker-dealer will suspend use of this prospectus until L-3 has notified such broker-dealer that delivery of this prospectus may resume and has furnished copies of any amendment or supplement to this prospectus to such broker-dealer.


                                 LEGAL MATTERS

     The validity of the exchange notes offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

     The following financial statements have been included in this prospectus in reliance of the reports of PricewaterhouseCoopers LLP, independent accountants, giving on their authority as experts in accounting and auditing:

     o Our consolidated financial statements as of December 31, 2001 and 2000, and the three years ended December 31, 2001 included in this prospectus; and

     o The combined financial statements of Aircraft Integration Systems Business as of December 31, 2001 and 2000 and for the three years ended December 31, 2001 included in this prospectus.

                         INDEX TO FINANCIAL STATEMENTS


L-3 COMMUNICATIONS HOLDINGS, INC. AND L-3 COMMUNICATIONS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2002 AND
 DECEMBER 31, 2001 AND FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2002 AND 2001 .......   F-2

    Condensed Consolidated Balance Sheets as of June 30, 2002 and December 31,
      2001 .............................................................................   F-3

    Condensed Consolidated Statements of Operations for the Three and Six Months
      ended June 30, 2002 and June 30, 2001 ............................................   F-4

    Condensed Consolidated Statements of Cash Flows for the Six Months ended
      June 30, 2002 and June 30, 2001 ..................................................   F-6

    Notes to Unaudited Condensed Consolidated Financial Statements .....................   F-7


CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND 2000 AND FOR THE YEARS
 ENDED DECEMBER 31, 2001, 2000 AND 1999 ................................................   F-25

    Report of Independent Auditors .....................................................   F-26

    Consolidated Balance Sheets as of December 31, 2001 and 2000 .......................   F-27

    Consolidated Statements of Operations for the Years ended December 31, 2001,
      2000 and 1999 ....................................................................   F-28

    Consolidated Statements of Shareholders' Equity for the Years ended
      December 31, 2001, 2000 and 1999 .................................................   F-29

    Consolidated Statements of Cash Flows for the Years ended December 31, 2001,
      2000 and 1999 ....................................................................   F-30

    Notes to Consolidated Financial Statements .........................................   F-31

AIRCRAFT INTEGRATION SYSTEMS BUSINESS

COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND 2000 AND FOR THE YEARS
 ENDED DECEMBER 31, 2001, 2000 AND 1999 ................................................   F-65

    Report of Independent Accountants ..................................................   F-66

    Combined Balance Sheets as of December 31, 2001 and 2000 ...........................   F-67

    Combined Statements of Operations and Comprehensive Income for the years
      ended December 31, 2001, 2000 and 1999 ...........................................   F-68

    Combined Statements of Parent Company Investment for the years ended
      December 31, 2001, 2000 and 1999 .................................................   F-69

    Combined Statements of Cash Flows for the years ended December 31, 2001, 2000
      and 1999 .........................................................................   F-70

    Notes to Combined Financial Statements .............................................   F-71

     L-3 COMMUNICATIONS HOLDINGS, INC. AND L-3 COMMUNICATIONS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2002 AND DECEMBER 31, 2001 AND FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2002 AND 2001

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)


                                                                        JUNE 30,       DECEMBER 31,
                                                                          2002             2001
                                                                     --------------   -------------
                               ASSETS
Current assets:
 Cash and cash equivalents .......................................     $  466,118      $  361,022
 Contracts in process ............................................      1,304,177         801,824
 Deferred income taxes ...........................................         51,282          62,965
 Other current assets ............................................         22,239          16,590
                                                                       ----------      ----------
   Total current assets ..........................................      1,843,816       1,242,401
                                                                       ----------      ----------
Property, plant and equipment, net ...............................        385,201         203,374
Goodwill .........................................................      2,474,221       1,707,718
Deferred income taxes ............................................        125,711          97,883
Deferred debt issue costs ........................................         51,573          40,190
Other assets .....................................................         68,704          47,683
                                                                       ----------      ----------
   Total assets ..................................................     $4,949,226      $3,339,249
                                                                       ==========      ==========
                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt ...............................     $   48,075      $       --
 Accounts payable, trade .........................................        168,003         129,538
 Accrued employment costs ........................................        176,837         126,981
 Accrued expenses ................................................         58,616          38,823
 Customer advances ...............................................         71,427          74,060
 Accrued interest ................................................         16,241          13,288
 Income taxes ....................................................          6,568          16,768
 Other current liabilities .......................................         73,701         125,113
                                                                       ----------      ----------
   Total current liabilities .....................................        619,468         524,571
                                                                       ----------      ----------
Pension and postretirement benefits ..............................        264,712         155,052
Other liabilities ................................................         60,651          60,585
Long-term debt ...................................................      1,844,332       1,315,252
                                                                       ----------      ----------
   Total liabilities .............................................      2,789,163       2,055,460
Minority interest ................................................         71,839          69,897
Commitments and contingencies

Shareholders' equity:
 L-3 Holdings' common stock $.01 par value; authorized 300,000,000 shares, issued and outstanding 93,707,083 and 78,496,626 shares
   (L-3 Communications common stock: $.01 par value, 100 shares
   authorized, issued and outstanding) ...........................      1,755,072         939,037
 Retained earnings ...............................................        362,649         301,730
 Unearned compensation ...........................................         (4,541)         (3,205)
 Accumulated other comprehensive loss ............................        (24,956)        (23,670)
                                                                       ----------      ----------
Total shareholders' equity .......................................      2,088,224       1,213,892
                                                                       ----------      ----------
   Total liabilities and shareholders' equity ....................     $4,949,226      $3,339,249
                                                                       ==========      ==========

      See notes to unaudited condensed consolidated financial statements.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                      THREE MONTHS ENDED JUNE 30,
                                                                      ---------------------------
                                                                          2002           2001
                                                                      -----------   -------------
Sales:
 Contracts, primarily long-term U.S. Government ...................    $862,122       $ 453,813
 Commercial, primarily products ...................................      93,067         107,747
                                                                       --------       ---------
    Total sales ...................................................     955,189         561,560
                                                                       --------       ---------
Costs and expenses:
 Contracts, primarily long-term U.S. Government ...................     759,675         408,261
 Commercial, primarily products:
   Cost of sales ..................................................      62,620          59,850
   Selling, general and administrative ............................      35,206          32,982
                                                                       --------       ---------
    Total costs and expenses ......................................     857,501         501,093
                                                                       --------       ---------
Operating income ..................................................      97,688          60,467
Interest and other income (expense) ...............................        (203)            972
Interest expense ..................................................      31,570          22,031
Minority interest .................................................       1,776           1,585
                                                                       --------       ---------
Income before income taxes and extraordinary item .................      64,139          37,823
Provision for income taxes ........................................      22,641          14,487
                                                                       --------       ---------
Income before extraordinary item ..................................      41,498          23,336
Extraordinary item -- loss on extinguishment of debt, net of income
 taxes of $6,329...................................................      (9,858)             --
                                                                       --------       ---------
Net income ........................................................    $ 31,640       $  23,336
                                                                       ========       =========
L-3 Holdings' earnings per common share before extraordinary item:
 Basic ............................................................    $   0.52       $    0.31
                                                                       ========       =========
 Diluted ..........................................................    $   0.49       $    0.30
                                                                       ========       =========
L-3 Holdings' earnings per common share:
 Basic ............................................................    $   0.40       $    0.31
                                                                       ========       =========
 Diluted ..........................................................    $   0.38       $    0.30
                                                                       ========       =========
L-3 Holdings' weighted average common shares outstanding:
 Basic ............................................................      79,968          74,770
                                                                       ========       =========
 Diluted ..........................................................      90,719          78,026
                                                                       ========       =========


      See notes to unaudited condensed consolidated financial statements.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                       SIX MONTHS ENDED JUNE 30,
                                                                     ------------------------------
                                                                          2002            2001
                                                                     -------------   --------------
Sales:
 Contracts, primarily long-term U.S. Government ..................    $1,478,497      $   825,057
 Commercial, primarily products ..................................       173,532          198,404
                                                                      ----------      -----------
    Total sales ..................................................     1,652,029        1,023,461
                                                                      ----------      -----------
Costs and expenses:
 Contracts, primarily long-term U.S. Government ..................     1,304,734          746,121
 Commercial, primarily products:
   Cost of sales .................................................       108,133          107,452
   Selling, general and administrative ...........................        70,167           62,552
                                                                      ----------      -----------
    Total costs and expenses .....................................     1,483,034          916,125
                                                                      ----------      -----------
Operating income .................................................       168,995          107,336
Interest and other income ........................................           824            1,454
Interest expense .................................................        57,663           46,436
Minority interest ................................................         2,764            1,585
                                                                      ----------      -----------
Income before income taxes and extraordinary item ................       109,392           60,769
Provision for income taxes .......................................        38,615           23,275
                                                                      ----------      -----------
Income before extraordinary item .................................        70,777           37,494
Extraordinary item-loss on extinguishment of debt, net of income
 taxes of $6,329..................................................        (9,858)              --
                                                                      ----------      -----------
Net income .......................................................    $   60,919      $    37,494
                                                                      ==========      ===========
L-3 Holdings' earnings per common share before extraordinary item:
 Basic ...........................................................    $     0.89      $      0.52
                                                                      ==========      ===========
 Diluted .........................................................    $     0.84      $      0.50
                                                                      ==========      ===========
L-3 Holdings' earnings per common share:
 Basic ...........................................................    $     0.77      $      0.52
                                                                      ==========      ===========
 Diluted .........................................................    $     0.73      $      0.50
                                                                      ==========      ===========
L-3 Holdings' weighted average common shares outstanding:
 Basic ...........................................................        79,436           71,486
                                                                      ==========      ===========
 Diluted .........................................................        90,110           74,790
                                                                      ==========      ===========

      See notes to unaudited condensed consolidated financial statements.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (IN THOUSANDS)
                                  (UNAUDITED)

                                                                          SIX MONTHS ENDED JUNE 30,
                                                                        ------------------------------
                                                                              2002            2001
                                                                        ---------------   ------------
OPERATING ACTIVITIES:
Net income ..........................................................    $     60,919      $   37,494
Extraordinary item-loss on extinguishment of debt ...................           9,858              --
Depreciation ........................................................          29,874          19,833
Goodwill amortization ...............................................              --          20,510
Amortization of deferred debt issue costs ...........................           3,470           3,642
Amortization of intangibles and other assets ........................           4,546           2,293
Deferred income taxes ...............................................          29,619          16,467
Minority interest ...................................................           2,764           1,585
Other non-cash items ................................................           9,109           8,306
Changes in operating assets and liabilities, net of amounts acquired:
 Contracts in process ...............................................        (103,971)        (36,848)
 Other current assets ...............................................           1,412          (2,584)
 Other assets .......................................................          (6,006)         (5,293)
 Accounts payable ...................................................          17,951         (15,842)
 Customer advances ..................................................          (7,605)          5,982
 Accrued expenses ...................................................          56,947          (2,819)
 Other current liabilities ..........................................         (19,569)        (25,899)
 Pension and postretirement benefits ................................          19,846           3,864
 Other liabilities ..................................................           3,212           2,534
All other operating activities, net .................................             450            (547)
                                                                         ------------      ----------
Net cash from operating activities ..................................         112,826          32,678
                                                                         ------------      ----------
INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired .....................      (1,316,105)       (211,019)
Proceeds from sale of interest in subsidiary ........................              --          72,060
Capital expenditures ................................................         (24,074)        (20,517)
Disposition of property, plant and equipment ........................             209             247
Other investing activities ..........................................           1,187          (5,001)
                                                                         ------------      ----------
Net cash used in investing activities ...............................      (1,338,783)       (164,230)
                                                                         ------------      ----------
FINANCING ACTIVITIES:
Borrowings under revolving credit facilities ........................         566,000         235,200
Repayment of borrowings under revolving credit facilities ...........        (566,000)       (425,200)
Borrowings under bridge loan facility ...............................         500,000              --
Repayment of borrowings under bridge loan facility ..................        (500,000)             --
Proceeds from sale of senior subordinated notes .....................         750,000              --
Redemption of senior subordinated notes .............................        (186,399)             --
Proceeds from sale of common stock, net .............................         768,435         353,783
Debt issuance costs .................................................         (18,571)         (3,813)
Employee stock purchase plan contributions ..........................           7,625              --
Proceeds from exercise of stock options .............................          14,390          10,044
Distributions paid to minority interest .............................            (822)             --
Other financing activities, net .....................................          (3,605)         (2,809)
                                                                         ------------      ----------
Net cash from financing activities ..................................       1,331,053         167,205
                                                                         ------------      ----------
Net increase in cash ................................................         105,096          35,653
Cash and cash equivalents, beginning of the period ..................         361,022          32,680
                                                                         ------------      ----------
Cash and cash equivalents, end of the period ........................    $    466,118      $   68,333
                                                                         ============      ==========

      See notes to unaudited condensed consolidated financial statements.

                     L-3 COMMUNICATIONS HOLDINGS, INC. AND
                         L-3 COMMUNICATIONS CORPORATION

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


1.   DESCRIPTION OF BUSINESS

     L-3 Communications Holdings, Inc. derives all its operating income and cash flow from its wholly owned subsidiary L-3 Communications Corporation ("L-3 Communications"). L-3 Communications Holdings, Inc. ("L-3 Holdings" and together with its subsidiaries, "L-3" or "the Company") is a merchant supplier of secure communications and intelligence, surveillance and reconnaissance ("ISR") systems, training, simulation and support services, aviation products and aircraft modernization, as well as specialized products. The Company's customers include the U.S. Department of Defense ("DoD"), prime contractors to the DoD, certain U.S. Government intelligence agencies, major aerospace and defense contractors, foreign governments, commercial customers and certain other U.S. federal, state and local government agencies.

     As a result of recently completed acquisitions (see Note 3) and their effect on the Company's operations, effective January 1, 2002, the Company began to present its businesses with the following four reportable segments:
(1) Secure Communications & ISR; (2) Training, Simulation & Support Services;
(3) Aviation Products & Aircraft Modernization and (4) Specialized Products. Prior to December 31, 2001, the Company had two reportable segments: Secure Communications Systems and Specialized Products. Prior year segment data have been reclassified to conform to the current year presentation of segments.

     Secure Communications & ISR. This segment provides products and services for the global ISR market, specializing in signals intelligence (SIGINT) and communications intelligence (COMINT) systems, which provide the unique ability to collect and analyze unknown electronic signals from command centers, communication nodes and air defense systems for real-time situation awareness and response in real-time to the warfighter. This segment also provides secure, high data rate communications systems for military and other U.S. Government and foreign government reconnaissance and surveillance applications. These systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. The Company's systems and products are used to connect a variety of airborne, space, ground and sea-based communication systems and are used in the transmission, processing, recording, monitoring and dissemination functions of these communication systems. The major secure communication programs and systems include:

     o secure data links for airborne, satellite, ground and sea-based remote platforms for real time information collection and dissemination to users;

     o highly specialized fleet management and support, including procurement, systems integration, sensor development, modifications and maintenance for signals intelligence and ISR special mission aircraft and airborne surveillance systems;

     o strategic and tactical signal intelligence systems that detect, collect, identify, analyze and disseminate information;

     o  secure telephone and network equipment and encryption management; and

     o communication systems for surface and undersea vessels and manned space flights.

     Training, Simulation & Support Services. This segment provides a full range of services, including:

     o services designed to meet customer training requirements for aircrews, navigators, mission operators, gunners and maintenance technicians for virtually any platform, including military fixed and rotary wing aircraft, air vehicles and various ground vehicles;

                     L-3 COMMUNICATIONS HOLDINGS, INC. AND
                        L-3 COMMUNICATIONS CORPORATION

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-- CONTINUED

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     o communication software support, information services and a wide range of engineering development services and integration support;

     o high-end engineering and information support services used for command, control, communications and ISR architectures, as well as for air warfare modeling and simulation tools for applications used by the DoD and U.S. Government intelligence agencies, including missile and space systems, Unmanned Aerial Vehicles (UAVs) and military aircraft;

     o developing and managing extensive programs in the United States and internationally, focusing on teaching, training and education, logistics, strategic planning, organizational design, democracy transition and leadership development; and

     o design, prototype development and production of ballistic missile targets for present and future threat scenarios.

     Aviation Products & Aircraft Modernization. This segment provides aviation products and aircraft modernization services including:

     o  airborne traffic and collision avoidance systems (TCAS);

     o commercial, solid-state, crash-protected cockpit voice recorders and flight data recorders (known as "black boxes") and cruise ship hardened voyage recorders;

     o  ruggedized displays for military and high-end commercial applications;

     o turnkey aviation life cycle management services that integrate custom developed and commercial off-the-shelf products for various military and commercial wide-body and rotary wing aircraft, including heavy maintenance and structural modifications and Head-of-State and commercial interior completions; and

     o engineering, modification, maintenance, logistics and upgrades for U.S. Special Operations Command aircraft, vehicles and personal equipment.

     Specialized Products. This segment supplies products to military and commercial customers in several niche markets. The products include:

     o ocean products, including acoustic undersea warfare products for mine hunting, dipping sonars, anti-submarine and naval power distribution, conditioning, switching and protection equipment for surface and undersea platforms;

     o telemetry, instrumentation, space and guidance products including tracking and flight termination;

     o  premium fuzing products;

     o  microwave components;

     o detection systems for aviation, port and border applications to detect explosives, concealed weapons, contraband and illegal narcotics, inspection of agricultural products and examination of cargo;

     o  high performance antennas and ground based radomes; and

     o training devices and motion simulators which produce advanced virtual reality simulation and high-fidelity representations of cockpits and mission stations for aircraft and land vehicles.

                     L-3 COMMUNICATIONS HOLDINGS, INC. AND
                        L-3 COMMUNICATIONS CORPORATION

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-- CONTINUED

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2.   BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements comprise the unaudited condensed consolidated financial statements of L-3 Holdings and L-3 Communications. The only obligations of L-3 Holdings are the 5 1/4% Convertible Senior Subordinated Notes due 2009 (the "Convertible Notes") and the 4% Senior Subordinated Convertible Contingent Debt Securities due 2011 ("CODES"). L-3 Holdings has also guaranteed the borrowings under the senior credit facilities of L-3 Communications. Because the debt obligations of L-3 Holdings have been jointly, severally, fully and unconditionally guaranteed by L-3 Communications and certain of its domestic subsidiaries, such debt obligations have been reported as debt of L-3 Communications in its unaudited condensed consolidated financial statements in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 54. In addition, all issuances of equity securities including grants of stock options and restricted stock by L-3 Holdings to employees of L-3 Communications have also been reported in the unaudited condensed consolidated financial statements of L-3 Communications. As a result, the unaudited condensed consolidated financial positions, results of operations and cash flows of L-3 Holdings and L-3 Communications are substantially the same.

     L-3 Holdings has no independent assets or operations other than through its wholly owned subsidiary L-3 Communications. L-3 Communications and all of the guarantor subsidiaries of L-3 Communications are guarantor subsidiaries of L-3 Holdings. Financial information of the subsidiaries of L-3 Communications is presented in Note 12.

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles in the United States of America for a complete set of financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for the interim periods presented have been included. The results of operations for the interim periods are not necessarily indicative of results for the full year.

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and costs and expenses during the reporting period. The most significant of these estimates and assumptions relate to contract estimates of sales and estimated costs to complete contracts in process, estimates of market values for inventories reported at lower of cost or market, estimates of pension and postretirement benefit obligations, recoverability of recorded amounts of fixed assets and goodwill, income taxes, litigation and environmental obligations. Changes in estimates are reflected in the periods during which they become known. Actual results could differ from these estimates.

     Certain reclassifications have been made to conform prior period amounts to the current period presentation.

     These interim financial statements should be read in conjunction with the Consolidated Financial Statements of L-3 Holdings and L-3 Communications for the fiscal year ended December 31, 2001, included in their Annual Reports on Form 10-K for the fiscal year ended December 31, 2001.

                     L-3 COMMUNICATIONS HOLDINGS, INC. AND
                        L-3 COMMUNICATIONS CORPORATION

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-- CONTINUED

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3.   ACQUISITIONS AND DIVESTITURES AND OTHER TRANSACTIONS

     Aircraft Integration Systems. On March 8, 2002, the Company acquired the assets of Aircraft Integration Systems ("AIS"), a division of Raytheon Company, for $1,148,700 in cash which includes $1,130,000 for the original contract purchase price, an increase to the contract purchase price of $18,700 related to additional assets contributed by Raytheon to AIS, plus acquisition costs. Following the acquisition, the Company changed AIS's name to L-3 Integrated Systems ("IS"). The purchase price is subject to adjustment based on the IS closing date net tangible book value, as defined. The acquisition was financed using approximately $229,000 of cash on hand, borrowings under the Company's senior credit facilities of $420,000 and a $500,000 senior subordinated bridge loan. (See Note 5.)

     The Company acquired IS because it is a long-standing, sole-source business provider of critical communications intelligence (COMINT), signals intelligence (SIGINT) and unique sensor systems for special customers within the U.S. Government. The Company believes that IS has excellent operating prospects as its major customers increasingly focus on intelligence gathering and information distribution to the battlefield. The Company also believes there are significant opportunities to apply its proven business integration and cost control skills to further enhance IS's operating and financial performance. The Company also believes that IS also creates significant opportunities for the sale of the Company's secure communications and aviation products, including communication links, signal processing, antennas, data recorders, displays and traffic control and collision avoidance systems. The table below presents a summary of the initial preliminary estimates of fair values of the assets acquired and liabilities assumed on the acquisition date.

Contracts in process ..................    $  360,567
Other current assets ..................         1,678
Property, plant and equipment .........       182,307
Goodwill ..............................       663,215
Other non-current assets ..............        54,852
                                           ----------
   Total assets acquired ..............     1,262,619
                                           ----------
Current liabilities ...................        17,020
Long-term liabilities .................        96,279
                                           ----------
   Total liabilities assumed ..........       113,299
                                           ----------
   Net assets acquired ................    $1,149,320
                                           ==========

Based on the initial preliminary purchase price allocation for IS, goodwill, of which approximately $611,000 is expected to be deductible for income tax purposes, in the amount of $464,250 was assigned to the Secure Communications & ISR segment and $198,965 was assigned to the Aviation Products & Aircraft Modernization segment.

     Detection Systems. On June 14, 2002, the Company successfully completed the acquisition of the detection systems business of PerkinElmer ("Detection Systems") for $100,000 in cash plus acquisition costs, subject to adjustment based on closing date net working capital, as defined. Detection Systems business offers X-ray screening for several major security applications: (1) aviation systems for checked and oversized baggage, break bulk cargo and air freight; (2) port and border applications including pallets, break bulk and air freight; and (3) facility protection such as parcels, mail and cargo. Detection Systems has a broad range of systems and technology, and an installed base of over 16,000 units. Detection Systems' customer base includes major airlines and airports, a number of domestic

                     L-3 COMMUNICATIONS HOLDINGS, INC. AND
                        L-3 COMMUNICATIONS CORPORATION

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-- CONTINUED

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

agencies, such as the U.S. Customs Service, U.S. Marshals Service, U.S. Department of Agriculture and U.S. Department of State, and international authorities throughout Europe, Asia and South America. The acquisition broadens L-3's capabilities and product offerings in the rapidly growing areas of airport security and other homeland defense markets, including explosive detection systems ("EDS"). The acquisition provides L-3 with enhanced manufacturing and marketing capabilities, which will be used as the Company works to meet growing demand for its EDS products.

     In connection with a letter of intent entered into with OSI Systems, Inc. ("OSI"), the Company intends to sell the ARGUS and conventional product lines of Detection Systems to OSI. The sale is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

     Spar Aerospace. At December 31, 2001, the Company had acquired 70.3% of the outstanding common stock of Spar Aerospace Limited ("Spar"), a leading provider of high-end aviation product modernization, for $105,078 in cash and acquired control of Spar and the ability to require the remaining stockholders to tender their shares. During January 2002, the Company completed the acquisition and paid $43,641 for the remaining outstanding common stock of Spar which was not tendered to the Company at December 31, 2001.

     SY Tech, BT Fuze and Emergent. During the fourth quarter of 2001, the Company acquired three other businesses for an aggregate purchase price of $147,695 in cash plus acquisition costs, reflecting net purchase price increases of $8,605 based on the closing date balance sheets of the acquired businesses and, $1,800 of additional purchase price based on the financial performance of the acquired companies for the year ended December 31, 2001. The Company acquired:

     (1) the net assets of SY Technology, Inc. ("SY"), a provider of air warfare simulation services, on December 31, 2001. This acquisition is subject to additional purchase price not to exceed $3,000 which is contingent upon the financial performance of SY for the years ending December 31, 2002 and 2003;

     (2) the net assets of Bulova Technologies, a producer of military fuzes that prevent the inadvertent firing and detonation of weapons during handling, on December 19, 2001. Bulova Technologies was later renamed BT Fuze Products ("BT Fuze"). The purchase price is subject to adjustment based on the closing date net assets of BT Fuze; and

     (3) the common stock of Emergent Government Services Group ("Emergent"), a provider of engineering and information services to the U.S. Air Force, Army, Navy and intelligence agencies, on November 30, 2001. Following the acquisition, the Company changed Emergent's name to L-3 Communications Analytics.

     KDI and EER. On May 4, 2001, the Company acquired all of the outstanding common stock of KDI Precision Products ("KDI") for $79,460 in cash including acquisition costs. On May 31, 2001, the Company acquired all of the outstanding common stock of EER Systems ("EER") for $119,774 in cash including acquisition costs, and additional purchase price not to exceed $5,000 which is contingent upon the financial performance of EER for the year ending December 31, 2002.

     All of the Company's acquisitions have been accounted for as purchase business combinations and are included in the Company's results of operations from their respective effective dates. The Company values acquired contracts in process at their estimated contract selling prices less the estimated costs to complete and a reasonable profit allowance for the Company's effort to complete such contracts. The assets and liabilities recorded in connection with the purchase price allocations for the acquisitions of Spar, Emergent, BT Fuze, SY, IS and Detection Systems are based upon

                     L-3 COMMUNICATIONS HOLDINGS, INC. AND
                        L-3 COMMUNICATIONS CORPORATION

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-- CONTINUED

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

preliminary estimates of fair values for contracts in process, estimated costs in excess of billings to complete contracts in process, inventories, identifiable intangibles and deferred income taxes. Actual adjustments will be based on the final purchase prices and final appraisals and other analyses of fair values which are in process, as well as audited historical net assets acquired for the IS acquisition as of March 8, 2002. With the exception of the IS acquisition, the Company does not expect the differences between the preliminary and final purchase price allocations for the acquisitions to be material. Material differences between the preliminary and final purchase price allocations for the IS acquisition could result from the valuation of contracts in process, including the recoverability of unbilled contract receivables and inventories, estimated costs in excess of billings to complete acquired contracts in process in a loss position, capitalized costs for internal-use software and management information systems, identifiable intangibles, goodwill, deferred income taxes and pension and postretirement benefits liabilities. The Company expects to complete the purchase price allocation for IS in the second half of 2002.

     Had the acquisitions of IS and Detection Systems and the related financing transactions occurred on January 1, 2002, the unaudited pro forma sales, net income and diluted earnings per share for the six months ended June 30, 2002, would have been approximately $1,928,600, $56,500 and $0.68. Had the acquisitions of KDI, EER, SY, BT Fuze, Emergent, Spar, IS and Detection Systems and the related financing transactions occurred on January 1, 2001, the unaudited pro forma sales, net income and diluted earnings per share for the six months ended June 30, 2001, would have been approximately $1,690,700, $26,600 and $0.33. The pro forma results are based on various assumptions and are not necessarily indicative of the result of operations that would have occurred had the acquisitions and the related financing transactions occurred on January 1, 2001 and 2002.

     In March 2001, the Company settled certain items with a third party provider related to a services agreement. In connection with the settlement, L-3 received a net cash payment of $14,200. The payment represents a credit for fees paid over the term of the services agreement and incremental costs incurred by the Company over the same period arising from performance deficiencies under the services agreement. These incremental costs included additional operating costs for material management, vendor replacement, rework, warranty, manufacturing and engineering support, and administrative activities. The credit was amortized in 2001 as a reduction to costs and expenses over the period in which the services were provided.


4.   CONTRACTS IN PROCESS

     The components of contracts in process are presented in the table below.

                                                         JUNE 30, 2002     DECEMBER 31, 2001
                                                        ---------------   ------------------
   Billed receivables, less allowances of $15,045 and
     $11,649.........................................     $  466,070          $  330,795
                                                          ----------          ----------
   Unbilled contract receivables ....................        750,057             353,262
   Less: unliquidated progress payments .............       (221,405)           (102,739)
                                                          ----------          ----------
     Unbilled contract receivables, net .............        528,652             250,523
                                                          ----------          ----------
   Inventoried contract costs, gross ................        203,800             122,211
   Less: unliquidated progress payments .............        (38,887)             (6,575)
                                                          ----------          ----------
     Inventoried contract costs, net ................        164,913             115,636
   Inventories at lower of cost or market ...........        144,542             104,870
                                                          ----------          ----------
     Total contracts in process .....................     $1,304,177          $  801,824
                                                          ==========          ==========

                     L-3 COMMUNICATIONS HOLDINGS, INC. AND
                        L-3 COMMUNICATIONS CORPORATION

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-- CONTINUED

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5.   DEBT

     The components of long-term debt are presented in the table below.

                                                                 JUNE 30, 2002     DECEMBER 31, 2001
                                                                ---------------   ------------------
   Borrowings under Senior Credit Facilities ................      $       --         $       --
   10 3/8% Senior Subordinated Notes due 2007 ................          48,075            225,000
   8 1/2% Senior Subordinated Notes due 2008 .................         180,000            180,000
   8% Senior Subordinated Notes due 2008 ....................         200,000            200,000
   7 5/8% Senior Subordinated Notes due 2012 .................         750,000                 --
   5 1/4% Convertible Senior Subordinated Notes due
     2009 ...................................................         300,000            300,000
   4% Senior Subordinated Convertible Contingent Debt
     Securities due 2011 (CODES) ............................         420,000            420,000
                                                                   ----------         ----------
   Principal amount of long-term debt .......................      $1,898,075         $1,325,000
                                                                   ----------         ----------
   Less:  Current portion of long-term debt .................          48,075                 --
       Unamortized discount on CODES ........................           2,375              2,502
       Fair value of interest rate swap agreements ..........           3,293              7,246
                                                                   ----------         ----------
   Carrying amount of long-term debt ........................      $1,844,332         $1,315,252
                                                                   ==========         ==========

     On February 26, 2002, the Company's lenders approved a $150,000 increase in the amount of the senior credit facilities. The five-year revolving credit facility which matures on May 15, 2006 was increased by $100,000 to $500,000 and the 364-day revolving credit facility increased by $50,000 to $250,000. Additionally, the maturity date of the $250,000 364-day revolving credit facility was extended to February 25, 2003.

     Available borrowings under the Company's senior credit facilities at June 30, 2002 were $577,707, after reductions for outstanding letters of credit of $172,293. There were no outstanding borrowings under the senior credit facilities at June 30, 2002.

     In June 2002, L-3 Communications sold $750,000 of 7 5/8% Senior Subordinated Notes due June 15, 2012 (the "June 2002 Notes") with interest payable semi-annually on June 15 and December 15 of each year commencing December 15, 2002. The net proceeds from this offering and the concurrent sale of common stock by L-3 Holdings (see Note 7) were used to (1) repay $500,000 borrowed on March 8, 2002, under the Company's senior subordinated bridge loan facility, (2) repay the indebtedness outstanding under the Company's senior credit facilities, (3) repurchase and redeem the 10 3/8% Senior Subordinated Notes due 2007 and (4) increase cash and cash equivalents. The June 2002 Notes are general unsecured obligations of L-3 Communications and are subordinated in right of payment to all existing and future senior debt of L-3 Communications. The June 2002 Notes are subject to redemption at any time, at the option of L-3 Communications, in whole or in part, on or after June 15, 2007 at redemption prices (plus accrued and unpaid interest) starting at 103.813% of the principal amount (plus accrued and unpaid interest) during the 12-month period beginning June 15, 2007 and declining annually to 100% of principal (plus accrued and unpaid interest) on June 15, 2010 and thereafter. Prior to June 15, 2005, L-3 Communications may redeem up to 35% of the June 2002 Notes with the proceeds of certain equity offerings at a redemption price of 107.625% of the principal amount (plus accrued and unpaid interest).

     On June 6, 2002, L-3 Communications commenced a tender offer to purchase any and all of its $225,000 aggregate principal amount of 10 3/8% Senior Subordinated Notes due 2007. The tender offer

                     L-3 COMMUNICATIONS HOLDINGS, INC. AND
                        L-3 COMMUNICATIONS CORPORATION

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-- CONTINUED

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

expired on July 3, 2002. On June 25, 2002, L-3 Communications sent a notice of redemption for all of its $225,000 aggregate principal amount of 10 3/8% Senior Subordinated Notes due 2007 that remained outstanding after the expiration of the tender offer. Upon sending the notice, the remaining notes became due and payable at the redemption price as of July 25, 2002. At June 30, 2002, L-3 Communications had purchased for cash $176,925 of these notes plus premiums, fees and other transaction costs of $9,474 and accrued interest. The remaining principal amount of these notes of $48,075 was purchased and redeemed in July 2002 plus premiums, fees and other transaction costs of $2,995 and accrued interest. In connection with the extinguishment of these notes, L-3 Communications recorded a pre-tax extraordinary loss of $16,187 ($9,858 after-tax), including premiums, fees and other transaction costs of $12,469 and $3,718 to write-off the remaining balance of debt issue costs relating to these notes.

     In June 2002, L-3 Communications unwound the interest rate swap agreements on $200,000 of its 8% Senior Subordinated Notes due 2008 and received cash of $8,675. L-3 Communications recorded a reduction in interest expense for the six months ended June 30, 2002 of $3,446, which represented the value of the interest savings that was earned prior to the unwinding of these swap agreements. The remaining $5,229 was recorded as a deferred gain and will be amortized as a reduction of interest expense over the remaining life of the $200,000 of 8% Senior Subordinated Notes due 2008 at an amount of $215 per quarter, or $860 annually.

     In June 2002, L-3 Communications entered into interest rate swap agreements on $200,000 of its 7 5/8% Senior Subordinated Notes due 2012. These swap agreements exchange the fixed interest rate for a variable interest rate on $200,000 of the $750,000 principal amount outstanding. Under these swap agreements, L-3 Communications will pay or receive the difference between the fixed interest rate of 7 5/8% on the senior subordinated notes and a variable interest rate determined two business days prior to the beginning of the interest period equal to (1) the six month LIBOR rate, plus (2) 215.25 basis points. The difference to be paid or received on these swap agreements as interest rates change is recorded as an adjustment to interest expense. The swap agreements are accounted for as fair value hedges.

     Pursuant to a registration rights agreement that L-3 Communications entered into with the initial purchasers of the June 2002 Notes, L-3 Communications agreed to file a registration statement with the SEC within 90 days after the closing of the offering to exchange the June 2002 Notes for substantially identical notes that are registered under the Securities Act. If L-3 Communications does not file the registration statement with the SEC on or before September 26, 2002, L-3 Communications will pay to each holder of the June 2002 Notes an amount equal to $0.05 per week per $1,000 principal amount for the first 90-day period until all registration defaults have been cured. The amount that L-3 Communications will pay will increase by an additional $0.05 per week per $1,000 principal amount for each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of $0.50 per week per $1,000 principal amount.

                     L-3 COMMUNICATIONS HOLDINGS, INC. AND
                        L-3 COMMUNICATIONS CORPORATION

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-- CONTINUED

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

6.   COMPREHENSIVE INCOME

     Comprehensive income for the three and six months ended June 30, 2002 and 2001 is presented in the tables below.

                                                                           THREE MONTHS ENDED JUNE
                                                                                     30,
                                                                           -----------------------
                                                                              2002         2001
                                                                           ----------   ----------
Net income .............................................................    $31,640      $23,336
Other comprehensive income (loss):
 Foreign currency translation adjustments, net of tax benefits .........       (812)        (242)
 Unrealized gains (losses) on securities:
   Unrealized losses arising during the period, net of tax
    benefit of $45......................................................         --          (66)
   Reclassification adjustment for losses included in net
    income, net of tax expense of $2,323................................         --        3,743
 Unrealized gains (losses) on hedging instruments:
   Unrealized gains (losses) arising during the period, net of
    tax benefit of $156 and tax expense of $131.........................       (290)         213
                                                                            -------      -------
Comprehensive income ...................................................    $30,538      $26,984
                                                                            =======      =======


                                                                           SIX MONTHS ENDED JUNE 30,
                                                                           -------------------------
                                                                                2002          2001
                                                                                ----          ----
Net income .............................................................    $ 60,919      $ 37,494
Other comprehensive income (loss):
 Foreign currency translation adjustments, net of tax benefits .........      (1,245)         (540)
 Unrealized gains (losses) on securities:
   Unrealized losses arising during the period, net of tax
    benefit of $111.....................................................          --          (180)
   Reclassification adjustment for losses included in net
    income, net of tax expense of $2,274................................          --         3,632
 Unrealized gains (losses) on hedging instruments:
   Cumulative adjustment at January 1, 2001, net of tax benefit
    of $25..............................................................          --           (41)
   Unrealized gains (losses) arising during the period, net of
    tax benefit of $196 and tax expense of $116 ........................        (364)          189
   Reclassification adjustment for losses included in net
    income, net of tax expense of $198..................................         323            --
                                                                            --------      --------
Comprehensive income ...................................................    $ 59,633      $ 40,554
                                                                            ========      ========

                     L-3 COMMUNICATIONS HOLDINGS, INC. AND
                        L-3 COMMUNICATIONS CORPORATION

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-- CONTINUED

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Accumulated other comprehensive balances at June 30, 2002 and December 31, 2001 are presented in the table below.

                                                        UNREALIZED
                                          FOREIGN          GAINS        UNREALIZED       MINIMUM        ACCUMULATED
                                          CURRENCY       (LOSSES)       LOSSES ON        PENSION           OTHER
                                        TRANSLATION         ON           HEDGING        LIABILITY      COMPREHENSIVE
                                        ADJUSTMENTS     SECURITIES     INSTRUMENTS     ADJUSTMENTS         LOSS
                                       -------------   ------------   -------------   -------------   --------------
JUNE 30, 2002
Balance January 1, 2002 ............     $ (2,852)       $   (246)       $ (163)       $  (20,409)      $ (23,670)
Period change ......................       (1,245)             --           (41)               --          (1,286)
                                         --------        --------        ------        ----------       ---------
Balance June 30, 2002 ..............     $ (4,097)       $   (246)       $ (204)       $  (20,409)      $ (24,956)
                                         ========        ========        ======        ==========       =========
DECEMBER 31, 2001
Balance January 1, 2001 ............     $ (2,584)       $ (3,698)       $   --        $     (890)      $  (7,172)
Period change ......................         (268)          3,452          (163)          (19,519)        (16,498)
                                         --------        --------        ------        ----------       ---------
Balance December 31, 2001. .........     $ (2,852)       $   (246)       $ (163)       $  (20,409)      $ (23,670)
                                         ========        ========        ======        ==========       =========

7.   L-3 HOLDINGS EARNINGS PER SHARE

     A reconciliation of basic and diluted earnings per share ("EPS") is presented in the table below.

                                                THREE MONTHS ENDED JUNE 30,     SIX MONTHS ENDED JUNE 30,
                                                ----------------------------   ----------------------------
                                                    2002            2001           2002            2001
                                                ------------   -------------   ------------   -------------
BASIC:
Income before extraordinary item ............     $ 41,498       $  23,336       $ 70,777       $  37,494
Extraordinary item, net of income taxes .....       (9,858)             --         (9,858)             --
                                                  --------       ---------       --------       ---------
Net income ..................................     $ 31,640       $  23,336       $ 60,919       $  37,494
                                                  ========       =========       ========       =========
Weighted average common shares
 outstanding ................................       79,968          74,770         79,436          71,486
                                                  ========       =========       ========       =========
Basic earnings per share before
 extraordinary item .........................     $   0.52       $    0.31       $   0.89       $    0.52
                                                  ========       =========       ========       =========
Basic earnings per share ....................     $   0.40       $    0.31       $   0.77       $    0.52
                                                  ========       =========       ========       =========
DILUTED:
Income before extraordinary item ............     $ 41,498       $  23,336       $ 70,777       $  37,494
After-tax interest expense savings on the
 assumed conversion of Convertible
 Notes ......................................        2,579              --          5,158              --
                                                  --------       ---------       --------       ---------
Income before extraordinary item
 including assumed conversion ...............       44,077          23,336         75,935          37,494
Extraordinary item, net of income taxes .....       (9,858)             --         (9,858)             --
                                                  --------       ---------       --------       ---------
Net income including assumed conversion......     $ 34,219       $  23,336       $ 66,077       $  37,494
                                                  ========       =========       ========       =========
Common and potential common shares:
 Weighted average common shares
   outstanding ..............................       79,968          74,770         79,436          71,486
 Assumed exercise of stock options ..........        8,887           7,470          8,465           7,634
 Assumed purchase of common shares
   for treasury .............................       (5,498)         (4,214)        (5,153)         (4,330)
 Assumed conversion of Convertible
   Notes ....................................        7,362              --          7,362              --
                                                  --------       ---------       --------       ---------
 Common and potential common shares .........       90,719          78,026         90,110          74,790
                                                  ========       =========       ========       =========
Diluted earnings per share before
 extraordinary item .........................     $   0.49       $    0.30       $   0.84       $    0.50
                                                  ========       =========       ========       =========
Diluted earnings per share ..................     $   0.38       $    0.30       $   0.73       $    0.50
                                                  ========       =========       ========       =========

                     L-3 COMMUNICATIONS HOLDINGS, INC. AND
                        L-3 COMMUNICATIONS CORPORATION

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-- CONTINUED

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The 7,361,964 shares of L-3 Holdings common stock that are issuable upon conversion of the Convertible Notes were not included in the computation of diluted EPS for the three and six months ended June 30, 2001 because the effect of the assumed conversion would have been anti-dilutive.

     The 7,804,878 shares of L-3 Holdings' common stock that are issuable upon conversion of the CODES were not included in the computation of diluted EPS for the three and six months ended June 30, 2002 because the conditions required for the CODES to become convertible were not satisfied.

     On April 23, 2002, the Company announced that its Board of Directors had authorized a two-for-one stock split on all shares of L-3 Holdings common stock. The stock split entitled all shareholders of record at the close of business on May 6, 2002 to receive one additional share of L-3 Holdings common stock for every share held on that date. The additional shares were distributed to shareholders in the form of a stock dividend on May 20, 2002. Upon completion of the stock split, L-3 Holdings had approximately 80 million shares of common stock outstanding. All of L-3 Holdings' historical as reported share and EPS data has been restated to give effect to the stock split

     On June 28, 2002, L-3 Holdings sold 14,000,000 shares of its common stock in a public offering for $56.60 per share. Upon closing, L-3 Holdings received net proceeds after deducting discounts, commissions and estimated expenses of $768,435. The net proceeds of this offering and the concurrent sale of senior subordinated notes by L-3 Communications (see Note 5) were used to (1) repay $500,000 borrowed on March 8, 2002, under the Company's senior subordinated bridge loan facility, (2) repay the indebtedness outstanding under the Company's senior credit facilities, (3) repurchase and redeem the 10 3/8% Senior Subordinated Notes due 2007 and (4) increase cash and cash equivalents.


8.   TRANSITIONAL DISCLOSURE REQUIRED BY SFAS NO. 142

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, which supersedes Accounting Principles Board ("APB") Opinion No. 17, Intangible Assets. SFAS No. 142 revised the standards for accounting for goodwill and other intangible assets. SFAS No. 142 requires that goodwill and indefinite lived identifiable intangible assets no longer be amortized, but be tested for impairment at least annually based on their estimated fair values. The provisions of SFAS No. 142 became effective on January 1, 2002, and require full implementation of the impairment measurement provisions by December 31, 2002. Effective January 1, 2002, the Company is not recording goodwill amortization expense. Based on the estimated fair values of the Company's reporting units using a discounted cash flows valuation, the goodwill for certain space and broadband commercial communications businesses included in the Specialized Products segment may be impaired. The aggregate amount of goodwill recorded for these businesses is approximately $21.0 million, net of related income taxes. The Company expects to complete the valuation of the assets and liabilities for these businesses and to determine the amount of the goodwill impairment in the second half of 2002. Any resulting impairment would be a non-cash charge, recorded effective January 1, 2002, as a cumulative effect of a change in accounting principle in accordance with the adoption provisions of SFAS No. 142.

     The table below presents net income and basic and diluted EPS for the three and six months ended June 30, 2002 compared with those amounts for the same periods in 2001, adjusted to exclude goodwill amortization expense, net of income taxes.

                     L-3 COMMUNICATIONS HOLDINGS, INC. AND
                        L-3 COMMUNICATIONS CORPORATION

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-- CONTINUED

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                                 ---------------------------   ---------------------------
                                                      2002           2001          2002           2001
                                                 -------------   -----------   ------------   ------------
Reported income before extraordinary
 item ........................................     $  41,498       $23,336       $ 70,777       $ 37,494
Add: Goodwill amortization expense, net
 of tax ......................................            --         8,482             --         15,855
Less: Incremental minority interest ..........            --           (80)            --            (80)
                                                   ---------       -------       --------       --------
Adjusted income before extraordinary
 item ........................................     $  41,498       $31,738       $ 70,777       $ 53,269
                                                   =========       =======       ========       ========
Adjusted net income ..........................     $  31,640       $31,738       $ 60,919       $ 53,269
                                                   =========       =======       ========       ========
BASIC EPS:
Reported before extraordinary item ...........     $    0.52       $  0.31       $   0.89       $   0.52
Goodwill amortization expense, net of tax.....            --          0.11             --           0.23
Incremental minority interest ................            --            --             --             --
                                                   ---------       -------       --------       --------
Adjusted before extraordinary item ...........     $    0.52       $  0.42       $   0.89       $   0.75
                                                   =========       =======       ========       ========
Adjusted after extraordinary item ............     $    0.40       $  0.42       $   0.77       $   0.75
                                                   =========       =======       ========       ========
DILUTED EPS:
Reported before extraordinary item ...........     $    0.49       $  0.30       $   0.84       $   0.50
Goodwill amortization expense, net of tax.....            --          0.11             --           0.21
Incremental minority interest ................            --            --             --             --
                                                   ---------       -------       --------       --------
Adjusted before extraordinary item ...........     $    0.49       $  0.41       $   0.84       $   0.71
                                                   =========       =======       ========       ========
Adjusted after extraordinary item ............     $    0.38       $  0.41       $   0.73       $   0.71
                                                   =========       =======       ========       ========

9. CONTINGENCIES

     The Company is engaged in providing products and services under contracts with the U.S. Government and to a lesser degree, under foreign government contracts, some of which are funded by the U.S. Government. All such contracts are subject to extensive legal and regulatory requirements, and, from time to time, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. Under U.S. Government procurement regulations, an indictment of the Company by a federal grand jury could result in the Company being suspended for a period of time from eligibility for awards of new government contracts. A conviction could result in debarment from contracting with the federal government for a specified term. Additionally, in the event that U.S. Government expenditures for products and services of the type manufactured and provided by the Company are reduced, and not offset by greater commercial sales or other new programs or products, or acquisitions, there may be a reduction in the volume of contracts or subcontracts awarded to the Company.

     Management continually assesses the Company's obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred by the Company in order to comply with these laws, based upon available internal and external assessments, with respect to those environmental loss contingencies of which management is aware, the Company believes that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that, individually or in the aggregate, would be material

                     L-3 COMMUNICATIONS HOLDINGS, INC. AND
                        L-3 COMMUNICATIONS CORPORATION

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-- CONTINUED

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

to the Company's results of operations. The Company accrues for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

     The Company has been periodically subject to litigation, claims or assessments and various contingent liabilities incidental to its business. With respect to those investigative actions, items of litigation, claims or assessments of which they are aware, management of the Company is of the opinion that the probability is remote that, after taking into account certain provisions that have been made with respect to these matters, the ultimate resolution of any such investigative actions, items of litigation, claims or assessments will have a material adverse effect on the financial position, results of operations or cash flows of the Company.


10. SEGMENT INFORMATION

     The Company has four reportable segments: (1) Secure Communications & ISR,
(2) Training, Simulation & Support Services (3) Aviation Products & Aircraft Modernization and (4) Specialized Products which are described in Note 1. The Company evaluates the performance of its operating segments and reportable segments based on their sales and operating income.

     The table below presents sales, operating income and assets by reportable segment.

                                                THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,
                                                ----------------------------   ---------------------------------
                                                    2002            2001             2002              2001
                                                ------------   -------------   ---------------   ---------------
SALES:
 Secure Communications & ISR ................    $ 278,570       $  89,404       $   436,306       $   172,689
 Training, Simulation & Support Services.....      201,000         151,774           398,302           268,760
 Aviation Products & Aircraft
   Modernization ............................      203,483          70,873           310,792           131,454
 Specialized Products .......................      277,213         251,756           514,926           454,387
 Elimination of intersegment sales ..........       (5,077)         (2,247)           (8,297)           (3,829)
                                                 ---------       ---------       -----------       -----------
   Consolidated total .......................    $ 955,189       $ 561,560       $ 1,652,029       $ 1,023,461
                                                 =========       =========       ===========       ===========
OPERATING INCOME:
 Secure Communications & ISR ................    $  29,656       $   4,824       $    46,065       $    11,144
 Training, Simulation & Support Services.....       22,315          19,344            43,785            28,510
 Aviation Products & Aircraft
   Modernization ............................       32,252          24,866            49,722            47,545
 Specialized Products .......................       13,465          11,433            29,423            20,137
                                                 ---------       ---------       -----------       -----------
   Consolidated total .......................    $  97,688       $  60,467       $   168,995       $   107,336
                                                 =========       =========       ===========       ===========


                                                         JUNE 30, 2002     DECEMBER 31, 2001
                                                        ---------------   ------------------
ASSETS:
 Secure Communications & ISR ........................      $1,108,705         $  366,482
 Training, Simulation & Support Services ............         544,497            497,368
 Aviation Products & Aircraft Modernization .........       1,047,348            545,517
 Specialized Products ...............................       1,532,344          1,382,010
 Corporate ..........................................         716,332            547,872
                                                           ----------         ----------
   Consolidated total ...............................      $4,949,226         $3,339,249
                                                           ==========         ==========

                     L-3 COMMUNICATIONS HOLDINGS, INC. AND
                        L-3 COMMUNICATIONS CORPORATION

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-- CONTINUED

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table presents the changes in goodwill allocated to the reportable segments during the six months ended June 30, 2002.

                                                                                AVIATION
                                         SECURE             TRAINING,           PRODUCTS
                                     COMMUNICATIONS       SIMULATION &         & AIRCRAFT      SPECIALIZED     CONSOLIDATED
                                          & ISR         SUPPORT SERVICES     MODERNIZATION       PRODUCTS         TOTAL
                                    ----------------   ------------------   ---------------   -------------   -------------
BALANCE JANUARY 1, 2002 .........       $181,215            $377,127            $371,222         $778,154      $1,707,718
 Acquired .......................        491,098               4,916             222,063           48,426         766,503
                                        --------            --------            --------         --------      ----------
BALANCE JUNE 30, 2002 ...........       $672,313            $382,043            $593,285         $826,580      $2,474,221
                                        ========            ========            ========         ========      ==========

     The Company's sales by product and services are summarized in the table below.

                                                       THREE MONTHS ENDED JUNE
                                                                 30,                SIX MONTHS ENDED JUNE 30,
                                                      -------------------------   -----------------------------
                                                          2002          2001           2002            2001
                                                      -----------   -----------   -------------   -------------
Avionics and ocean systems ........................    $ 138,123     $160,871      $  250,466      $  292,674
Aircraft modernization and maintenance ............      143,241           --         201,672              --
Intelligence, surveillance and
 reconnaissance products ..........................      126,583           --         165,027              --
Telemetry and instrumentation .....................       81,788       82,897         162,759         156,045
Military and high data rate
 communications ...................................       80,628       51,746         143,116         100,279
Detection systems and premium fuzing
 products .........................................       61,756       13,030         104,942          16,554
Information security systems ......................       51,069       24,500          94,730          43,866
Training devices and motion simulators ............       37,881       35,784          67,260          66,813
Microwave components ..............................       20,749       30,715          42,782          55,538
Space and commercial communications,
 satellite control and tactical sensor
 systems ..........................................       24,509       14,994          41,291          32,434
                                                       ---------     --------      ----------      ----------
   Subtotal products ..............................      766,327      414,537       1,274,045         764,203
Training, simulation and support services .........      201,000      151,774         398,302         268,760
                                                       ---------     --------      ----------      ----------
   Subtotal .......................................      967,327      566,311       1,672,347       1,032,963
Intercompany eliminations .........................      (12,138)      (4,751)        (20,318)         (9,502)
                                                       ---------     --------      ----------      ----------
   Total ..........................................    $ 955,189     $561,560      $1,652,029      $1,023,461
                                                       =========     ========      ==========      ==========

11.  NEW ACCOUNTING PRONOUNCEMENTS

     In August of 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 applies to legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development or normal operation of a long-lived asset, except for certain obligations of lessees. This statement does not apply to obligations that arise solely from a plan to dispose of a long-lived asset. SFAS No. 143 requires that estimated asset retirement costs be measured at their fair values and recognized as assets and depreciated over the useful life of the related asset. Similarly, liabilities for the present value of asset retirement obligations are to be recognized and accreted as interest expense each year to their estimated future value until the asset is

                     L-3 COMMUNICATIONS HOLDINGS, INC. AND
                        L-3 COMMUNICATIONS CORPORATION

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-- CONTINUED

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

retired. These provisions will be applied to existing asset retirement obligations as of the adoption date as a cumulative effect of a change in accounting principle. SFAS No. 143 is effective for the Company's fiscal years beginning January 1, 2003. SFAS No. 143 is not expected to have a material effect on the Company's consolidated results of operations and financial position.

     In October of 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB No. 30), for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 expands the scope of accounting for disposals to include all components of an entity, including reportable segments and operating segments, reporting units, subsidiaries and certain asset groups. It requires the gain or loss on disposal to be measured as the difference between (1) the fair value less the costs to sell and (2) the carrying value of the component, and such gain or loss cannot include the estimated future operating losses of the component, which were included in the gain or loss determination under APB No. 30. SFAS No. 144 also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidate a subsidiary for which control is likely to be temporary. The provisions of SFAS No. 144 became effective on January 1, 2002. SFAS No. 144 did not have a material effect on the Company's consolidated results of operation and financial position.

     In May 2002, the FASB issued SFAS No. 145, Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections as of April 2002. SFAS No. 145, rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and SFAS No. 64, Extinguishments of Debt made to Satisfy Sinking-Fund Requirements. Under the provisions of SFAS No. 145, gains and losses from extinguishment of debt can only be classified as extraordinary items if they meet the criteria in APB Opinion No. 30. The provisions of this Statement related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. Earlier application is permitted. This statement also amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar and is effective for transactions occurring after May 15, 2002. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions and are effective for financial statements issued on or after May 15, 2002. SFAS No. 145 is not expected to have a material effect on the Company's consolidated results of operations, financial position or cash flows.

     In July of 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 replaces EITF No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan as was required by EITF No. 94-3. Examples of costs covered by SFAS No. 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied to exit or disposal activities initiated after December 31, 2002. SFAS No. 146 is not expected to have a material effect on the Company's consolidated results of operations and financial position.

                     L-3 COMMUNICATIONS HOLDINGS, INC. AND
                        L-3 COMMUNICATIONS CORPORATION

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-- CONTINUED

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

12.  UNAUDITED FINANCIAL INFORMATION OF L-3 COMMUNICATIONS AND ITS SUBSIDIARIES

     L-3 Communications is a wholly owned subsidiary of L-3 Holdings. The debt of L-3 Communications, including its outstanding senior subordinated notes and borrowings under amounts drawn against the senior credit facilities, are guaranteed, on a joint and several, full and unconditional basis, by certain of its wholly owned domestic subsidiaries (the "Guarantor Subsidiaries"). The foreign subsidiaries and certain domestic subsidiaries of L-3 Communications (the "Non-Guarantor Subsidiaries") do not guarantee the debt of L-3 Communications. None of the debt of L-3 Communications has been issued by its subsidiaries. There are no restrictions on the payment of dividends from the Guarantor Subsidiaries to L-3 Communications.

     The following unaudited condensed combining financial information present the results of operations, financial position and cash flows of (i) L-3 Communications excluding its consolidated subsidiaries (the "Parent") (ii) the Guarantor Subsidiaries, (iii) the Non-Guarantor Subsidiaries and (iv) the eliminations to arrive at the information for L-3 Communications on a consolidated basis.

                                                 L-3                                                         CONSOLIDATED
                                           COMMUNICATIONS     GUARANTOR    NON-GUARANTOR                         L-3
                                              (PARENT)      SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    COMMUNICATIONS
                                          ---------------- -------------- --------------- ---------------- ---------------
CONDENSED COMBINING BALANCE SHEETS:
-----------------------------------
AS OF JUNE 30, 2002
-------------------
Total current assets ....................    $  991,005      $  643,545      $ 209,266      $         --      $1,843,816
Other long-term assets ..................     1,015,846       1,631,442        458,122                --       3,105,410
Investment in and amounts due from
 (to) consolidated subsidiaries .........     2,425,949         290,091        (26,287)       (2,689,753)             --
                                             ----------      ----------      ---------      ------------      ----------
   Total assets .........................    $4,432,800      $2,565,078      $ 641,101      $ (2,689,753)     $4,949,226
                                             ==========      ==========      =========      ============      ==========
Total current liabilities ...............    $  322,954      $  206,832      $  89,682      $         --      $  619,468
Other long-term liabilities .............       177,290         139,078          8,995                --         325,363
Long-term debt ..........................     1,844,332              --             --                --       1,844,332
Minority interest .......................            --              --         71,839                --          71,839
Shareholders' equity ....................     2,088,224       2,219,168        470,585        (2,689,753)      2,088,224
                                             ----------      ----------      ---------      ------------      ----------
   Total liabilities and shareholders
    equity ..............................    $4,432,800      $2,565,078      $ 641,101      $ (2,689,753)     $4,949,226
                                             ==========      ==========      =========      ============      ==========

                     L-3 COMMUNICATIONS HOLDINGS, INC. AND
                        L-3 COMMUNICATIONS CORPORATION

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-- CONTINUED

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                  L-3                                                         CONSOLIDATED
                                            COMMUNICATIONS     GUARANTOR    NON-GUARANTOR                         L-3
                                               (PARENT)      SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    COMMUNICATIONS
                                           ---------------- -------------- --------------- ---------------- ---------------
AS OF DECEMBER 31, 2001
-----------------------
Total current assets .....................    $  786,498      $  300,585      $155,318       $         --     $1,242,401
Other long-term assets ...................       965,566         701,887       429,395                 --      2,096,848
Investment in and amounts due from
 consolidated subsidiaries ...............     1,229,572         150,580        43,236         (1,423,388)            --
                                              ----------      ----------      --------       ------------     ----------
   Total assets ..........................    $2,981,636      $1,153,052      $627,949       $ (1,423,388)    $3,339,249
                                              ==========      ==========      ========       ============     ==========
Total current liabilities ................    $  278,598      $  136,579      $109,394       $         --     $  524,571
Other long-term liabilities ..............       173,894          31,080        10,663                 --        215,637
Long-term debt ...........................     1,315,252              --            --                 --      1,315,252
Minority interest ........................            --              --        69,897                 --         69,897
Shareholders' equity .....................     1,213,892         985,393       437,995         (1,423,388)     1,213,892
                                              ----------      ----------      --------       ------------     ----------
   Total liabilities and shareholders'
    equity ...............................    $2,981,636      $1,153,052      $627,949       $ (1,423,388)    $3,339,249
                                              ==========      ==========      ========       ============     ==========
CONDENSED COMBINING STATEMENTS OF
---------------------------------
 OPERATIONS:
 -----------
FOR THE SIX MONTHS ENDED
------------------------
 JUNE 30, 2002
 -------------
Sales ....................................    $  748,768      $  779,368      $131,964       $     (8,071)    $1,652,029
                                              ----------      ----------      --------       ------------     ----------
Operating income .........................        68,431          72,818        27,746                 --        168,995
Interest and other income (expense) ......         3,646            (198)          181             (2,805)           824
Interest expense .........................        56,127           1,396         2,945             (2,805)        57,663
Minority interest ........................            --              --         2,764                 --          2,764
Provision for income taxes ...............         5,630          25,142         7,843                 --         38,615
Equity in net income of consolidated
 subsidiaries ............................        60,457              --            --            (60,457)            --
Extraordinary item-loss on
 extinguishment of debt, net of taxes.....        (9,858)             --            --                 --         (9,858)
                                              ----------      ----------      --------       ------------     ----------
Net income ...............................    $   60,919      $   46,082      $ 14,375       $    (60,457)    $   60,919
                                              ==========      ==========      ========       ============     ==========
FOR THE SIX MONTHS ENDED
------------------------
 JUNE 30, 2001
 -------------
Sales ....................................    $  597,558      $  165,947      $262,195       $     (2,239)    $1,023,461
                                              ----------      ----------      --------       ------------     ----------
Operating income (loss) ..................        88,913          (7,729)       26,152                 --        107,336
Interest and other income (expense) ......         7,997            (306)       (6,237)                --          1,454
Interest expense .........................        46,415              17             4                 --         46,436
Minority interest ........................            --              --         1,585                 --          1,585
Provision (benefit) for income taxes .....        19,340          (3,084)        7,019                 --         23,275
Equity in net income (loss) of
 consolidated subsidiaries ...............         6,339              --            --             (6,339)            --
                                              ----------      ----------      --------       ------------     ----------
Net income (loss) ........................    $   37,494      $   (4,968)     $ 11,307       $     (6,339)    $   37,494
                                              ==========      ==========      ========       ============     ==========
FOR THE THREE MONTHS ENDED
--------------------------
 JUNE 30, 2002
 -------------
Sales ....................................    $  408,065      $  476,668      $ 75,330       $     (4,874)    $  955,189
                                              ----------      ----------      --------       ------------     ----------
Operating income .........................        27,427          51,161        19,100                 --         97,688
Interest and other income (expense) ......         2,824            (273)           51             (2,805)          (203)
Interest expense .........................        31,367             135         2,873             (2,805)        31,570

                     L-3 COMMUNICATIONS HOLDINGS, INC. AND
                        L-3 COMMUNICATIONS CORPORATION

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-- CONTINUED

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                   L-3                                                       CONSOLIDATED
                                             COMMUNICATIONS     GUARANTOR    NON-GUARANTOR                       L-3
                                                (PARENT)      SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS   COMMUNICATIONS
                                            ---------------- -------------- --------------- -------------- ---------------
FOR THE THREE MONTHS ENDED
--------------------------
 JUNE 30, 2002 (CONTINUED)
--------------------------
Minority interest .........................             --              --         1,776               --          1,776
Provision (benefit) for income taxes ......           (394)         17,916         5,119               --         22,641
Equity in net income of consolidated
 subsidiaries .............................         42,220              --            --          (42,220)            --
Extraordinary item-loss on
 extinguishment of debt, net of taxes......         (9,858)             --            --               --         (9,858)
                                              ------------    ------------    ----------     ------------   ------------
Net income ................................   $     31,640    $     32,837    $    9,383     $    (42,220)  $     31,640
                                              ============    ============    ==========     ============   ============
FOR THE THREE MONTHS ENDED
--------------------------
 JUNE 30, 2001
 -------------
Sales .....................................   $    316,673    $     86,068    $  159,951     $     (1,132)  $    561,560
                                              ------------    ------------    ----------     ------------   ------------
Operating income ..........................         44,318          (4,054)       20,203               --         60,467
Interest and other income (expense) .......          7,614            (306)       (6,336)              --            972
Interest expense ..........................         22,283            (256)            4               --         22,031
Minority interest .........................             --              --         1,585               --          1,585
Provision (benefit) for income taxes ......         11,356          (1,572)        4,703               --         14,487
Equity in net income (loss) of
 consolidated subsidiaries ................          5,043              --            --           (5,043)            --
                                              ------------    ------------    ----------     ------------   ------------
Net income (loss) .........................   $     23,336    $     (2,532)   $    7,575     $     (5,043)  $     23,336
                                              ============    ============    ==========     ============   ============
CONDENSED COMBINING STATEMENTS OF
---------------------------------
 CASH FLOWS:
 -----------
FOR THE SIX MONTHS ENDED
------------------------
 JUNE 30, 2002
 -------------
Net cash from (used in) operating
 activities ...............................   $     (7,861)   $    119,705    $      982     $         --   $    112,826
                                              ------------    ------------    ----------     ------------   ------------
Net cash used in investing activities .....     (1,325,593)     (1,168,458)     (149,669)       1,304,937     (1,338,783)
                                              ------------    ------------    ----------     ------------   ------------
Net cash from financing activities ........      1,476,293       1,034,273       125,424       (1,304,937)     1,331,053
                                              ------------    ------------    ----------     ------------   ------------
Net increase (decrease) in cash ...........        142,839         (14,480)      (23,263)              --        105,096
Cash and cash equivalents, beginning
 of period ................................        320,210          (4,412)       45,224               --        361,022
                                              ------------    ------------    ----------     ------------   ------------
Cash and cash equivalents, end of
 period ...................................   $    463,049    $    (18,892)   $   21,961     $         --   $    466,118
                                              ============    ============    ==========     ============   ============
FOR THE SIX MONTHS ENDED
------------------------
 JUNE 30, 2001
 -------------
Net cash from (used in) operating
 activities ...............................   $     20,806    $    (23,583)   $   35,455     $         --   $     32,678
                                              ------------    ------------    ----------     ------------   ------------
Net cash used in investing activities .....       (151,123)         (5,232)     (216,621)         208,746       (164,230)
                                              ------------    ------------    ----------     ------------   ------------
Net cash from financing activities ........        160,929          26,974       188,048         (208,746)       167,205
                                              ------------    ------------    ----------     ------------   ------------
Net increase (decrease) in cash ...........         30,612          (1,841)        6,882               --         35,653
Cash and cash equivalents, beginning
 of period ................................         18,708           4,911         9,061               --         32,680
                                              ------------    ------------    ----------     ------------   ------------
Cash and cash equivalents, end of
 period ...................................   $     49,320    $      3,070    $   15,943     $         --   $     68,333
                                              ============    ============    ==========     ============   ============

     L-3 COMMUNICATIONS HOLDINGS, INC. AND L-3 COMMUNICATIONS CORPORATION

      CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND 2000
            AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                        REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders of L-3 Communications Holdings, Inc.

We have audited the accompanying consolidated balance sheets of L-3 Communications Holdings, Inc. ("L-3 Holdings") and L-3 Communications Corporation ("L-3 Communications") and subsidiaries (collectively, the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of L-3 Holdings and L-3 Communications and subsidiaries as of December 31, 2001 and 2000 and their respective consolidated results of operations and cash flows for each of the three years ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                                  /s/ PricewaterhouseCoopers LLP


1177 Avenue of the Americas
New York, New York
February 4, 2002, except as to Note 1, Note 2 (Basis of
Presentation and Recently Issued Accounting
Standards) and Note 16 to the consolidated financial statements, for which the date is May 20, 2002

                      L-3 COMMUNICATIONS HOLDINGS , INC.
                      AND L-3 COMMUNICATIONS CORPORATION
                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                        DECEMBER 31,
                                                               ------------------------------
                                                                    2001            2000
                                                               -------------   --------------
                            ASSETS
Current assets:
 Cash and cash equivalents .................................    $  361,022       $   32,680
 Contracts in process ......................................       801,824          700,133
 Deferred income taxes .....................................        62,965           89,732
 Other current assets ......................................        16,590            7,025
                                                                ----------       ----------
   Total current assets ....................................     1,242,401          829,570
                                                                ----------       ----------
Property, plant and equipment, net .........................       203,374          156,128
Intangibles, primarily goodwill ............................     1,707,718        1,371,368
Deferred income taxes ......................................        97,883           57,111
Deferred debt issue costs ..................................        40,190           29,907
Other assets ...............................................        47,683           19,460
                                                                ----------       ----------
   Total assets ............................................    $3,339,249       $2,463,544
                                                                ==========       ==========
              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable, trade ...................................    $  129,538       $  159,901
 Accrued employment costs ..................................       126,981          102,606
 Accrued expenses ..........................................        38,823           55,576
 Customer advances .........................................        74,060           55,203
 Accrued interest ..........................................        13,288           16,335
 Income taxes ..............................................        16,768            7,251
 Other current liabilities .................................       125,113           71,797
                                                                ----------       ----------
   Total current liabilities ...............................       524,571          468,669
                                                                ----------       ----------
Pension and postretirement benefits ........................       155,052          105,523
Other liabilities ..........................................        60,585          101,783
Long-term debt .............................................     1,315,252        1,095,000
                                                                ----------       ----------
   Total liabilities .......................................     2,055,460        1,770,975
Minority interest ..........................................        69,897               --
Commitments and contingencies

Shareholders' equity:
 L-3 Holdings' common stock; $.01 par value; authorized
   300,000,000 shares, issued and outstanding 78,496,626 and
   67,213,290 shares (L-3 Communications' common stock;
   $.01 par value, 100 shares authorized, issued and
   outstanding) ............................................       939,037          515,926
 Retained earnings .........................................       301,730          186,272
 Unearned compensation .....................................        (3,205)          (2,457)
 Accumulated other comprehensive loss ......................       (23,670)          (7,172)
                                                                ----------       ----------
Total shareholders' equity .................................     1,213,892          692,569
                                                                ----------       ----------
   Total liabilities and shareholders' equity ..............    $3,339,249       $2,463,544
                                                                ==========       ==========

                See notes to consolidated financial statements.

                      L-3 COMMUNICATIONS HOLDINGS , INC.
                       AND L-3 COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                   ---------------------------------------------------
                                                         2001              2000              1999
                                                   ---------------   ---------------   ---------------
Sales:
 Contracts, primarily long-term U.S. Government      $ 1,903,728       $ 1,536,486       $ 1,132,699
 Commercial, primarily products ................         443,694           373,575           272,763
                                                     -----------       -----------       -----------
    Total sales ................................       2,347,422         1,910,061         1,405,462
                                                     -----------       -----------       -----------
Costs and expenses:
 Contracts, primarily long-term U.S. Government        1,674,438         1,343,376           994,262
 Commercial, primarily products:
   Cost of sales ...............................         271,250           238,034           175,278
   Selling, general and administrative .........         126,404           105,933            85,436
                                                     -----------       -----------       -----------
    Total costs and expenses ...................       2,072,092         1,687,343         1,254,976
                                                     -----------       -----------       -----------
Operating income ...............................         275,330           222,718           150,486
Interest and other income ......................           1,739             4,393             5,534
Interest expense ...............................          86,390            93,032            60,590
Minority interest ..............................           4,457                --                --
                                                     -----------       -----------       -----------
Income before income taxes .....................         186,222           134,079            95,430
Provision for income taxes .....................          70,764            51,352            36,741
                                                     -----------       -----------       -----------
Net income .....................................     $   115,458       $    82,727       $    58,689
                                                     ===========       ===========       ===========
L-3 Holdings' earnings per common share:
 Basic .........................................     $      1.54       $      1.24       $      0.91
                                                     ===========       ===========       ===========
 Diluted .......................................     $      1.47       $      1.18       $      0.88
                                                     ===========       ===========       ===========
L-3 Holdings' weighted average common shares
 outstanding:
 Basic .........................................          74,880            66,710            64,214
                                                     ===========       ===========       ===========
 Diluted .......................................          85,438            69,906            67,032
                                                     ===========       ===========       ===========


                See notes to consolidated financial statements.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                       AND L-3 COMMUNICATIONS CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                (IN THOUSANDS)

                                                 L-3 HOLDINGS'
                                                 COMMON STOCK
                                               ----------------  ADDITIONAL
                                                 SHARES   PAR     PAID-IN    RETAINED
                                                ISSUED   VALUE    CAPITAL    EARNINGS
                                               -------- ------- ----------- ----------
Balance December 31, 1998 ....................  54,804   $548    $264,221    $ 44,856
Comprehensive income:
 Net income ..................................                                 58,689
 Minimum pension liability adjustment ........
 Unrealized loss on securities ...............
 Foreign currency translation adjustment .....

Shares issued:
 Sale of common stock ........................  10,000    100     201,713
 Employee benefit plans ......................     326      3       6,990
 Acquisition consideration ...................     302      3       6,431
 Exercise of stock options ...................     158      1       1,763
Grant of restricted stock ....................                      1,921
Amortization of unearned compensation ........
                                               -------- ------- ----------- ----------
Balance December 31, 1999 ....................  65,590    655     483,039     103,545
Comprehensive income:
 Net income ..................................                                 82,727
 Minimum pension liability adjustment,
  net of ($553) tax benefit...................
 Foreign currency translation adjustment
 Unrealized loss on securities, net of
  ($2,316) tax benefit........................

Shares issued:
 Employee benefit plans ......................     469      5      12,637
 Exercise of stock options ...................   1,154     12      18,050
Grant of restricted stock ....................                      1,512
Amortization of unearned compensation ........
Other ........................................                         16
                                               -------- ------- ----------- ----------
Balance December 31, 2000 ....................  67,213    672     515,254     186,272
Comprehensive income:
 Net income ..................................                                115,458
 Minimum pension liability adjustment,
  net of ($11,955) tax benefit................
 Foreign currency translation
  adjustment, net of ($164) tax benefit ......
 Unrealized loss on securities, net of
  ($111) tax benefit .........................
 Unrealized loss on securities reclassified
  into net income, net of $2,274 tax
  expense ....................................
 Unrealized losses on hedging
  instruments, net of ($100) tax benefit......

Shares issued:
 Sale of common stock ........................   9,150     92     353,530
 Employee benefit plans ......................     418      4      16,864
 Acquisition consideration ...................     588      6      17,351
 Exercise of stock options ...................   1,128     11      28,253
Employee stock purchase plan
 contributions ...............................                      4,861
Grant of restricted stock ....................                      2,118
Amortization of unearned compensation.........
Other ........................................                         21
                                               -------- ------- ----------- ----------
Balance December 31, 2001 ....................  78,497   $785    $938,252    $301,730
                                                ======   ====    ========    ========



                                                                ACCUMULATED
                                                                   OTHER
                                                  UNEARNED     COMPREHENSIVE
                                                COMPENSATION   INCOME (LOSS)      TOTAL
                                               -------------- -------------- --------------
Balance December 31, 1998 ....................    $     --      $  (9,651)     $  299,974
Comprehensive income:
 Net income ..................................                                     58,689
 Minimum pension liability adjustment ........                      9,443           9,443
 Unrealized loss on securities ...............                       (970)           (970)
 Foreign currency translation adjustment                           (1,225)         (1,225)
                                                                               ----------
                                                                                   65,937
Shares issued:
 Sale of common stock ........................                                    201,813
 Employee benefit plans ......................                                      6,993
 Acquisition consideration ...................                                      6,434
 Exercise of stock options ...................                                      1,764
Grant of restricted stock ....................      (1,921)                            --
Amortization of unearned compensation ........         260                            260
                                               -------------- -------------- --------------
Balance December 31, 1999 ....................      (1,661)        (2,403)        583,175
Comprehensive income:
 Net income ..................................                                     82,727
 Minimum pension liability adjustment,
  net of ($553) tax benefit...................                       (819)           (819)
 Foreign currency translation adjustment                           (1,222)         (1,222)
 Unrealized loss on securities, net of
  ($2,316) tax benefit........................                     (2,728)         (2,728)
                                                                             --------------
                                                                                   77,958
Shares issued:
 Employee benefit plans ......................                                     12,642
 Exercise of stock options ...................                                     18,062
Grant of restricted stock ....................      (1,512)                            --
Amortization of unearned compensation ........         716                            716
Other ........................................                                         16
                                               -------------- -------------- --------------
Balance December 31, 2000 ....................      (2,457)        (7,172)        692,569
Comprehensive income:
 Net income ..................................                                    115,458
 Minimum pension liability adjustment,
  net of ($11,955) tax benefit................                    (19,519)        (19,519)
 Foreign currency translation
  adjustment, net of ($164) tax benefit ......                       (268)           (268)
 Unrealized loss on securities, net of
  ($111) tax benefit .........................                       (180)           (180)
 Unrealized loss on securities reclassified
  into net income, net of $2,274 tax
  expense ....................................                      3,632           3,632
 Unrealized losses on hedging
  instruments, net of ($100) tax benefit......                       (163)           (163)
                                                                              -------------
                                                                                   98,960
Shares issued:
 Sale of common stock ........................                                    353,622
 Employee benefit plans ......................                                     16,868
 Acquisition consideration ...................                                     17,357
 Exercise of stock options ...................                                     28,264
Employee stock purchase plan
 contributions ...............................                                      4,861
Grant of restricted stock ....................      (2,118)                            --
Amortization of unearned compensation.........       1,370                          1,370
Other ........................................                                         21
                                               -------------- -------------- --------------
Balance December 31, 2001 ....................    $ (3,205)     $ (23,670)     $1,213,892
                                               =============  ============== ==============

                See notes to consolidated financial statements.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (IN THOUSANDS)

                                                                              YEAR ENDED DECEMBER 31,
                                                                    --------------------------------------------
                                                                         2001           2000            1999
                                                                    -------------   ------------   -------------
OPERATING ACTIVITIES:
Net income ......................................................    $  115,458      $   82,727     $   58,689
Goodwill amortization ...........................................        42,606          35,327         20,970
Depreciation and other amortization .............................        44,345          38,927         32,748
Amortization of deferred debt issue costs .......................         6,388           5,724          3,904
Minority interest ...............................................         4,457              --             --
Deferred income tax provision ...................................        52,638          25,103         28,831
Other noncash items .............................................        17,576          12,517          6,617
Changes in operating assets and liabilities, net of amounts
acquired:
 Contracts in process ...........................................       (40,652)        (66,402)       (61,670)
 Other current assets ...........................................         1,643          (2,599)           (70)
 Other assets ...................................................       (12,033)           (416)           552
 Accounts payable ...............................................       (43,165)         38,065          2,896
 Accrued employment costs .......................................        11,931           6,239          2,052
 Accrued expenses ...............................................       (20,300)          2,274         (6,280)
 Customer advances ..............................................        12,627         (17,087)         5,766
 Accrued interest ...............................................        (3,047)          3,637          5,985
 Income taxes ...................................................        14,431          13,161          3,917
 Other current liabilities ......................................       (37,555)        (59,286)       (13,554)
 Pension and postretirement benefits ............................         4,550          (7,214)         1,788
 Other liabilities ..............................................         1,423           1,959          7,102
 All other operating activities .................................          (353)          1,149         (1,225)
                                                                     ----------      ----------     ----------
Net cash from operating activities ..............................       172,968         113,805         99,018
                                                                     ----------      ----------     ----------
INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired .................      (446,911)       (599,608)      (272,195)
Proceeds from sale of interest in subsidiary ....................        75,206              --             --
Capital expenditures ............................................       (48,121)        (33,580)       (23,456)
Disposition of property, plant and equipment ....................         1,237          18,060          6,713
Other investing activities ......................................        (6,301)          6,905          4,136
                                                                     ----------      ----------     ----------
Net cash (used in) investing activities .........................      (424,890)       (608,223)      (284,802)
                                                                     ----------      ----------     ----------
FINANCING ACTIVITIES:
Borrowings under revolving credit facility ......................       316,400         858,500         74,700
Repayment of borrowings under revolving credit facility .........      (506,400)       (668,500)       (74,700)
Proceeds from sale of convertible senior subordinated notes             420,000         300,000             --
Proceeds from sale of L-3 Holdings' common stock, net ...........       353,622              --        201,582
Debt issuance costs .............................................       (16,671)        (12,916)          (323)
Proceeds from exercise of stock options .........................        16,325           8,954            658
Employee stock purchase plan contributions ......................         4,861              --             --
Distributions to minority interest ..............................        (2,530)             --             --
Other financing activities ......................................        (5,343)         (1,728)           525
                                                                     ----------      ----------     ----------
Net cash from financing activities ..............................       580,264         484,310        202,442
                                                                     ----------      ----------     ----------
Net increase (decrease) in cash .................................       328,342         (10,108)        16,658
Cash and cash equivalents, beginning of period ..................        32,680          42,788         26,130
                                                                     ----------      ----------     ----------
Cash and cash equivalents, end of period ........................    $  361,022      $   32,680     $   42,788
                                                                     ==========      ==========     ==========

                See notes to consolidated financial statements.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.   DESCRIPTION OF BUSINESS

     L-3 Communications Holdings, Inc. derives all its operating income and cash flow from its wholly owned subsidiary L-3 Communications Corporation ("L-3 Communications"). L-3 Communications Holdings, Inc. ("L-3 Holdings" and together with its subsidiaries, "L-3" or "the Company") is a merchant supplier of secure communications and intelligence, surveillance and reconnaissance ("ISR") systems, training, simulation and support services, aviation products and aircraft modernization, as well as specialized products. The Company's customers include the U.S. Department of Defense ("DoD") and prime contractors thereof, certain U.S. Government intelligence agencies, major aerospace and defense contractors, foreign governments, commercial customers and certain other U.S. federal, state and local government agencies.

     As a result of recently completed acquisitions, including Aircraft Integration Systems, a division of Raytheon Company, on March 8, 2002, and Spar, Analytics, BT Fuze and SY Technologies in November and December of 2001 and their effect on the Company's operations, effective January 1, 2002, the Company began to present its businesses with the following four reportable segments: (1) Secure Communications & ISR, (2) Training, Simulation & Support Services; (3) Aviation Products & Aircraft Modernization; and (4) Specialized Products. The descriptions of the Company's reportable segments below include the products and services provided by our Aircraft Integration Systems business. Prior to December 31, 2001, the Company had two reportable segments:
Secure Communications Systems and Specialized Products. Prior year segment data have been reclassified to conform to the current year presentation of segments.

     Secure Communications & ISR. This segment provides products and services for the global ISR market, specializing in signals intelligence (SIGINT) and communications intelligence (COMINT) systems, which provide the unique ability to collect and analyze unknown electronic signals from command centers, communication nodes and air defense systems for real-time situation awareness and response in real-time to the warfighter. This segment also provides secure, high data rate communications systems for military and other U.S. Government and foreign government reconnaissance and surveillance applications. These systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. The Company's systems and products are used to connect a variety of airborne, space, ground and sea-based communication systems and are used in the transmission, processing, recording, monitoring and dissemination functions of these communication systems. The major secure communication programs and systems include:

     o secure data links for airborne, satellite, ground and sea-based remote platforms for real time information collection and dissemination to users;

     o highly specialized fleet management and support including procurement, systems integration, sensor development, modifications and maintenance for signals intelligence and ISR special mission aircraft and airborne surveillance systems;

     o strategic and tactical signal intelligence systems that detect, collect, identify, analyze and disseminate information;

     o  secure telephone and network equipment and encryption management; and

     o communication systems for surface and undersea vessels and manned space flights.


     Training, Simulation & Support Services. This segment provides a full range of services, including:

     o services designed to meet customer training requirements for aircrews, navigators, mission operators, gunners and maintenance technicians for virtually any platform, including military fixed and rotary wing aircraft, air vehicles and various ground vehicles;

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     o communication software support, information services and a wide range of engineering development services and integration support;

     o high-end engineering and information support services used for command, control, communications and ISR architectures, as well as for air warfare modeling and simulation tools for applications used by the DoD and U.S. Government intelligence agencies, including missile and space systems, Unmanned Aerial Vehicles (UAVs) and military aircraft;

     o developing and managing extensive programs in the United States and internationally, focusing on teaching, training and education, logistics, strategic planning, organizational design, democracy transition and leadership development; and

     o design, prototype development and production of ballistic missile targets for present and future threat scenarios.

     Aviation Products & Aircraft Modernization. This segment provides aviation products and aircraft modernization services including:

     o  airborne traffic and collision avoidance systems (TCAS);

     o commercial, solid-state, crash-protected cockpit voice recorders and flight data recorders (known as "black boxes") and cruise ship hardened voyage recorders;

     o  ruggedized displays for military and high-end commercial applications;

     o turnkey aviation life cycle management services that integrate custom developed and commercial off-the-shelf products for various military and commercial wide-body and rotary wing aircraft, including heavy maintenance and structural modifications and Head-of-State and commercial interior completions; and

     o engineering, modification, maintenance, logistics and upgrades for U.S. Special Operations Command aircraft, vehicles and personal equipment.

     Specialized Products. This segment supplies products to military and commercial customers in several niche markets. The products include:

     o ocean products, including acoustic undersea warfare products for mine hunting, dipping sonars and anti-submarine and naval power distribution, conditioning, switching and protection equipment for surface and undersea platforms;

     o telemetry, instrumentation, space and guidance products including tracking and flight termination;

     o  premium fuzing products;

     o  microwave components;

     o  explosives detection systems for checked baggage at airports;

     o  high performance antennas and ground based radomes; and

     o training devices and motion simulators which produce advanced virtual reality simulation and high-fidelity representations of cockpits and mission stations for aircraft and land vehicles.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION: The accompanying financial statements comprise the consolidated financial statements of L-3 Holdings and L-3 Communications. L-3 Holdings' only asset is its investment in L-3

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Communications. The only obligations of L-3 Holdings are the 5 1/4% Convertible Senior Subordinated Notes and the 4% Senior Subordinated Convertible Contingent Debt Securities. L-3 Holdings has also guaranteed the borrowings under the senior credit facilities of L-3 Communications. Because obligations of L-3 Holdings have been jointly, severally, fully and unconditionally guaranteed by L-3 Communications and certain of its domestic subsidiaries, such debt has been reflected as debt of L-3 Communications in its consolidated financial statements in accordance with the Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin ("SAB") No. 54. In addition, all issuances of equity securities including grants of stock options and restricted stock by L-3 Holdings to employees of L-3 Communications have been reflected in the consolidated financial statements of L-3 Communications. As a result, the consolidated financial positions, results of operations and cash flows of L-3 Holdings and L-3 Communications are substantially the same.

     On April 23, 2002, the Company announced that its Board of Directors had authorized a two-for-one stock split on all shares of L-3 Holdings' common stock. The stock split entitled all shareholders of record at the close of business on May 6, 2002 to receive one additional share of L-3 Holdings common stock for every share held on that date. The additional shares were distributed to shareholders in the form of a stock dividend on May 20, 2002. The reported number of shares of L-3 Holdings' common stock issued and outstanding, as well as the historical EPS, outstanding stock options, and the number of common shares issuable upon conversion of the Company's convertible securities data, have been restated in this filing to give effect to the stock split.

     On April 23, 2002, the Company's shareholders approved an increase in the number of authorized shares of L-3 Holdings common stock from 100,000,000 to 300,000,000 and an increase in the number of authorized shares of L-3 Holdings preferred stock from 25,000,000 to 50,000,000.

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements of the Company include all wholly-owned and significant majority-owned subsidiaries. All significant intercompany transactions are eliminated in consolidation. Investments over which the Company has significant influence but does not have voting control are accounted for by the equity method.

     CASH AND CASH EQUIVALENTS: Cash equivalents consist of highly liquid investments with a maturity of three months or less at time of purchase.

     REVENUE RECOGNITION: The substantial majority of the Company's direct and indirect sales to the U.S. Government and certain of the Company's sales to foreign governments and commercial customers are made pursuant to written contractual arrangements or "contracts" to design, develop, manufacture and or modify complex products, and to the specifications of the buyers (customers) or to provide services related to the performance of such contracts. These contracts are within the scope of the American Institute of Certified Public Accountants Statement of Position 81-1 Accounting for Performance of Construction -- Type and Certain Production-Type Contracts ("SOP 81-1"), and sales and profits on them are recognized using percentage-of-completion methods of accounting. Sales and profits on fixed-price production contracts whose units are produced and delivered in a continuous or sequential process are recorded as units are delivered based on their selling prices (the "units-of-delivery" method). Sales and profits on other fixed-price contracts are recorded based on the ratio of total actual incurred costs to date to the total estimated costs for each contract (the "cost-to-cost method.") Sales and fees on cost-reimbursable contracts are recognized as costs are incurred. Amounts representing contract change orders or claims are included in sales only when they can be reliably estimated and their realization is reasonably assured. Losses on contracts are recognized in the period in which they are determined. The impact of revisions of contract estimates, which may result from contract modifications, performance or other reasons, are recognized on a cumulative catch-up basis in the period in which the revisions are made.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Sales on arrangements that are not within the scope of SOP 81-1 are recognized in accordance with the SEC's SAB No. 101. Sales are recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been performed, the selling price to the buyer is fixed or determinable and collectibility is reasonably assured.

     CONTRACTS IN PROCESS: For the Company's contracts that are within the scope of SOP 81-1, accumulated costs incurred that are allowable under the terms of the contract and profits earned on contract sales are reported in Contracts in Process. Billed Receivables represent the uncollected portion of amounts recorded as sales and billed to customers, including those amounts for sales arrangements that are not within the scope of SOP 81-1. Unbilled Contract Receivables represent accumulated recoverable costs and earned profits or losses on contracts in process that have been recorded as sales, but have not yet been billed to customers. Inventoried Contract Costs represent recoverable incurred costs on contracts in process. Incurred contract costs include direct costs and overhead costs, and for U.S. Government contracts and contracts with prime contractors or subcontractors of the U.S. Government, general and administrative costs, independent research and development costs and bid and proposal costs. Contracts in Process also contain amounts relating to contracts and programs with long performance cycles, a portion of which may not be realized within one year. Provisions for contracts in a loss position in excess of the amounts included in Contracts in Process represent the unrecoverable costs on the loss contracts that will be incurred in future periods and are reported in Estimated Costs in Excess of Billings to Complete Contracts in Process, which is a component of Other Current Liabilities and Other Liabilities. Under the contractual arrangements on certain contracts with the U.S. Government, the Company receives progress payments as it incurs costs. The U.S. Government has a security interest in the Unbilled Contract Receivables and Inventoried Contract Costs to which progress payments have been applied, and such progress payments are reflected as a reduction of the related Unbilled Contract Receivables and Inventoried Contract Costs. Customer Advances are classified as current liabilities.

     Inventories other than Inventoried Contract Costs are stated at the lower of cost or market primarily using the average cost method.

     DERIVATIVE FINANCIAL INSTRUMENTS: In connection with its risk management and financial derivatives, the Company has entered into interest rate swap agreements, interest rate cap and floor contracts and foreign currency forward contracts. The interest rate swap agreements are accounted for as fair value hedges. The foreign currency forward contracts are accounted for as cash flow hedges. The embedded derivatives related to the issuance of the Company's debt is recorded at fair value with changes reflected in the statement of operations. The differential to be paid or received as interest rates change on the interest rate swap agreements is recorded as an adjustment to interest expense.

     PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is computed by applying principally the straight-line method to the estimated useful lives of the related assets. Useful lives range substantially from 10 to 40 years for buildings and improvements and 3 to 10 years for machinery, equipment, furniture and fixtures. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements.

     DEBT ISSUANCE COSTS: Costs incurred to issue debt are deferred and amortized as interest expense over the term of the related debt using a method that approximates the effective interest method.

     INTANGIBLES: Intangibles consist primarily of the excess of the purchase cost of acquired businesses over the fair value of identifiable net assets acquired ("goodwill"). Goodwill related to acquisitions consummated after June 30, 2001 is not amortized. Other intangibles are amortized on a straight-line basis over periods ranging from 5 to 15 years. Accumulated goodwill amortization was

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

$117,975 at December 31, 2001 and $76,001 at December 31, 2000. The carrying amount of goodwill is evaluated on a recurring basis. Current and estimated future profitability and undiscounted cash flows excluding financing costs of the acquired businesses are the primary indicators used to assess the recoverability of goodwill. For the years ended December 31, 2001 and 2000, there were no material adjustments to the carrying amounts of goodwill resulting from these evaluations (see Recently Issued Accounting Standards below for a description of changes in accounting for goodwill).

     INCOME TAXES: The Company provides for income taxes using the liability method. Deferred income tax assets and liabilities reflect tax carryforwards and the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes, as determined under enacted tax laws and rates. The effect of changes in tax laws or rates is accounted for in the period of enactment.

     RESEARCH AND DEVELOPMENT: Research and development costs sponsored by the Company include bid and proposal costs related to government products and services. These costs generally are allocated among all contracts in progress under U.S. Government contractual arrangements. Customer-funded research and development costs, including software development costs, incurred pursuant to contracts are accounted for as direct contract costs. Other software development costs incurred after establishing technological feasibility are capitalized and are amortized on a product by product basis using the amount that is the greater of the straight line method over the useful life or the ratio of current revenues to total estimated revenues.

     STOCK OPTIONS: Compensation expense for stock options is recognized in income based on the excess, if any, of L-3 Holdings' fair value of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock. When the exercise price for stock options granted to employees equals or exceeds the fair value of the L-3 Holdings common stock at the date of grant, the Company does not recognize compensation expense. See Note 12 for the fair value pro forma disclosure of stock-based compensation.

     USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and costs and expenses during the reporting period. The most significant of these estimates and assumptions relate to contract estimates of sales and estimated costs to complete contracts in process, estimates of market values for inventories reported at lower of cost or market, estimates of pension and postretirement benefit obligations, recoverability of recorded amounts of fixed assets and goodwill, income taxes, litigation and environmental obligations. Actual results could differ from these estimates.

     RECENTLY ISSUED ACCOUNTING STANDARDS: In July 2001, the FASB issued SFAS No. 141, Business Combinations, which supersedes Accounting Principles Board Opinion ("APB") No. 16, Business Combinations. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill. In July 2001, the FASB also issued SFAS No. 142, Goodwill and Other Intangible Assets, which supersedes APB No. 17, Intangible Assets. SFAS No. 142 revises the standards for accounting for goodwill and intangible assets. SFAS No. 142 requires that goodwill and indefinite lived identifiable intangible assets shall no longer be amortized, but be tested for impairment at least annually. SFAS No. 142 also requires that the amortization period of identifiable intangible assets with finite lives be no longer limited to forty years. The provisions of SFAS No. 142 are effective beginning January 1, 2002, with full implementation of the impairment

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

measurement provisions completed by December 31, 2002. Effective January 1, 2002, the Company will not record goodwill amortization expense, but will be required to amortize identifiable intangibles with finite lives. Goodwill amortization expense for the year ended December 31, 2001 was $42,606.

     The following table presents net income for the years ended December 31, 2001, 2000, and 1999 adjusted to exclude goodwill amortization expense, net of the related income tax effects, related to goodwill that is no longer being amortized.

                                                                                YEAR ENDED DECEMBER 31,
                                                                      --------------------------------------------
                                                                           2001            2000           1999
                                                                      -------------   -------------   ------------
Reported net income ...............................................     $ 115,458       $  82,727       $ 58,689
Add: Goodwill amortization expense, net of tax ....................        33,899          29,617         17,532
                                                                        ---------       ---------       --------
Adjusted net income before assumed conversion of notes ............       149,357         112,344         76,221
After-tax interest expense on assumed conversion of notes .........        10,502              --             --
                                                                        ---------       ---------       --------
Adjusted net income including assumed conversion of notes .........     $ 159,859       $ 112,344       $ 76,221
                                                                        =========       =========       ========
BASIC EPS:
Reported ..........................................................     $    1.54       $    1.24       $   0.91
Goodwill amortization expense, net of tax .........................          0.45            0.44           0.28
                                                                        ---------       ---------       --------
Adjusted ..........................................................     $    1.99       $    1.68       $   1.19
                                                                        =========       =========       ========
DILUTED EPS:
Reported ..........................................................     $    1.47       $    1.18       $   0.88
Goodwill amortization expense, net of tax .........................          0.40            0.43           0.26
                                                                        ---------       ---------       --------
Adjusted ..........................................................     $    1.87       $    1.61       $   1.14
                                                                        =========       =========       ========

     In August of 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 applies to legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development or normal operation of a long-lived asset, except for certain obligations of lessees. This statement does not apply to obligations that arise solely from a plan to dispose of a long-lived asset. SFAS No. 143 requires that estimated asset retirement costs be measured at their fair values and recognized as assets and depreciated over the useful life of the related asset. Similarly, liabilities for the present value of asset retirement obligations are to be recognized and accreted as interest expense each year to their estimated future value until the asset is retired. These provisions will be applied to existing asset retirement obligations as of the adoption date as a cumulative-effect of a change in accounting policy. SFAS No. 143 is effective for the Company's fiscal years beginning January 1, 2003. SFAS No. 143 will not have a material effect on the Company's consolidated results of operations and financial position.

     In October of 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB No. 30), for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 expands the scope of accounting for disposals to include all components of an entity, including reportable segments and

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

operating segments, reporting units, subsidiaries and certain asset groups. It requires the gain or loss on disposal to be measured as the difference between
(1) the fair value less the costs to sell and (2) the carrying value of the component, and such gain or loss cannot include the estimated future operating losses of the component, which were included in the gain or loss determination under APB No. 30. SFAS No. 144 also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of SFAS No. 144 are effective for the Company's fiscal years beginning January 1, 2002, and interim periods within those fiscal years. SFAS No. 144 will not have a material effect on the Company's consolidated results of operations and financial position.

     RECLASSIFICATIONS: Certain reclassifications have been made to conform prior-year amounts to the current-year presentation.


3.   ACQUISITIONS, DIVESTITURES AND OTHER TRANSACTIONS

     On October 3, 2001, the Company announced that it had signed a definitive agreement with Spar Aerospace Limited ("Spar"), a leading provider of high-end aviation product modernization, pursuant to which L-3 offered to acquire all of the outstanding common stock of Spar for Cdn$15.50 per share or approximately Cdn$182,000, net of cash to be acquired of approximately Cdn$47,500. The acquisition of Spar provides the Company significant opportunity for pull-through sales of its avionics products. The acquisition also opens up the Canadian and worldwide high-end aviation product modernization marketplace to the Company.

     On November 23, 2001, the Company acquired 65.8% of the outstanding common stock of Spar for $97,223 in cash and acquired control of Spar and the ability to require the remaining stockholders to tender their shares. The Company acquired an additional 4.5% of the outstanding common stock of Spar for $7,855 in cash, during the remainder of 2001. Additional consideration of $43,641 for the remaining outstanding common stock of Spar at December 31, 2001, that the Company acquired and paid for in January 2002, has been recorded in other current liabilities in the consolidated balance sheet at December 31, 2001. During January 2002, the Company completed the acquisition and paid for the remaining outstanding common stock of Spar.

     The table below presents a summary of the preliminary estimates of fair values of the assets acquired and liabilities assumed on the date the Company obtained a majority ownership interest in Spar.

Cash ..................................    $ 29,460
Other current assets ..................      33,108
Property, plant and equipment .........      12,565
Goodwill ..............................     104,289
Other non-current assets ..............         229
                                           --------
 Total assets acquired ................     179,651
                                           --------
Current liabilities ...................      23,816
Long-term liabilities .................       7,116
                                           --------
 Total liabilities assumed ............      30,932
                                           --------
 Net assets acquired ..................    $148,719
                                           ========

     The goodwill was assigned to the Aviation Products & Aircraft Modernization segment and is not deductible for tax purposes.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     During the fourth quarter of 2001, the Company acquired three other businesses for an aggregate purchase price of $137,290 in cash plus acquisition costs, subject to adjustment based on the closing date net assets or net working capital of the acquired business and, in one case, additional purchase price contingent upon the post-acquisition performance of the acquired company. The Company acquired:

     (1) the net assets of SY Technology, Inc. ("SY"), a provider of air warfare simulation services, on December 31, 2001. This acquisition is subject to additional purchase price not to exceed $4,800 which is contingent upon the financial performance of SY for the year ended December 31, 2001, and the years ending December 31, 2002 and 2003;

     (2) the net assets of Bulova Technologies, a producer of military fuzes that prevent the inadvertent firing and detonation of weapons during handling, on December 19, 2001. Bulova Technology was later renamed BT Fuze Products ("BT Fuze"); and,

     (3) the common stock of Emergent Government Services Group ("Emergent"), a provider of engineering and information services to the U.S. Air Force, Army, Navy and intelligence agencies, on November 30, 2001. Following the acquisition, the Company changed Emergent Government Services Group's name to L-3 Communications Analytics.

Based on the preliminary purchase price allocations, the goodwill recognized in the acquisitions of SY, BT Fuze and Emergent was $102,145, of which approximately $74,000 is expected to be fully deductible for tax purposes. Goodwill of $60,525 was assigned to the Training, Simulation & Support Services segment and $41,620 was assigned to the Specialized Products segment.

     On May 4, 2001, the Company acquired all of the outstanding common stock of KDI Precision Products ("KDI") for $79,432 in cash including acquisition costs. On May 31, 2001, the Company acquired all of the outstanding common stock of EER Systems ("EER") for $119,533 in cash including acquisition costs, and additional purchase price not to exceed $10,000 which is contingent upon the financial performance of EER for the year ended December 31, 2001 and the year ending December 31, 2002.

     On February 10, 2000, the Company acquired the assets of the Training Devices and Training Services ("TDTS") business of Raytheon Company for $159,203 in cash including acquisition costs. Following the acquisition, the Company changed TDTS's name to L-3 Communications Link Simulation and Training ("Link Simulation and Training"). On February 14, 2000, the Company acquired the assets of Trex Communications Corporation ("TrexCom") for $50,069 in cash including acquisition costs. On April 28, 2000, the Company acquired the Traffic Alert and Collision Avoidance System ("TCAS") product line from Honeywell Inc. for a purchase price of $239,988 in cash including acquisition costs. On June 30, 2000, the Company acquired all the outstanding common stock of MPRI Inc. ("MPRI") for $39,725 in cash including acquisition costs and $4,000 of additional purchase price that was based on the financial performance of MPRI for the year ended June 30, 2001. On December 29, 2000, the Company acquired all of the outstanding common stock of Coleman Research Corporation ("Coleman"), a subsidiary of Thermo Electron Corporation, for $60,565 in cash including acquisition costs, and additional purchase price not to exceed $5,000 which is contingent upon the financial performance of Coleman for the year ended December 31, 2001.

     Additionally, during the years ended December 31, 2001, 2000 and 1999, the Company purchased other businesses, which individually and in the aggregate were not material to its consolidated results of operations, financial position or cash flows in the year acquired.

     All of the acquisitions were financed with cash on hand or borrowings on bank credit facilities.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     All of the Company's acquisitions have been accounted for as purchase business combinations and are included in the Company's results of operations from their respective effective dates. The assets and liabilities recorded in connection with the purchase price allocations for the acquisitions of KDI, EER, Spar, Emergent, BT Fuze and SY are based upon preliminary estimates of fair values for contracts in process, estimated costs in excess of billings to complete contracts in process, inventories, identifiable intangibles and deferred taxes. Actual adjustments will be based on the final purchase prices and final appraisals and other analyses of fair values which are in process. The Company has valued acquired contracts in process at contract price, less the estimated costs to complete and an allowance for the Company's normal profit on its effort to complete such contracts. The preliminary assets and liabilities recorded in connection with the acquisitions of KDI, EER, Emergent, BT Fuze and SY were $367,570 and $31,214. The Company does not expect the differences between the preliminary and final purchase price allocations for the acquisitions to be material. Goodwill is amortized on a straight-line basis over periods of 40 years for KDI and EER. In accordance with SFAS No. 142, goodwill is not amortized for Spar, Emergent, BT Fuze and SY.

     Had the acquisitions of KDI, EER, SY, BT Fuze, Emergent and Spar and the related financing transactions occurred on January 1, 2001, the unaudited pro forma sales, net income and diluted earnings per share for the year ended December 31, 2001 would have been $2,638,700, $121,300 and $1.49. Had the acquisitions of TDTS, TrexCom, TCAS, MPRI, Coleman, KDI, EER, SY, BT Fuze, Emergent and Spar and the related financing transactions occurred on January 1, 2000 the unaudited pro forma sales, net income and diluted earnings per share for the year ended December 31, 2000 would have been $2,554,600, $103,700 and $1.31. The pro forma results are based on various assumptions and are not necessarily indicative of the results of operations that would have occurred had the acquisitions and the related financing transactions occurred on January 1, 2000 and 2001.

     On January 14, 2002, the Company agreed to acquire Aircraft Integration Systems ("AIS"), a division of Raytheon Company, for $1,130,000 in cash plus acquisition costs. The acquisition is expected to close in March 2002. The acquisition is expected to be financed using cash on hand, borrowings under the Company's senior credit facilities and a $500,000 senior subordinated bridge loan. The Company expects to offer and sell approximately $1,000,000 of debt and equity securities during the first half of 2002, depending on capital market conditions, and use the proceeds from those offerings to repay the $500,000 senior subordinated bridge loan and the borrowings made under the senior credit facilities.

     On January 2, 2002, the Company agreed to acquire the detection systems business of PerkinElmer for $100,000 in cash plus acquisition costs. The acquisition is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act and is expected to close by the end of the second quarter of 2002.

     On May 31, 2001, the Company sold a 30% interest in Aviation
Communications and Surveillance Systems LLC ("ACSS") which comprised the Company's TCAS business to Thales Avionics, a wholly owned subsidiary of Thales (formerly Thomson-CSF), for $75,206 of cash. L-3 continues to consolidate the financial statements of ACSS.

     Interest and other income for the year ended December 31, 2001 includes a gain of $6,966 from the sale of a 30% interest in ACSS which was largely offset by a $6,341 write-down in the carrying amount of an investment in common stock. Also included in interest and other income for 2001 is a charge of $515 to account for the increase, in accordance with SFAS No. 133, in the fair value assigned to the embedded derivatives in L-3 Holdings' $420,000 4% Senior Subordinated Contingent Debt Securities due 2011 sold in the fourth quarter of 2001, and a loss of $751 from an equity method investment. Interest and other income for the year ended December 31, 2000 includes gains of

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

$14,940 from the sales of the Company's interests in certain businesses. These gains were largely offset by losses of $12,456 on the write-down in the carrying value of certain investments and intangible assets. The net proceeds from the sales were $19,638, and are included in Other Investing Activities on the Statement of Cash Flows.

     In March 2001, the Company settled certain items with a third party provider related to an existing services agreement. In connection with the settlement, L-3 received a net cash payment of $14,200. The payment represents a credit for fees being paid over the term of the services agreement and incremental costs incurred by the Company over the same period arising from performance deficiencies under the services agreement. These incremental costs include additional operating costs for material management, vendor replacement, rework, warranty, manufacturing and engineering support, and administrative activities. The $14,200 cash receipt was recorded as a reduction of costs and expenses in 2001.


4.   CONTRACTS IN PROCESS

     The components of contracts in process are presented in the table below. The unbilled contract receivables, inventoried contract costs and unliquidated progress payments are principally related to contracts with the U.S. Government and prime contractors or subcontractors of the U.S. Government.

                                                                             DECEMBER 31,
                                                                      ---------------------------
                                                                           2001           2000
                                                                      -------------   -----------
Billed receivables, less allowances of $11,649 and $6,430 .........    $  330,795      $ 310,185
                                                                       ----------      ---------
Unbilled contract receivables .....................................       353,262        277,026
Less: unliquidated progress payments ..............................      (102,739)       (69,529)
                                                                       ----------      ---------
 Unbilled contract receivables, net ...............................       250,523        207,497
                                                                       ----------      ---------
Inventoried contract costs, gross .................................       110,244         83,808
Less: unliquidated progress payments ..............................        (6,575)        (5,685)
                                                                       ----------      ---------
 Inventoried contract costs, net ..................................       103,669         78,123
Inventories at lower of cost or market ............................       116,837        104,328
                                                                       ----------      ---------
 Total contracts in process .......................................    $  801,824      $ 700,133
                                                                       ==========      =========

     The Company believes that approximately $289,396 of the unbilled contract receivables at December 31, 2001 will be billed and collected within one year.

     The selling, general and administrative ("SG&A") cost data presented in the table below have been used in the determination of the costs and expenses presented on the statements of operations.

                                                       YEAR ENDED DECEMBER 31
                                                ------------------------------------
                                                   2001         2000         1999
                                                ----------   ----------   ----------
SG&A costs included in inventoried contract
 costs ......................................    $ 19,970     $ 24,396     $ 23,637
SG&A incurred costs .........................     418,002      350,561      265,136
Independent research and development,
 including bid and proposal costs included in
 SG&A incurred costs ........................     107,466      101,883       76,134

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5.   OTHER CURRENT LIABILITIES AND OTHER LIABILITIES

     At December 31, 2001, other current liabilities include an accrual of $43,641 for the remaining Spar common shares outstanding at December 31, 2001 which the Company acquired in January 2002, and $19,236 of estimated costs in excess of billings to complete contracts in process. At December 31, 2001, other liabilities include $18,814 for the non-current portion of estimated costs in excess of billings to complete contracts in process.

     At December 31, 2000, other current liabilities include $31,737 of estimated costs in excess of billings to complete contracts in process principally related to contracts assumed as part of the TDTS business that was acquired from Raytheon in February 2000, including the U.S. Army Aviation Combined Arms Tactical Trainer ("AVCATT") contract. At December 31, 2000, other liabilities include $59,641 for the non-current portion of estimated costs in excess of billings to complete contracts in process, principally for the AVCATT contract.

     At December 31, 2001, current and non-current estimated costs in excess of billings to complete contracts in process reflect contract costs incurred during 2001 that were charged against the estimated costs in excess of billings and favorable performance on the AVCATT contract related to cost reductions arising from engineering design changes, material sourcing changes, unit price reductions on several parts in the contract bill of materials and lower overhead costs that occurred during 2001.


6. PROPERTY, PLANT AND EQUIPMENT

                                                                 DECEMBER 31,
                                                            -----------------------
                                                               2001         2000
                                                            ----------   ----------
Land ....................................................    $ 12,947     $ 11,242
Buildings and improvements ..............................      38,544       25,942
Machinery, equipment, furniture and fixtures ............     260,338      192,679
Leasehold improvements ..................................      29,232       24,514
                                                             --------     --------
 Gross property, plant and equipment ....................     341,061      254,377
Less: accumulated depreciation and amortization .........     137,687       98,249
                                                             --------     --------
 Property, plant and equipment, net .....................    $203,374     $156,128
                                                             ========     ========

     Depreciation and amortization expense for property, plant and equipment was $40,362 for 2001, $36,158 for 2000, and $29,554 for 1999.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7.   DEBT

     The components of long-term debt and a reconciliation to the carrying amount of long-term debt are presented in the table below.

                                                                         DECEMBER 31,
                                                                 ----------------------------
                                                                     2001            2000
                                                                 ------------   -------------
Borrowings under Senior Credit Facilities ....................   $       --      $  190,000
10 3/8% Senior Subordinated Notes due 2007 ....................      225,000         225,000
8 1/2% Senior Subordinated Notes due 2008 .....................      180,000         180,000
8% Senior Subordinated Notes due 2008 ........................      200,000         200,000
5 1/4% Convertible Senior Subordinated Notes due 2009 .........      300,000         300,000
4% Senior Subordinated Convertible Contingent
 Debt Securities due 2011 ....................................      420,000              --
                                                                 ----------      ----------
Principal amount of long-term debt ...........................    1,325,000       1,095,000
Less: Unamortized discount ...................................        2,502              --
   Fair value of interest rate swap agreements ...............        7,246              --
                                                                 ----------      ----------
Carrying amount of long-term debt ............................   $1,315,252      $1,095,000
                                                                 ==========      ==========

     The borrowings under the Senior Credit Facilities, 10 3/8% Senior Subordinated Notes due 2007, 8 1/2% Senior Subordinated Notes due 2008 and 8% Senior Subordinated Notes due 2008 are the indebtedness of L-3 Communications. The 5 1/4% Convertible Senior Subordinated Notes due 2009 and the 4% Senior Subordinated Convertible Contingent Debt Securities due 2011 are the indebtedness of L-3 Holdings. Details on all of the outstanding debt of both L-3 Communications and L-3 Holdings are discussed below.

     In May 2001, L-3 Communications restructured its Senior Credit Facilities. At December 31, 2001, the Senior Credit Facilities were comprised of a $400,000 five year revolving credit facility maturing on May 15, 2006 and a $200,000 364-day revolving facility maturing on May 15, 2002 under which at the maturity date L-3 Communications may, (1) at its request and subject to approval of the lenders, extend the maturity date, in whole or in part, for an additional 364-day period, or (2) at its election, convert the outstanding principal amount thereunder into a term loan which would be repayable in a single payment two years from the conversion date. Additionally, the Senior Credit Facilities provided L-3 Communications the ability to increase, on an uncommitted basis, the amount of either the five year revolving credit facility or the 364-day revolving credit facility up to an additional $150,000 in the aggregate.

     At December 31, 2001, available borrowings under the Company's Senior Credit Facilities were $497,594, after reductions for outstanding letters of credit of $102,406. There were no outstanding borrowings under the Senior Credit Facilities at December 31, 2001.

     Borrowings under the Senior Credit Facilities bear interest, at L-3 Communications' option, at either: (i) a "base rate" equal to the higher of 0.50% per annum above the latest federal funds rate and the Bank of America "reference rate" (as defined) plus a spread ranging from 2.00% to 0.50% per annum depending on L-3 Communications' Debt Ratio at the time of determination or (ii) a "LIBOR rate" (as defined) plus a spread ranging from 3.00% to 1.50% per annum depending on L-3 Communications' Debt Ratio at the time of determination. The Debt Ratio is defined as the ratio of Consolidated Total Debt to Consolidated EBITDA. Consolidated Total Debt is equal to outstanding debt plus capitalized lease obligations minus the lesser of actual unrestricted cash or $50,000. Consolidated EBITDA is equal to consolidated net income (excluding extraordinary gains and losses, and gains and losses in connection with asset dispositions and discontinued operations) for the most

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

recent four quarters, plus consolidated interest expense, income taxes, depreciation and amortization minus depreciation and amortization related to minority interest. At December 31, 2001, there were no borrowings outstanding under the Senior Credit Facilities. L-3 Communications pays commitment fees calculated on the daily amounts of the available unused commitments under the Senior Credit Facilities at a rate ranging from 0.50% to 0.35% per annum, depending on L-3 Communications' Debt Ratio in effect at the time of determination. L-3 Communications pays letter of credit fees calculated at a rate ranging from 1.50% to 0.75% per annum for performance letters of credit and 3.00% to 1.50% for all other letters of credit, in each case depending on L-3 Communications' Debt Ratio at the time of determination.

     Additionally, in February 2002, the Company expects the lenders to approve a $150,000 increase in the amount of the Senior Credit Facilities. The five year revolving credit facility will increase by $100,000 to $500,000 and the 364-day revolving credit facility will increase by $50,000 to $250,000. Additionally, the maturity date of the $200,000 364-day revolving credit facility is expected to be extended to February 2003.

     In March 2002, L-3 Communications expects to borrow $500,000 under a senior subordinated Bridge Loan Facility to finance a portion of the purchase price of AIS and related expenses. The Bridge Loan Facility will be subordinated in right of payment to all of L-3 Communications' existing and future senior debt. Borrowings under the Bridge Loan Facility will bear interest through March 2003, at L-3 Communications' option, at either the one-month or three-month LIBOR rate plus a spread equal to 350 basis points. The Bridge Loan Facility will mature in May 2009, but if the loans under the facility are not repaid by March 2003, each lender's loan will be automatically converted into an exchange note with terms substantially similar to those of the senior subordinated notes discussed below, and will bear interest at a fixed rate equal to the yield to maturity on the Company's highest yielding existing subordinated indebtedness at the time of exchange plus 100 basis points. Subject to the exceptions that will be set forth in the Bridge Loan Facility, L-3 Communications will be required to prepay the Bridge Loan Facility with the net cash proceeds from:

o any debt offerings by L-3 Holdings or its subsidiaries, including L-3 Communications;

o  issuance of any equity interests in L-3 Holdings or L-3 Communications;

o incurrence of any other indebtedness of L-3 Holdings or any of its subsidiaries, including L-3 Communications (other than under the Senior Credit Facilities and certain permitted indebtedness); and

o  any sale of assets or stock of any subsidiaries of L-3 Communications.

     In the fourth quarter of 2001, L-3 Holdings sold $420,000 of 4% Senior Subordinated Convertible Contingent Debt Securities ("CODES") due September 15, 2011. The net proceeds from the offering of the outstanding notes amounted to approximately $407,450 after underwriting discounts and commissions and other offering expenses. Interest is payable semi-annually on March 15 and September 15 of each year commencing March 15, 2002. The CODES are convertible into L-3 Holdings' common stock at a conversion price of $53.81 per share (7,804,878 shares) under any of the following circumstances: (1) during any Conversion Period (defined below) if the closing sales price of the common stock of L-3 Holdings is more than 120% of the conversion price ($64.58) for at least 20 trading days in the 30 consecutive trading-day period ending on the first day of the respective Conversion Period; (2) during the five business day period following any 10 consecutive trading-day period in which the average of the trading prices for the CODES was less than 105% of the conversion value; (3) if the credit ratings assigned to the CODES by either Moody's or Standard & Poor's are below certain specified ratings, (4) if they have been called for redemption by the

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Company, or (5) upon the occurrence of certain specified corporate transactions. A Conversion Period is the period from and including the thirtieth trading day in a fiscal quarter to, but not including, the thirtieth trading day of the immediately following fiscal quarter. There are four Conversion Periods in each fiscal year. Additionally, holders of the CODES have a right to receive contingent interest payments, not to exceed a per annum rate of 0.5% of the outstanding principal amount of the CODES, which will be paid on the CODES during any six-month period following a six-month period in which the average trading price of the CODES is above 120% of the principal amount of the CODES. The contingent interest payment provision as well as the ability of the holders of the CODES to exercise the conversion features as a result of changes in the credit ratings assigned to the CODES have been accounted for as embedded derivatives. The initial aggregate fair values assigned to the embedded derivatives was $2,502, which was also recorded as a discount to the CODES. The carrying values assigned to the embedded derivatives were recorded in other liabilities and will be adjusted periodically through other income (expense) for changes in their fair values. The CODES are subject to redemption at any time at the option of L-3 Holdings, in whole or in part, on or after October 24, 2004 at redemption prices (plus accrued and unpaid interest -- including contingent interest) starting at 102% of principal (plus accrued and unpaid interest -- including contingent interest) during the 12 month period beginning October 24, 2004 and declining annually to 100% of principal (plus accrued and unpaid interest -- including contingent interest) on September 15, 2006. The CODES are general unsecured obligations of L-3 Holdings and are subordinated in right of payment to all existing and future senior debt of L-3.

     In the fourth quarter of 2000, L-3 Holdings sold $300,000 of 5 1/4% Convertible Senior Subordinated Notes (the "Convertible Notes") due June 1, 2009. The net proceeds from the offering of the outstanding notes amounted to approximately $290,500 after underwriting discounts and other offering expenses, and were used to repay revolver borrowings outstanding under the Company's Senior Credit Facilities. Interest is payable semi-annually on June 1 and December 1 of each year commencing June 1, 2001. The Convertible Notes may be converted at any time into L-3 Holdings common stock at a conversion price of $40.75 per share. If all the Convertible Notes were converted, an additional 7,361,964 shares of L-3 Holdings common stock would have been outstanding at December 31, 2001. The Convertible Notes are general unsecured obligations of L-3 Holdings and are subordinated in right of payment to all existing and future senior debt of L-3 Holdings and L-3 Communications. The Convertible Notes are subject to redemption at any time, at the option of L-3 Holdings, in whole or in part, on or after December 1, 2003 at redemption prices (plus accrued and unpaid interest) starting at 102.625% of principal (plus accrued and unpaid interest) during the 12-month period beginning December 1, 2003 and declining annually to 100% of principal (plus accrued and unpaid interest) on December 1, 2005 and thereafter.

     In December 1998, L-3 Communications sold $200,000 of 8% Senior Subordinated Notes due August 1, 2008 (the "December 1998 Notes") with interest payable semi-annually on February 1 and August 1 of each year commencing February 1, 1999. The December 1998 Notes are general unsecured obligations of L-3 Communications and are subordinated in right of payment to all existing and future senior debt of L-3 Communications. The December 1998 Notes are subject to redemption at any time, at the option of L-3 Communications, in whole or in part, on or after August 1, 2003 at redemption prices (plus accrued and unpaid interest) starting at 104% of principal (plus accrued and unpaid interest) during the 12-month period beginning August 1, 2003 and declining annually to 100% of principal (plus accrued and unpaid interest) on August 1, 2006 and thereafter.

     In May 1998, L-3 Communications sold $180,000 of 8 1/2% Senior Subordinated Notes due May 15, 2008 (the "May 1998 Notes") with interest payable semi-annually on May 15 and November 15 of each year commencing November 15, 1998. The May 1998 Notes are general unsecured obligations of

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

L-3 Communications and are subordinated in right of payment to all existing and future senior debt of L-3 Communications. The May 1998 Notes are subject to redemption at any time, at the option of L-3 Communications, in whole or in part, on or after May 15, 2003 at redemption prices (plus accrued and unpaid interest) starting at 104.250% of principal (plus accrued and unpaid interest) during the 12-month period beginning May 15, 2003 and declining annually to 100% of principal (plus accrued and unpaid interest) on May 15, 2006 and thereafter.

     In April 1997, L-3 Communications sold $225,000 of 10 3/8% Senior Subordinated Notes due May 1, 2007 (the "1997 Notes") with interest payable semi-annually on May 1 and November 1 of each year commencing November 1, 1997. The 1997 Notes are general unsecured obligations of L-3 Communications and are subordinated in right of payment to all existing and future senior debt of L-3 Communications. The 1997 Notes are subject to redemption at any time, at the option of L-3 Communications, in whole or in part, on or after May 1, 2002 at redemption prices (plus accrued and unpaid interest) starting at 105.188% of principal (plus accrued and unpaid interest) during the 12-month period beginning May 1, 2002 and declining annually to 100% of principal (plus accrued and unpaid interest) on May 1, 2005 and thereafter.

     Collectively the 1997 Notes, May 1998 Notes and December 1998 Notes comprise the "Senior Subordinated Notes". The maturities on the Senior Subordinated Notes, Convertible Notes and CODES are $225,000 in 2007, $380,000 in 2008, $300,000 in 2009 and $420,000 in 2011.

     In November 2001, L-3 Communications entered into interest rate swap agreements on its $180,000 of 8 1/2% Senior Subordinated Notes due 2008. These swap agreements exchange the fixed interest rate for a variable interest rate on the entire principal amount. Under these swap agreements, L-3 Communications will pay or receive the difference between the fixed interest rate of 8 1/2% on the senior subordinated notes and a variable interest rate determined two business days prior to the interest payment date of the senior subordinated notes equal to (1) the six month LIBOR rate, set in arrears, plus (2) an average of 350.8 basis points. In July 2001, L-3 Communications entered into interest rate swap agreements on its $200,000 of 8% Senior Subordinated Notes due 2008. These swap agreements exchange the fixed interest rate for a variable interest rate on the entire principal amount. Under these swap agreements, L-3 Communications will pay or receive the difference between the fixed interest rate of 8% on the senior subordinated notes and a variable interest rate determined two business days prior to the interest payment date of the senior subordinated notes equal to (1) the six month LIBOR rate, set in arrears, plus
(2) an average of 192 basis points. The difference to be paid or received on these swap agreements as interest rates change is recorded as an adjustment to interest expense. The swap agreements are accounted for as fair value hedges.

     The Senior Credit Facilities, Senior Subordinated Notes, Convertible Notes and CODES agreements contain (and the Bridge Loan Facility will contain) financial and other restrictive covenants that limit, among other things, the ability of the Company to borrow additional funds, dispose of assets, or pay cash dividends. The Company's most restrictive covenants are contained in the Senior Credit Facilities, as amended. The covenants require that (1) the Company's Debt Ratio be less than or equal to 4.50 for the quarter ended December 31, 2001, and that the maximum allowable Debt Ratio be 4.85 for the quarters ending March 31, 2002 and June 30, 2002, thereafter declining over time to less than or equal to 3.50 for the quarters ending December 31, 2004 and thereafter, and (2) the Company's Interest Coverage Ratio be greater than or equal to 2.50 for the quarter ended December 31, 2001, and that the minimum allowable Interest Coverage Ratio, thereafter increase over time to greater than or equal to at least 3.00 for the quarters ending December 31, 2003 and thereafter. The Interest Coverage Ratio is equal to the ratio of Consolidated EBITDA to Consolidated Cash Interest Expense. Consolidated Cash Interest Expense is equal to interest expense

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

less the amortization of deferred debt issue costs included in interest expense. For purposes of calculating the financial covenants under the Senior Credit Facilities, the Convertible Notes and CODES are considered debt of L-3 Communications. The Senior Credit Facilities also limit the payment of dividends by L-3 Communications to L-3 Holdings except for payment of franchise taxes, fees to maintain L-3 Holdings' legal existence, income taxes up to certain amounts, interest accrued on the Convertible Notes and CODES or to provide for operating costs of up to $1,000 annually. Under the covenant, L-3 Communications may also pay permitted dividends to L-3 Holdings from its excess cash flow, as defined, a cumulative amount of $5,000, provided that the Debt Ratio is no greater than 3.5 to 1 as of the most recent fiscal quarter. As a result, at December 31, 2001, $5,000 of L-3 Communications net assets were available for payment of dividends to L-3 Holdings. Through December 31, 2001, the Company was in compliance with these covenants at all times.

     In connection with the Senior Credit Facilities, the Company has granted the lenders a first priority lien on the stock of L-3 Communications and substantially all of its domestic subsidiaries. The borrowings under the Senior Credit Facilities are guaranteed by L-3 Holdings and by substantially all of the domestic subsidiaries of L-3 Communications on a senior basis. The payment of principal and premium, if any, and interest on the Senior Subordinated Notes are (and the Bridge Loan Facility will be) unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by all of L-3 Communications' restricted subsidiaries other than its foreign subsidiaries. The guarantees of the Senior Subordinated Notes are (and the Bridge Loan Facility will be) junior to the guarantees of the Senior Credit Facilities and rank pari passu with each other and the guarantees of the Convertible Notes and the CODES. Additionally, the Convertible Notes and CODES are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by L-3 Communications and substantially all of its direct and indirect domestic subsidiaries. These guarantees rank junior to the guarantees of the Senior Credit Facilities and rank pari passu with each other and the guarantees of the Senior Subordinated Notes and will rank pari passu with the guarantees of the Bridge Loan Facility.


8.   FINANCIAL INSTRUMENTS

     Fair Value of Financial Instruments. The Company's financial instruments consist primarily of cash and cash equivalents, billed receivables, investments, trade accounts payable, customer advances, Senior Credit Facilities, Senior Subordinated Notes, Convertible Notes, CODES, foreign currency forward contracts, interest rate cap and floor contracts, interest rate swap agreements and embedded derivatives related to the issuance of the CODES. The carrying amounts of cash and cash equivalents, billed receivables, trade accounts payable, Senior Credit Facilities, and customer advances are representative of their respective fair values because of the short-term maturities or expected settlement dates of these instruments. The fair values of the Company's investments are based on quoted market prices, as available, and on historical cost for investments which it is not practicable to estimate fair value. The Senior Subordinated Notes are registered, unlisted public debt which are traded in the over-the-counter market and their fair values are based on quoted trading activity. The fair values of the Convertible Notes and CODES are based on quoted prices for the same or similar issues. The fair value of foreign currency forward contracts were estimated based on exchange rates at December 31, 2001 and 2000. The fair values of the interest rate cap and floor contracts, interest rate swap agreements and the embedded derivatives were estimated by discounting expected cash flows using quoted market interest rates. The carrying amounts and estimated fair values of the Company's financial instruments are presented in the table below.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               DECEMBER 31,
                                              ----------------------------------------------
                                                       2001                    2000
                                              ----------------------- ----------------------
                                               CARRYING    ESTIMATED   CARRYING   ESTIMATED
                                                AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                              ---------- ------------ ---------- -----------
Investments .................................  $ 16,532    $ 16,532    $  8,985   $  8,985
Senior Subordinated Notes ...................   597,754     630,925     605,000    586,300
Convertible Notes ...........................   300,000     387,000     300,000    331,350
CODES .......................................   417,498     432,600          --         --
Borrowings under Senior Credit Facilities ...        --          --     190,000    190,000
Interest rate caps ..........................        --          --         431          2
Interest rate floor .........................      (432)       (432)        (74)      (104)
Foreign currency forward contracts ..........       258         258          --        392
Interest rate swaps .........................    (7,246)     (7,246)         --         --
Embedded derivatives ........................    (3,060)     (3,060)         --         --

     Interest Rate Risk Management. To mitigate risks associated with changing interest rates on borrowings under the Senior Credit Facilities, the Company entered into interest rate cap and interest rate floor contracts. The interest rate caps and floors are denominated in U.S. dollars and have designated maturities which occur every three months until the interest rate cap and floor contracts expire in March 2002. In 2001, the Company entered into interest rate swap agreements on $380,000 of its Senior Subordinated Notes to take advantage of the current low interest rate environment. These swap agreements exchanged the fixed interest rate for a variable interest rate on the entire notional amount, are denominated in U.S. dollars and have designated maturities which occur on the interest payment dates of the related Senior Subordinated Notes. Collectively the interest rate cap and floor contracts and interest rate swap agreements are herein referred to as the ("interest rate agreements"). Cash payments received from or paid to the counterparties on the interest rate agreements are the difference between the amount that the reference interest rates are greater than or less than the contract rates on the designated maturity dates, multiplied by the notional amounts underlying the respective interest rate agreements. Cash payments or receipts between the Company and counterparties are recorded as a component of interest expense. The initial cost or receipt of these arrangements, if any, are deferred and amortized as a component of interest expense over the term of the interest rate agreement. The Company manages exposure to counterparty credit risk by entering into the interest rate agreements only with major financial institutions that are expected to fully perform under the terms of such agreements. The notional amounts are used to measure the volume of these agreements and do not represent exposure to credit loss.

     Foreign Currency Exchange Risk Management. Some of the Company's U.S. operations have contracts with foreign customers which are denominated in foreign currencies. To mitigate the risk associated with certain of these contracts denominated in foreign currency, the Company has entered into foreign currency forward contracts. The Company's activities involving foreign currency forward contracts are designed to hedge the foreign denominated cash paid or received, primarily Euro, British Pound and Italian Lira. The Company manages exposure to counterparty credit risk by entering into foreign currency forward contracts only with major financial institutions that are expected to fully perform under the terms of such contracts. The notional amounts are used to measure the volume of these contracts and do not represent exposure to foreign currency losses.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Information with respect to the interest rate agreements and foreign currency forward contracts is presented in the table below.

                                                                       DECEMBER 31,
                                               ------------------------------------------------------------
                                                           2001                            2000
                                               -----------------------------   ----------------------------
                                                NOTIONAL       UNREALIZED       NOTIONAL       UNREALIZED
                                                 AMOUNT      GAINS (LOSSES)      AMOUNT      GAINS (LOSSES)
                                               ----------   ----------------   ----------   ---------------
Interest rate swaps ........................    $380,000             --               --            --
Interest rate caps .........................     100,000         $ (107)        $100,000        $ (429)
Interest rate floor ........................      50,000           (414)          50,000           (30)
Foreign currency forward contracts .........       7,138            258            6,863           392

9. L-3 HOLDINGS COMMON STOCK

     On June 29, 2001, the Company established the L-3 Communications Corporation Employee Stock Purchase Plan ("ESPP") and registered 3,000,000 shares of L-3 Holdings common stock, which may be purchased by employees of L-3 Communications Corporation and its U.S. subsidiaries through payroll deductions. In general, an eligible employee who participates in the ESPP may purchase L-3 Holdings' common stock at a fifteen percent discount. The ESPP is not subject to the Employment Retirement Income Security Act of 1974, as amended. As of December 31, 2001, $4,861 of employee contributions to the employee stock purchase plan were received by the Company and recorded as a component of shareholders' equity in the consolidated balance sheet. On January 7, 2002, the Company transferred 148,570 shares of L-3 Holdings' common stock to the trustee of the ESPP on behalf of those employees who made contributions to the ESPP in 2001.

     On May 2, 2001, L-3 Holdings sold 13,800,000 shares of common stock in a public offering for $40.00 per share. L-3 Holdings sold 9,150,000 shares and other selling stockholders, including affiliates of Lehman Brothers Inc., sold 4,650,000 secondary shares. Upon closing, L-3 Holdings received net proceeds after underwriting discounts and commissions and other offering expenses of $353,622. The net proceeds were contributed to L-3 Communications and were used to repay borrowings under the Senior Credit Facilities, pay for the KDI and EER acquisitions and to increase cash and cash equivalents.

     As additional consideration for the ILEX acquisition, L-3 Holdings issued 588,248 shares of its common stock valued at $17,357 in April 2001 based on the financial performance of ILEX in 1999 and 2000, and in August 1999, L-3 Holdings issued 301,910 shares of its common stock valued at $6,434 based on the financial performance of ILEX in 1998. There is no remaining contingent consideration for the ILEX acquisition.

     On February 4, 1999, L-3 Holdings sold 10,000,000 shares of common stock in a public offering for $21.00 per share (the "February 1999 Common Stock Offering"); the net proceeds amounted to $201,582 and were contributed by L-3 Holdings to L-3 Communications. In addition, 13,000,000 shares were also sold in the February 1999 Common Stock Offering by the Lehman Partnership and Lockheed Martin. In October 1999, Lockheed Martin sold its remaining interest in L-3 Holdings' common stock. In December 1999, the Lehman Partnership distributed to its partners approximately 7,600,000 shares of L-3 Holdings' common stock. As of December 31, 2001, the Lehman Partnership owned approximately 4.4% of the outstanding common stock of L-3 Holdings.

     On May 19, 1998, L-3 Holdings sold 13,800,000 shares of its common stock in an initial public offering ("IPO"). The net proceeds of the IPO amounted to $139,500 and were contributed by L-3 Holdings to L-3 Communications. Prior to the IPO, the common stock of L-3 Holdings consisted of

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

three classes Class A, Class B, and Class C common stock. Immediately prior to the IPO, each authorized share of L-3 Holdings Class A common stock, Class B common stock and Class C common stock was converted into one class of common stock and the authorized L-3 Holdings common stock was increased to 100,000,000 shares.


10.  L-3 HOLDINGS EARNINGS PER SHARE

     A reconciliation of basic and diluted earnings per share ("EPS") is presented in the table below.

                                                                  YEAR ENDED DECEMBER 31,
                                                        -------------------------------------------
                                                             2001           2000           1999
                                                        -------------   ------------   ------------
Basic:
 Net income .........................................     $ 115,458      $  82,727      $  58,689
                                                          ---------      ---------      ---------
 Weighted average common shares outstanding .........        74,880         66,710         64,214
                                                          ---------      ---------      ---------
 Basic earnings per share ...........................     $    1.54      $    1.24      $    0.91
                                                          =========      =========      =========
Diluted:
 Net income .........................................     $ 115,458      $  82,727      $  58,689
 After-tax interest expense savings on the assumed
   conversion of Convertible Notes ..................        10,502             --             --
                                                          ---------      ---------      ---------
 Net income including assumed conversion ............     $ 125,960      $  82,727      $  58,689
                                                          =========      =========      =========
 Common and potential common shares:
 Weighted average common shares outstanding .........        74,880         66,710         64,214
 Assumed exercise of stock options ..................         7,692          7,880          6,752
 Assumed purchase of common shares for treasury .....        (4,496)        (4,684)        (3,934)
 Assumed conversion of Convertible Notes ............         7,362             --             --
                                                          ---------      ---------      ---------
Common and potential common shares ..................        85,438         69,906         67,032
                                                          =========      =========      =========
Diluted earnings per share ..........................     $    1.47      $    1.18      $    0.88
                                                          =========      =========      =========

     The 7,804,878 shares of L-3 Holdings' common stock that are issuable upon conversion of the CODES were not included in the computation of diluted EPS for the year ended December 31, 2001 because the conditions required for the CODES to become convertible have not been met.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

11. INCOME TAXES

     Pretax income of the Company was $186,222 for 2001, $134,079 for 2000, and $95,430 for 1999 substantially all of which was derived from domestic operations. The components of the Company's provision for income taxes are presented in the table below.

                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                 2001         2000         1999
                                                              ----------   ----------   ---------
Current income tax provision, primarily federal . .........    $18,126      $26,249      $ 7,910
Deferred income tax provision:
 Federal ..................................................     43,965       23,130       27,881
 State and local ..........................................      8,673        1,973          950
                                                               -------      -------      -------
   Subtotal ...............................................     52,638       25,103       28,831
                                                               -------      -------      -------
Total provision for income taxes ..........................    $70,764      $51,352      $36,741
                                                               =======      =======      =======

     A reconciliation of the statutory federal income tax rate to the effective income tax rate of the Company is presented in the table below.


                                                                  YEAR ENDED DECEMBER 31,
                                                            ------------------------------------
                                                               2001         2000         1999
                                                            ----------   ----------   ----------
Statutory federal income tax rate . .....................       35.0%        35.0%        35.0%
State and local income taxes, net of federal income
 tax benefit ............................................        5.3          4.4          4.6
Foreign sales corporation and extra territorial income
 benefits ...............................................       (3.6)        (2.6)          --
Nondeductible goodwill amortization and other
 expenses ...............................................        4.8          6.8          5.2
Research and experimentation and other tax credits ......       (5.0)        (6.1)        (7.1)
Other, net ..............................................        1.5          0.8          0.8
                                                                ----         ----         ----
Effective income tax rate ...............................       38.0%        38.3%        38.5%
                                                                ====         ====         ====

     The provision for income taxes excludes current tax benefits related to compensation expense deductions for the exercise of stock options that were credited directly to shareholders' equity of $11,939 for 2001, $9,108 for 2000 and $1,011 for 1999.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The significant components of the Company's net deferred tax assets and liabilities are presented in the table below.

                                                               DECEMBER 31,
                                                        ---------------------------
                                                            2001           2000
                                                        ------------   ------------
Deferred tax assets:
 Inventoried costs ..................................    $   8,520      $  14,868
 Compensation and benefits ..........................       11,460         10,461
 Pension and postretirement benefits ................       59,397         39,486
 Property, plant and equipment ......................       16,579          9,081
 Income recognition on contracts in process .........       16,670         55,942
 Net operating loss carryforwards ...................       32,480          9,660
 Tax credit carryforwards ...........................       31,943         18,444
 Other, net .........................................       21,555         14,430
                                                         ---------      ---------
   Total deferred tax assets ........................      198,604        172,372
                                                         ---------      ---------
Deferred tax liabilities:
 Goodwill ...........................................      (26,493)       (18,903)
 Other, net .........................................      (11,263)        (6,626)
                                                         ---------      ---------
   Total deferred tax liabilities ...................      (37,756)       (25,529)
                                                         ---------      ---------
    Net deferred tax assets .........................    $ 160,848      $ 146,843
                                                         =========      =========
   The following table presents the classification of the Company's net deferred tax assets.

Current deferred tax assets . .......................    $  62,965      $  89,732
Long-term deferred tax assets .......................       97,883         57,111
                                                         ---------      ---------
   Total net deferred tax assets ....................    $ 160,848      $ 146,843
                                                         =========      =========

     At December 31, 2001, the Company had $82,340 of U.S. net operating losses and $31,943 of tax credit carryforwards primarily related to U.S. and state research and experimentation credits and state investment tax credits. The net operating losses, some of which are subject to limitation, expire, if unused, between 2011 and 2021. The tax credits primarily expire, if unused, beginning in 2012. The Company believes that it will generate sufficient taxable income to utilize these net operating losses and tax credit carryforwards before they expire.


12.  STOCK OPTIONS

     The Company adopted the 1999 Long Term Performance Plan in April 1999, and adopted the 1997 Option Plan in April 1997. As of December 31, 2001, the number of shares of L-3 Holdings' common stock authorized for grant of options or awards under these plans was 16,611,630. On April 26, 2001, an additional 6,000,000 shares of L-3 Holdings' common stock were authorized for grant of options or awards under the 1999 Long Term Performance Plan. The grants may be awarded to employees of the Company in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock or other incentive awards. The price at which options may be granted shall not be less than 100% of the fair market value of L-3 Holdings' common stock on the date of grant. In general, options expire after 10 years and are exercisable ratably over a 3 year period. As of December 31, 2001, the Company had 5,005,838 shares of L-3 Holdings' common stock available for awards under these plans.

     On January 1, 2001, January 1, 2000 and May 19, 1999, the Company awarded 60,928, 85,792 and 80,678 shares of restricted stock of L-3 Holdings to employees. The 2001 and 1999 awards vest January 1, 2004 and the 2000 award vests January 1, 2005.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     On April 5, 1999, the Company amended the terms of the stock options granted to Frank C. Lanza, Chairman and Chief Executive Officer and Robert V. LaPenta, President and Chief Financial Officer on April 30, 1997 for the purchase of 2,285,714 shares each of L-3 Holdings' common stock at an option price of $3.24. Such amendment eliminated the performance target acceleration provisions on the unvested performance options, so that 914,286 options for each of Mr. Lanza and Mr. LaPenta, vested on April 5, 1999. These performance options would have originally vested nine years after the grant date, but would have become exercisable with respect to 25% of the shares subject to such performance options on each of April 30, 1999, 2000, 2001 and 2002, to the extent certain targets for the Company's EBITDA were achieved.

     The table below presents the Company's stock option activity.

                                                            WEIGHTED
                                                            AVERAGE
                                            NUMBER OF       EXERCISE
                                             OPTIONS         PRICE
                                         ---------------   ---------
                                          (IN THOUSANDS)
Balance at December 31, 1998 .........         5,756       $  4.64
Options granted ......................         2,018         19.55
Options exercised ....................          (158)         4.19
Options cancelled ....................           (86)        15.00
                                               -----
Balance at December 31, 1999 .........         7,530          8.51
Options granted ......................         1,322         23.87
Options exercised ....................        (1,154)         7.76
Options cancelled ....................          (442)        19.91
                                              ------
Balance at December 31, 2000 .........         7,256         10.71
Options granted ......................         2,214         35.81
Options exercised ....................        (1,128)        14.57
Options cancelled ....................          (362)        21.23
                                              ------
Balance at December 31, 2001 .........         7,980       $ 16.68
                                              ======

     The following table summarizes information about stock options outstanding at December 31, 2001.


                                            OUTSTANDING                                  EXERCISABLE
                             ------------------------------------------   -----------------------------------------
                                               WEIGHTED                                     WEIGHTED
                                                AVERAGE       WEIGHTED                       AVERAGE       WEIGHTED
         RANGE OF                              REMAINING       AVERAGE                      REMAINING      AVERAGE
         EXERCISE               NUMBER        CONTRACTUAL     EXERCISE       NUMBER        CONTRACTUAL     EXERCISE
          PRICES              OF OPTIONS     LIFE (YEARS)       PRICE      OF OPTIONS     LIFE (YEARS)      PRICE
--------------------------   ------------   --------------   ----------   ------------   --------------   ---------
$3.24 ....................       3,718             5.5        $  3.24         3,260             5.5       $  3.24
$11.00 ...................         170             6.3        $ 11.00           170             6.3       $ 11.00
$16.38 - $19.99 .........          740             7.7        $ 18.77           430             7.7       $ 18.62
$20.00 - $23.50 ..........         820             7.6        $ 20.80           256             7.3       $ 20.55
$29.00 ...................         368             8.6        $ 29.00           100             8.6       $ 29.00
$32.50 - $35.00...........       1,284             9.3        $ 33.25            --             --             --
$39.70....................         880             9.9        $ 39.70            --             --             --
                                 -----                                        -----
 Total ...................       7,980             7.2        $ 16.68         4,216             5.9       $  6.78
                                 =====                                        =====

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The weighted average fair values of stock options at their grant date during 2001, 2000 and 1999, where the exercise price equaled the market price (estimated fair value) on the grant date were $14.87, $10.10 and $7.30, respectively. In accordance with APB 25, no compensation expense was recognized. The following table reflects pro forma net income and L-3 Holdings EPS had the Company elected to adopt the fair value approach of SFAS 123.

                                      YEAR ENDED DECEMBER 31,
                            -------------------------------------------
                                 2001           2000           1999
                            -------------   ------------   ------------
Net income:
 As reported ............     $ 115,458       $ 82,727       $ 58,689
 Pro forma ..............       107,573         75,064         54,625
L-3 Holdings Basic EPS:
 As reported ............     $    1.54       $   1.24       $   0.91
 Pro forma ..............          1.44           1.13           0.85
L-3 Holdings Diluted EPS:
 As reported ............     $    1.47       $   1.18       $   0.88
 Pro forma ..............          1.38           1.07           0.81

     The estimated fair value of options granted was calculated using the Black-Scholes option-pricing valuation model. The weighted average assumptions used in the valuation models are presented in the table below.


                                       YEAR ENDED DECEMBER 31,
                                    ------------------------------
                                      2001       2000       1999
                                    --------   --------   --------
Expected option term ............      5.0        5.0        4.8
Expected volatility .............     39.5%      35.8%      31.0%
Expected dividend yield .........       --         --         --
Risk-free interest rate .........      4.5%       6.4%       4.7%


13.  COMMITMENTS AND CONTINGENCIES

     The Company leases certain facilities and equipment under agreements expiring at various dates through 2028. The following table presents future minimum payments under noncancellable operating leases with initial or remaining terms in excess of one year as of December 31, 2001.


                                   OPERATING LEASES
                       ----------------------------------------
                        REAL ESTATE     EQUIPMENT       TOTAL
                       -------------   -----------   ----------
2002 ...............      $ 60,163        $1,735      $ 61,898
2003 ...............        48,302           996        49,298
2004 ...............        32,693           379        33,072
2005 ...............        28,788           104        28,892
2006 ...............        25,722            12        25,734
Thereafter .........       151,561            --       151,561
                          --------        ------      --------
 Total .............      $347,229        $3,226      $350,455
                          ========        ======      ========

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Real estate lease commitments have been reduced by minimum sublease rental income of $5,127 due in the future under noncancellable subleases. Leases covering major items of real estate and equipment contain renewal and or purchase options. Rent expense, net of sublease income was $41,370 for 2001, $34,123 for 2000 and $22,452 for 1999.

     On March 30, 1998, the Company entered into a real estate lease agreement, as lessee, with an unrelated lessor which expired on March 30, 2001, which is accounted for as an operating lease. On March 29, 2001, the Company exercised its option to renew the lease through March 30, 2003. On or before the lease expiration date, the Company can exercise options under the lease agreement to either renew the lease, purchase the property for $12,500, or sell the property on behalf of the lessor (the "Sale Option"). If the Company elects the Sale Option, the Company must pay the lessor a residual guarantee amount of $10,894, on or before the lease expiration date, and at the time the property is sold, the Company must pay the lessor a supplemental rent equal to the gross sales proceeds in excess of the residual guarantee amount not to exceed $1,606.

     On June 30, 1999, the Company entered into a real estate lease agreement, as lessee, with an unrelated lessor which expires on June 30, 2002, which is accounted for as an operating lease. On or before the lease expiration date, the Company can exercise options under the lease agreement to either renew the lease, purchase the property for $15,500, or sell the property on behalf of the lessor. If the Company elects the Sale Option, the Company must pay the lessor a residual guarantee amount of $13,524, on or before the lease expiration date, and at the time the property is sold, the Company must pay the lessor a supplemental rent equal to the gross sales proceeds in excess of the residual guarantee amount not to exceed $1,976.

     For both real estate lease agreements discussed above, if the gross sales proceeds are less than the sum of the residual guarantee amount and the supplemental rent, the Company is required to pay a supplemental rent to the extent the reduction in the fair value of the property is demonstrated by an independent appraisal to have been caused by the Company's failure to properly maintain the property. Accordingly, the aggregate residual guarantee amounts of $24,418 have been included in the noncancellable real estate operating lease payments relating to the expiration of such leases.

     On December 28, 2000, the Company entered into a sale-leaseback transaction on its facility located in Hauppauge, NY. The facility was sold for $13,650. The lease agreement which is accounted for as an operating lease, has an initial term of 14 years with a fixed annual rent that increases 2.5% annually. The Company has the option to extend the lease term for an additional 3 terms of 5 years each. The gain of $4,110 on the sale of the facility has been deferred and will be recognized ratably over the term of the lease.

     The Company has a contract to provide and operate for the U.S. Air Force ("USAF") a full-service training facility including simulator systems near a USAF base. The Company expects to lease the simulator systems from unrelated third parties, and has entered into agreements with the owner-lessors of the simulator systems, under which the Company is acting as the construction agent on behalf of the owner-lessors for procurement and construction for the simulator systems. The estimated project costs to construct the simulator systems is approximately $48,360. During the construction period, if certain events occur that are caused by the Company's actions or failures to act, these agreements may obligate the Company to make payments to the owner-lessors which may be equal to 89.9% of the incurred project costs for the simulator systems at the time of such defaults. At December 30, 2002, the estimated completion date of the construction, pursuant to these agreements, the Company, as lessee, will enter into leases each with a term of 15 years with the owner-lessors for the use of the simulator systems. These leases are expected to be accounted for as operating leases and the aggregate noncancellable rental payments under such leases are estimated to be $89,241.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The Company is engaged in providing products and services under contracts with the U.S. Government and to a lesser degree, under foreign government contracts, some of which are funded by the U.S. Government. All such contracts are subject to extensive legal and regulatory requirements, and, from time to time, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. Under U.S. Government procurement regulations, an indictment of the Company by a federal grand jury could result in the Company being suspended for a period of time from eligibility for awards of new government contracts. A conviction could result in debarment from contracting with the federal government for a specified term. Additionally, in the event that U.S. Government expenditures for products and services of the type manufactured and provided by the Company are reduced, and not offset by greater commercial sales or other new programs or products, or acquisitions, there may be a reduction in the volume of contracts or subcontracts awarded to the Company.

     The Company has been periodically subject to litigation, claims or assessments and various contingent liabilities incidental to its business. Management continually assesses the Company's obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred by the Company in order to comply with these laws, based upon available internal and external assessments, with respect to those environmental loss contingencies of which management is aware, the Company believes that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that, individually or in the aggregate, would be material to the Company's consolidated results of operations. The Company accrues for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

     With respect to those investigative actions, items of litigation, claims or assessments of which it is aware, management of the Company is of the opinion that the probability is remote that, after taking into account certain provisions that have been made with respect to these matters, the ultimate resolution of any such investigative actions, items of litigation, claims or assessments will have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.


14. PENSIONS AND OTHER EMPLOYEE BENEFITS

     The Company maintains a number of pension plans, both contributory and noncontributory, covering employees at certain locations. Eligibility for participation in these plans varies and benefits are generally based on the participant's compensation and/or years of service. The Company's funding policy is generally to contribute in accordance with cost accounting standards that affect government contractors, subject to the Internal Revenue Code and regulations thereon. Plan assets are invested primarily in U.S. government and agency obligations and listed stocks and bonds.

     The Company also provides postretirement medical and life insurance benefits for retired employees and dependents at certain locations. Participants are eligible for these benefits when they retire from active service and meet the eligibility requirements for the Company's pension plans. These benefits are funded primarily on a pay-as-you-go basis with the retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table summarizes the balance sheet impact, as well as the benefit obligations, assets, funded status and rate assumptions associated with the pension and postretirement benefit plans.

                                                                                        POSTRETIREMENT
                                                         PENSION PLANS                   BENEFIT PLANS
                                                 -----------------------------   -----------------------------
                                                      2001            2000            2001            2000
                                                 --------------   ------------   -------------   -------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year ......     $  415,483      $ 328,541       $  68,538       $  65,554
Service cost .................................         18,516         16,343           1,709           1,670
Interest cost ................................         31,428         28,029           4,746           4,754
Participants' contributions ..................             62             36             607              --
Amendments ...................................             --            853              --              --
Actuarial loss (gain) ........................         22,277          8,867           4,043          (1,271)
Acquisitions .................................         63,793         48,187          12,369           1,879
Benefits paid ................................        (18,108)       (15,373)         (4,869)         (4,048)
                                                   ----------      ---------       ---------       ---------
Benefit obligation at end of year ............     $  533,451      $ 415,483       $  87,143       $  68,538
                                                   ----------      ---------       ---------       ---------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of
 year ........................................     $  391,263      $ 367,451       $      --       $      --
Actual return on plan assets .................        (13,754)       (21,905)             --              --
Acquisitions .................................         63,344         49,709              --              --
Employer contributions .......................          8,108         11,345           4,262           4,048
Participants' contributions ..................             62             36             607              --
Benefits paid ................................        (18,108)       (15,373)         (4,869)         (4,048)
                                                   ----------      ---------       ---------       ---------
Fair value of plan assets at end of year .....     $  430,915      $ 391,263       $      --       $      --
                                                   ----------      ---------       ---------       ---------
FUNDED STATUS OF THE PLANS ...................     $ (102,536)     $ (24,220)      $ (87,143)      $ (68,538)
Unrecognized actuarial loss (gain) ...........         69,697         (5,044)         (5,032)         (9,401)
Unrecognized prior service cost ..............          3,426          3,777            (547)         (1,207)
                                                   ----------      ---------       ---------       ---------
Net amount recognized ........................     $  (29,413)     $ (25,487)      $ (92,722)      $ (79,146)
                                                   ==========      =========       =========       =========
AMOUNTS RECOGNIZED IN THE BALANCE SHEETS
 CONSIST OF:
Accrued benefit liability ....................     $  (62,330)     $ (26,377)      $ (92,722)      $ (79,146)
Accumulated other comprehensive income........         32,917            890              --              --
                                                   ----------      ---------       ---------       ---------
Net amount recognized ........................     $  (29,413)     $ (25,487)      $ (92,722)      $ (79,146)
                                                   ==========      =========       =========       =========
RATE ASSUMPTIONS:
Discount rate ................................           7.25%          7.50%           7.25%           7.50%
Rate of return on plan assets ................           9.50%          9.50%            n.a.            n.a.
Salary increases .............................           4.50%          4.50%           4.50%           4.50%

     The annual increase in cost of benefits ("health care cost trend rate") is assumed to be an average of 10.00% in 2001 and is assumed to gradually decrease to a rate of 4.5% thereafter. Assumed health care cost trend rates have a significant effect on amounts reported for postretirement medical benefit plans. A one percentage point decrease in the assumed health care cost trend rates would have the effect of decreasing the aggregate service and interest cost by $540 and the postretirement medical obligations by $6,139. A one percentage point increase in the assumed health care cost trend rate would have the effect of increasing the aggregate service and interest cost by $658 and the postretirement medical obligations by $6,651.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table summarizes the components of net periodic pension and postretirement medical costs.

                                                                                POSTRETIREMENT
                                                      PENSION PLANS              PENSION PLANS
                                               ---------------------------   ---------------------
                                                   2001           2000          2001        2000
                                               ------------   ------------   ---------   ---------
COMPONENTS OF NET PERIODIC BENEFIT COST:
Service cost ...............................    $  18,516      $  16,343      $1,709      $1,670
Interest cost ..............................       31,428         28,029       4,746       4,754
Amortization of prior service cost .........          351            351         (99)        (99)
Expected return on plan assets .............      (37,716)       (39,109)         --          --
Recognized actuarial (gain) loss ...........         (424)        (3,981)       (887)       (865)
Recognition due to settlement ..............           --            307          --          --
                                                ---------      ---------      ------      ------
 Net periodic benefit cost .................    $  12,155      $   1,940      $5,469      $5,460
                                                =========      =========      ======      ======

     The accumulated benefit obligation, projected benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $300,072, $324,840, and $247,383, respectively, as of December 31, 2001 and $86,426, $92,180 and $78,773, respectively, as of December 31, 2000.

     In connection with the Company's assumption of certain plan obligations pursuant to the Company's acquisition of the predecessor company, Lockheed Martin has provided the Pension Benefit Guaranty Corporation ("PBGC") with commitments to assume sponsorship or other forms of financial support under certain circumstances with respect to the Company's pension plans for Communication Systems -- West and Aviation Recorders (the "Subject Plans"). Upon the occurrence of certain events, Lockheed Martin, at its option, has the right to decide whether to cause the Company to transfer sponsorship of any or all of the Subject Plans to Lockheed Martin, even if the PBGC has not sought to terminate the Subject Plans. Such a triggering event occurred in 1998, but reversed in 1999, relating to a decrease in the PBGC-mandated discount rate in 1998 that had resulted in an increase in the underlying liability. The Company notified Lockheed Martin of the 1998 triggering event, and in February 1999, Lockheed Martin informed the Company that it had no present intention to exercise its right to cause the Company to transfer sponsorship of the Subject Plans. If Lockheed Martin did assume sponsorship of these plans, it would be primarily liable for the costs associated with funding the Subject Plans or any costs associated with the termination of the Subject Plans but L-3 Communications would be required to reimburse Lockheed Martin for these costs. To date, the impact on pension expense and funding requirements resulting from this arrangement has not been significant. However, should Lockheed Martin assume sponsorship of the Subject Plans or if these plans were terminated, the impact of any increased pension expenses or funding requirements could be material to the Company. The Company has performed its obligations under the letter agreement with Lockheed Martin and the Lockheed Martin Commitment and has not received any communications from the PBGC concerning actions which the PBGC contemplates taking in respect of the Subject Plans.

     Employee Savings Plans. Under its various employee savings plans, the Company matches the contributions of participating employees up to a designated level. The extent of the match, vesting terms and the form of the matching contributions vary among the plans. Under these plans, the Company's matching contributions in L-3 Holdings common stock and cash were $21,462 for 2001, $15,201 for 2000 and $8,798 for 1999.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

15. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2001         2000         1999
                                                           ----------   ----------   ----------
Interest paid ..........................................    $81,552      $81,390      $50,532
Income taxes paid ......................................      4,904       10,052        6,317
Noncash transactions:
 Common stock issued related to acquisition ............     17,357           --        6,432
 Contribution in common stock to savings plans .........     16,868       12,642        6,993

16.  SEGMENT INFORMATION

     The Company has four reportable segments: (1) Secure Communications & ISR,
(2) Training, Simulation & Support Services, (3) Aviation Products & Aircraft Modernization and (4) Specialized Products, which are described in Note 1. The Company evaluates the performance of its operating segments and reportable segments based on their sales and operating income. All corporate expenses are allocated to the Company's divisions using an allocation methodology prescribed by U.S. Government regulations for government contractors. Accordingly, all costs and expenses are included in the Company's measure of segment profitability.

                                                TRAINING        AVIATION
                                 SECURE       SIMULATION &     PRODUCTS &
                             COMMUNICATIONS      SUPPORT        AIRCRAFT
                                  & ISR         SERVICES     MORDERNIZATION
                            ---------------- -------------- ----------------
2001
----
Sales .....................     $452,152        $597,029        $263,450
Operating income ..........       31,975          65,715          85,602
Total assets ..............      366,482         497,368         545,517
Capital expenditures . ....       11,561           2,999           9,625
Depreciation and
 amortization .............       13,839          13,207          12,064
2000
----
Sales .....................     $405,379        $283,407        $209,207
Operating income ..........       54,174          23,491          66,854
Total assets ..............      293,023         295,139         360,469
Capital expenditures ......        6,405           2,762           2,145
Depreciation and
 amortization .............       13,093           9,340          10,085
1999
----
Sales .....................     $437,050        $ 91,857        $119,369
Operating income ..........       37,759           6,745          27,826
Total assets ..............      265,380          74,187          96,734
Capital expenditures . ....        5,864             644           1,330
Depreciation and
 amortization .............       14,672           2,527           3,815


                                                       ELIMINATION OF
                             SPECIALIZED                INTERSEGMENT   CONSOLIDATED
                               PRODUCTS    CORPORATE       SALES          TOTAL
                            ------------- ----------- --------------- -------------
2001
----
Sales .....................  $1,040,753                  $  (5,962)    $2,347,422
Operating income ..........      92,038                                   275,330
Total assets ..............   1,382,010    $547,872                     3,339,249
Capital expenditures . ....      23,657         279                        48,121
Depreciation and
 amortization .............      47,481                                    86,951
2000
----
Sales .....................  $1,028,802                  $ (16,734)    $1,910,061
Operating income ..........      78,199                                   222,718
Total assets ..............   1,325,108    $189,805                     2,463,544
Capital expenditures ......      21,667         601                        33,580
Depreciation and
 amortization .............      41,736                                    74,254
1999
----
Sales .....................  $  765,706                  $  (8,520)    $1,405,462
Operating income ..........      78,156                                   150,486
Total assets ..............   1,017,152    $175,288                     1,628,741
Capital expenditures . ....      15,385         233                        23,456
Depreciation and
 amortization .............      32,704                                    53,718

     Corporate assets not allocated to the reportable segments primarily include cash and cash equivalents, corporate office fixed assets, deferred income tax assets and deferred debt issuance costs.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Substantially all of the Company's operations are domestic. The Company's foreign operations are not material to the Company's results of operations, cash flows or financial position. Sales to principal customers are summarized in the table below.

                                                           YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------
                                                     2001            2000            1999
                                                -------------   -------------   -------------
U.S. Government agencies . ..................    $1,614,858      $1,284,379      $  924,006
Foreign governments .........................       200,913         144,274         127,637
Commercial export . .........................       218,971         172,101         144,274
Other (principally U.S. commercial) .........       312,680         309,307         209,545
                                                 ----------      ----------      ----------
 Consolidated sales .........................    $2,347,422      $1,910,061      $1,405,462
                                                 ==========      ==========      ==========

     The Company's sales by product and services are summarized in the table below:


                                                             YEARS ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                          2001          2000          1999
                                                      -----------   -----------   -----------
                                                               (DOLLARS IN MILLIONS)
Avionics, ocean systems and premium
 fuzing products ..................................    $   672.3     $   595.6     $   492.7
Telemetry and instrumentation .....................        327.8         385.6         301.4
Military communications and high data
 rate communications ..............................        234.2         234.5         249.3
Training devices and motion simulators ............        160.7         148.5            --
Information security systems ......................        151.2         105.4         102.9
Microwave components ..............................        112.9          92.8          78.7
Space and commercial communications,
 satellite control and tactical sensor
 systems ..........................................        109.0          95.0         106.6
                                                       ---------     ---------     ---------
 Sub-total products ...............................      1,768.1       1,657.4       1,331.6
Training, simulation and support services .........        597.0         283.4          91.8
                                                       ---------     ---------     ---------
 Subtotal .........................................      2,365.1       1,940.8       1,423.4
Intercompany eliminations .........................        (17.7)        (30.7)        (17.9)
                                                       ---------     ---------     ---------
   Total ..........................................    $ 2,347.4     $ 1,910.1     $ 1,405.5
                                                       =========     =========     =========

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

17.  UNAUDITED QUARTERLY FINANCIAL DATA

     Unaudited summarized financial data by quarter for the years ended December 31, 2001 and 2000 is presented in the table below.

                                MARCH 31        JUNE 30       SEPTEMBER 30     DECEMBER 31
                             -------------   -------------   --------------   ------------
2001
Sales ....................     $ 461,901       $ 561,560       $ 618,164       $ 705,797
Operating income .........        46,869          60,467          75,208          92,786
Net income ...............        14,158          23,336          33,435          44,529
Basic EPS . ..............     $    0.21       $    0.31       $    0.43       $    0.57
Diluted EPS ..............     $    0.20       $    0.30       $    0.41       $    0.53

2000
Sales ....................     $ 377,052       $ 460,976       $ 514,415       $ 557,618
Operating income .........        34,669          49,653          62,815          75,581
Net income ...............        10,929          16,459          24,116          31,223
Basic EPS ................     $    0.17       $    0.25       $    0.36       $    0.46
Diluted EPS ..............     $    0.16       $    0.24       $    0.34       $    0.44

18.  FINANCIAL INFORMATION OF L-3 COMMUNICATIONS AND ITS SUBSIDIARIES

     The shareholders' equity of L-3 Communications equals that of L-3 Holdings but its components of the common stock and additional paid-in capital accounts are different. The table below presents information regarding changes in common stock and additional paid-in capital of L-3 Communications for each of the three years ended December 31, 2001.

                                             L-3 COMMUNICATIONS
                                                COMMON STOCK
                                             ------------------
                                                                    ADDITIONAL
                                              SHARES      PAR        PAID-IN
                                              ISSUED     VALUE       CAPITAL          TOTAL
                                             --------   -------   -------------   -------------
Balance at December 31, 1998 .............   100          $--      $  264,769      $  264,769
 Contributions from L-3 Holdings .........                            218,925         218,925
                                             ---------  --------   ----------      ----------
Balance at December 31, 1999 .............   100           --         483,694         483,694
 Contributions from L-3 Holdings .........                            322,732         322,732
 Push down of Convertible Notes ..........                           (290,500)       (290,500)
                                             ---------  --------   ----------      ----------
Balance at December 31, 2000 .............   100           --         515,926         515,926
 Contributions from L-3 Holdings .........                            830,561         830,561
 Push down of CODES ......................                           (407,450)       (407,450)
                                             ---------  --------   ----------      ----------
Balance at December 31, 2001 .............   100          $--      $  939,037      $  939,037
                                             =========  ========   ==========      ==========

     The net proceeds received by L-3 Holdings from the sale of its common stock, exercise of L-3 Holdings employee stock options and L-3 Holdings common stock contributed to the Company's savings plans are contributed to L-3 Communications. The net proceeds from the sale of the Convertible Notes and CODES by L-3 Holdings were also contributed to L-3 Communications and are reflected as indebtedness of L-3 Communications. See Notes 2 and 7.

     The debt of L-3 Communications, including the Senior Subordinated Notes and borrowings under amounts drawn against the Senior Credit Facilities are guaranteed, on a joint and several, full and

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

unconditional basis, by certain of its wholly-owned domestic subsidiaries (the "Guarantor Subsidiaries"). See Note 7. The foreign subsidiaries and certain domestic subsidiaries of L-3 Communications (the "Non-Guarantor Subsidiaries") do not guarantee the debt of L-3 Communications. None of the debt of L-3 Communications has been issued by its subsidiaries. There are no restrictions on the payment of dividends from the Guarantor Subsidiaries to L-3 Communications.

     In lieu of providing separate audited financial statements for the Guarantor Subsidiaries, the Company has included the accompanying condensed combining financial statement based on Rule 3-10 of SEC Regulation S-X . The Company does not believe that separate financial statements of the Guarantor Subsidiaries are material to users of the financial statements.

     The following condensed combining financial information present the results of operations, financial position and cash flows of (i) L-3 Communications excluding its consolidated subsidiaries (the "Parent") (ii) the Guarantor Subsidiaries, (iii) the Non-Guarantor Subsidiaries and (iv) the eliminations to arrive at the information for L-3 Communications on a consolidated basis.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           GUARANTOR    NON-GUARANTOR                       CONSOLIDATED
                                              PARENT     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    L-3 COMMUNICATIONS
                                          ------------- -------------- --------------- ---------------- -------------------
CONDENSED COMBINING BALANCE
---------------------------
SHEETS:
-------
AS OF DECEMBER 31, 2001:
------------------------
Total current assets ....................  $  786,498     $  300,585      $ 155,318      $         --        $1,242,401
Other long-term assets ..................     965,566        701,887        429,395                --         2,096,848
Investment in and amounts due
 from consolidated subsidiaries .........   1,229,572        150,580         43,236        (1,423,388)               --
                                           ----------     ----------      ---------      ------------        ----------
 Total assets ...........................  $2,981,636     $1,153,052      $ 627,949      $ (1,423,388)       $3,339,249
                                           ==========     ==========      =========      ============        ==========
Total current liabilities ...............  $  278,598     $  136,579      $ 109,394      $         --        $  524,571
Other long-term liabilities .............     173,894         31,080         10,663                --           215,637
Long-term debt ..........................   1,315,252             --             --                --         1,315,252
Minority interest .......................          --             --         69,897                --            69,897
Shareholders' equity ....................   1,213,892        985,393        437,995        (1,423,388)        1,213,892
                                           ----------     ----------      ---------      ------------        ----------
 Total liabilities and
   shareholders' equity .................  $2,981,636     $1,153,052      $ 627,949      $ (1,423,388)       $3,339,249
                                           ==========     ==========      =========      ============        ==========
AS OF DECEMBER 31, 2000
-----------------------
Total current assets ....................  $  530,672     $  229,531      $  69,367      $         --        $  829,570
Other long-term assets ..................   1,110,082        433,763         90,129                --         1,633,974
Investment in and amounts due
 from (to) consolidated
 subsidiaries ...........................     613,153         55,805        (27,022)         (641,936)               --
                                           ----------     ----------      ---------      ------------        ----------
 Total assets ...........................  $2,253,907     $  719,099      $ 132,474      $   (641,936)       $2,463,544
                                           ==========     ==========      =========      ============        ==========
Total current liabilities ...............  $  365,123     $   71,948      $  31,598      $         --        $  468,669
Other long-term liabilities .............     101,215        103,173          2,918                --           207,306
Long-term debt ..........................   1,095,000             --             --                --         1,095,000
Shareholders' equity ....................     692,569        543,978         97,958          (641,936)          692,569
                                           ----------     ----------      ---------      ------------        ----------
 Total liabilities and
   shareholders' equity .................  $2,253,907     $  719,099      $ 132,474      $   (641,936)       $2,463,544
                                           ==========     ==========      =========      ============        ==========

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                GUARANTOR    NON-GUARANTOR                     CONSOLIDATED
                                                   PARENT     SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS   L-3 COMMUNICATIONS
                                               ------------- -------------- --------------- -------------- -------------------
CONDENSED COMBINING STATEMENTS OF
---------------------------------
OPERATIONS:
-----------
FOR THE YEAR ENDED DECEMBER 31, 2001:
-------------------------------------
Sales ........................................  $1,328,702      $854,094       $168,558       $  (3,932)        $2,347,422
                                                ----------      --------       --------       ---------         ----------
Operating income .............................     219,373        30,237         25,720              --            275,330
Interest and other income (expense) ..........       8,335          (515)        (6,081)             --              1,739
Interest expense .............................      86,024            51            315              --             86,390
Minority interest ............................          --            --          4,457              --              4,457
Provision for income taxes ...................      53,840        11,275          5,649              --             70,764
Equity in net income of consolidated
 subsidiaries ................................      27,614            --             --         (27,614)                --
                                                ----------      --------       --------       ---------         ----------
Net income ...................................  $  115,458      $ 18,396       $  9,218       $ (27,614)        $  115,458
                                                ==========      ========       ========       =========         ==========
FOR THE YEAR ENDED DECEMBER 31, 2000:
-------------------------------------
Sales ........................................  $1,313,998      $441,677       $159,735       $  (5,349)        $1,910,061
                                                ----------      --------       --------       ---------         ----------
Operating income .............................     206,680         5,755         10,283              --            222,718
Interest and other income ....................       3,061           264          1,068              --              4,393
Interest expense .............................      92,633           149            250              --             93,032
Provision for income taxes ...................      44,852         2,248          4,252              --             51,352
Equity in net income of consolidated
 subsidiaries ................................      10,471            --             --         (10,471)                --
                                                ----------      --------       --------       ---------         ----------
Net income ...................................  $   82,727      $  3,622       $  6,849       $ (10,471)        $   82,727
                                                ==========      ========       ========       =========         ==========
FOR THE YEAR ENDED DECEMBER 31, 1999:
-------------------------------------
Sales ........................................  $  837,924      $440,160       $130,122       $  (2,744)        $1,405,462
                                                ----------      --------       --------       ---------         ----------
Operating income (loss) ......................     103,753        52,016         (5,283)             --            150,486
Interest and other income ....................       4,738           469            327              --              5,534
Interest expense .............................      60,307            --            283              --             60,590
Provision (benefit) for income taxes .........      18,238        20,091         (1,588)             --             36,741
Equity in net income of consolidated
 subsidiaries ................................      28,743            --             --         (28,743)                --
                                                ----------      --------       --------       ---------         ----------
Net income (loss) ............................  $   58,689      $ 32,394       $ (3,651)      $ (28,743)        $   58,689
                                                ==========      ========       ========       =========         ==========

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    GUARANTOR    NON-GUARANTOR                     CONSOLIDATED
                                                      PARENT      SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS   L-3 COMMUNICATIONS
                                                  -------------  -------------- --------------- -------------- -------------------
CONDENSED COMBINING STATEMENTS OF
---------------------------------
CASH FLOWS:
-----------
FOR THE YEAR ENDED DECEMBER 31, 2001:
-------------------------------------
Net cash from operating activities ..............  $  104,169      $   30,014      $  38,785      $       --       $  172,968
                                                   ----------      ----------      ---------      ----------       ----------
Net cash (used in) investing activities .........    (470,091)       (227,199)       (61,820)        334,220         (424,890)
                                                   ----------      ----------      ---------      ----------       ----------
Net cash from financing activities ..............     667,424         187,862         59,198        (334,220)         580,264
                                                   ----------      ----------      ---------      ----------       ----------
Net increase (decrease) in cash .................     301,502          (9,323)        36,163              --          328,342
Cash and cash equivalents, beginning of
 period .........................................      18,708           4,911          9,061              --           32,680
                                                   ----------      ----------      ---------      ----------       ----------
Cash and cash equivalents, end of
 period .........................................  $  320,210      $   (4,412)     $  45,224      $       --       $  361,022
                                                   ==========      ==========      =========      ==========       ==========
FOR THE YEAR ENDED DECEMBER 31, 2000:
-------------------------------------
Net cash from (used in) operating
 activities .....................................  $  108,726      $  (10,504)     $  15,583      $       --       $  113,805
                                                   ----------      ----------      ---------      ----------       ----------
Net cash (used in) investing activities .........    (607,579)        (21,819)        (8,163)         29,338         (608,223)
                                                   ----------      ----------      ---------      ----------       ----------
Net cash from (used in) financing
 activities .....................................     483,524          32,070         (1,946)        (29,338)         484,310
                                                   ----------      ----------      ---------      ----------       ----------
Net increase (decrease) in cash .................     (15,329)           (253)         5,474              --          (10,108)
Cash and cash equivalents, beginning of
 period .........................................      34,037           5,164          3,587              --           42,788
                                                   ----------      ----------      ---------      ----------       ----------
Cash and cash equivalents, end of
 period .........................................  $   18,708      $    4,911      $   9,061      $       --       $   32,680
                                                   ==========      ==========      =========      ==========       ==========
FOR THE YEAR ENDED DECEMBER 31, 1999:
-------------------------------------
Net cash from (used in) operating
 activities .....................................  $   75,737      $   31,315      $  (8,034)     $       --       $   99,018
                                                   ----------      ----------      ---------      ----------       ----------
Net cash (used in) investing activities .........    (280,118)       (155,607)       (62,408)        213,331         (284,802)
                                                   ----------      ----------      ---------      ----------       ----------
Net cash from financing activities ..............     214,681         128,997         72,095        (213,331)         202,442
                                                   ----------      ----------      ---------      ----------       ----------
Net increase in cash ............................      10,300           4,705          1,653              --           16,658
Cash and cash equivalents, beginning of
 period .........................................      23,737             459          1,934              --           26,130
                                                   ----------      ----------      ---------      ----------       ----------
Cash and cash equivalents, end of
 period .........................................  $   34,037      $    5,164      $   3,587      $       --       $   42,788
                                                   ==========      ==========      =========      ==========       ==========

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS


      COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND 2000 AND
             FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------




To the Board of Directors of Raytheon Company:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations and comprehensive income, parent company investment and cash flows present fairly, in all material respects, the financial position of the Aircraft Integration Systems Business (the "Company") of Raytheon Company at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company is a member of a group of affiliated companies and, as disclosed in the financial statements, has extensive transactions and relationships with members of the group. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.








/s/ PricewaterhouseCoopers LLP

Dallas, Texas
February 19, 2002

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
                            COMBINED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                     ---------------------------
                                                                         2001           2000
                                                                     ------------   ------------
                                                                            (IN MILLIONS)
ASSETS
Current assets:
 Cash and cash equivalents .......................................    $     4.0      $     4.3
 Contracts in process ............................................        310.8          394.6
 Inventories .....................................................         13.1           16.1
 Deferred federal income taxes ...................................         13.3           27.1
 Prepaid expenses and other current assets .......................          1.2            7.8
                                                                      ---------      ---------
   Total current assets ..........................................        342.4          449.9
Property, plant, and equipment, net ..............................        156.8          150.7
Goodwill, net of accumulated amortization of $173.8 in 2001 and
 $146.0 in 2000 ..................................................        940.1          967.9
Other assets, net ................................................         52.2           47.1
                                                                      ---------      ---------
   Total assets ..................................................    $ 1,491.5      $ 1,615.6
                                                                      =========      =========
LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
 Current portion of long-term debt ...............................    $     1.4      $     1.4
 Advance payments ................................................           --            4.7
 Accounts payable ................................................         36.0           62.3
 Accrued salaries and wages ......................................         22.6           22.2
 Other accrued expenses ..........................................          1.1           11.8
                                                                      ---------      ---------
   Total current liabilities .....................................         61.1          102.4
Accrued retiree benefits and other long-term liabilities .........         36.4           24.0
Deferred federal income taxes ....................................         12.5           14.8
Long-term debt ...................................................          0.3            1.7
Commitments and contingencies (Note 13)
Accumulated other comprehensive loss .............................         (5.8)            --
Parent company investment ........................................      1,387.0        1,472.7
                                                                      ---------      ---------
   Total liabilities and parent company investment ...............    $ 1,491.5      $ 1,615.6
                                                                      =========      =========

                  See notes to combined financial statements.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
           COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                                                                YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                             2001          2000          1999
                                                         -----------   -----------   -----------
                                                                      (IN MILLIONS)
Net sales ............................................    $  856.4      $  964.4       $ 886.5
Net sales to the Parent ..............................        62.2          58.7          21.9
                                                          --------      --------       -------
                                                             918.6       1,023.1         908.4

Cost of sales ........................................       677.5         723.0         764.6
Cost of sales to the Parent ..........................        59.9          54.6          20.4
Cost of sales -- Parent subcontract services .........        20.6          16.9          27.2
Administrative and selling expenses ..................       100.1          97.3         107.6
Research and development expenses ....................        18.6          18.9          21.2
                                                          --------      --------       -------
Total operating expenses .............................       876.7         910.7         941.0

Operating income (loss) ..............................        41.9         112.4         (32.6)

Non-operating expense, net ...........................         1.4           0.9           1.6
                                                          --------      --------       -------
Income (loss) before taxes ...........................        40.5         111.5         (34.2)

Federal income taxes .................................        22.1          47.1          (4.0)
                                                          --------      --------       -------
Net income (loss) ....................................        18.4          64.4         (30.2)
                                                          --------      --------       -------
Other comprehensive loss, net of tax:

Minimum pension liability adjustment .................        (5.8)           --            --
                                                          --------      --------       -------
Comprehensive income (loss) ..........................    $   12.6      $   64.4      $  (30.2)
                                                          ========      ========      ========

                  See notes to combined financial statements.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
                COMBINED STATEMENTS OF PARENT COMPANY INVESTMENT

                                                                   YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------------
                                                              2001            2000            1999
                                                         -------------   -------------   -------------
                                                                         (IN MILLIONS)
Parent company investment, beginning of year .........    $  1,472.7      $  1,524.5      $  1,496.3

Net income (loss) ....................................          18.4            64.4           (30.2)

Net transfers (to) from Parent .......................        (104.1)         (116.2)           58.4

                                                          ----------      ----------      ----------

Parent company investment, end of year ...............    $  1,387.0      $  1,472.7      $  1,524.5
                                                          ==========      ==========      ==========











                  See notes to combined financial statements.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                       YEARS ENDED DECEMBER 31,
                                                                 -------------------------------------
                                                                    2001         2000          1999
                                                                 ----------   ----------   -----------
                                                                             (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ............................................    $   18.4     $   64.4      $ (30.2)
Adjustments to reconcile net income (loss) to net cash from
 operating activities:
 Depreciation and amortization ...............................        51.2         50.3         51.4
 Deferred federal income taxes ...............................        14.5         15.8        (23.5)
 Changes in assets and liabilities:
   Contracts in process ......................................        83.8          6.5         38.5
   Inventories ...............................................         3.0          1.1         (9.0)
   Prepaid expenses and other current assets .................         6.6         17.9        (18.9)
   Advance payments ..........................................        (4.7)       (20.2)        (2.2)
   Accounts payable ..........................................       (26.3)       (10.5)        (1.7)
   Accrued salaries and wages ................................         0.4         13.6         (5.1)
   Other accrued expenses ....................................       (10.7)        (3.5)       (28.5)
   Other adjustments, net ....................................        (3.3)        (3.3)        (2.5)
                                                                  --------     --------      -------
Net cash provided by (used in) operating activities ..........       132.9        132.1        (31.7)
                                                                  --------     --------      -------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Expenditures for property, plant, and equipment .............       (21.7)       (10.2)       (15.4)
 Expenditures for internal use software ......................        (6.0)        (0.3)       (11.3)
                                                                  --------     --------      -------
Net cash used in investing activities ........................       (27.7)       (10.5)       (26.7)
                                                                  --------     --------      -------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Transfers (to) from Parent ..................................      (104.1)      (116.2)        58.4
 Decrease in long-term debt ..................................        (1.4)        (1.3)        (1.1)
                                                                  --------     --------      -------
Net cash (used in) provided by financing activities ..........      (105.5)      (117.5)        57.3
                                                                  --------     --------      -------

Net (decrease) increase in cash and cash equivalents .........        (0.3)         4.1         (1.1)
Cash and cash equivalents, beginning of year .................         4.3          0.2          1.3
                                                                  --------     --------      -------
Cash and cash equivalents, end of year .......................    $    4.0     $    4.3      $   0.2
                                                                  ========     ========      =======

                  See notes to combined financial statements.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
                     NOTES TO COMBINED FINANCIAL STATEMENTS


1.   BACKGROUND AND BASIS OF PRESENTATION

The Aircraft Integration Systems Business (the "Company") of Raytheon Company and its subsidiaries (the "Parent") is engaged in the development and integration of complex electronic systems for airborne intelligence, surveillance, and reconnaissance missions. The combined financial statements presented may not be indicative of the financial position or results of operations that would have been achieved had the Company operated as a nonaffiliated entity.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


PRINCIPLES OF COMBINATION

The combined financial statements include the accounts of certain similar business operations that have historically been presented as a portion of Aircraft Integration Systems (AIS), a reportable segment of the Parent. The portion of AIS that has not been included consists primarily of a majority of the ASTOR program and the Boeing Business Jet programs. All material intercompany transactions have been eliminated.


REVENUE RECOGNITION

Sales under long-term contracts are recorded under the percentage of completion method. Costs and estimated gross margins are recorded as sales as work is performed based on the percentage that incurred costs bear to estimated total costs utilizing the most recent estimates of costs and funding. Amounts representing contract change orders, claims or other items are included in sales only when they can be reasonably estimated and realization is probable. Some contracts contain incentive provisions based upon performance in relation to established targets which are recognized in the contract estimates when deemed realizable. Since many contracts extend over a long period of time, revisions in cost and funding estimates during the progress of work have the effect of adjusting earnings applicable to performance in prior periods in the current period. When the current contract estimate indicates a loss, provision is made for the total anticipated loss in the current period.


RESEARCH AND DEVELOPMENT EXPENSES

Expenditures for company-sponsored research and development projects are expensed as incurred. Customer-sponsored research and development projects performed under contracts are accounted for as contract costs as the work is performed.


FEDERAL INCOME TAXES

Historically, the Company's operations have been included in the consolidated income tax returns filed by the Parent. Federal income tax expense in the statement of operations is calculated on a separate tax return basis as if the Company had operated as a stand-alone entity. The provision for income taxes is calculated in accordance with Statement of Financial Accounting Standards
No. 109, Accounting for Income Taxes, which requires the recognition of deferred income taxes using the liability method.


CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and short-term, highly liquid investments with original maturities of 90 days or less.


CONTRACTS IN PROCESS

Contracts in process are stated at cost plus estimated profit but not in excess of realizable value.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


INVENTORIES

Inventories consist of consumables and parts used in the performance of contracts and are valued at the lower of cost or market, cost being determined on a weighted-average basis. A reserve is established for inventory items considered excess or obsolete.


PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment are stated at cost. Major improvements are capitalized while expenditures for maintenance, repairs, and minor improvements are charged to expense. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

Provisions for depreciation are computed on a combination of accelerated and straight-line methods. Depreciation provisions are based on estimated useful lives as follows: buildings -- 20 to 45 years and machinery and equipment -- 3 to 10 years. Leasehold improvements are amortized over the lesser of the remaining life of the lease or the estimated useful life of the improvement.


GOODWILL

Goodwill, which represents the excess of the acquisition cost over the fair value of the net assets recorded, relates to the allocation of a portion of the goodwill associated with the Parent's acquisition of E-Systems, Inc. in 1995 and Chrysler Technologies, Inc. in 1996. Goodwill is amortized using the straight-line method over its estimated useful life of 40 years.


COMPUTER SOFTWARE

Internal use computer software is stated at cost less accumulated amortization and is amortized using the straight-line method over its estimated useful life ranging from 4 to 10 years.


IMPAIRMENT OF LONG-LIVED ASSETS

Upon indication of possible impairment, the Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the related undiscounted future cash flows. When an evaluation indicates that the future undiscounted cash flows are not sufficient to recover the carrying value of the asset, the asset is adjusted to its estimated fair value.


ADVANCE PAYMENTS

Advance payments represent funds received in excess of work performed on contracts in process.


ACCOUNTS PAYABLE

Accounts payable includes a book overdraft of $3.1 million at December 31, 2001 and $5.9 million at December 31, 2000.


FOREIGN CURRENCY

Foreign exchange transaction gains and losses in 2001, 2000, and 1999 were not material.


COMPREHENSIVE INCOME

Comprehensive income and its components are presented in the statement of operations and other comprehensive income. The minimum pension liability adjustment is shown net of tax benefits of $3.1 million in 2001.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


PENSION AND POSTRETIREMENT COSTS

The Parent has several pension and retirement plans covering the majority of the Company's employees. In addition, the Company maintains a separate plan for certain employees (see Note 12). Annual charges to income are made for the cost of the plans, including current service costs, interest on projected benefit obligations, and net amortization and deferrals, increased or reduced by the return on assets. Unfunded accumulated benefit obligations for the Company's separate plan are included in accrued retiree benefits and other long-term liabilities on the balance sheet. The Parent funds annually those pension costs which are calculated in accordance with Internal Revenue Service regulations and standards issued by the Cost Accounting Standards Board.


FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of certain financial instruments including cash and cash equivalents and the current portion of long-term debt approximates fair value due to their short maturities and varying interest rates. The carrying value of long-term debt, which approximates fair value, is based on current rates offered to the Company for similar debt with the same remaining maturities.


ACCOUNTING STANDARDS

In October 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). This accounting standard, which is effective for fiscal years beginning after December 31, 2001, requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The effect of adopting SFAS No. 144 on the Company's financial position and results of operations has not yet been determined.

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). This accounting standard addresses financial accounting and reporting for goodwill and other intangible assets and requires that goodwill amortization be discontinued and replaced with periodic tests of impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, and is required to be applied at the beginning of the fiscal year. Impairment losses that arise due to the initial application of this standard will be reported as a change in accounting principle. The Company has not completed its analysis of the effect of adopting SFAS No. 142, however the Company expects that this analysis will result in a goodwill impairment loss in the first quarter of 2002.

Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). This accounting standard requires that all derivatives be recognized as either assets or liabilities at estimated fair value. The Company also adopted Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133. This accounting standard amended the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and hedging activities. The January 1, 2001 adoption of SFAS No. 133, as amended, had no effect on the Company's financial position or results of operations.


RISKS AND UNCERTAINTIES

The Company is engaged in supplying primarily defense-related equipment to U.S. and foreign governments and is subject to certain business risks peculiar to the defense industry. Sales to governments may be affected by changes in procurement policies, budget considerations, changing concepts of national defense, political developments abroad, and other factors.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are used when accounting for long-term contracts including estimates of the extent of progress towards completion, contract revenue, contract completion costs, contingencies, and customer and vendor claims, as well as estimates for litigation and environmental liabilities. Actual results could differ from those estimates.


3.   RESTRUCTURING

Restructuring costs include the cost of involuntary employee termination benefits and related employee severance costs, facility closures, and other costs associated with the Company's approved plans. Employee termination benefits include severance, wage continuation, medical, and other benefits. Facility closure and related costs include disposal costs of property, plant, and equipment, lease payments, and lease terminations costs.

The Parent created Raytheon Systems Company (RSC) in December 1997, which included the Company. In conjunction with the formation of RSC, the Parent established certain restructuring reserves. A portion of these reserves was for actions related to the Company.

In 1999, the Company determined that the cost of the restructuring initiatives would be higher than originally planned and recorded a $7.8 million restructuring charge which was included in cost of sales. The increase in the estimated costs related to higher than anticipated costs for severance. The Company also recorded an additional $0.7 million restructuring charge in 1999, which was included in cost of sales, to further reduce the manufacturing and administrative workforce by 39 employees.

The restructuring and exit costs discussed above provided for severance and related benefits for approximately 400 employees. There were no major activities that were continued as a result of these actions. Employee-related exit costs included severance and other termination benefit costs for employees in various functional areas including manufacturing, engineering, and administration. The Company completed all restructuring actions during 2000. While these actions were intended to improve the Company's competitive position, there can be no assurances as to their ultimate success or that additional restructuring actions will not be required.

Restructuring activity is as follows (in millions):

                                                                             2000        1999
                                                                          ---------   ---------
Accrued liability at beginning of year ................................    $  2.2      $  0.4
Charges and liabilities accrued
 Severance and other employee-related costs ...........................        --         8.5
Costs incurred
 Severance and other employee related costs ...........................       2.2         6.7
                                                                           ------      ------
Accrued liability at end of year ......................................    $  0.0      $  2.2
                                                                           ======      ======
Cash expenditures .....................................................    $  2.2      $  6.7
Number of employee terminations due to restructuring actions ..........        39          80

4. PARENT COMPANY INVESTMENT AND INTERCOMPANY COST ALLOCATIONS

PARENT COMPANY INVESTMENT

The Company has obtained financing for its day-to-day operations from the Parent. Parent company investment includes the Parent's equity investment in the Company and net amounts due to the

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Parent. Neither intercompany interest expense nor interest expense associated with the Parent's general corporate debt has been included in the combined financial statements. All transfers to and from the Parent have been reported in the parent company investment account.


INTERCOMPANY COST ALLOCATIONS

Certain costs are allocated to the Company by the Parent, primarily related to certain services, legal expenses, information systems, risk management and employee benefits (see Note 12 for further disclosure regarding employee benefits). The estimated costs of such services and benefits have been included in the combined financial statements based primarily on the proportion of the Parent's expenses allocated to the Company based on factors including employee headcount and costs incurred. Management believes these allocations are reasonable.

The amounts allocated to the Company in 2001, 2000, and 1999 in the combined statement of operations are as follows (in millions):

                                                     2001          2000          1999
                                                 -----------   -----------   -----------
Cost of sales ................................    $  103.4      $  101.2      $  121.9
Administrative and selling expenses ..........        11.2           9.9          10.6

5.   CONTRACTS IN PROCESS

Contracts in process consisted of the following at December 31, 2001 (in millions):

                                      COST TYPE     FIXED PRICE       TOTAL
                                     -----------   -------------   ----------
U.S. government end-use contracts:
 Billed ..........................     $  4.1         $  22.2       $  26.3
 Unbilled ........................       65.0           190.7         255.7
 Less: progress payments .........         --           (60.0)        (60.0)
                                       ------         -------       -------
                                         69.1           152.9         222.0
                                       ------         -------       -------
Other customers
 Billed ..........................         --             4.9           4.9
 Unbilled ........................         --            83.9          83.9
 Less: progress payments .........         --              --            --
                                       ------         -------       -------
                                           --            88.8          88.8
                                       ------         -------       -------
                                       $ 69.1         $ 241.7       $ 310.8
                                       ======         =======       =======

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Contracts in process consisted of the following at December 31, 2000 (in millions):

                                      COST TYPE     FIXED PRICE       TOTAL
                                     -----------   -------------   ----------
U.S. government end-use contracts:
 Billed ..........................     $  4.2        $   15.6       $   19.8
 Unbilled ........................       49.6           387.4          437.0
 Less: progress payments .........         --          (197.2)        (197.2)
                                       ------        --------       --------
                                         53.8           205.8          259.6
                                       ------        --------       --------
Other customers
 Billed ..........................         --            14.1           14.1
 Unbilled ........................       12.6           108.3          120.9
 Less: progress payments .........         --              --             --
                                       ------        --------       --------
                                         12.6           122.4          135.0
                                       ------        --------       --------
                                       $ 66.4        $  328.2       $  394.6
                                       ======        ========       ========

The U.S. government has title to the costs incurred underlying unbilled amounts on contracts that provide for progress payments. Unbilled amounts are primarily recorded on the percentage of completion method and are recoverable from the customer upon shipment of the product, presentation of billings, or completion of the contract.

Included in contracts in process at December 31, 2001 was approximately $11 million related to claims on contracts, which are included at their estimated realizable value. The Company believes that it has a contractual or legal basis for pursuing recovery of these claims, and that collection is probable. The settlement of these amounts depends on individual circumstances and negotiations with the counterparty, therefore, the timing of the collection will vary. There were no such claim amounts included in contracts in process at December 31, 2000.

Billed and unbilled contracts in process include retentions arising from contractual provisions. At December 31, 2001, retentions amounted to $1.6 million and are anticipated to be collected as follows: 2002 -- $0.8 million, 2003 -- $0.5 million, and the balance thereafter.

The Parent sold short-term government receivables through Raytheon Receivables, Inc. (RRI), a special purpose entity, which sold a portion of these short-term government receivables to a financial institution. The Company's pro-rata amount of these receivables sold through RRI, which totaled $1.7 million at December 31, 2000, has been removed from these combined financial statements. During the first quarter of 2001, the Parent terminated its short-term government receivables facility.


6.   PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consisted of the following at December 31 (in millions):

                                                      2001          2000
                                                  -----------   -----------
Land ..........................................    $    0.4      $    0.4
Buildings and leasehold improvements ..........       223.1         215.4
Machinery and equipment .......................       166.2         134.1
                                                   --------      --------
                                                      389.7         349.9
Less: accumulated depreciation ................      (232.9)       (199.2)
                                                   --------      --------
                                                   $  156.8      $  150.7
                                                   ========      ========

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


Depreciation expense was $18.2 million, $18.5 million, and $18.7 million in 2001, 2000, and 1999, respectively.

In 1998, the Parent entered into a property sale and five-year operating lease facility whereby property, plant, and equipment with a net book value of $16.6 million was removed from the Company's balance sheet. Operating lease expense of $3.2 million, $2.9 million, and $3.4 million was included in cost of sales in 2001, 2000, and 1999, respectively. During November 2001, the Parent repurchased the remaining property, plant, and equipment with a net book value of $6.0 million from this facility.


7.   OTHER ASSETS

Other assets consisted of the following at December 31 (in millions):

                                         2001         2000
                                      ----------   ----------
Computer software .................    $  27.9      $  26.3
Licenses ..........................       17.1         18.1
Pension intangible asset ..........        6.7           --
Other noncurrent assets ...........        0.5          2.7
                                       -------      -------
                                       $  52.2      $  47.1
                                       =======      =======

The Company capitalizes certain costs incurred in connection with the purchase and development of internal use computer software. The Company capitalized $6.0 million, $0.3 million, and $11.3 million of computer software during 2001, 2000, and 1999, respectively.

Licenses represent P-3 data rights acquired to allow the Company to compete on a worldwide basis for P-3 airframe maintenance and modification contracts.


8.   LONG-TERM DEBT

The Parent has not allocated intercompany indebtedness or associated interest expense to the Company at December 31, 2001 and during 2001, 2000, and 1999.

Long-term debt consists solely of revenue bonds. The Airport Revenue Bond, issued in 1996, has a floating interest rate as follows: 5.0% for 1999, 5.15% for 2000, 5.3% for 2001, and 5.4% for 2002. The bond requires annual principal and interest payments with the final principal installment of $1.1 million due August 1, 2002. The Industrial Development Revenue Bond, issued in 1983 has a stated interest rate of 83.11% of the prime rate (3.9% at December 31, 2001) and is collateralized by certain buildings. The bond requires monthly principal payments of $27,000 with the final payment due December 31, 2003. Total interest payments on these revenue bonds approximated $0.2 million in 2001, and $0.3 million in 2000, and 1999.

Debt consisted of the following at December 31 (in millions):

                                                       2001         2000
                                                    ----------   ---------
Airport Revenue Bond ............................    $   1.1      $  2.1
Industrial Development Revenue Bond .............        0.6         1.0
Less: installments due within one year ..........       (1.4)       (1.4)
                                                     -------      ------
Long-term debt ..................................        0.3         1.7
                                                     -------      ------
                                                     $   1.7      $  3.1
                                                     =======      ======

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


The aggregate amounts of installments due on long-term debt for the next five years are (in millions):

              2002 ...................................$  1.4
              2003 ...................................   0.3
              2004 ...................................    --
              2005 ...................................    --
              2006 ...................................    --

9. INCOME TAXES

Federal income taxes consisted of the following (in millions):

                                                      2001        2000         1999
                                                   ---------   ----------   ----------
Current income tax expense .....................    $  7.6      $  31.3      $  19.5
Deferred income tax expense (benefit) ..........      14.5         15.8        (23.5)
                                                    ------      -------      -------
                                                    $ 22.1      $  47.1      $  (4.0)
                                                    ======      =======      =======

The provision for income taxes differs from the U.S. statutory rate due to the following (in millions):

                                                        2001         2000          1999
                                                     ----------   ----------   -----------
Tax expense (benefit) at statutory rate ..........    $  14.1      $  39.0       $ (12.0)
Foreign sales corporation benefit ................       (2.0)        (2.0)         (1.9)
Nondeductible goodwill amortization ..............        9.8          9.8           9.8
Nondeductible meals ..............................        0.2          0.3           0.1
                                                      -------      -------       -------
Total ............................................    $  22.1      $  47.1       $  (4.0)
                                                      =======      =======       =======

Current income tax expense amounts are included as a transfer to the Parent in the parent company investment account. The effect of temporary differences which give rise to deferred income tax balances was as follows at December 31 (in millions):

                                                        2001         2000
                                                     ----------   ----------
Current deferred tax assets:
 Contracts in process and other reserves .........    $  13.0      $  26.4
 Inventory .......................................        0.3          0.7
                                                      -------      -------
Net current deferred tax assets ..................    $  13.3      $  27.1
                                                      =======      =======
Noncurrent deferred tax liability:
 Depreciation and amortization ...................    $  15.6      $  14.8
 Additional pension minimum liability ............       (3.1)          --
                                                      -------      -------
Net noncurrent deferred tax liability ............    $  12.5      $  14.8
                                                      =======      =======

10.  EMPLOYEE STOCK OPTION PLAN

The Company has no separate employee stock option plan, however, certain employees of the Company participate in the Parent's 1995 Stock Option Plan (the "Stock Option Plan") which provides for the grant of both incentive and nonqualified options at an exercise price which is 100% of the fair market value of the option on the date of grant. The plan provides that all stock options may be exercised in their entirety 12 to 36 months after the date of grant. Incentive stock options

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


terminate 10 years from the date of grant and become exercisable to a maximum of $100,000 per year. Nonqualified stock options expire 10 years and a day from the date of grant.

The following stock option information relates to options granted to the employees of the Company under the Stock Option Plan:

                                                        WEIGHTED-AVERAGE
                                            NUMBER OF    EXERCISE PRICE
                                             OPTIONS       PER SHARE
                                           ----------- -----------------
Outstanding at December 31, 1998 .........   282,442       $  56.27
Granted ..................................   158,600          68.42
Exercised ................................   (62,248)         68.61
Canceled .................................      (500)         60.52
                                             -------       --------

Outstanding at December 31, 1999 .........   378,294       $  59.33

Granted ..................................   304,500          19.69
Exercised ................................        --             --
Canceled .................................    (4,775)         55.75
                                             -------       --------

Outstanding at December 31, 2000 .........   678,019       $  41.55

Granted ..................................   293,832          29.82
Exercised ................................   (12,781)         19.33
Canceled .................................      (485)         39.68
                                             -------       --------
Outstanding at December 31, 2001 .........   958,585       $  38.25
                                             =======       ========

The Parent adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (SFAS No.
123) and accordingly, no compensation expense has been recognized for the Stock Option Plan. Had compensation cost for the stock options awarded to the employees of the Company been determined based on the fair value at the grant date for awards under the Stock Option Plan, consistent with the methodology prescribed under SFAS No. 123, the Company's net income in 2001, 2000, and 1999 would include an additional $1.8 million, $2.4 million, and $1.5 million of compensation expense, respectively.

The weighted-average fair value of each option granted in 2001, 2000, and 1999, respectively, was estimated at $9.24, $5.86, and $22.60 on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                     2001          2000          1999
                                                 -----------   -----------   -----------
Expected life ................................   4 years       4 years       4 years
Assumed annual dividend growth rate ..........       1%            1%            5%
Expected volatility ..........................      40%           40%           35%
Assumed annual forfeiture rate ...............      12%           12%            5%

The risk free interest rate (month-end yields on 4-year treasury strips equivalent zero coupon) ranged from 4.38% to 5.04% in 2001, 5.28% to 6.72% in 2000, and 4.63% to 6.16% in 1999.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2001:

                                       OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                        -------------------------------------------------   ------------------------------
                                           WEIGHTED
                            SHARES          AVERAGE                              SHARES          WEIGHTED
       EXERCISE          OUTSTANDING      CONTRACTUAL        WEIGHTED        EXERCISABLE AT      AVERAGE
        PRICE            AT DECEMBER       REMAINING          AVERAGE         DECEMBER 31,       EXERCISE
        RANGE              31, 2001      LIFE (YEARS)     EXERCISE PRICE          2001            PRICE
---------------------   -------------   --------------   ----------------   ----------------   -----------
$19.19-29.69.........      565,460            8.72           $ 24.49              98,333         $ 19.55
$31.24-48.97.........       39,457            6.97           $ 35.50              17,457         $ 40.03
$51.69-68.47.........      353,668            6.59           $ 60.56             353,668         $ 60.56
                           -------                                               -------
                           958,585            7.86           $ 38.25             469,458         $ 51.21
                           =======                                               =======

11.  BUSINESS SEGMENT REPORTING

The Company operates in the following geographic areas (in millions):

                                                     OUTSIDE
                                UNITED STATES     UNITED STATES      COMBINED
                               ---------------   ---------------   ------------
Sales:
 2001 ......................      $   864.4          $  54.2        $   918.6
 2000 ......................          941.8             81.3          1,023.1
 1999 ......................          856.1             52.3            908.4

Long-lived assets at:
 December 31, 2001 .........      $   208.9          $   0.1        $   209.0
 December 31, 2000 .........          197.7              0.1            197.8

The country of destination was used to attribute sales to either United States or Outside United States. Sales to major customers in 2001, 2000, and 1999 were: U.S. government, including foreign military sales $808.4 million, $898.9 million, and $819.1 million, respectively, and U.S. Department of Defense $779.2 million, $857.5 million, and $781.8 million, respectively.


12. PENSION AND OTHER EMPLOYEE BENEFITS

The Parent sponsors defined benefit pension and postretirement plans which cover certain of the Company's employees and provide income and life insurance benefits. In addition, the Company maintains a separate plan for certain other employees.

The following table summarizes information regarding the Company's separate pension and other postretirement benefits' prepaid (accrued) benefit cost at December 31 (in millions):

                                                                                   OTHER POST-
                                                      PENSION BENEFITS         RETIREMENT BENEFITS
                                                   -----------------------   -----------------------
                                                      2001         2000         2001         2000
                                                   ----------   ----------   ----------   ----------
Changes in benefit obligation:
 Benefit obligation, beginning of year .........    $  53.7      $  57.0      $  41.1      $  38.8
 Service cost ..................................        1.5          1.7          0.8          1.0
 Interest cost .................................        4.0          4.2          3.1          2.7
 Plan amendments ...............................        3.9           --           --           --
 Benefits paid .................................       (3.5)        (2.0)        (2.0)        (1.6)
 Actuarial (gain) loss .........................        3.5         (7.2)        (6.1)         0.2
                                                    -------      -------      -------      -------
Benefits obligation, end of year ...............    $  63.1      $  53.7      $  36.9      $  41.1
                                                    =======      =======      =======      =======

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                                                                                          OTHER POST-
                                                             PENSION BENEFITS         RETIREMENT BENEFITS
                                                          -----------------------   -----------------------
                                                             2001         2000         2001         2000
                                                          ----------   ----------   ----------   ----------
Changes in plan assets:
 Fair value of plan assets, beginning of year .........    $  69.6      $  68.3      $  32.4      $  29.2
 Actual return on plan assets .........................      (14.9)         0.4          0.8          1.6
 Employer contributions ...............................        0.7          2.8          1.7          3.2
 Benefits paid ........................................       (3.5)        (1.9)        (2.0)        (1.6)
                                                           -------      -------      -------      -------
 Fair value of plan assets, end of year ...............    $  51.9      $  69.6      $  32.9      $  32.4
                                                           =======      =======      =======      =======

 Funded status -- unrecognized components .............    $ (11.3)     $  15.9      $  (3.9)     $  (8.6)
 Additional contributions .............................         --           --          1.0           --
 Unrecognized net actuarial gain ......................        8.9        (14.6)       (14.9)       (11.2)
 Unrecognized prior service cost ......................        6.7          3.0         (6.4)        (7.6)
                                                           -------      -------      -------      -------
 Prepaid (accrued) benefit cost .......................    $   4.3      $   4.3      $ (24.2)     $ (27.4)
                                                           =======      =======      =======      =======

Funded status -- recognized in balance sheets
Prepaid benefit cost ..................................        4.3          4.3            -            -
Accrued benefit liability .............................      (15.6)          --        (24.2)       (27.4)
Intangible asset ......................................        6.7           --           --           --
Accumulated other comprehensive income ................        8.9           --           --           --
                                                           -------      -------      -------      -------
Prepaid (accrued) benefit cost ........................    $   4.3      $   4.3      $ (24.2)     $ (27.4)
                                                           =======      =======      =======      =======


                                                       2001         2000         2001         2000
                                                    ----------   ----------   ----------   ----------
Weighted-average assumptions:
Discount rate ...................................   7.25%        7.75%            7.25%        7.75%
Expected return on plan assets ..................   9.50%        9.50%            8.50%        8.50%
Rate of compensation increase ...................   4.50%        4.50%            4.50%        4.50%
Health care trend rate in the next year .........                                 9.00%        8.25%
Gradually declining to a trend rate of ..........                                 5.00%        5.00%
In the years beyond .............................                                 2010         2006

The effect of a one percent increase and decrease in the assumed health care trend rate for each future year for the aggregate of service and interest cost is $0.2 million and $(0.2) million, respectively, and for the accumulated postretirement benefit obligation is $2.4 million and $(2.2) million, respectively.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

The following table summarizes the net periodic cost (benefit) for the Company's pension and other postretirement benefits (in millions):

                                                                                                OTHER POST-
                                                         PENSION BENEFITS                   RETIREMENT BENEFITS
                                                 ---------------------------------   ---------------------------------
                                                    2001        2000        1999        2001        2000        1999
                                                 ---------   ---------   ---------   ---------   ---------   ---------
Components of net periodic
 benefit cost:
   Service cost ..............................    $  1.5      $  1.7      $  1.6      $  0.8      $  1.0      $  0.9
   Interest cost .............................       4.0         4.2         4.2         3.1         2.7         3.5
   Expected return on plan assets ............      (5.1)       (5.0)       (3.9)       (2.7)       (2.8)       (2.4)
   Amortization of prio service cost .........       0.3         0.3         0.3        (1.1)       (1.1)       (1.1)
   Recognized actuarial loss (gain) ..........        --          --         0.5        (0.5)       (0.7)         --
                                                  ------      ------      ------      ------      ------      ------
Net periodic benefit cost (benefit) ..........    $  0.7      $  1.2      $  2.7      $ (0.4)     $ (0.9)     $  0.9
                                                  ======      ======      ======      ======      ======      ======

As noted above, the Company also contributes to multiemployer pension and other employee benefit plans administered by Raytheon Company, and contributed and charged to expense $13.3 million, $12.9 million, and $26.0 million in 2001, 2000, and 1999, respectively.

Under the terms of various savings and investment plans (defined contribution plans), covered employees are allowed to contribute up to a specific percentage of their pay, generally limited to $30,000 per year. The Company matches the employee's contribution, up to a certain percent of the employee's pay. Total expense for defined contribution plans was $9.2 million, $10.1 million, and $10.4 million in 2001, 2000, and 1999, respectively.

The Company makes annual contributions to the Raytheon Company stock fund of the various savings and investment plans of approximately one-half of one percent of salaries and wages, limited to $170,000 in 2001, 2000, and 1999, of most U.S. salaried and hourly employees. The expense was $1.4 million, $1.5 million, and $1.6 million in 2001, 2000, and 1999, respectively.


13.  COMMITMENTS AND CONTINGENCIES

At December 31, 2001, the Company had commitments under long-term operating leases requiring approximate annual rentals as follows (in millions):

              2002 ..................................$  6.4
              2003 ..................................   4.1
              2004 ..................................   1.1
              2005 ..................................   0.5
              2006 ..................................   0.3
              Thereafter ............................   1.0

Rent expense in 2001, 2000, and 1999 was $10.5 million, $7.0 million, and $6.6 million, respectively.

The Company has banks and insurance companies issue, on its behalf, letters of credit to meet various bid, warranty, retention, and advance payment obligations, $133.7 million of which were outstanding at December 31, 2001. Approximately $32.8 million of this total relates to letters of credit issued to meet performance clauses in certain contracts. These instruments expire on various dates in 2002.

Government contractors are subject to various levels of audit and investigation. Agencies that oversee contract performance include: the Defense Contract Audit Agency, the Department of Defense Inspector General, the General Accounting Office, the Department of Justice, and Congressional Committees.

                     AIRCRAFT INTEGRATION SYSTEMS BUSINESS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

In addition, various claims and legal proceedings generally incidental to the normal course of business are pending or threatened against the Company. While the ultimate liability from these proceedings is presently indeterminable, any additional liability is not expected to have a material adverse effect on the Company's financial position or results of operations after giving effect to provisions already recorded.


14. RELATED PARTY TRANSACTIONS

Included in the accompanying combined statements of operations are net sales to the Parent of $62.2 million, $58.7 million, and $21.9 million in 2001, 2000, and 1999, respectively. The Company's costs of sales related to these sales were $59.9 million, $54.6 million, and $20.4 million in 2001, 2000, and 1999, respectively. Services performed by the Parent were $20.6 million, $16.9 million, and $27.2 million in 2001, 2000, and 1999, respectively. The Company's combined statements of operations also include certain allocated costs in 2001, 2000, and 1999 (see Note 4).

Amounts included in contracts in process for services provided to the Parent were $7.4 million and $3.5 million at December 31, 2001 and 2000, respectively. Amounts included in parent company investment for services obtained from the Parent were $529.8 million and $498.3 million at December 31, 2001 and 2000, respectively.


15. SUBSEQUENT EVENT

In January 2002, the Parent announced that it had entered into an agreement to sell the Aircraft Integration Systems Business for approximately $1.13 billion. In connection with this agreement the Parent will retain certain assets and liabilities of the business, including all amounts related to taxes and employee benefits. There can be no assurance that the sale will be consummated.

                      [GRAPHIC OMITTED] L3 COMMUNICATIONS




OFFER TO EXCHANGE ALL OUTSTANDING 7 5/8% SENIOR SUBORDINATED NOTES DUE 2012 FOR 7 5/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2012, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933





                              ------------------

                                  PROSPECTUS

                              ------------------






UNTIL NOVEMBER 5, 2002, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.










                           September 26, 2002